   As filed with the Securities and Exchange Commission on January 20, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ---------------

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ---------------

                          AMERICAN TOWER CORPORATION
            (Exact name of registrant as specified in its charter)

         Delaware                    4899                    65-0723837
     (State or other     (Primary Standard Industrial     (I.R.S. Employer
       jurisdiction       Classification Code Number)   Identification No.)
   of incorporation or
      organization)

                             116 Huntington Avenue
                          Boston, Massachusetts 02116
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ---------------

                                STEVEN B. DODGE
                          American Tower Corporation
                             116 Huntington Avenue
                          Boston, Massachusetts 02116
                                (617) 375-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               ---------------

         Copy to:                                Copy to:
  NORMAN A. BIKALES, ESQ.                JOHN T. BOSTELMAN, ESQ.
 Sullivan & Worcester LLP                  Sullivan & Cromwell
  One Post Office Square                     125 Broad Street
Boston, Massachusetts 02109              New York, New York 10004

                               ---------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is a compliance with General Instruction G, check the following box. [_]
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ---------------


                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------
                                                 Proposed Maximum Proposed Maximum
                               Proposed Maximum   Offering Price     Aggregate         Amount of
    Title of Each Class of       Amount to be          Per            Offering        Registration
 Securities to be Registered     Registered(1)     Security(2)        Price(2)           Fee(2)
--------------------------------------------------------------------------------------------------
Class A Common Stock, $.01 par
 value ..................         21,230,000          27.50(2)      $583,825,000        $162,304
--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

(1) Includes 1,930,000 shares which the Underwriters have the option to purchase to cover over-allotments. See "Underwriting".
(2) Based on the average of the high and low sale prices reported on the New York Stock Exchange on January 15, 1999, in accordance with Rule 457(c) under the Securities Act.

                               ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement will become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this Prospectus is not complete and may be       +
+amended. These securities may not be sold until the related registration + +statement filed with the Securities and Exchange Commission or any applicable + +state securities commission becomes effective. This Prospectus is not an + +offer to sell nor is it seeking an offer to buy these securities in any state +
+where the offer or sale is not permitted.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED JANUARY 20, 1999

                               19,300,000 Shares


                              Class A Common Stock

                                   ---------

   Of the shares of Class A Common Stock offered, 18,000,000 shares are being sold by American Tower and 1,300,000 shares are being sold by the Selling Stockholders. American Tower will not receive any proceeds from shares sold by the Selling Stockholders.

 American Tower has granted the underwriters an option to purchase a maximum of 1,930,000 additional shares to cover over-allotments of shares.

     Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock to ten votes per share generally. After this Offering and the consummation of pending acquisitions, Steven B.
        Dodge and Thomas H. Stoner, together with their affiliates, will have approximately 33.8% of the combined voting power.

  Our Class A Common Stock is listed on the New York Stock Exchange under the symbol "AMT". On January 15, 1999, the closing sale price of our Class A
                            Common Stock was $28.25.

Investing in our Class A Common Stock involves risks. See "Risk Factors" on page 9.

                                                           Proceeds
                                      Price  Underwriting     to    Proceeds to
                                        to   Discounts and American   Selling
                                      Public  Commissions   Tower   Stockholders
                                      ------ ------------- -------- ------------
Per Share............................  $         $          $          $
Total................................  $         $          $          $

  Delivery of the shares of Class A Common Stock will be made on or about    ,
1999, against payment in immediately available funds.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                         Prospectus dated       , 1999

              [Map of United States Showing Tower Site Locations]

                               TABLE OF CONTENTS

 Cautionary Note Regarding Forward-               Industry Overview......................  39
  Looking Statements...................  (i)      Business...............................  42
 Note to Reader........................ (ii)      Management.............................  58
 Prospectus Summary....................    1      Principal and Selling Stockholders.....  66
 Risk Factors..........................    9      Description of Certain Indebtedness....  70
 Use of Proceeds.......................   14      Description of Capital Stock...........  72
 Market Prices and Dividend Policy.....   15      Shares Eligible for Future Sale........  75
 Capitalization........................   16      Underwriting...........................  76
 Dilution..............................   18      Notice to Canadian Residents...........  77
 Unaudited Pro Forma Condensed                    Validity of the Shares.................  78
  Consolidated Financial Statements....   19      Experts................................  79
 Management's Discussion and Analysis             Where You Can Find More Information....  80
  of Financial Condition and Results of           Definition Cross-Reference Sheet.......  81
  Operations...........................   30       Index to Financial Statements.........  F-1

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

ATC has made forward-looking statements in this document that are subject to risks and uncertainties. These could cause actual events to differ materially from those ATC predicts in its forward-looking statements. Forward-looking statements include the information concerning possible or assumed future results of operations of American Tower, OmniAmerica or TeleCom. They also include statements concerning (i) the outcome of our growth strategy, (ii) future liquidity and capital expenditures, (iii) future construction and acquisition activities, (iv) future debt levels and the ability to obtain financing and service debt, (v) future competitive conditions in the communications site and wireless carrier industries, (vi) future regulatory developments in the communications site and wireless carrier industries, (vii) projected growth of the wireless communications and wireless carrier industries and (viii) future general economic conditions. Also, when ATC uses words such as "believe", "expect", "anticipate" or similar expressions, ATC is making forward-looking statements. You should note that many factors, some of which are discussed elsewhere in this document, could affect our company in the future and could cause our results to differ materially from those expressed in our forward-looking statements contained in this document. For a discussion of some of these factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" on page 9.

                                     * * *

Our principal executive offices are located at 116 Huntington Avenue, Boston, Massachusetts 02116. Our telephone number is (617) 375-7500.

Unless otherwise stated, all information contained in this document assumes that ATC did not sell to the underwriters the additional shares they may buy at their option to cover over-allotments. See "Underwriting" on page 76.

                                 NOTE TO READER

The Way We Describe Ourselves in this Prospectus

Our company has been actively buying other companies and raising capital for its business. We believe you will have a better picture of us if we show how we look with all those transactions included. Therefore, we present a lot of the information in this document on a "what if" basis to show how we would look if we had owned these purchased companies for all of the various periods or now. For the most part, the entire text portion of this document (that is, pages 1-
80) describes us on this "what if" basis. This "what if" information includes all businesses we have acquired since the start of 1998. It also includes all businesses and parts of businesses that we are now in the process of acquiring, if we have signed a legally binding contract.

The special financial information called "Pro Forma" includes some but not all of the "what if" acquisitions. This Pro Forma information includes only the major acquisitions. We call the major acquisitions and other "what if" information used in this Pro Forma information the "ATC Pro Forma
Transactions". We occasionally refer to this Pro Forma information in the document text, but label it clearly when we do that.

Both the document text and the Pro Forma financial information include the pending OmniAmerica Merger and the TeleCom Merger described in this document.

Our historical financial statements starting on page F-1 show us as we actually were, without any "what if" changes. This is also true of the historical information we took from those financial statements and included in some of the tables in the textual part of this document.

Finally, a few places in the text of this document also refer to us as we actually exist, without any "what if" changes. We have tried to make it clear when that is the case.

We refer to ourselves in this document as "American Tower", "ATC" and the "Company".

Defined Terms

Certain terms in this document are used repeatedly and have a very specific meaning that would be cumbersome to explain each time the term is used. For example, it would be cumbersome to list all the transactions that comprise the "ATC Pro Forma Transactions" each time we use that term. Accordingly, we have given that term a defined meaning, as indicated by the initial capitalized letters of the term. A list of these defined terms begins on page 81. It contains the page reference where the terms are defined in this document, which is usually the first place they are used.

                               PROSPECTUS SUMMARY

This summary highlights selected information about American Tower, including its pending mergers with OmniAmerica and TeleCom. It is not complete and may not contain all of the information that you should consider before investing in the Class A Common Stock. You should carefully read this entire document, including the "Risk Factors" section beginning on page 9 and the financial statements and the notes to those statements beginning on page F-6.

                                 AMERICAN TOWER

Introduction

American Tower is a leading independent owner and operator of wireless communications and broadcast towers in the United States. ATC's strategy is to use its leading position to take advantage of the growth opportunities inherent in the rapidly expanding and highly fragmented communications site industry. ATC has grown in less than four years to a company which will operate more than 3,200 towers in 44 states and the District of Columbia, giving effect to all pending mergers and acquisitions.

ATC's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging and fixed microwave, as well as radio and television broadcasters. ATC also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATC also operates a video, voice, data and Internet transmission business in the New York City to Washington, D.C. corridor and Texas.

ATC operates or is constructing towers in major cities throughout the United States and has its largest tower clusters in California, Florida and Texas. For the year ended December 31, 1997, ATC had pro forma net revenues of $177.2 million and EBITDA of $57.6 million. For the nine months ended September 30, 1998, ATC had pro forma net revenues of $158.3 million and EBITDA of $45.5 million.

American Tower has achieved its growth predominantly through acquisitions. ATC will continue to pursue strategic acquisitions, including possible transactions with large wireless service providers seeking to sell their towers.

More recently, ATC has embarked on a major construction program. In 1998, American Tower (exclusive of acquired or to be acquired companies) constructed or had under construction more than 500 towers at an aggregate cost of approximately $108.0 million. The 1999 combined business plans of ATC, OmniAmerica and TeleCom (its two major pending acquisitions), call for construction of between 1,300 and 1,700 towers at an estimated cost of between $220.0 million and $325.0 million (exclusive of broadcast towers). The actual number of towers built may be outside of that range because of more attractive investment opportunities from acquisitions (in which case it could be less) or significant new build to suit projects with wireless service providers (in which case it could be more).

ATC has a diversified base of approximately 2,500 customers. No customer accounted for more than 10% of its pro forma net revenues from site leasing activities for the nine months ended September 30, 1998. The five largest customers accounted for less than 30% of such net revenues. ATC's wide range of customers includes most of the major wireless service providers, including Airtouch, Alltell, AT&T Wireless, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Metrocall, Mobile Comm, Nextel, Omnipoint, PacBell, PageNet, PowerTel, PrimeCo PCS, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. In addition, most of the major radio and television broadcasters are ATC's customers, including ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox and NBC.

ATC also provides site acquisition services to most of the major wireless service providers. It has constructed or is constructing towers on a build to suit basis for BellSouth, Nextel, Omnipoint, PrimeCo PCS and Southwestern Bell. The principal users of ATC's video, voice, data and Internet services are television broadcasters and other video suppliers such as CBS, CNN, Fox and TCI.

Industry Overview

ATC's growth strategy seeks to capitalize on the rapid expansion taking place in the wireless communications industry. ATC believes the increase in demand for wireless communications is attributable to a number of factors. These include:

  .  decreasing costs of wireless services;

  . increasing mobility of the U.S. population and the growing awareness of the benefits of mobile communications;

  .  technological advances in communications equipment;

  .  favorable changes in telecommunications regulations; and

  . business and consumer preferences for higher quality voice and data transmission.

ATC believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers are seeking to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers. ATC also believes that many carriers are, for similar reasons, increasingly co-locating transmission facilities with those of others. Management believes this trend is likely to accelerate because of regulatory restrictions and the growing tendency of local municipalities to require that towers accommodate multiple tenants. Management also believes that certain national and other large wireless service providers will prefer to deal with a company, such as ATC, that can meet the majority of such providers' needs within a particular market or region. In the past, wireless service providers had to deal with a large number of individual tower owners, construction companies and other service providers. See "Risk Factors" beginning on page 9.

Growth Strategy

ATC's objective is to enhance its position as a leading U.S. provider of communications site and network development services to the wireless communications and broadcasting industries. ATC's growth strategy consists of the following principal elements:

Internal Growth through Sales, Service and Capacity Utilization. Management believes that a substantial opportunity for profitable growth exists by fully leasing the antennae space on its towers. The costs of operating a site are largely fixed. Therefore, leasing more space significantly improves tower operating margins and return on invested capital.

Growth by Construction. Management intends to focus on new tower development for the foreseeable future. In most cases, ATC intends to work with one or more "anchor" tenants to develop an overall master plan for a particular cluster (we refer to this work as "build to suit"). This strategy serves to minimize, to some extent, the risks associated with the investment. In some cases, management may invest in the zoning and permitting of sites, and even the construction of towers, without an anchor tenant when it believes demand will exist in the near term.

Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements.

Over time, management believes that as many as half of its towers will result from new construction, with the vast majority of these designed to serve the wireless communications industry.

In addition to its 1999 construction plans, ATC is seeking several major build to suit projects, including as part of major acquisitions with wireless service providers seeking to divest their towers. However, no definitive agreements may result.

The ability to obtain, and commit to, large new construction projects will require significant financial resources. Management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important distinguishing factor in determining the success of its growth by construction strategy. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community. That reputation should help ATC raise capital on the favorable terms necessary to finance its growth.

Growth by Acquisition. ATC has achieved a leading industry position primarily through acquisitions. ATC will continue to target strategic acquisitions in both existing and new markets or regions, possibly including non-U.S. markets.

Among the potential acquisitions are tower networks owned by major wireless service providers. These providers may seek to divest their ownership of such networks for reasons similar to those motivating them to outsource their new construction requirements. These acquisitions may also involve construction commitments for the seller's tower needs. The transactions may be substantial, involving several thousand towers and purchase prices in the hundreds of millions of dollars. Construction commitments which may attend such acquisitions may also entail hundreds of millions of dollars of capital investment. ATC has submitted proposals to several wireless service providers in the past, none of which have resulted in definitive agreements to date. It intends to continue to pursue such opportunities actively.

History

In early 1995, Steven B. Dodge, the then Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of its management, recognized the opportunity in the communications site industry as a consequence of its ownership and operation of broadcast towers. American Radio formed ATC to capitalize on this opportunity. American Radio distributed its ATC stock to its security holders in connection with its merger with CBS Corporation in June 1998.

Recent and Pending Transactions

Consummated Acquisitions. Since January 1, 1998, ATC has acquired various communications sites and tower service related businesses for an aggregate estimated purchase price of $910.0 million, including shares of Class A Common Stock valued (at the time of the relevant agreement) at $382.6 million.

Pending Acquisitions.

OmniAmerica Merger. In November 1998, OmniAmerica, Inc. (we refer to it as "OmniAmerica") and a subsidiary of ATC agreed to merge (we refer to such merger as the "OmniAmerica Merger"). ATC expects to issue 17.7 million shares of Class A Common Stock to OmniAmerica stockholders, assuming all OmniAmerica stock options are exercised.

OmniAmerica is a national independent owner and operator of towers with 223 towers in 24 states, including 12 towers on ten sites managed for others. OmniAmerica also has pending acquisitions for up to 27 towers. Its principal tower clusters are located in Florida, Illinois, Kentucky, New Mexico, Ohio, Oklahoma, Tennessee and Texas.

OmniAmerica is also a leading builder of wireless communications and broadcast towers, providing a complete package of design, construction and installation services. OmniAmerica also manufactures and sells wireless infrastructure components used in the construction and maintenance of wireless communications transmitting and receiving facilities.

The OmniAmerica stockholders have approved the OmniAmerica Merger. The principal remaining condition to be met is the expiration of the antitrust review period under the Hart-Scott-Rodino Antitrust Act of 1976, as amended (we refer to this act as the "HSR Act"). ATC expects the OmniAmerica Merger to close in the spring of this year. Completion of the OmniAmerica Merger is not dependent on closing the TeleCom Merger.

TeleCom Merger. In November 1998, TeleCom Towers, L.L.C. (we refer to it as "TeleCom") and a subsidiary of ATC agreed to merge (we refer to such merger as the "TeleCom Merger"), ATC will pay $148.8 million, subject to certain adjustments. The purchase price is payable 60% ($89.3 million, assuming no adjustment) in shares of Class A Common Stock and 40% ($59.5 million, assuming no such adjustment) in cash. The number of shares of Class A Common Stock to be delivered is based on a per share price of $21.25 for the Class A Common Stock, subject to certain adjustments.

Assuming no such adjustment, ATC will issue approximately 4.2 million shares upon completion of the TeleCom Merger.

TeleCom is a national owner and operator of communications sites, primarily serving wireless providers. TeleCom owns or co-owns approximately 271 towers and manages an additional 121 sites in 27 states. Its principal tower clusters are located in Illinois, Ohio, Texas and Virginia.

TeleCom investors have approved the TeleCom Merger. The principal remaining condition to be met is the expiration of the antitrust review period under the HSR Act. ATC expects the TeleCom Merger to close in the spring of this year. Completion of the TeleCom Merger is not dependent on closing the OmniAmerica Merger.

                                 THIS OFFERING

Class A Common Stock offered........  18,000,000 shares by ATC
                                       1,300,000 shares by the Selling
                                      Stockholders
                                      19,300,000 shares of Class A Common
                                      Stock
                                      -------

Common Stock to be outstanding
 after this Offering and the ATC
 Pro Forma Transactions.............  135,933,680 shares of Class A Common
                                      Stock
                                        9,001,060 shares of Class B Common
                                      Stock
                                        2,615,872 shares of Class C Common
                                      Stock
                                      147,550,612 shares of Common Stock
                                      --------

Voting rights.......................  The Class A Common Stock and the Class B
                                      Common Stock generally vote as a single
                                      class. Class A Common Stock has one vote per share and Class B Common Stock has ten votes per share. The Class A Common Stock, voting as a separate class, is entitled to elect two independent directors. Delaware corporate law and ATC's charter also require class votes on some matters. Approximately 33.8% of the total voting power will be owned by Steven B. Dodge and Thomas H. Stoner, together with their affiliates, after this Offering and the Mergers. See "Principal and Selling Stockholders" on page 66. The Class C Common Stock is generally nonvoting. We use the term "Common Stock" to mean all of these classes.

Other rights........................  Each class of Common Stock has the same rights to dividends and upon
                                      liquidation. The Class B Common Stock
                                      and the Class C Common Stock are
                                      convertible into Class A Common Stock on a share-for-share basis. The Class B Common Stock cannot be sold or transferred, except to certain categories of persons specified in ATC's charter. The Class B Common Stock automatically converts into Class A Common Stock upon the occurrence of certain events. See "Description of Capital Stock--Common Stock" and "-- Voting Rights" on page 72.

New York Stock Exchange symbol (we
 refer to it as the "NYSE").........  AMT

Use of proceeds.....................  ATC estimates the net proceeds from this
                                      Offering will be $490.0 million. It
                                      expects to use such proceeds to finance
                                      construction activities and pending and
                                      future acquisitions.

                            SELECTED FINANCIAL DATA

The financial data set forth below has been derived from the consolidated financial statements of American Tower included elsewhere in this document. We have presented certain pro forma financial data giving effect to the ATC Pro Forma Transactions and this Offering. We expect that both the OmniAmerica Merger and the TeleCom Merger will be accounted for as purchases. This means that for accounting and financial reporting purposes, the results of OmniAmerica and TeleCom will be included with those of American Tower only after the date of the applicable merger. It also means that the assets and liabilities of OmniAmerica and of TeleCom will be valued at fair value with the purchase costs determined based on the average market value of the Class A Common Stock at the time of the execution of its merger agreement, and, in the case of the TeleCom Merger, the amount of cash, to be delivered in the applicable merger, plus the amount of liabilities of OmniAmerica and of TeleCom at the time of the applicable merger.

The data as of and for the nine months ended September 30, 1998 is unaudited. However, management believes it contains all adjustments, consisting only of normal recurring accruals, necessary to present such information fairly. The data should be read in conjunction with American Tower's audited and unaudited financial statements and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 30. The pro forma financial data with respect to the year ended December 31, 1997 and the nine months ended September 30, 1998 reflects certain adjustments, as explained elsewhere in this document. Therefore, any comparison of such pro forma financial data with the historical financial data for periods prior to 1997 is inappropriate. Such pro forma financial data gives effect to the ATC Pro Forma Transactions and this Offering.

In this document, we use the term "ATC Pro Forma Transactions" to mean: (i) the OmniAmerica Merger, (ii) the TeleCom Merger, (iii) the ATC Separation, (iv) the Diablo Transaction, (v) the Meridian Transaction, (vi) the Gearon Transaction,
(vii) the OPM Transaction, (viii) the MicroNet Transaction, (ix) the Old ATC Merger, (x) the Wauka Transaction, (xi) the ATC Private Placement and (xii) the July Offering. However, the data does not reflect all of the consummated or pending acquisitions or pending construction. See "Unaudited Pro Forma Condensed Consolidated Financial Statements"on page 19.

Prior to the ATC Separation on June 4, 1998, American Tower operated as a subsidiary of American Radio and not as an independent company. Therefore, the results of operations and the financial condition shown below for such period may be different from what they might have been had ATC operated as a separate, independent company. The information is also not necessarily indicative of ATC's future results of operations or financial condition.

                           AMERICAN TOWER CORPORATION

                           Selected Financial Data(1)

                                                              Year Ended         Nine Months Ended    Nine Months Ended
                                                           December 31, 1997       September 30,      September 30, 1998
                                                        ------------------------ -------------------  ------------------
                                                                                     Historical
                                                                                 -------------------
                           July 17, 1995    Year Ended
                              through      December 31,
                         December 31, 1995     1996     Historical  Pro Forma(2)   1997      1998        Pro Forma(2)
                         ----------------- ------------ ----------  ------------ --------  ---------  ------------------
                                                    (in thousands, except per share data)
Statement of Operations
 Data:
Net operating
 revenues..............         $163          $2,897    $  17,508     $177,189   $  7,902  $  71,485       $158,286
                               -----          ------    ---------     --------   --------  ---------      ---------
Operating expenses:
 Operating expenses
  excluding
  depreciation,
  amortization and
  corporate general and
  administrative.......           60           1,362        8,713      116,078      3,589     42,526        109,566
 Depreciation and
  amortization.........           57             990        6,326      108,864      2,706     32,998         90,521
 Tower separation ex-
  penses...............                                                                       12,616         12,616
 Corporate general and
  administrative
  expenses ............          230             830        1,536        3,536        919      3,186          3,186
                               -----          ------    ---------     --------   --------  ---------      ---------
 Total operating ex-
  penses...............          347           3,182       16,575      228,478      7,214     91,326        215,889
                               -----          ------    ---------     --------   --------  ---------      ---------
Operating income
 (loss)................         (184)           (285)         933      (51,289)       688    (19,841)       (57,603)
Interest income (ex-
 pense), net...........          --               36       (2,789)                 (1,224)   (10,740)        (5,240)
Other income (expense),
 net(3)................          --             (185)        (193)         242       (221)      (255)           273
                               -----          ------    ---------     --------   --------  ---------      ---------
Loss before income
 taxes and
 extraordinary items...         (184)           (434)      (2,049)     (51,047)      (757)   (30,836)       (62,570)
Benefit (provision) for
 income taxes..........           74             (46)         473       10,779         49      4,934         17,822
                               -----          ------    ---------     --------   --------  ---------      ---------
Loss before extraordi-
 nary items............        $(110)         $ (480)   $  (1,576)    $(40,268)  $   (708) $ (25,902)     $(44,748)
                               =====          ======    =========     ========   ========  =========      =========
Basic and diluted pro
 forma loss per common
 share before
 extraordinary
 items(4)..............                                 $   (0.03)    $  (0.27)  $  (0.01) $   (0.37)     $   (0.30)
                                                        =========     ========   ========  =========      =========
Basic and diluted pro
 forma common shares
 outstanding...........                                    48,732      147,494     48,732     70,103        147,494
                                                        =========     ========   ========  =========      =========
Other Operating Data:
Tower cash flow(5).....        $ 103          $1,535    $   8,795     $ 61,111   $  4,313  $  28,959      $  48,720
EBITDA(5)..............         (127)            705        7,259       57,575      3,394     25,773         45,534
EBITDA margin(5).......         (N/A)           24.3%        41.5%       32.5%       43.0%      36.1%          28.8%
After-tax cash
 flow(5)...............          (53)            510        4,750       68,596      1,998      7,096         45,773
Cash provided by (used
 for) operating
 activities............          (51)          2,229        9,913          --       3,118      2,878            --
Cash (used for) invest-
 ing activities........          --              --      (216,783)         --     (74,318)  (227,915)           --
Cash provided by
 financing activities..           63             132      209,092          --      71,122    533,895            --

                                                        1995 1996 1997 1998
                                                        ---- ---- ---- -----
Tower Data:
Towers operated at beginning of period(6).............. --     3  269    660
 Towers acquired(7)....................................   3  265  310  1,969
 Towers constructed.................................... --     1   81    272
                                                        ---  ---  ---  -----
Towers operated at end of period(6)....................   3  269  660  2,901
                                                        ===  ===  ===  =====
Aggregate towers constructed(8)........................   3   31  240    718
                                                        ===  ===  ===  =====

                               Year Ended December 31,     September 30, 1998
                               ------------------------  -----------------------
                                     Historical          Historical Pro Forma(2)
                               ------------------------  ---------- ------------
                                1995    1996     1997
                               ------  ------- --------
                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents....  $    1  $ 2,373 $  4,596  $  313,454  $  611,883
Working capital (deficiency),
 excluding current portion of
 long-term debt..............     (40)     663   (2,209)    252,442     570,935
Property and equipment, net..   3,759   19,710  117,618     388,315     560,815
Total assets.................   3,863   37,118  255,356   1,435,754   2,560,158
Long-term debt, including
 current portion.............     --     4,535   90,177     281,605     282,154
Total stockholders' equity...   3,769   29,728  153,207   1,060,773   2,029,614

-------
(1) American Radio Systems Corporation (we refer to it as "American Radio" or "ARS") organized a tower subsidiary (we refer to it as "ATI") on July 17, 1995 and contributed all of the issued and outstanding capital stock of that subsidiary to ATC on September 24, 1996. Year-to-year comparisons are significantly affected by the timing of acquisitions of communications sites and related businesses and construction of towers, both of which have been numerous during the period. The principal acquisitions made in 1996, 1997 and 1998 are described in "Business--Recent Transactions" on page 49 and the Consolidated Financial Statements of American Tower on page F-6.
(2) The December 31, 1997 and September 30, 1998 pro forma information gives effect to the ATC Pro Forma Transactions and this Offering, as of the beginning of the relevant period. The unaudited pro forma Balance Sheet Data as of September 30, 1998 gives effect to the OmniAmerica Merger, the TeleCom Merger and the Wauka Transaction (the only ATC Pro Forma Transactions not then consummated) and this Offering, as if each of the foregoing had occurred on September 30, 1998. ATC Pro Forma Transactions do not include all of the consummated or pending acquisitions or pending construction. See "Business--Recent Transactions" on page 49 and "Unaudited Pro Forma Condensed Consolidated Financial Statements" on page 19. For pro forma information with respect to American Tower, assuming consummation of one but not both of the mergers, in each case before giving effect to this Offering, see the Unaudited Pro Forma Condensed Consolidated Balance Sheet, and Note (d) of Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998.
(3) Includes equity in earnings from unconsolidated subsidiaries offset by the elimination of the 49.9% member's earnings of ATS Needham, LLC (we refer to it as "ATS Needham"), in which ATLP, an indirect wholly-owned subsidiary of ATC, held a 50.1% interest at September 30, 1998 (80% interest in October
    1998), and the elimination of the 30% member's loss of ATS/PCS (formerly Communications Systems Development LLC), in which ATLP holds a 70% interest.
(4) Basic and diluted loss per share has been computed using (a) in the case of historical information prior to the ATC Separation, the number of shares outstanding following the ATC Separation and (b) in the case of pro forma information, the number of shares expected to be outstanding following the ATC Separation and the transactions discussed in Note (2) above and the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements on page F-21.
(5) We use the term "Tower Cash Flow" to mean operating income (loss) before depreciation and amortization, corporate general and administrative expenses and tower separation expenses. "EBITDA" is used by us to mean operating income (loss) before depreciation and amortization and tower separation expenses. "After-tax cash flow" means income (loss) before extraordinary items, plus depreciation and amortization, less preferred stock dividends. All of such terms include deferred revenue attributable to certain leases. We do not consider Tower Cash Flow, EBITDA and after-tax cash flow as a substitute for alternative measures of operating results or cash flow from operating activities or as a measure of ATC's profitability or liquidity. Although these measures of performance are not calculated in accordance with generally accepted accounting principles (we refer to them as "GAAP"), we have included them because they are generally used in the communications site industry as a measure of a company's operating performance. More specifically, we believe they can assist in comparing company performances on a consistent basis without regard to depreciation and amortization. The concern is that depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions are involved, or non-operating factors such as historical cost bases. We believe Tower Cash Flow is useful because it enables you to compare tower performances before the effect of expenses (corporate general and administrative) that do not relate directly to such performance.
(6) Includes information with respect to ATC only and is for the year shown, except 1998, which is as of September 30, and assumes consummation of all acquisitions then pending, but does not include towers then under construction by ATC. See Note (8) below.
(7) Includes towers managed for others as follows: 1996--251; 1997--86; and 1998--598.
(8) Includes towers constructed in each period by ATC and all acquired (or to be acquired) companies, including, in certain cases, towers constructed for and owned by third parties.

                                  RISK FACTORS

You should consider carefully the following factors and other information in this document before deciding to invest in the Class A Common Stock.

Substantial Capital Requirements and High Debt Levels

ATC's acquisition and construction activities require substantial capital resources. During 1998, ATC made capital investments aggregating approximately $108.0 million for construction, predominantly for new towers. The 1999 combined business plans of ATC, OmniAmerica and TeleCom call for construction of between 1,300 and 1,700 towers at an estimated cost of between $220.0 million and $325.0 million (exclusive of broadcast towers). The actual number of towers built may be outside of that range because of more attractive investment opportunities from acquisitions (in which case it could be less) or significant new build to suit projects with wireless service providers (in which case it could be more). In addition, ATC is actively seeking several major build to suit projects and acquisitions with major wireless providers seeking to divest ownership of their towers, which could involve substantial capital expenditures.

ATC has financed its capital requirements principally through bank borrowings and sales of its common stock. As of September 30, 1998, on a pro forma basis, giving effect to the ATC Pro Forma Transactions, as well as all of the other pending acquisitions (but not planned construction or, except as noted, this Offering), ATC would have had (i) aggregate borrowings of $474.7 million ($282.2 million after this Offering) and cash and cash equivalents of $314.5 ($611.9 million after this Offering) and (ii) aggregate unused borrowing capacity under its bank credit facilities of $138.0 ($331.0 million after this Offering). The proceeds from this Offering will not affect ATC's borrowing capacity, except to the extent they are used to repay borrowings under the Credit Facilities. You should be aware that ATC may not be able to implement its growth strategy as rapidly as it hopes because of the limits on its borrowing capacity, unless it were willing to sell equity securities. Moreover, American Tower may not be able to sell its equity securities on favorable terms because such sales are subject, among other things, to market conditions outside of ATC's control.

ATC expects that it will continue to borrow funds to finance construction and acquisitions and to operate with substantial leverage. If ATC's revenues and cash flow do not meet expectations, ATC may have reduced borrowing capacity. More importantly, you should be aware that if cash flow is not sufficient to meet debt service requirements, ATC might not be able to sell equity or debt securities, refinance its obligations or dispose of operating assets on favorable terms or at all.

ATC's borrowing arrangements (we refer to them as the "Credit Facilities") require ATC and its subsidiaries to satisfy certain financial and operational covenants until borrowings are repaid and before new borrowings can be made. Such provisions include the maintenance of financial ratios and restrictions on additional indebtedness, capital expenditures, use of borrowed funds, permitted investments and cash distributions. The lenders under the Credit Facilities have a first priority security interest in substantially all of the operating assets and property other than many of the towers of ATC and its subsidiaries.

Management believes that, upon consummation of this Offering, ATC will have sufficient available funds to finance current construction plans and consummate pending acquisitions, including both Mergers, and to finance several other major acquisition and/or construction opportunities. However, in the unlikely event that ATC were to negotiate more than a limited number of such major transactions, it might require additional financing. Such financing might take the form of a substantial increase in the maximum borrowing levels under the Credit Facilities. That, however, would be dependent on ATC's ability to meet various financial leverage ratios. Alternatively, ATC might issue other debt securities (which would require the consent of ATC's senior lenders) or senior equity securities (which would increase leverage). If ATC required additional funds, particularly in the case of several major acquisition and/or construction opportunities with wireless service providers, it would probably seek to sell Class A Common Stock, convertible securities or warrants (which would dilute the proportionate ownership of ATC by its then existing common stockholders). ATC may not be able to obtain any such financing on favorable terms or at all.

Dependence on Demand for Tower Space

A substantial portion of ATC's revenues are dependent on the demand for rental space on its towers. Many factors affect the demand for tower space rental, most of which are beyond the control of American Tower. The demand for tower space may be affected by, among other things:

  . consumer demand for wireless services;

  . the financial condition of wireless service providers and their preference for owning or leasing antennae sites;

  . governmental licensing of broadcast rights, zoning, environmental and other governmental regulations;

  . national and regional economic conditions, including a slowdown in the growth of wireless communications, a downturn in a particular wireless segment or a decrease in the number of carriers, nationally or locally, in a particular segment; and

  . technological changes.

Demand could also be adversely affected by "roaming" and "resale" arrangements. These arrangements enable a provider to serve customers outside its license area, to give licensed providers the right to enter into arrangements to serve overlapping license areas and to permit nonlicensed providers to enter the wireless marketplace. Wireless providers might consider such roaming and resale arrangements as superior to constructing their own facilities or leasing antennae space from ATC. Any material decrease in demand or proliferation of "roaming" and "resale" arrangements could have a material adverse effect on ATC.

The demand for antenna space is dependent, to a significantly lesser extent, on the needs of television and radio broadcasters. Among other things, certain technological advances, including the development of satellite-delivered radio, may reduce the need for tower-based broadcast transmission. ATC could also be affected adversely should the development of digital television be delayed or impaired, or if demand for it were to be less than anticipated because of delays, disappointing technical performance or cost to the consumer.

Construction of New Towers

ATC's growth strategy is highly dependent on its ability to complete tower construction in a timely and cost effective manner. ATC cannot control the principal factors that can prevent, delay or increase the cost of construction. Such factors include zoning and local permitting requirements, environmental group opposition, availability of skilled construction personnel and construction equipment, adverse weather conditions and federal regulations. As the pace of tower construction has increased in recent years, the required manpower and equipment have been in increasing demand. The anticipated increase in construction activity, for both ATC and the industry, could significantly increase costs and delay time schedules associated with tower construction, either of which could have a material adverse effect on ATC. The construction of towers to accommodate the introduction of digital television service could be particularly affected by a potential shortage of construction capability.

The scope of ATC's forecasted construction program is substantially greater than the combined past construction programs of ATC and the various companies it has acquired. As a consequence, ATC may not have enough experienced and qualified personnel to complete its construction program on time and within budget. Personnel shortages may also affect ATC's ability to manage effectively the substantially increased number of towers it is constructing and acquiring.

ATC competes for new tower construction sites with wireless service providers, site developers and other independent communications site operating companies. ATC believes that competition for tower construction sites will increase and that additional competitors will enter the communications site market, some of which may have greater financial and other resources than ATC. Such increased competition will probably result in increased acquisition or leasing costs to ATC.

In addition to competing for new tower construction sites, ATC faces strong competition for build to suit opportunities, principally from other independent communications site operators and site developers. Certain of those competitors have more extensive experience and offer a broader range of services, principally in constructing towers rather than managing the construction of others. To date, ATC has not itself constructed towers, but rather managed the construction activities of independent third parties. The absence of an in-house construction capability may create problems, if the OmniAmerica Merger is not consummated, in times of industry shortages.

American Tower, and others in the industry, are increasingly devoting their construction activities to build to suit projects. Under these arrangements, ATC, and others, agree with a major wireless service provider to build a network of a significant number of towers to the provider's specification. Build to suit activities involve certain additional risks. Although such projects involve an "anchor" tenant, ATC may not be able to secure a sufficient number of additional tenants to ensure adequate investment returns. This may be particularly true for the larger build to suit projects that ATC is seeking. In fact, one of the reasons providers may be entering into build to suit arrangements (rather than, as in the past, undertaking their own construction) is that many of the proposed sites may be expensive or difficult to build on or in undesirable locations for many other wireless service providers. Such projects also entail the additional risk of a greater dependence on a single customer with, in many instances, more favorable lease and control provisions than those made available generally by ATC to its tenants. In addition, as explained above, ATC's experience has been limited principally to projects of considerably smaller scope than those it is now undertaking and others on which it will be bidding.

See "--Substantial Capital Requirements and High Debt Levels" on page 9 for additional risks associated with financing major construction projects.

As a consequence of all of the foregoing factors, ATC's construction program, including one or more of its build to suit projects, might have a material adverse effect on ATC.

Acquisition Strategy

The success of ATC's growth continues to be dependent, although to a lesser extent than in the past, on its ability to implement its acquisition strategy. Such strategy involves substantial risks, including increasing leverage and debt service requirements, combining disparate company cultures and facilities, operating towers on a national and possibly international basis in many diverse markets and acquiring companies (such as OmniAmerica) that are in businesses in which ATC does not presently operate. Certain of these risks may be increased with larger acquisitions, particularly those involving divestitures by wireless service providers. Such transactions will entail the additional risk of dependence on a single customer with, most likely, more favorable lease and control provisions than those made available generally by ATC to its tenants. In addition, management will be responsible for an increasingly larger pool of assets and may not be able to recruit and retain a sufficient number of experienced and qualified senior and regional managers. ATC believes that the integration of some future acquisitions may present difficult challenges.

ATC competes for tower and site acquisitions principally with other independent tower owners and operators. Increased competition, which ATC has experienced and believes may intensify, has resulted in substantially higher prices, particularly for towers being divested by wireless service providers. ATC may not, therefore, be able to complete acquisitions on as favorable terms as in the past. Under certain circumstances, it may also be required to pay higher prices or agree to less favorable terms than it would otherwise have desired. You should also be aware that, assuming consummation of the Mergers, American Tower may be impeded in its future acquisition activities by antitrust constraints, either in local markets or on a regional or national basis.

See "--Substantial Capital Requirements and High Debt Levels" on page 9 for additional risks associated with financing major acquisitions.

For all of the reasons discussed above, ATC's past or future acquisitions, individually or in combination, may have a material adverse effect on it.

Dependence on Key Personnel

ATC's growth strategy is dependent on the efforts of ATC's Chief Executive Officer, Steven B. Dodge, and its other executive officers. ATC has not entered into employment agreements with any of its executive officers, other than J. Michael Gearon, Jr., the former principal stockholder and chief executive officer of Gearon & Co., Inc. ("Gearon"), and Douglas Wiest, the Chief Operating Officer. Many of the executive, regional and other officers have options to purchase shares of Common Stock, subject generally to five-year vesting provisions. ATC may not, however, be able to retain such officers, or prevent them from competing in the event of their departure. The loss of these officers could have a material adverse effect upon ATC. ATC does not maintain key man life insurance of any significance on the lives of any of such officers. In addition, the pendency of the OmniAmerica Merger and the TeleCom Merger (we refer to them as the "Mergers") may increase the risk that certain key employees of OmniAmerica and TeleCom could decide to seek employment elsewhere. The departure of key employees of OmniAmerica or TeleCom would harm ATC should the Mergers be consummated.

Control by the Principal Stockholders; Restrictions on Change of Control

On December 31, 1998, giving pro forma effect to the consummation of the ATC Pro Forma Transactions and this Offering, the directors and executive officers of ATC, together with their affiliates, owned "beneficially" approximately 43.2% (47.4% before giving effect to the Mergers) of the combined voting power of the Common Stock. On such basis, Mr. Dodge, together with his affiliates, owned "beneficially" approximately 27.7% (30.4% before giving effect to the Mergers) of the combined voting power. See "Principal and Selling Stockholders" on page 66. Accordingly, Mr. Dodge, together with a limited number of other directors, may be able to control the vote on all matters submitted to a vote of the holders of the Common Stock, except with respect to (i) the election of two independent directors and (ii) those matters that require a 66 2/3% vote or a class vote. Control by Mr. Dodge and others may have the effect of discouraging certain types of transactions involving an actual or potential change of control of ATC.

ATC's charter also contains provisions limiting the aggregate voting ownership of Mr. Dodge (and his Controlled Entities as defined therein) and provides for the automatic conversion of all of his (and their) Class B Common Stock to Class A Common Stock should his voting percentage fall below 21.3% of the total voting power of all shares of Common Stock outstanding.

The Credit Facilities provide that a "Change of Control" (as defined therein) of ATC constitutes an "Event of Default". In addition, the Communications Act of 1934, as amended, and the rules of the Federal Communications Commission ("FCC") require the prior consent of the FCC for any change of control of ATC. Finally, certain provisions of the Delaware General Corporation Law (the "DGCL") may have the effect of discouraging a third party from making an acquisition proposal for ATC and may thereby inhibit a change of control.

Risk Associated with New Technologies

The emergence of new technologies could reduce the need for tower-based transmission and reception and may, thereby, have a negative impact on ATC's operations. For example, the FCC has granted license applications for several low-earth orbiting satellite systems that are intended to provide mobile voice and/or data services. In November 1998, a company became the first to offer commercially a service intended to provide global satellite phone coverage. Although such systems are highly capital-intensive and do not yet have an extensive commercial record, mobile satellite systems could compete with land-based wireless communications systems, thereby reducing the demand for the infrastructure services provided by ATC. Additionally, the growth in delivery of video services by direct broadcast satellites and the development and implementation of signal combining technologies (which permit one antenna to service two different frequencies of transmission and, thereby, two customers) and satellite-delivery systems may reduce the need for tower-based broadcast transmission. The occurrence of any of these factors could have a material adverse effect on ATC.

Year 2000 Related Risks

ATC, like all companies, faces certain risks associated with the fact that many computers and computer software programs were not designed to recognize the change from 1999 to 2000 or are otherwise unable to process dates related to the turn of the millennium. These computers (and the systems they control) might malfunction or cease to work unless they are reprogrammed or replaced by the end of 1999. In December 1998, ATC formally engaged an outside consultant to help it conduct an assessment of the potential impact of the Year 2000 computer problem. Because ATC has not completed its assessment of the impact of Year 2000 on its business, it cannot definitely state at this time whether it has any material Year 2000 exposure. One known area of Year 2000 exposure for all operators of communications sites is tower lighting systems. Year 2000-related problems could cause ATC's tower structures light systems to fail which would create a hazard to air navigation. Tower owners, such as ATC, are responsible for tower lighting to comply with FCC and Federal Aviation Administration ("FAA") requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000" on page 36.

Certain Perceived Health Risks

ATC and the lessees of antennae sites on its towers are subject to government regulations relating to radio frequency (we sometimes refer to it as "RF") emissions. In recent years, there have been several substantial studies by the scientific community investigating the potential connection between RF emissions and possible negative health effects, including cancer. The results of these studies have, to date, been inconclusive. ATC has not been subject to any claims relating to RF emissions, although it is possible that such claims may arise in the future. Because ATC does not maintain any significant insurance with respect to such matters, such claims, if substantiated, could have a material adverse effect on ATC.

Environmental Matters

Under various federal, state and local environmental laws, an owner, lessee or operator of real estate may be liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose responsibility and liability even if the owner, lessee or operator was unaware of or not responsible for the contamination. Such liability often continues even if the property has been sold. The owner, lessee or operator of contaminated real estate may also be subject to common law claims by third parties based on damages resulting from off-site migration of the contamination. ATC may be potentially liable for such environmental expenses which in light of the number of properties owned or leased by it could be substantial.

Lack of Dividends; Restrictions on Payment of Dividends and Repurchase of Common Stock; Dilution

ATC does not expect to pay cash dividends for the foreseeable future. Rather, ATC intends to retain any available earnings for the growth of its business. In addition, the Credit Facilities restrict the payment of cash dividends or other distributions and the repurchase, redemption or other acquisition of equity securities of ATC. See "Description of Capital Stock--Dividend Restrictions" on page 73. The public offering price exceeds the net tangible book value per share. Investors who purchase shares of Class A Common Stock in this Offering will sustain immediate and substantial dilution (approximately $23.39 per share). See "Dilution" on page 18.

                                USE OF PROCEEDS

Assuming an initial public offering price of $28.25, ATC estimates that its net proceeds from this Offering (after deduction of the underwriting discount and estimated offering expenses) will be $490.0 million ($542.6 million if the Underwriters' over-allotment option is exercised in full). ATC expects to use such net proceeds to finance the construction of towers, ATC's remaining obligations with respect to acquisitions, including the OmniAmerica Merger and the TeleCom Merger, and for general working capital purposes which may include its obligations to CBS Corporation ("CBS") with respect to the closing date balance sheet adjustments relating to CBS's acquisition of ATC's former parent. ATC may also utilize such borrowings to finance, among other things, acquisitions of additional communications sites or other related businesses. ATC is actively considering, and intends to continue actively considering opportunities to acquire communications sites and related properties as more fully discussed under "Business--Growth Strategy--Growth by Acquisition" on page 45.

As of September 30, 1998, on a pro forma basis, assuming consummation of the ATC Pro Forma Transactions and all other pending acquisitions, but not this Offering, ATC would have had indebtedness under the Credit Facilities of approximately $467.6 million. After giving effect to this Offering and assuming the use of the net proceeds described above, as of such date, on such pro forma basis, ATC would have had borrowings under the Credit Facilities of $275.0 million and cash and cash equivalents of approximately $611.9 million. The Chase Manhattan Bank ("Chase") is a lender under the Credit Facilities for the Borrower Subsidiaries and will receive its proportionate share (5.2%) of any repayments of borrowings. Chase is an affiliate of Chase Equity Associates. See "Management--Certain Transactions" on page 64, "Principal and Selling Stockholders" on page 66 and the Notes to Consolidated Financial Statements of American Tower on page F-10.

ATC will not receive any proceeds from the sale of Class A Common Stock by the Selling Stockholders.

                       MARKET PRICES AND DIVIDEND POLICY

Market Price Data

On February 27, 1998, the Class A Common Stock commenced trading on a "when-issued" basis on the inter-dealer bulletin board of the over-the-counter market. The Class A Common Stock commenced trading on the NYSE on June 5, 1998 (the day after ATC separated from American Radio). The following table presents trading information for the Class A Common Stock for the periods indicated, in such "when issued" market or, since June 4, 1998, on the NYSE.

                                                                  High     Low
Class A Common Stock                                             ------- -------
  1998
  ----
  Quarter Ended March 31 (commencing February 27, 1998)......... $20.25  $15.50
  Quarter Ended June 30.........................................  26.125  18.75
  Quarter Ended September 30....................................  28.63   14.375
  Quarter Ended December 31.....................................  29.625  13.25
  1999
  ----
  From January 1 to January 15 .................................  29.50   27.50

On January 15, 1999, the last reported sale price of Class A Common Stock on the NYSE was $28.25. The outstanding shares of Common Stock as of January 1, 1999 were as follows: 96,620,615 shares of Class A Common Stock, 9,001,060 shares of Class B Common Stock and 3,002,008 shares of Class C Common Stock. As of January 15, 1999, there were 365 record holders of the Class A Common Stock, 75 record holders of the Class B Common Stock and one record holder of the Class C Common Stock.

ATC has not paid a dividend on any class of Common Stock and anticipates that it will retain future earnings, if any, to fund the development and growth of its business. It does not anticipate paying cash dividends on shares of Common Stock in the foreseeable future. In addition, each ATC subsidiary is restricted under the Credit Facilities from paying dividends or making distributions and repurchasing, redeeming or otherwise acquiring any shares of Common Stock. Since ATC has no significant assets other than its ownership of various subsidiaries, all of which are so restricted, its ability to pay cash dividends in the foreseeable future is restricted. The Credit Facilities also restrict the payment of cash dividends by ATC. See "Description of Capital Stock-- Dividend Restrictions" on page 73 and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 34.

                                 CAPITALIZATION

The first column in the following table shows ATC's actual historical capitalization as of September 30, 1998. The second column shows ATC's capitalization as adjusted on a "what if" basis to show the effect of the ATC Pro Forma Transactions, including the OmniAmerica Merger and the TeleCom Merger, as if ATC had completed them on September 30, 1998. The third column shows ATC's capitalization as further adjusted to show the effect of this Offering, as if ATC had completed it on September 30, 1998. For information on ATC's capitalization showing the effect of one but not the other merger, please see the September 30, 1998 Unaudited Pro Forma Condensed Consolidated Balance Sheets of American Tower on page 20.

Management believes that the assumptions used provide a reasonable basis on which to present such pro forma capitalization. You should read the capitalization table below in conjunction with the historical financial statements of ATC included elsewhere in this document, "Management's Discussion and Analysis of Financial Condition and Results of Operations" on page 30 and "Unaudited Pro Forma Condensed Consolidated Financial Statements" on page 19. We have provided the capitalization table below for informational purposes only. It is not necessarily indicative of ATC's capitalization or financial condition had we consummated the transactions and events referred to above on the date assumed. It is also not necessarily indicative of ATC's future capitalization or financial condition.

                                                  September 30, 1998
                                          -----------------------------------
                                                       Pro Forma
                                                         for ATC   Pro Forma
                                                       Pro Forma    for this
                                          Historical  Transactions  Offering
                                          ----------  ------------ ----------
                                                    (in thousands)
Cash and cash equivalents................ $  313,454   $  314,517  $  611,883
                                          ==========   ==========  ==========
Long-term debt, including current
 portion(1)(2):
  Borrowings under the Credit
   Facilities............................ $  275,000   $  467,586  $  275,000
  Other long-term debt...................      6,605        7,154       7,154
                                          ----------   ----------  ----------
    Total long-term debt.................    281,605      474,740     282,154
                                          ----------   ----------  ----------
Redeemable Class A Common Stock..........      8,574        8,574       8,574
                                          ----------   ----------  ----------
Stockholders' equity(3):
  Common Stock(4)
    Class A Common Stock.................        944        1,168       1,351
    Class B Common Stock.................         91           91          91
    Class C Common Stock.................         33           33          29
    Additional paid-in capital...........  1,097,359    1,576,024   2,065,797
    Accumulated deficit..................    (37,654)     (37,654)    (37,654)
                                          ----------   ----------  ----------
    Total stockholders' equity...........  1,060,773    1,539,662   2,029,614
                                          ----------   ----------  ----------
    Total capitalization ................ $1,350,952   $2,022,976  $2,320,342
                                          ==========   ==========  ==========

--------
(1) For additional information, see "Unaudited Pro Forma Condensed Consolidated Financial Statements" on page 19 and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 34.

(2) See Notes to Consolidated Financial Statements on page F-10 and "Description of Certain Indebtedness" on page 70 for additional information regarding the components and terms of ATC's long-term debt. Approximately $21.9 million was required (on a net basis) to finance the balance of the purchase price of the OPM Transaction. We have discussed the OPM Transaction, as well as certain other transactions, in the Notes to the Consolidated Financial Statements of American Tower on page F-10.

(3) Consists of (a) Preferred Stock, par value $.01 per share, 20,000,000 authorized shares, none issued or outstanding; (b) Class A Common Stock, par value $.01 per share, 300,000,000 authorized shares; shares issued and outstanding: 94,396,556 (historical), 116,754,366 (pro forma for the ATC Pro Forma

   Transactions), 135,140,502 (pro forma for this Offering); (c) Class B Common Stock, par value $.01 per share, 50,000,000 authorized shares; shares issued and outstanding: 9,107,962 (historical, pro forma for the ATC Pro Forma Transactions and pro forma for this Offering); and (d) Class C Common Stock, par value $.01 per share, 10,000,000 authorized shares; shares issued and outstanding: 3,295,518 (historical and pro forma for the ATC Pro Forma Transactions), 2,909,382 (pro forma for this Offering). Outstanding share numbers do not give effect to subsequent conversions of shares of Class B Common Stock or Class C Common Stock to Class A Common Stock, except for shares being sold in this Offering. The outstanding share information gives effect to all consummated acquisitions.

(4) The number of outstanding shares does not include, except as otherwise indicated: (a) shares of Class A Common Stock issuable upon conversion of Class B Common Stock or Class C Common Stock, (b) shares issuable upon exercise of options currently outstanding to purchase an aggregate of 11,206,261 shares of Common Stock or (c) shares issuable pursuant to pending acquisitions (other than the Mergers). See the Notes to Consolidated Financial Statements on page F-10 and "Business--Recent Transactions--Pending Acquisitions" on page 50.

                                    DILUTION

As of September 30, 1998, the pro forma net tangible book value of ATC, after giving effect to the ATC Pro Forma Transactions, was $225.3 million or $1.74 per share of Common Stock. "Pro forma net tangible book value per share" represents the amount of total pro forma assets, less pro forma goodwill and other pro forma intangible assets of ATC, reduced by the amount of total pro forma liabilities and divided by the pro forma number of shares of Common Stock outstanding. After giving effect to the application of the net proceeds from the sale of shares of Class A Common Stock by ATC in this Offering (based on an assumed initial public offering price of $28.25 and after deduction of the underwriting discount and estimated offering expenses), the as adjusted pro forma net tangible book value of ATC as of such date would have been $715.3 million or $4.86 per share. This represents an immediate increase in such pro forma net tangible book value of $3.12 to existing stockholders and an immediate dilution in net tangible book value of $23.39 per share to new investors purchasing shares in this Offering.

  The following table illustrates the dilution per share as described above:

      Assumed initial public offering price per share................. $28.25
        Pro forma net tangible book value per share before this
         Offering............................................... $1.74
        Increase attributable to this Offering..................  3.12
                                                                 -----
      As adjusted pro forma net tangible book value per share after
       this Offering..................................................   4.86
                                                                       ------
      Dilution to new investors....................................... $23.39
                                                                       ======

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of American Tower consist of an unaudited pro forma condensed consolidated balance sheet as of September 30, 1998 and unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998, adjusted for the ATC Pro Forma Transactions and this Offering, as if such transactions had been consummated on the first day of the period (in the case of the unaudited pro forma condensed consolidated statements of operations) and the date of the unaudited pro forma condensed consolidated balance sheet (to the extent not consummated as of such date). With respect to acquisitions, the pro forma statements give effect only to the ATC Pro Forma Transactions based on their significance in relation to all of ATC's acquisitions. You should read the unaudited pro forma condensed consolidated balance sheets and the unaudited pro forma condensed consolidated statements of operations in conjunction with American Tower's consolidated financial statements and notes thereto, as well as the financial statements and notes thereto of certain businesses that have been or may be acquired, which are included elsewhere in this document. The unaudited pro forma condensed consolidated balance sheets and the unaudited pro forma condensed consolidated statements of operations are not necessarily indicative of the financial condition or the results of operations that ATC would have reported had such events actually occurred on the date specified, nor are they indicative of the financial condition or the results of operations ATC would have had if ATC had operated as a separate, independent company during such periods. Finally, they are not necessarily indicative of ATC's future financial condition or results of operations.

In reviewing the unaudited pro forma condensed consolidated financial statements set forth below, in addition to the assumptions and other matters noted in the above paragraph and in the notes to the unaudited pro forma condensed consolidated financial statements, you should note that we have estimated the incremental costs that ATC will incur because ATC is an independent company and we have reflected those in the pro forma adjustments. However, the actual incremental costs for such independent operations may exceed such estimated amounts.

ATC has also presented two supplemental unaudited condensed consolidated pro forma balance sheets, which reflect the consummation of this Offering and one, but not both, of the Mergers. A similar presentation with respect to the unaudited pro forma condensed consolidated statements of operations is located in Note (e) to the Notes to Unaudited Pro Forma Condensed Consolidated Statements of Operations on pages 25 and 29.

                           AMERICAN TOWER CORPORATION

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

                               SEPTEMBER 30, 1998
                                 (in thousands)

                                                                                             Supplemental
                                                                                        ----------------------
                                                                                         Pro Forma  Pro Forma
                                                                                          for the    for the
                                                                                        OmniAmerica  TeleCom
                                    Adjustments for  Pro Forma                          Merger and  Merger and
                                          ATC         for ATC    Adjustments Pro Forma     this        this
                                       Pro Forma     Pro Forma    for this    for this   Offering    Offering
                         Historical Transactions(a) Transactions Offering(b)  Offering     Only        Only
                         ---------- --------------- ------------ ----------- ---------- ----------- ----------
        ASSETS
Cash and cash
 equivalents...........  $  313,454    $  1,063      $  314,517   $ 297,366  $  611,883 $  701,502  $  675,261
Accounts receivable,
 net...................      14,455      29,933          44,388                  44,388     37,082      21,776
Other current assets...       7,573      10,962          18,535                  18,535     18,296       7,947
Notes receivable.......       6,100                       6,100                   6,100      6,100       6,100
Property and equipment,
 net...................     388,315     172,500         560,815                 560,815    508,315     460,815
Intangible assets,
 net...................     677,317     637,015       1,314,332               1,314,332  1,146,607     904,196
Deferred tax asset.....      24,435     (24,435)            --                      --
Deposits and other
 assets................       4,105                       4,105                   4,105      4,105       4,105
                         ----------    --------      ----------   ---------  ---------- ----------  ----------
 Total.................  $1,435,754    $827,038      $2,262,792   $ 297,366  $2,560,158 $2,422,007  $2,080,200
                         ==========    ========      ==========   =========  ========== ==========  ==========
LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities,
 excluding current
 portion of long-term
 debt..................  $   83,040    $ 20,831      $  103,871              $  103,871 $   98,536  $   88,622
Deferred income taxes..                 134,183         134,183                 134,183     90,587      30,525
Other long-term
 liabilities...........       1,195                       1,195                   1,195      1,195       1,195
Long-term debt,
 including current
 portion...............     281,605     193,135         474,740   $(192,586)    282,154    282,154     282,154
Minority interest......         567                         567                     567        567         567
Redeemable common
 stock.................       8,574                       8,574                   8,574      8,574       8,574
Stockholders' equity...   1,060,773     478,889       1,539,662     489,952   2,029,614  1,940,394   1,668,563
                         ----------    --------      ----------   ---------  ---------- ----------  ----------
 Total.................  $1,435,754    $827,038      $2,262,792   $ 297,366  $2,560,158 $2,422,007  $2,080,200
                         ==========    ========      ==========   =========  ========== ==========  ==========


   See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheets of
                                American Tower.

       NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS

We have prepared the unaudited pro forma condensed consolidated balance sheets as of September 30, 1998 to give effect, as of such date, to the OmniAmerica Merger, the TeleCom Merger and the Wauka Transaction, which are the only ATC Pro Forma Transactions not completed by that date, and this Offering. See the Notes to Consolidated Financial Statements of American Tower for a description of the transactions included in the ATC Pro Forma Transactions.

(a) The following table sets forth the pro forma balance sheet adjustments as of September 30, 1998 (in thousands).

                                    Wauka    OmniAmerica TeleCom    Pro Forma
                                 Transaction   Merger     Merger   Adjustments
                                 ----------- ----------- --------  -----------
ASSETS
Cash and cash equivalents.......   $   116    $    786   $    161   $  1,063
Accounts receivable, net........        15      22,612      7,306     29,933
Other current assets............       135      10,588        239     10,962
Property and equipment, net.....    20,000     100,000     52,500    172,500
Intangible assets, net..........    59,154     410,136    167,725    637,015
Deferred tax asset..............                          (24,435)   (24,435)
                                   -------    --------   --------   --------
  Total.........................   $79,420    $544,122   $203,496   $827,038
                                   =======    ========   ========   ========
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities, excluding
 current portion of long-term
 debt...........................   $   247    $ 15,249   $  5,335   $ 20,831
Deferred income taxes...........    11,364     103,658     19,161    134,183
Long-term debt, including
 current portion................    39,191      64,164     89,780    193,135
Stockholders' equity............    28,618     361,051     89,220    478,889
                                   -------    --------   --------   --------
  Total.........................   $79,420    $544,122   $203,496   $827,038
                                   =======    ========   ========   ========

The OmniAmerica Merger, the TeleCom Merger and the Wauka Transaction will be accounted for under the purchase method of accounting.

Borrowings to finance the TeleCom Merger include assumed debt and borrowings to be incurred to pay the cash portion of the TeleCom Merger Consideration. TeleCom cash has been reduced as an offset to the TeleCom Merger Consideration increase attributable to the working capital adjustment.

The following table sets forth the purchase prices and related pro forma financing of the transactions described above (in thousands).

                                                                    Common Stock
                                                                    Issued or to
                                                Purchase             Be Issued
                                                 Price   Borrowings    by ATC
                                                -------- ---------- ------------
Wauka Transaction.............................. $ 79,154  $38,642     $ 28,618
OmniAmerica Merger.............................  510,136   64,164      352,409
TeleCom Merger.................................  220,224   89,780       89,220

ATC has or expects to issue a total of approximately 22.3 million shares of Class A Common Stock to effect all of the transactions described above, as follows: the OmniAmerica Merger--16.7 million shares; the TeleCom Merger--4.2 million shares; and the Wauka Transaction--1.4 million shares.

(b) To record the issuance of 18.0 million shares of Class A Common Stock based on an assumed initial public offering price of $28.25 per share and the net proceeds (estimated at approximately $490.0 million) of this Offering.

                           AMERICAN TOWER CORPORATION
                 (FORMERLY AMERICAN TOWER SYSTEMS CORPORATION)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                          Year Ended December 31, 1997
                     (in thousands, except per share data)

                                       Adjustments   Pro Forma for Adjustments Adjustments
                                       for ATC Pro      ATC Pro        for         for     Adjustments  Pro Forma
                                          Forma          Forma     OmniAmerica   TeleCom    for this    for this
                          Historical Transactions(a) Transactions   Merger(b)   Merger(c)  Offering(d) Offering(e)
                          ---------- --------------- ------------- ----------- ----------- ----------- -----------
Net revenues............   $17,508      $ 78,813       $ 96,321     $ 72,981     $ 7,887                $177,189
Operating expenses......     8,713        45,152         53,865       60,158       2,055                 116,078
Depreciation and
 amortization...........     6,326        53,847         60,173       34,009      14,682                 108,864
Corporate general and
 administrative
 expenses...............     1,536         2,000          3,536                                            3,536
                           -------      --------       --------     --------     -------     ------     --------
Operating income
 (loss).................       933       (22,186)       (21,253)     (21,186)     (8,850)                (51,289)
                           -------      --------       --------     --------     -------     ------     --------
Other expense (income):
 Interest expense,
  net...................     2,789        (2,789)
 Other expense
  (income), net.........       193                          193         (435)                               (242)
                           -------      --------       --------     --------     -------     ------     --------
   Total other expense
    (income)............     2,982        (2,789)           193         (435)                               (242)
                           -------      --------       --------     --------     -------     ------     --------
Loss before income
 taxes..................    (2,049)      (19,397)       (21,446)     (20,751)     (8,850)                (51,047)
Income tax benefit (f)..       473         2,449          2,922        5,519       2,338                  10,779
                           -------      --------       --------     --------     -------     ------     --------
Loss before
 extraordinary item.....   $(1,576)     $(16,948)      $(18,524)    $(15,232)    $(6,512)               $(40,268)
                           =======      ========       ========     ========     =======     ======     ========
Pro forma basic and
 diluted loss per common
 share before
 extraordinary item.....                               $  (0.17)                                        $  (0.27)
                                                       ========                                         ========
Pro forma basic and
 diluted common shares
 outstanding(g).........                                108,567       16,727       4,200     18,000      147,494
                                                       ========     ========     =======     ======     ========


     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS

The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1997 gives effect to the ATC Pro Forma Transactions and this Offering, as if each of the foregoing had occurred on January 1, 1997.

(a) To record the results of operations for the ATC Pro Forma Transactions other than the OmniAmerica Merger and the TeleCom Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $7.0 million; and (ii) record a reduction to net interest expense of $2.8 million for the year ended December 31, 1997 as a result of the reduction of debt with the proceeds of the July Offering.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $9.3 million for the year ended December 31, 1997 and record depreciation and amortization expense of $53.8 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Corporate general and administrative expenses of the prior owners has not been carried forward into the pro forma condensed consolidated financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. After giving effect to an estimated $2.0 million of incremental costs, ATC believes that it has existing management capacity sufficient to provide such services without incurring additional incremental costs.

The following table sets forth the historical results of operations for the ATC Pro Forma Transactions (other than the OmniAmerica Merger and the TeleCom Merger) for the year ended December 31, 1997 (in thousands).

                          Meridian     Diablo     MicroNet     Gearon        OPM        Wauka
                         Transaction Transaction Transaction Transaction Transaction Transaction
                         ----------- ----------- ----------- ----------- ----------- -----------
Net revenues............   $2,385      $6,957      $15,103     $29,930     $   863     $3,569
Operating expenses......    1,730       4,876        8,695      19,688       1,146      1,696
Depreciation and
 amortization...........      211         393        2,626         186         428        571
Corporate general and
 administrative
 expenses...............                  500                                  488      1,209
                           ------      ------      -------     -------     -------     ------
Operating income
 (loss).................      444       1,188        3,782      10,056      (1,199)        93
Other (income) expense:
 Interest expense, net..       80         110                                  636        742
 Other expense
  (income)..............                 (133)         (34)        (95)        (16)
                           ------      ------      -------     -------     -------     ------
Income (loss) from
 operations before
 income taxes...........   $  364      $1,211      $ 3,816     $10,151     $(1,819)    $ (649)
                           ======      ======      =======     =======     =======     ======

                                                                       continued

                                    ATC
                         Old ATC  Private     ATC        July     Pro Forma
                         Merger  Placement Separation  Offering  Adjustments  Total
                         ------- --------- ----------  --------  ----------- --------
Net revenues............ $20,006                                             $ 78,813
Operating expenses......   7,321                                               45,152
Depreciation and
 amortization...........   4,903                                  $ 44,529     53,847
Corporate general and
 administrative
 expenses...............                                              (197)     2,000
                         -------                                  --------   --------
Operating income
 (loss).................   7,782                                   (44,332)   (22,186)
Other (income) expense:
 Interest expense
  (income), net.........   5,439  $(6,352) $20,960(i)  $(24,404)               (2,789)
 Other expense (income),
  net...................     514                                      (236)
                         -------  -------  ---------   --------   --------   --------
Income (loss) from
 operations before
 income taxes........... $ 1,829  $ 6,352  $ (20,960)  $ 24,404   $(44,096)  $(19,397)
                         =======  =======  =========   ========   ========   ========

--------
(b) To record the results of operations for the OmniAmerica Merger. The results of operations have been adjusted to reverse historical interest expense of $0.6 million. No additional debt would be incurred for the year ended December 31, 1997 as a result of $625.1 million of net proceeds raised pursuant to the July Offering.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $5.8 million for the year ended December 31, 1997 and record depreciation and amortization expense of $33.2 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $0.9 million of corporate general and administrative expenses of OmniAmerica has not been carried forward into the pro forma condensed consolidated financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. The balance of the costs were reclassified to operating expenses.

(c) To record the results of operations for the TeleCom Merger. The results of operations have been adjusted to reverse historical interest expense of $1.9 million. No additional debt would be incurred for the year ended December 31, 1997 as a result of $625.1 million of net proceeds raised pursuant to the July Offering.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $2.9 million for the year ended December 31, 1997 and record depreciation and amortization expense of $14.7 million for the year ended December 31, 1997 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $3.3 million of corporate general and administrative expenses of TeleCom has not been carried forward into the pro forma condensed consolidated financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition.

(d) No pro forma effect to interest income has been given for investable cash related to the net proceeds from this Offering.

(e) The following table sets forth the results of the consummation of this Offering and one, but not both, of the Mergers, and the other ATC Pro Forma Transactions (in thousands, except per share data).

                                                        Pro Forma   Pro Forma
                                                         for the     for the
                                                       OmniAmerica   TeleCom
                                                       Merger Only Merger Only
                                                       ----------- -----------
Net revenues..........................................  $169,302    $104,208
Operating expenses....................................   114,023      55,920
Depreciation and amortization.........................    94,182      74,855
Corporate general and administrative expenses.........     3,536       3,536
                                                        --------    --------
Operating income (loss)...............................   (42,439)    (30,103)
                                                        --------    --------
Other expense (income):
  Other expense (income), net.........................      (242)        193
                                                        --------    --------
Loss before income taxes..............................   (42,197)    (30,296)
Income tax benefit....................................     8,441       5,260
                                                        --------    --------
Loss before extraordinary item........................  $(33,756)   $(25,036)
                                                        ========    ========
Pro forma basic and diluted loss per common share
 before extraordinary item............................  $  (0.24)   $  (0.19)
                                                        ========    ========
Pro forma basic and diluted common shares
 outstanding..........................................   143,294     130,767
                                                        ========    ========

(f) To record the tax effect of the pro forma adjustments and impact on ATC's estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

(g) Includes shares of Class A Common Stock issued or expected to be issued pursuant to (i) the Wauka Transaction (1.4 million), (ii) the OmniAmerica Merger (16.7 million), (iii) the TeleCom Merger (4.2 million) and (iv) this Offering (18.0 million).

                           AMERICAN TOWER CORPORATION
                 (FORMERLY AMERICAN TOWER SYSTEMS CORPORATION)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                  For the Nine Months Ended September 30, 1998
                     (in thousands, except per share data)

                                       Adjustments   Pro Forma for Adjustments Adjustments
                                       for ATC Pro      ATC Pro        for         for     Adjustments
                                          Forma          Forma     OmniAmerica   TeleCom    for This
                          Historical Transactions(a) Transactions   Merger(b)   Merger(c)  Offering(d) Pro Forma(e)
                          ---------- --------------- ------------- ----------- ----------- ----------- ------------
Net revenues............   $ 71,485     $ 16,509       $ 87,994     $ 61,649     $ 8,643                 $158,286
Operating expenses......     42,526        6,893         49,419       56,479       3,668                  109,566
Depreciation and
 amortization...........     32,998       21,005         54,003       25,507      11,011                   90,521
Tower separation
 expenses...............     12,616                      12,616                                            12,616
Corporate general and
 administrative
 expenses...............      3,186                       3,186                                             3,186
                           --------     --------       --------     --------     -------    --------     --------
Operating income
 (loss).................    (19,841)     (11,389)       (31,230)     (20,337)     (6,036)                 (57,603)
                           --------     --------       --------     --------     -------    --------     --------
Other expense:
 Interest expense,
  net...................     10,740       (3,187)         7,553        3,839       5,372    $(11,524)       5,240
 Other expense
  (income), net.........        255                         255         (528)                                (273)
                           --------     --------       --------     --------     -------    --------     --------
   Total other expense
    (income)............     10,995       (3,187)         7,808        3,311       5,372     (11,524)       4,967
                           --------     --------       --------     --------     -------    --------     --------
Income (loss) before
 income taxes...........    (30,836)      (8,202)       (39,038)     (23,648)    (11,408)     11,524      (62,570)
Income tax benefit
 (provision)(f).........      4,934        6,439         11,373        7,373       3,685      (4,609)      17,822
                           --------     --------       --------     --------     -------    --------     --------
Income (loss) before
 extraordinary items....   $(25,902)    $ (1,763)      $(27,665)    $(16,275)    $(7,723)   $  6,915     $(44,748)
                           ========     ========       ========     ========     =======    ========     ========
Pro forma basic and
 diluted loss per common
 share before
 extraordinary items....                               $  (0.25)                                         $  (0.30)
                                                       ========                                          ========
Pro forma basic and
 diluted common shares
 outstanding(g).........                                108,567       16,727       4,200      18,000      147,494
                                                       ========     ========     =======    ========     ========


     See Notes to Unaudited Pro Forma Condensed Consolidated Statements of
                                  Operations.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                      CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma condensed consolidated statement of operations for the nine months ended September 30, 1998 gives effect to the ATC Pro Forma Transactions and this Offering as if each of the foregoing had occurred on January 1, 1998.

(a) To record the results of operations for the ATC Pro Forma Transactions other than the OmniAmerica Merger and the TeleCom Merger. The results of operations have been adjusted to: (i) reverse historical net interest expense of $4.2 million; and (ii) record a reduction to net interest expense of $3.2 million for the nine months ended September 30, 1998, as a result of the reduction of debt to be incurred in connection with the ATC Pro Forma Transactions acquisitions, other than the OmniAmerica Merger and the TeleCom Merger, with the proceeds from the July Offering.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $4.0 million for the nine months ended September 30, 1998 and record depreciation and amortization expense of $21.0 million for the nine months ended September 30, 1998 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Corporate general and administrative expenses of the prior owners has not been carried forward into the pro forma condensed consolidated financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition.

The following table sets forth the historical results of operations for the ATC Pro Forma Transactions (other than the OmniAmerica Merger and the TeleCom Merger) for the nine months ended September 30, 1998 (in thousands).

                           Gearon    Old ATC     ATC        Wauka      July     Pro Forma
                         Transaction Merger   Separation Transaction Offering  Adjustments  Total
                         ----------- -------  ---------- ----------- --------  ----------- -------
Net revenues............   $  904    $11,337               $4,268                          $16,509
Operating expenses......    1,087      3,936                1,870                            6,893
Depreciation and
 amortization...........       19      3,125                  860               $ 17,001    21,005
Corporate general and
 administrative
 expenses...............                                    1,170                 (1,170)
                           ------    -------               ------               --------   -------
Operating income
 (loss).................     (202)     4,276                  368                (15,831)  (11,389)
Other (income) expense:
  Interest expense
   (income), net........      (17)     3,333   $ 8,901        898    $(18,662)     2,360    (3,187)
  Other expense
   (income).............      574      5,144                  (14)                (5,704)
                           ------    -------   -------     ------    --------   --------   -------
Income (loss) from
 operations before
 income taxes...........   $ (759)   $(4,201)  $(8,901)    $ (516)   $ 18,662   $(12,487)  $(8,202)
                           ======    =======   =======     ======    ========   ========   =======

(b) To record the results of operations for the OmniAmerica Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $1.1 million; and (ii) record interest expense of $3.8 million for the nine months ended September 30, 1998 as a result of approximately $64.2 million of additional net debt to be incurred in connection with the OmniAmerica Merger.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $5.6 million for the nine months ended September 30, 1998 and record depreciation and amortization expense of $25.5 million for the nine months ended September 30, 1998 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $0.8 million of corporate general and administrative expenses of OmniAmerica has not been carried forward into the pro forma condensed consolidated financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition. The balance of the costs were reclassified to operating expenses.

(c) To record the results of operations for the TeleCom Merger. The results of operations have been adjusted to: (i) reverse historical interest expense of $3.6 million; and (ii) record interest expense of $5.3 million for the nine months ended September 30, 1998 as a result of approximately $89.8 million of additional net debt to be incurred in connection with the TeleCom Merger.

The results of operations have also been adjusted to reverse historical depreciation and amortization expense of $5.8 million for the nine months ended September 30, 1998 and record depreciation and amortization expense of $11.0 million for the nine months ended September 30, 1998 based on estimated allocations of purchase prices. Depreciation expense for property, plant and equipment acquired has been determined based on an average life of 15 years. Costs of acquired intangible assets for the transactions are amortized over 15 years. The preliminary estimates of the fair value of property, plant and equipment and intangible assets may change upon final appraisal.

Approximately $4.7 million of corporate general and administrative expenses of TeleCom has not been carried forward into the pro forma condensed consolidated financial statements as these costs represent duplicative facilities and compensation to owners and/or executives not retained by ATC. Because ATC already maintains its own separate corporate headquarters which provides services substantially similar to those represented by these costs, they are not expected to recur following the acquisition.

(d) To record the pro forma effect to interest expense from the repayment of certain debt with proceeds from this Offering. No pro forma effect has been given to investable cash after the repayment of debt.

(e) The following table sets forth the results of the consummation of this Offering and one, but not both, of the Mergers, and the other ATC Pro Forma Transactions (in thousands, except per share data).

                                                        Pro Forma   Pro Forma
                                                         for the     for the
                                                       OmniAmerica   TeleCom
                                                       Merger Only Merger Only
                                                       ----------- -----------
Net revenues..........................................  $149,643    $ 96,637
Operating expenses....................................   105,898      53,087
Depreciation and amortization.........................    79,510      65,014
Tower separation expenses.............................    12,616      12,616
Corporate general and administrative expenses.........     3,186       3,186
                                                        --------    --------
Operating income (loss)...............................   (51,567)    (37,266)
                                                        --------    --------
Other expense (income):
  Interest expense, net...............................     5,240       5,240
  Other expense (income)..............................      (273)        255
                                                        --------    --------
    Total other expense (income)......................     4,967       5,495
                                                        --------    --------
Loss before income taxes..............................   (56,534)    (42,761)
Income tax benefit....................................    16,286      11,985
                                                        --------    --------
Loss before extraordinary items.......................  $(40,248)   $(30,776)
                                                        ========    ========
Pro forma basic and diluted loss per common share
 before extraordinary items...........................  $  (0.28)   $  (0.24)
                                                        ========    ========
Pro forma basic and diluted common shares
 outstanding..........................................   143,294     130,767
                                                        ========    ========

(f) To record the tax effect of the pro forma adjustments and the impact on ATC's estimated effective tax rate. The actual effective tax rate may be different once the final allocation of purchase price is determined.

(g) Includes shares of Class A Common Stock issued or expected to be issued pursuant to (i) the Wauka Transaction (1.4 million), (ii) the OmniAmerica Merger (16.7 million), (iii) the TeleCom Merger (4.2 million) and (iv) this Offering (18.0 million).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

General

This discussion contains "forward-looking statements", including statements concerning projections, plans, objectives, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. Various factors affect and in the future will affect ATC's results and could in the future cause ATC's actual results to differ materially from those expressed in any forward-looking statement. Such factors include:

  . substantial capital requirements and leverage principally as a consequence of its ongoing acquisition and construction activities;

  . dependence on demand for wireless communications and implementation of digital television;

  .  the success of ATC's tower construction program; and

  .  the successful operational integration of American Tower's acquisitions.

As ATC was a wholly-owned subsidiary of American Radio during the periods presented through June 4, 1998, the consolidated financial statements may not reflect the results of operations or financial position of ATC had it been an independent, public company during those periods. Because of ATC's relatively brief operating history and the large number of recent acquisitions, the following discussion will not necessarily reveal all significant developing or continuing trends.

ATC was formed in July 1995 to capitalize on the opportunity in the communications site industry. ATC is a leading independent owner and operator of wireless communications towers in the United States. During 1997, its acquisition and construction activity accelerated and ATC acquired or constructed approximately 400 sites (and related site management businesses) and its initial site acquisition and voice, video, data and Internet transmission businesses. Since January 1, 1998, ATC has acquired various communications sites and a major site acquisition business for an aggregate estimated purchase price of $910.0 million, including the issuance of 36.3 million shares of Class A Common Stock valued (at the time of the relevant agreement) at $382.6 million.

In June 1998, ATC became an independent public company when its parent, American Radio, distributed all of its ATC Common Stock to American Radio's securityholders (we refer to this as the "ATC Separation"). American Radio then merged and became a subsidiary of CBS. ATC remains liable to pay CBS amounts relating to American Radio's tax obligations in the ATC Separation. See "Business--Recent Transactions--ATC Separation" on page 54 and the Notes to Consolidated Financial Statements of American Tower on page F-10.

Management expects that acquisitions consummated to date will have a material impact on future revenues, expenses and income from continuing operations. In addition, the historical financial information does not reflect the impact of the construction program of ATC to any significant extent because most of that activity is of more recent origin and is expected to accelerate substantially during 1999.

Results of Operations

As of September 30, 1998, ATC operated approximately 1,900 communications sites, as compared to 370 communications sites as of September 30, 1997. The acquisitions reflected in such growth have significantly affected operations for the nine months ended September 30, 1998 as compared to the nine months ended September 30, 1997.

Nine Months Ended September 30, 1997 and 1998 (in thousands)

                                                     Nine Months
                                                   Ended September
                                                         30,
                                                   ----------------  Amount of
                                                    1997     1998    Increase
                                                   ------  --------  ---------
Tower rental and management revenues.............. $6,478  $ 39,305   $32,827
Site acquisition service revenues.................  1,424    18,848    17,424
Video, voice, data and Internet transmission
 revenues.........................................     --    13,332    13,332
                                                   ------  --------   -------
Total operating revenues..........................  7,902    71,485    63,583
                                                   ------  --------   -------
Tower rental and management expenses..............  2,753    18,417    15,664
Site acquisition service expenses.................    836    15,412    14,576
Video, voice and data transmission expenses.......     --     8,697     8,697
                                                   ------  --------   -------
Total operating expenses excluding depreciation
 and amortization, tower separation and corporate
 general and administrative expenses..............  3,589    42,526    38,937
                                                   ------  --------   -------
Depreciation and amortization.....................  2,706    32,998    30,292
Tower separation expenses.........................           12,616    12,616
Corporate general and administrative expenses.....    919     3,186     2,267
Interest expense..................................  1,318    17,023    15,705
Interest income and other, net....................     94     6,283     6,189
Minority interest in net earnings of
 subsidiaries.....................................    221       255        34
Income tax benefit................................     49     4,934     4,885
Extraordinary loss on extinguishment of debt,
 net..............................................     --     1,382     1,382
Extraordinary loss on redemption of Interim
 Preferred Stock, net.............................     --     7,510     7,510
                                                   ------  --------   -------
Net loss.......................................... $ (708) $(34,794)  $34,086
                                                   ======  ========   =======
Tower cash flow................................... $4,313  $ 28,959   $24,646
                                                   ======  ========   =======
EBITDA............................................ $3,394  $ 25,773   $22,379
                                                   ======  ========   =======

Except as explained below, the communications sites and related business acquisitions, principally those that occurred in 1997 and 1998, accounted for substantially all of the increases indicated in the above table.

Site acquisition service revenues and expenses for the nine months ended September 30, 1998 include the operating results of the Gearon site acquisition business (January 1998) and, to a lesser extent, the operating results of two similar businesses (May 1997). For the nine months ended September 30, 1997, site acquisition service revenues and expenses included the operating results from the May 1997 related acquisitions.

Video, voice and data transmission revenues and expenses for the nine months ended September 30, 1998 include the operating results of American Tower's first video, voice, data and Internet transmission business acquired in October 1997 and a Washington, D.C. area teleport business acquired in May 1998.

The increase in depreciation and amortization is primarily attributable to the increase in depreciable and amortizable assets resulting from the 1997 and 1998 acquisitions and, to a lesser extent, completed construction projects.

American Tower's separation expenses relate primarily to one-time financial advisory, legal, accounting and consent solicitation fees and other expenses incurred in connection with the ATC Separation. American Tower expects to incur additional separation expenses, but does not expect such costs to be material to American Tower's results of operations or financial position.

The increase in corporate general and administrative expenses is primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties and growth strategy.

The increase in interest expense relates to higher borrowing levels that were used to finance 1997 and 1998 acquisitions and $3.1 million of dividends associated with the Interim Preferred Stock financing that occurred in June 1998.

The increase in interest income is related to interest earned on invested cash proceeds from the July Offering.

The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholders' earnings of consolidated subsidiaries.

The extraordinary loss on the redemption of the Interim Preferred Stock was incurred, net of an income tax benefit of $5.0 million, as a result of the write-off of certain commitment, deferred financing and redemption fees associated with the Interim Preferred Stock that was redeemed in July 1998.

The extraordinary loss on the extinguishment of debt was incurred, net of an income tax benefit of $0.9 million, as a result of the write-off of deferred financing costs associated with American Tower's previous credit agreements which were refinanced in June 1998.

The effective tax rate benefit for the nine months ended September 30, 1998 was approximately 16% as compared to 6% for the nine months ended September 30, 1997. The effective rate differs from the statutory rate due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions for which ATC recorded no tax benefit.

Year Ended December 31, 1997 and 1996 (Dollars in Thousands)

As of December 31, 1997, ATC operated 670 communications sites, as compared to 270 communications sites as of December 31, 1996. See the Notes to Consolidated Financial Statements on page F-10 for a description of the acquisitions consummated in 1997 and 1996. These transactions have significantly affected operations for the year ended December 31, 1997 as compared to the year ended December 31, 1996 (in thousands).

                                                                      Amount of
                                                                       Increase
                                                      1996    1997    (Decrease)
                                                     ------  -------  ----------
Tower rental and management revenues...............  $2,817  $13,025   $10,208
Site acquisition service revenues..................     --     2,123     2,123
Video, voice, data and Internet transmission
 revenues..........................................     --     2,084     2,084
Other..............................................      80      276       196
                                                     ------  -------   -------
Total operating revenues...........................   2,897   17,508    14,611
                                                     ------  -------   -------
Tower rental and management expenses...............   1,362    6,080     4,718
Site acquisition service expenses..................     --     1,360     1,369
Video, voice data and Internet transmission
 expenses..........................................     --     1,273     1,273
                                                     ------  -------   -------
Operating expenses excluding depreciation and
 amortization and corporate general and
 administrative expenses...........................   1,362    8,713     7,351
                                                     ------  -------   -------
Depreciation and amortization......................     990    6,326     5,336
Corporate general and administrative expenses......     830    1,536       706
Interest expense (income), net.....................     (36)   2,789     2,825
Minority interest in net earnings of subsidiaries..     185      193        (8)
Income tax benefit (provision).....................     (46)     473       519
Extraordinary loss.................................     --       694       694
                                                     ------  -------   -------
Net loss...........................................  $ (480) $(2,270)  $ 1,790
                                                     ======  =======   =======
Tower cash flow....................................  $1,535  $ 8,795   $ 7,260
                                                     ======  =======   =======
EBITDA.............................................  $  705  $ 7,259   $ 6,554
                                                     ======  =======   =======

As noted above, ATC consummated numerous acquisitions in 1997 and 1996, many of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions, principally those that occurred in 1997.

The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 and 1997 acquisitions and, to a substantially lesser extent, completed construction projects.

The increase in corporate general and administrative expenses was primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties and growth strategy.

The increase in interest expense related to higher borrowing levels which were used to finance the 1997 acquisitions and, to a substantially lesser extent, the 1996 acquisitions.

The minority interest in net earnings of subsidiaries represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. The increase is related to increased overall earnings of ATS Needham, in which ATC held a 50.1% interest.

The effective tax rate for the year ended December 31, 1997 was approximately 23%. The effective tax rate in 1997 is due to the effect of non-deductible items, principally amortization of goodwill, on certain stock acquisitions. In 1996, ATC recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded.

The extraordinary loss in 1997 of approximately $0.7 million net of tax, represents the write-off of deferred financing fees associated with ATC's loan agreement.

Year Ended December 31, 1996 and Period Ended December 31, 1995 (in thousands)

As of December 31, 1996, ATC operated approximately 270 communications sites as compared to three communications sites as of December 31, 1995. See the Notes to Consolidated Financial Statements on page F-21 for a description of the acquisitions consummated in 1996. These transactions have significantly affected operations for the year ended December 31, 1996 as compared to the period from July 17, 1995 (date of incorporation) to December 31, 1995 (in thousands).

                                                                     Amount of
                                                                      Increase
                                                      1995    1996   (Decrease)
                                                      -----  ------  ----------
Total operating revenues............................. $ 163  $2,897    $2,734
Operating expenses excluding depreciation and
 amortization and corporate general and
 administrative expenses.............................    60   1,362     1,302
Depreciation and amortization........................    57     990       933
Corporate general and administrative expenses........   230     830       600
Interest expense (income), net.......................   --      (36)      (36)
Minority interest in net earnings of subsidiary......   --      185       185
Income tax benefit (provision).......................    74     (46)     (120)
                                                      -----  ------    ------
Net loss............................................. $(110) $ (480)   $  370
                                                      =====  ======    ======
Tower cash flow...................................... $ 103  $1,535    $1,432
                                                      =====  ======    ======
EBITDA............................................... $(127) $  705    $  832
                                                      =====  ======    ======

As noted above, ATC consummated several acquisitions in 1996, two of which were of a material size. Except as explained below, substantially all of the increases indicated in the above table were attributable to the impact of these communications sites and related business acquisitions that occurred in 1996.

The increase in depreciation and amortization was primarily attributable to the increase in depreciable and amortizable assets resulting from the 1996 acquisitions.

The increase in corporate general and administrative expenses was primarily attributable to the higher personnel costs associated with supporting ATC's greater number of tower properties.

The increase in interest income was attributable to higher investable cash balances.

The minority interest in net earnings of subsidiary represents the elimination of the minority stockholder's earnings of consolidated subsidiaries. ATC purchased its 50.1% interest in ATS Needham in July 1996.

In 1996, ATC recorded a tax provision of approximately $46,000 despite a loss before taxes of approximately $434,000. This primarily resulted from non-deductible items, principally amortization of goodwill for which no tax benefit was recorded. The effective tax rate in 1995 was consistent with the statutory rate.

Liquidity and Capital Resources

ATC's liquidity needs arise from its acquisition-related activities, debt service, working capital and capital expenditures associated principally with its construction program. Historically, ATC has met its operational liquidity needs with internally generated funds and has financed the acquisition of tower related properties and its construction program, including related working capital needs, with a combination of contributions from sales of its equity securities (including prior to the ATC Separation) and bank borrowings. For the nine months ended September 30, 1998, cash flows from operating activities were $2.9 million, as compared to $3.1 million of cash flows from operating activities in 1997. The change is primarily attributable to working capital investments related to communications site acquisitions and growth.

Cash flows used for investing activities were $227.9 million for the nine months ended September 30, 1998 as compared to $74.3 million for the nine months ended September 30, 1997. The increase in 1998 is due to the acquisition and construction activity in 1998 as compared to 1997.

Cash flows provided by financing activities were $533.9 million for the nine months ended September 30, 1998 as compared to $71.1 million in 1997. The increase in 1998 is due principally to the impact of borrowings under ATC's credit arrangements, the Interim Preferred Stock financing activities, and the sale of Common Stock pursuant to the Stock Purchase Agreement and the July Offering, somewhat offset by the tax payments to CBS, all as discussed below.

During the nine months ended September 30, 1998, ATC had capital expenditures of approximately $77.0 million primarily related to construction activities and completed construction on approximately 270 towers during this period. During the balance of 1998, ATC built or commenced construction of approximately 230 additional towers (most of which are on a build to suit basis) at a remaining cost of $50.0 million. The 1999 combined business plans of ATC, OmniAmerica and TeleCom call for construction of between 1,300 and 1,700 towers at a cost of between $220.0 million and $325.0 million (exclusive of broadcast towers). The actual number of towers built may be outside of that range because of more attractive investment opportunities from acquisitions (in which case it could be less) or significant new build to suit projects with wireless service providers (in which case it could be more). Management believes that, upon consummation of this Offering, ATC will have sufficient funds available to it to finance current construction plans, pending acquisitions and several additional major acquisitions and/or construction projects. However, in the unlikely event that ATC were to negotiate more than a limited number of such major transactions, it might require additional financing. Any such financing could take the form of an increase in the maximum borrowing levels under the Credit Facilities which would be dependent on ATC's ability to meet certain leverage ratios. Alternatively, ATC could issue debt or senior nonconvertible equity securities which could have the effect of increasing its consolidated leverage ratios. More likely, ATC could sell Common Stock or securities convertible into or exercisable for Common Stock, which would have a dilutive effect on the proportionate ownership of ATC by its then existing stockholders. Such financing may not be available on favorable terms.

Management expects that the consummated acquisitions and current and future construction activities will have a material impact on liquidity. Management believes that the acquisition activities, once integrated, will have a favorable impact on liquidity and will offset the initial effects of the funding requirements. Management also believes that the construction activities may initially have an adverse effect on the future liquidity of ATC as newly constructed towers will initially decrease overall liquidity. But, as such sites become fully operational and achieve higher utilization, they should generate cash flow, and in the long-term, increase liquidity.

Credit Facilities: In June 1998, ATC and its Subsidiaries entered into definitive agreements with respect to new and increased credit arrangements. In connection with repayment of borrowings under the prior credit agreement out of proceeds of borrowings under the Credit Facilities, ATC recognized an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998. As of September 30, 1998, ATC had approximately $281.6 million of long-term debt, of which $275.0 million was outstanding in the form of term loans. We have provided more information about the Credit Facilities under the section entitled "Description of Certain Indebtedness" on page 70 and in Note 4 of the Notes to the Consolidated Financial Statements of American Tower on page F-14.

Debt service requires a substantial portion of ATC's cash flow from operations. Accordingly, ATC's leverage could make it vulnerable to a downturn in the operating performance of its tower properties or in economic conditions. ATC believes that its cash flows from operations will be sufficient to meet its debt service requirements for interest and scheduled payments of principal under the Credit Facilities. If such cash flow were not sufficient to meet such debt service requirements, ATC might sell equity securities, refinance its obligations or dispose of one or more of its properties in order to make such scheduled payments. ATC may not be able to effect any of such transactions on favorable terms.

ATC believes that it has sufficient financial resources available to it, including borrowings under the Credit Facilities, to finance operations for the foreseeable future. ATC intends to finance its non-stock obligations under pending acquisitions with cash, and, to the extent required, borrowings under the Credit Facilities.

ATC Separation: As part of the ATC Separation, ATC entered into an agreement with CBS (the "Separation Agreement"). The Separation Agreement requires ATC to reimburse CBS on a "make-whole" (after-tax) basis for the tax liabilities incurred by American Radio attributable to the distribution of the Common Stock owned by American Radio to its securityholders and certain related transactions, to the extent that the aggregate amount of taxes required to be paid by American Radio exceeded $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the Common Stock at the time of the consummation of the ATC Separation. ATC received an appraisal from an independent appraisal firm that the "fair market value" of American Radio's stock interest in ATC was equal to $17.25 per share. Based on such appraisal, American Radio paid estimated taxes of approximately $212.0 million, for which ATC reimbursed CBS. ATC's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of the Class A Common Stock under the tax reporting method followed. The average of the high and low trading prices of the Class A Common Stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

The $212.0 million payment did not include all the taxes payable with respect to the shares of Class A Common Stock deliverable upon conversion of the American Radio convertible securities; such taxes will be based on the "fair market value" of the Class A Common Stock at the time of conversion. As of January 15, 1999, ATC estimates that its reimbursement obligation with respect to taxes on known conversions is approximately $14.4 million, of which $8.5 million has already been paid. ATC estimates that its remaining reimbursement obligation with respect to the taxes on convertible securities that have not been converted would be approximately $17.6 million under the tax reporting method followed, based on a fair market value of the

Class A Common Stock of $28.25 per share. ATC's obligation for additional conversions would change by approximately $1.1 million for each $1.00 change in the fair market value.

The Separation Agreement also provides for closing balance sheet adjustments based on the working capital, as defined, and debt levels of American Radio as of June 4, 1998. ATC's preliminary estimate of such adjustments was not expected to exceed $50.0 million, excluding the reimbursement to CBS for the tax consequences of any such payment estimated at approximately $33.0 million. The estimated taxes stated above include such estimated tax reimbursement amount. CBS delivered a working capital and net debt closing statement to ATC setting forth a proposed purchase price adjustment payment to CBS of $82.2 million, excluding accrued interest, to which ATC objected. In addition, ATC must reimburse CBS for the tax consequences of such payment (approximately 66 2/3%). ATC paid CBS $33.0 million in tax reimbursements based on the $50.0 million estimate. CBS has offered to resolve the disagreement for a stipulated payment less than $82.2 million, together with certain ATC tax indemnifications. ATC has not responded to this offer. If CBS and ATC are unable to resolve their differences, they may agree to extend such date. If they cannot reach agreement, they are obligated to engage a third party to arbitrate the dispute. ATC continues to believe that the amounts previously recorded represent its best estimate of the amount that will be paid to CBS and will adjust the amount should circumstances warrant it. See "Business--Recent Transactions--ATC Separation" on page 54 for additional information.

ATC Preferred Stock Financing: On June 4, 1998, ATC issued $300.0 million of preferred stock (the "Interim Preferred Stock") and used the proceeds to fund its tax reimbursement obligation to CBS, to pay the commitment and other fees and expenses of the issue and sale of such stock and to reduce bank borrowings. As discussed below, ATC redeemed the Interim Preferred Stock on July 9, 1998. As a result, American Tower incurred an extraordinary loss of approximately $7.5 million, net of a tax benefit of $5.0 million, during the third quarter of 1998 representing the write-off of certain commitment, deferred financing and redemption fees.

July Offering: On July 8, 1998, American Tower completed a public offering (the "July Offering") of 27,861,987 shares of Class A Common Stock, $.01 par value per share (including 2,361,987 shares sold by American Tower pursuant to the exercise in full of the underwriters' over-allotment option) at $23.50 per share. Certain selling stockholders sold an additional 3,874,911 shares in the offering. American Tower's net proceeds of the offering (after deduction of the underwriting discount and estimated offering expenses) were approximately $625.1 million. American Tower used approximately $306.1 million of the net proceeds from the offering to redeem all of the outstanding shares of the Interim Preferred Stock at a price of 101% of the stock's liquidation preference plus accrued and unpaid dividends. ATC invested the balance in short-term investment grade securities. ATC will continue to use such investments together with borrowings under the Credit Facilities to fund acquisitions and construction activities.

Year 2000

American Tower is aware of the issues associated with the Year 2000 as it relates to information systems and is working to resolve the potential impact. In December 1998, ATC formally engaged an outside consultant to help it conduct an extensive review and implement a comprehensive plan to reduce the probability of operational difficulties due to Year 2000 issues. Although American Tower has not developed a formal plan to date, management believes that, with the assistance of an outside consultant, ATC will be able to resolve, in a timely manner, any material Year 2000 problems.

The components of American Tower's comprehensive plan will include the following:

  .  assessment of internal systems for modification and/or replacement;

  . communication with external vendors to determine their state of readiness to maintain an uninterrupted supply of goods and services to American Tower;

  . communication with customers to ensure that their state of readiness will not result in any operational issues;

  . evaluation of American Tower's equipment and assets with respect to their ability to function properly after the turn of the century;

  .  evaluation of facility related issues; and

  . the development of a contingency plan to address its most likely worst case Year 2000 scenarios.

Management expects American Tower's comprehensive plan to reduce significantly its level of uncertainty about the Year 2000 problem and, in particular, about the Year 2000 readiness of its material external customers and suppliers.

Although ATC has not completed its Year 2000 assessment, it is aware of one potential area of Year 2000 exposure. The Year 2000 computer issues could create potential problems for tower owners such as ATC. Computer-controlled devices, such as those found in automatic monitoring and control systems used for antenna structure lighting, are vulnerable to Year 2000-related malfunctions and may fail, which would create a hazard to air navigation. Tower owners, such as ATC, are responsible for tower lighting in compliance with FCC and FAA requirements and ATC intends to take the necessary steps to address the Year 2000 problems. However, ATC may not be entirely successful.

Based on the efforts to date, American Tower presently believes that the Year 2000 issue will not have a material adverse effect on its results of operations, liquidity or financial condition or operational activities. With respect to its internal information systems, management believes that the Year 2000 compliance issue will not have a material impact on its internal information systems as ATC's hardware and software is either Year 2000 compliant or required changes will not generate material costs. The costs incurred to date in this area have been immaterial. American Tower anticipates that the estimated future costs of the Year 2000 issue will not be material to American Tower.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal quarters of years beginning after June 1999. ATC has not completed its evaluations of FAS No. 133.

In June 1997, the FASB released FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). FAS 131 established standards for reporting information about the operating segments in its annual report and interim reports. ATC will provide the required disclosure in its full year 1998 financial information and will provide required interim disclosure commencing with its first fiscal quarter of 1999.

                      SUPPLEMENTARY FINANCIAL INFORMATION
                       SELECTED QUARTERLY FINANCIAL DATA
                     (in thousands, except per share data)

                                         Quarters Ended
                          ---------------------------------------------
                                     June
1997                      March 31,   30,    September 30, December 31,  Total
----                      --------- -------  ------------- ------------ -------
Net revenues............   $ 1,366  $ 2,015     $ 4,521       $9,606    $17,508
Gross profit(1).........       324      426         857          862      2,469
Loss before
 extraordinary item.....       (58)    (106)       (544)        (868)    (1,576)
Basic and diluted per
 Common Share:(2)
  Loss before
   extraordinary loss...   $ (0.00) $ (0.00)    $ (0.01)      $(0.02)   $ (0.03)
  Net loss..............   $ (0.00) $ (0.00)    $ (0.01)      $(0.04)   $ (0.05)
                                  Quarters Ended
                          --------------------------------
                                     June
1998                      March 31,   30,    September 30,
----                      --------- -------  -------------
Net revenues............   $17,925  $23,082     $30,478
Gross profit (loss)(1)..       628   (1,210)     (3,457)
Loss before
 extraordinary items....    (1,527) (18,417)     (5,958)
Basic and diluted per
 Common Share:(2)
  Loss before
   extraordinary
   losses...............   $ (0.03) $ (0.33)    $ (0.06)
  Net loss..............   $ (0.03) $ (0.35)    $ (0.13)

--------
(1) Represents net revenues less operating expenses excluding corporate general and administrative expenses and tower separation expenses.
(2) Prior to June 4, 1998 (the ATC Separation), basic and diluted loss per common share information is computed using the 48,732 shares that were outstanding upon consummation of the ATC Separation.

                               INDUSTRY OVERVIEW

Communications site owners and operators have benefited in recent years from a substantial increase in demand for wireless communications services. The Cellular Telecommunications Industry Association estimates that the number of subscribers to wireless telephone services was approximately five million in 1990. According to The Strategis Group, a telecommunications marketing research firm, the number of subscribers to cellular and personal communication services ("PCS") was over 50 million in 1998 and is projected to increase to over 100 million by the year 2001. This demand has prompted the issuance of new wireless communications licenses and construction of new wireless networks. ATC believes that the increase in demand for wireless communications is attributable to a number of factors, including:

  . decreasing costs of wireless services,

  . the increasing mobility of the U.S. population,

  . the growing awareness of the benefits of mobile communications,

  . technological advances in communications equipment,

  . favorable changes in telecommunications regulations, and

  . business and consumer preferences for higher quality voice and data transmission.

Contributing significantly to the anticipated requirements is the nature of PCS and enhanced specialized mobile radio ("ESMR"). These higher frequency technologies have a reduced cell range and thus require a higher density of towers in the network. Consequently, the anticipated increase in the demand for these technologies will require more towers to be built. The Personal Communications Industry Association (of which James S. Eisenstein, an executive officer of ATC, is a director) estimates that cellular and PCS needs will require the construction of over 100,000 additional antennae sites over the next ten years.

ATC believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by (i) focusing on activities that contribute directly to subscriber growth, (ii) outsourcing infrastructure requirements such as owning, constructing and maintaining towers and/or (iii) by co-locating transmission facilities. Previously, carriers typically sourced many of such services in-house, while local non-integrated service contractors focused on specific segments such as radio frequency engineering, site acquisition and tower construction. To meet these carrier needs, independent operators have expanded into a number of associated network and communications site services. Examples of these are the selection and acquisition of communications sites (including the resolution of zoning and permitting issues), the design of wireless and broadcast sites and networks, and the construction or supervision of construction of towers. Also, in order to accelerate network deployment or expansion and to generate efficiencies, carriers are increasingly co-locating transmission infrastructure with that of other network operators. Regulatory restrictions and the growing interest of local municipalities in slowing the proliferation of towers in their communities by requiring that towers accommodate multiple tenants has also contributed to co-location.

While the wireless communications industry is experiencing rapid growth, the television broadcasting industry, with strong encouragement from both Congress and the FCC, is actively planning its strategy for the transition from analog to digital technology. Local broadcasters will be initiating digital television ("DTV") service at different times. A station may begin DTV service as soon as it has received its FCC permit and is ready with equipment and other necessary preparations. The FCC has established a schedule by which broadcasters must begin DTV service (absent extenuating circumstances that may affect individual stations). This schedule requires that stations affiliated with the top four networks (ABC, CBS, FOX and NBC) in the ten largest markets begin service by May 1, 1999. Stations affiliated with these networks in markets 11-30 must begin service by November 1, 1999. All commercial stations must begin DTV service by May 1, 2002, and all noncommercial educational stations must start by May 1, 2003. At least 25 stations started DTV service in November 1998. ATC believes that this transition will require a substantial investment in enhanced broadcast infrastructure, including the construction or reengineering of broadcast towers. ATC expects much of the associated capital requirements will be borne by the broadcasters. However, management believes that, as with the deployment of towers for the wireless carriers, speed to market and limited capital resources will cause certain broadcasters to outsource the construction or reengineering of their towers in order to accommodate digital technology.

A communications tower's location, height and the loaded capacity at certain wind speeds determine its desirability to wireless carriers and the number of antennae that the tower can support. An antenna's height on a tower and such tower's location determine the line-of-sight of such antenna with the horizon and, consequently, the distance a signal can be transmitted. Some users, such as paging companies and specialized mobile radio ("SMR") providers in rural areas, need higher elevations for broader coverage. Other carriers such as PCS, ESMR and cellular companies in metropolitan areas usually do not need to place their equipment at the highest tower point.

A tower can be either self-supporting or supported by guy wires. There are two types of self-supporting towers: the lattice and the monopole. A lattice tower is usually tapered from the bottom up and can have three or four legs. A monopole is a tubular structure that is typically used as a single purpose tower or in places where there are space constraints or a need to address aesthetic concerns. Self-supporting towers typically range in height from 50-200 feet for monopoles and up to 1,000 feet for lattices, while guyed towers can reach 2,000 feet or more. A typical communications site consists of a compound enclosing the tower or towers and an equipment shelter (which houses a variety of transmitting, receiving and switching equipment).





                             [Graphic Appears Here]

Rooftop or other building top sites are more common in urban downtown areas where tall buildings are generally available and high traffic density requires multiple communications sites. One advantage of a rooftop site is that zoning regulations typically permit installation of antennae. In cases of such population density, neither height nor extended radius of coverage is as important. Moreover, the installation of a free-standing tower structure in urban areas will often prove to be impossible due to zoning restrictions and land availability and cost.

The cost of construction of a tower varies both by site location (which will determine, among other things, the required height of the tower) and type of tower. Non-broadcast towers (whether on a rooftop or the ground) generally cost between approximately $150,000 and $200,000. Broadcasting towers generally are built to bear a greater load. They usually cost between $300,000 and $1.0 million if on an elevated location and between $1.0 million and $3.5 million if on flat terrain.

The number of tenants that a tower can accommodate varies depending on the nature of the services provided by such tenants and the height of the tower. Non-broadcast towers of 200-300 feet that are designed to maximize capacity generally are capable of housing between five and ten tenants using an aggregate of between 25 and 50 antennae. Broadcasting towers generally are capable of housing between ten and 40 tenants using an aggregate of between 50 and 100 antennae.

Annual rental payments vary considerably depending upon several factors, including: (i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location and height of, the tower; and (v) the competitive environment.

Lease terms vary depending upon the industry user, with television and radio broadcasters tending to prefer longer term leases (15 to 20 years) than wireless communications service providers (five to ten years). In either case, most of such leases contain provisions for multiple renewals at the option of the tenant. Governmental agencies, because of budgetary restrictions, generally have one-year leases that tend to renew automatically. Tenants tend to renew their leases because of the complications associated with moving antennae. For example, a move by a television or radio broadcaster would necessitate FCC approval and could entail major dislocations and the uncertainty associated with building antennae in new coverage areas. In the case of cellular, PCS and other wireless users, moving one antenna might necessitate moving several others because of the interlocking grid-like nature of their wireless systems. In addition, the increasing difficulty of obtaining local zoning approvals, the increasing environmental concerns of communities and the restrictions imposed upon owners and operators by the FAA and upon tenants by the FCC tend to reduce the number of alternatives available to a tower user. Leases generally provide for annual automatic price increases (escalator provisions) based on specified estimated cost measures or on increases in the consumer price index. Owners and operators generally also receive fees for installing customers' equipment and antennae on the communications site.

Wireless communications towers are owned by a wide range of companies, including wireless service providers, regional Bell operating companies, long distance telephone companies, television and radio broadcasting companies, independent tower operators, utilities and railroads. Despite the increasing demand for communications sites, the industry remains highly fragmented, with few independent operators owning a significant percentage of towers. ATC estimates that no one independent tower owner and operator (one which owns and operates communications sites principally for other entities) owns more than 5% of the tower sites in the United States. The pace of consolidation has begun to accelerate, however, as the larger independent operators continue to acquire small local or regional operators and purchase communications sites and related assets from wireless communications carriers. Management believes that a major factor contributing to such consolidation is the emergence of many major companies seeking to provide increasingly sophisticated wireless services on a national basis. This, in turn, creates a need for substantial companies capable of developing and constructing networks of communications sites and maintaining and servicing the sophisticated support facilities associated with ongoing operations. ATC believes that the national and other large wireless service providers will prefer to deal with a company that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, a large number of individual tower owners, construction companies and other service providers. See "Risk Factors--Construction of New Towers" on page 10.

Unlike the fragmented nature of the communications site business, customers in the wireless communications industry and the broadcast industry tend to be large, well-capitalized national companies.

                                    BUSINESS

General

American Tower is a leading independent owner and operator of wireless communications towers in the United States. ATC's strategy is to use that position to take advantage of the growth opportunities inherent in a rapidly expanding and highly fragmented communications site industry. ATC has grown in less than four years to a company that will operate more than 3,200 towers in 44 states and the District of Columbia, giving effect to all pending mergers and acquisitions.

American Tower achieved its initial growth predominantly through acquisitions. ATC intends to continue to pursue its strategic acquisitions, including possible transactions with large wireless service providers seeking to divest their ownership of towers. More recently, however, ATC has been engaged in a major construction program. In 1998, American Tower (exclusive of construction activities of acquired or to be acquired companies prior to acquisition) constructed or had under construction at year end more than 500 towers at an aggregate cost of approximately $108.0 million. The 1999 combined business plans of ATC, OmniAmerica and TeleCom call for construction of between 1,300 and 1,700 towers at a cost of between $220.0 million and $325.0 million (exclusive of broadcast towers). The actual number of towers built may be outside of that range because of more attractive investment opportunities from acquisitions (in which case it could be less) or significant new build to suit projects with wireless service providers (in which case it could be more).

For the year ended December 31, 1997, giving effect to the ATC Pro Forma Transactions, ATC had net revenues of $177.2 million and EBITDA of $57.6 million. For the nine months ended September 30, 1998, giving effect to the ATC Pro Forma Transactions, ATC had net revenues of $158.3 million and EBITDA of $45.5 million.

ATC's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging and fixed microwave, as well as radio and television broadcasters. ATC also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, tower construction and antennae installation. ATC intends to expand these services and to capitalize on its relationships with its wireless customers through construction for them of major tower networks that ATC will own and operate. ATC is also engaged in the video, voice, data and Internet transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and Texas.

ATC operates or is constructing towers in major cities throughout the United States and has its largest tower clusters in California, Florida and Texas.

ATC has a diversified base of approximately 2,500 customers, no one of which accounted for more than 10% of its pro forma net revenues from site leasing activities for the nine months ended September 30, 1998. The five largest customers accounted for less than 30% of such net revenues. ATC's wide range of customers includes most of the major wireless service providers in that industry, including Airtouch, Alltell, AT&T Wireless PCS, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Metrocall, Mobile Comm, Nextel, Omnipoint, PacBell, PageNet, PowerTel, PrimeCo PCS, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. In addition, most of the major companies in the radio and television broadcasting industry are ATC's customers, including ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox and NBC. ATC provides site acquisition services to most of such wireless service providers, and ATC has constructed or is constructing towers on a build to suit basis for companies such as Bell South, Nextel, Omnipoint, PrimeCo, PCS and Southwestern Bell. The principal users of ATC's video, voice, data and Internet transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and TCI.

Management estimates that ATC's site leasing activities, which it believes generate the highest profit margin of its businesses, accounted for 46% of its pro forma net revenues for the nine months ended September 30, 1998;

site acquisition activities (including construction for others) accounted for 46%; and the video, voice, data and Internet transmission business accounted for 8%. However, in light of management's intention to focus on construction activities, which will increase the number of antennae sites available for leasing, ATC believes that leasing activities are likely to grow at a more rapid rate than other aspects of its business. For similar reasons, site acquisition activities (including construction for others) are expected to decline as a percentage of net revenues.

ATC derives its revenue from various industry segments. The percentage of ATC's pro forma net revenues for the nine-month period ended September 30, 1998 derived from the various industry segments (including from its site acquisition activities) is estimated to be as follows: PCS--40%; paging--15%; cellular--9%; microwave--7%; governmental agencies and others--5%; radio and television broadcasting--5%; ESMR--4%; two-way radio--4%; and SMR--3%. The remaining 8% of such revenues are derived from ATC's video, voice, data and Internet transmission customers, which are primarily the major television networks, and other video suppliers. Management believes that the foregoing percentages are probably not indicative of future contributions to be made by the various industry segments. Future contributions will probably change because of the anticipated growth of PCS, cellular and ESMR compared to other wireless providers. Management's intended focus on build to suit and other tower construction activities for its own account will also impact relative contributions. Moreover, PCS's ongoing percentage of net revenues may decline over time because its anticipated growth in lease revenues will be more than offset by the decline in ATC's site acquisition and construction activities for that segment. Currently, PCS accounts for more than two-thirds of ATC's pro forma site acquisition activities. Accordingly, in comparison to PCS's 40% of ATC's current pro forma net revenues (including site acquisition and construction activities), its contribution to such pro forma net revenues from leasing activities is 18%.

ATC designed its growth strategy to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. The principal elements of this strategy are:

  . to maximize utilization of antennae sites through targeted sales and marketing techniques;

  . to expand its tower construction activities, principally through build to suit projects; and

  . to pursue strategic acquisitions, designed principally (i) to take advantage of divestiture opportunities presented by wireless service providers, (ii) to facilitate entry into new geographic markets and
     (iii) to complement the construction program.

ATC believes that as the wireless communications industry has grown it has become more competitive. As a consequence, many carriers may seek to preserve capital and speed access to their markets by focusing on activities that contribute directly to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers. ATC also believes that many carriers are, for similar reasons, increasingly co-locating transmission facilities with those of others, a trend likely to be accelerated because of regulatory restrictions and the growing tendency of local municipalities to require that towers accommodate multiple tenants. Management also believes that national and other large wireless service providers will prefer to deal with a company, such as ATC, that can meet the majority of such providers' needs within a particular market or region, rather than, as in the past, with a large number of individual tower owners, construction companies and other service providers. See "Risk Factors--Construction of New Towers" on page 10 and "--Growth Strategy" on page 44.

Management believes that, in addition to such favorable growth and outsourcing trends, the communications site industry and ATC will benefit from several favorable characteristics, including the following:

  . a recurring and growing revenue stream based to a significant extent on long-term leases;

  . low tenant "churn" due to the costs and disruption associated with reconfiguring a wireless network or broadcasting location;

  . a customer base which is diversified by industry, among customers within each industry and geographical area, and which consists principally of large, financially responsible national companies;

  . favorable absolute and incremental tower cash flow margins due to low variable operating costs;

  .  low on-going maintenance capital requirements;

  . local government and environmental initiatives to reduce the numbers of towers thereby requiring carriers to co-locate antennae; and

  . the opportunity to consolidate in a highly fragmented industry, thereby creating the potential for enhanced levels of customer service and operating efficiency.

Growth Strategy

ATC's objective is to enhance its position as a leading U.S. provider of communications sites and network development services to the wireless communications and broadcasting industries. ATC's growth strategy consists of the following principal elements:

Internal Growth through Sales, Service and Capacity Utilization. Management believes that a substantial opportunity for profitable growth exists by maximizing the utilization of existing and future towers. Because the costs of operating a site are largely fixed, increasing tower utilization significantly improves site operating margins. Moreover, when a specific tower reaches full antennae attachment capacity, ATC is often able to construct an additional tower at the same location, thereby further leveraging its investment in land, related equipment and certain operating costs, such as taxes, utilities and telephone service.

ATC intends to use targeted sales and marketing techniques to increase utilization of both existing and newly constructed towers and to maximize investment returns on acquired towers with underutilized capacity. Management believes that the key to the success of this strategy lies in its ability to develop and consistently deliver a high level of customer service, and to be widely recognized as a company that makes realistic commitments and then delivers on them. Since speed to market and reliable network performance are critical components to the success of wireless service providers, ATC's ability to assist its customers in meeting these goals will ultimately define its marketing success and capacity utilization. ATC targets wireless service providers that are expanding or improving their existing network infrastructure as well as those deploying new technologies.

Growth by Construction. ATC believes it can achieve attractive investment returns by constructing new tower clusters in and around markets in which it already has a presence, along major highways and in targeted new markets, particularly markets that have not been significantly built out by carriers or other communications site companies. By working with one or more "anchor" tenants, ATC will seek to develop an overall master plan for a particular network by locating new sites in areas identified by its customers as optimal for their network expansion requirements. ATC generally secures commitments for leasing prior to commencing construction, thereby minimizing, to some extent, the risks associated with the investment. See "Risk Factors--Construction of New Towers" on page 10. In some cases, ATC may invest in the zoning and permitting of sites (and even the construction of towers) where it has no anchor tenant, but believes that demand will exist in the near term. ATC will also pursue strategic acquisitions as a means of filling out or, in certain cases, initiating, a tower network.

Management intends to place a strong emphasis on new tower development for the foreseeable future because it believes that new tower construction can produce relatively attractive initial returns. In addition, ATC can design and build towers to specifications that assure ample future capacity and minimize the need for future capital expenditures. Management also intends to pursue new tower construction to service the demand for digital television and for tower space for radio antennae displaced by digital television requirements. Over time, management believes that as many as half of its towers will result from construction, with the vast majority of these designed to serve the wireless communications industry. For more information regarding ATC's 1999 construction plans, see "--General" on page 42.

The ability to obtain, and commit to, large new construction projects will require significant financial resources. Management believes that its cost of capital, relative to the cost of capital of its competitors, will be an important factor in determining the success of its growth by construction strategy. Based on its previous capital market transactions, management believes that it has a good reputation in the financial community, including among banks, investment banking firms, institutional investors and public investors, and that such reputation will help it attract capital on the favorable terms necessary to finance its growth. However, funds may not be available to ATC on such terms.

Growth by Acquisition. ATC has achieved a leading industry position primarily through acquisitions. ATC intends to continue to target strategic acquisitions in markets or regions where it already owns towers as well as new markets, possibly including non-U.S. markets.

Among the potential acquisitions are tower networks owned by major wireless service providers. These providers may seek to divest their ownership of such networks for reasons similar to those motivating them to outsource their new construction requirements. These transactions often involve construction commitments for the seller's tower needs. The transactions may be substantial, involving several thousand towers and purchase prices in the hundreds of millions of dollars. Construction commitments which may attend such acquisitions may also entail hundreds of millions of dollars of capital expenditures. ATC has submitted proposals to several wireless service providers in the past (none of which have resulted in definitive agreements to date) and intends to continue to pursue such opportunities actively. ATC may not, necessarily, enter into any such major transaction.

ATC's current activities with respect to possible significant acquisitions range from the evaluation of properties, to submissions of indications of interests and first-round bids, to extended negotiations. These opportunities range in size from several hundred towers to a few with more than a thousand towers and from purchase prices of tens of millions of dollars to several hundreds of millions of dollars. Such purchase prices could take the form of cash, ATC stock or other securities, or a combination thereof. No material acquisition has reached the legally binding agreement stage other than those described in this document. See "--Recent Transactions" on page 49. Of course, ATC cannot predict whether it will enter into any binding agreements with respect to such acquisitions or, if it does, the terms or timing of any such material acquisitions. A limited number of such transactions with wireless service providers seeking to divest ownership of its towers would probably not require ATC to raise additional equity capital. However, more than a limited number of such acquisitions would probably require it to raise substantial capital in the form of the Class A Common Stock or other equity securities, particularly since they would likely include major build to suit construction commitments. See "Risk Factors--Acquisition Strategy" on page 11 and "-- Substantial Capital Requirements and High Debt Levels" on page 9.

ATC will attempt to increase revenues and operating margins at acquired communications sites through expanded sales and marketing efforts, improved customer service, the elimination of redundant overhead and, in certain instances, increasing tower capacity. Acquisitions of communications towers and sites are evaluated using numerous criteria, including potential demand, tower location, tower height, existing capacity utilization, local competition and local government restrictions on new tower development.

ATC also intends to pursue, on a selective basis, the acquisition of site acquisition companies and providers of video, voice and data transmission services, and may pursue acquisitions related to the communications site industry, including companies engaged in the tower fabrication business.

Products and Services

 . Leasing of Antennae Sites. ATC's primary business is the leasing of antennae sites on multi-tenanted communications towers to companies in all segments of the wireless communications and broadcasting industries. Giving effect to pending acquisitions, ATC will have more than 3,200 towers in 44 states and the District of Columbia, approximately 600 of which are managed for others, including approximately 400 rooftop antennae. The foregoing numbers do not include 86 additional towers and sites associated with a TeleCom joint venture with Prime, which ATC may be required to purchase for an additional $12.5 million. See "--Recent Transactions--Pending Acquisitions--TeleCom Merger" on page 52.

ATC rents tower space and provides related services for a diverse range of wireless communications industries, including PCS, cellular, ESMR, SMR, paging, fixed microwave, as well as radio and television broadcasters. ATC is geographically diversified with a significant number of towers throughout the United States. Its largest tower clusters are in California, Florida and Texas. ATC also owns and operates communications sites or is constructing towers in cities such as Albuquerque, Atlanta, Austin, Baltimore, Boston, Charlotte, Dallas, Houston, Jacksonville, Kansas City, Los Angeles, Miami-Ft. Lauderdale, Minneapolis, Philadelphia, Raleigh, San Antonio, San Diego, San Francisco, Tucson, Washington, D.C. and West Palm Beach.

ATC's leases, like most of those in the industry, generally vary depending upon the industry user. Television and radio broadcasters prefer long-term leases (generally from 15 to 20 years), and wireless communications providers favor somewhat shorter lease terms (generally from five to ten years), with multiple renewals at the option of the tenant. However, the leases acquired in the merger with Old ATC tend to be of shorter duration, generally two years, and permit earlier termination if ATC were to attempt to impose price increases relating to escalator provisions. Leases of all lengths tend to be renewed due to the costs and disruption associated with reconfiguring a wireless network or broadcast location.

Most of ATC's leases have escalator provisions (annual automatic increases based on specified estimated cost measures or on increases in the consumer price index) that permit ATC to keep pace with inflation. While these provisions are not by themselves intended to be a primary source of growth, they provide a stable and predictable growth component that is then enhanced by increased tower utilization.

The number of antennae that ATC's towers can accommodate varies depending on the type of tower (broadcast or non-broadcast), the height of the tower and the nature of the services provided by such antennae. Broadcasting towers generally are capable of holding more and larger antennae and serving more tenants than non-broadcasting towers. Annual rental payments vary considerably depending upon (i) the type of service being provided; (ii) the size of the transmission line and the number and weight of the antennae on the tower; (iii) the existing capacity of the tower; (iv) the antenna's placement on, and the location and height of, the tower; and (v) the competitive environment. Management believes that it is not possible to state with any degree of precision the vacancy or unused capacity of a "typical" tower, group of related towers or all of its towers for a variety of reasons, including, among others, the variations that occur depending on the types of antennae placed on the tower, the types of service being provided by the tower users, the type and location of the tower or towers, the ability to build other towers so as to configure a network of related towers, whether any of the users have imposed restrictions on competitive users, and whether there are any environmental, zoning or other restrictions on the number or type of users.

Build to Suit Business. Historically, cellular and other wireless service providers have constructed a majority of their towers for their own use, while usually outsourcing certain services such as site acquisition and construction management. More recently, however, service providers have expressed a growing interest in having independent companies own the towers on which they will secure space under long-term leases. Management believes this trend is the result of a need among such providers to preserve capital and to speed access to their markets by focusing on activities that contribute to subscriber growth and by outsourcing infrastructure requirements such as owning, constructing and maintaining towers or by co-locating their transmission infrastructure. ATC has positioned itself as an attractive choice for this build to suit opportunity. It has done so by acquiring and developing reputable site acquisition companies with established client relationships in both site acquisition and construction management, and by obtaining the financial resources necessary to participate in the build to suit arena on a substantial scale. Management believes companies that are able to demonstrate the ability to successfully locate, acquire and permit sites and finance and construct towers in a timely manner will be used by a significant number of wireless service providers on an expanded basis. ATC is currently engaged in build to suit efforts for BellSouth, Nextel, Omnipoint, PrimeCo PCS and Southwestern Bell. It is also seeking several major build to suit projects, although no definitive agreements may result.

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

In most cases, well engineered and well located towers built to serve the specifications of an initial anchor tenant in the wireless communications sector will attract three or more additional wireless tenants over time, thereby increasing revenue and enhancing margins. ATC (exclusive of OmniAmerica) has had only limited experience, to date, with major build to suit projects and those that it has completed and that are operational have been on a much smaller scale than those that it is currently building or negotiating or will seek in the future. Management believes that ATC's favorable results (occupancy and financial) achieved on completed projects are not representative of the results likely to be achieved from the larger projects ATC is currently contemplating and, therefore, has not included information with respect to the typical vacancy rates or financial results that can be expected to be generated by such build to suit projects. See "Risk Factors--Construction of New Towers" on page 10 for a description of certain risks involved in tower construction, particularly those involving large build to suit projects.

Communications Site Management Business. ATC is a leading manager of communications sites. These are principally rooftop sites, but also ground towers, for other owners. A principal aspect of this business is the development of new sources of revenue for building owners by effectively managing all aspects of rooftop telecommunications, including two-way radio systems, microwave, fiber optics, wireless cable and paging and rooftop infrastructure construction services. ATC will manage approximately 600 towers (of which approximately 400 will be rooftop towers), giving effect to all pending acquisitions, including the Mergers. Management contracts are generally for a period of five years and contain automatic five-year renewal periods unless terminated by either party before renewal or upon an uncured default. Under these contracts, ATC is responsible for marketing antennae sites on the tower, reviewing existing and negotiating future license agreements with tenant users, managing and enforcing those agreements, supervising installation of equipment by tenants to ensure, among other things, non-interference with other users, supervising repairs and maintenance to the towers, as well as site billing, collections and contract administration. In addition, ATC handles all calls as well as questions regarding the site so that the building management team or owner is relieved of this responsibility. For such services, ATC is entitled to a percentage of lease payments, which is higher for new tenants than for existing tenants. Upon any termination of a contract, unless because of its default, ATC is generally entitled to its percentage with respect to then existing tenants so long as they remain tenants.

 . Site Acquisition Business/Construction. ATC's site acquisition division has developed more than 8,000 sites in 48 states and currently has field offices in 13 major cities, including Atlanta, Chicago, Charlotte, Cleveland, Jacksonville, New Orleans and Seattle. The site selection and acquisition process begins with the network design. Highway corridors, population centers and topographical features are identified within the carrier's existing or proposed network, and drive tests are performed to monitor all PCS, cellular and ESMR frequencies to locate the systems then operating in that geographic area and identify where any holes in coverage may exist. Based on this data, the carrier and ATC develop a "search ring", generally of one-mile radius, within which the site acquisition department identifies land available either for purchase or lease. ATC personnel select the most suitable sites, based on demographics, traffic patterns and signal characteristics. The site is then submitted to the local zoning/planning board for approval. If the site is approved, in certain instances ATC will supervise construction of the towers and other improvements on the communications site. ATC's site acquisition services are provided on a fixed fee or time and materials basis. Existing users of ATC's site acquisition business include Airtouch, Alltel, AT&T Wireless, Ameritech, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, MobileComm, PageNet, Power Tel, SkyTel, Southwestern Bell, Sprint PCS and Western Wireless. While ATC will continue to provide site acquisition services to those customers desiring them, it also intends to actively market its construction and leasing services as an extension of these services.

Upon the closing of the OmniAmerica Merger, ATC will enter the tower construction business as an erector. To date, ATC has not itself constructed towers, but rather managed the construction activities of independent third parties. OmniAmerica currently builds towers for major wireless carriers. See "Business--Recent Transactions--Pending Acquisitions--OmniAmerica Merger" on page 50.


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

 . Voice, Video, Data and Internet Transmission Business. ATC's voice, video, data and Internet transmission business is called ATC Teleports. It is operated in and between New York City and Washington, D.C. and throughout Texas. A teleport is a hub for transmissions to and from ground based sources and satellites. A typical teleport facility consists of satellite antennas (dishes), a 24-hour, 365-day operations center, terrestrial links and other support facilities. ATC owns a teleport outside of New York City and one outside of Washington, D.C. It also has a terrestrial system connecting Washington, D.C., Baltimore, Philadelphia and New York City. The New York teleport system is located on a 70-acre owned site which is zoned for 29 satellite dishes of which 22 are existing, thereby providing significant expansion capacity. The Washington teleport is located in northern Virginia, inside of the Washington Beltway, on 16 acres and has 40 dishes with the capacity for an additional 20. The terrestrial system between the teleports consists of fiber and microwave channels. The entire system is used by television networks, broadcasters, cable programmers, and many of the leading voice, data and Internet providers. The teleports can access all of the domestic and major international satellites in their operating regions. The Texas system consists of a teleport outside of Dallas and a terrestrial system connecting Dallas, Austin, San Antonio, Houston and Corpus Christi. The system connects to all major sports and convention venues, broadcasters and other significant video users in Texas.

Customers

ATC's customers aggregate approximately 2,500 and include many of the major companies in the wireless communications industry. While none of ATC's customers accounted for as much as 10% of its pro forma net revenues from site leasing activities for the nine months ended September 30, 1998, most of the customers named below account for more than 1% of such revenues, and each is considered by ATC to be an important customer:

  . Cellular and PCS: Airtouch, Alltell, AT&T Wireless, Bell Atlantic Mobile, BellSouth, GTE Mobilnet, Houston Cellular, Mobile Comm, Omnipoint, PacBell, PrimeCo, PCS, Southwestern Bell Mobile Systems (operating as Cellular One), and Sprint PCS;

  .  Paging: Arch, Metrocall, PageMart, PageNet and Pittencrief;

  .  ESMR: Nextel; and

  . Television and Radio Broadcasting: ABC, CBS, Chancellor Media, Clear Channel, CNN, Fox and NBC.

ATC's site acquisition activities, which afford ATC the opportunity to furnish additional services such as the construction and leasing of communications sites, are provided to most of the cellular, PCS and ESMR customers listed above. ATC has constructed or is constructing towers on a build to suit basis for companies such as BellSouth, Nextel, Omnipoint, PrimeCo PCS and Southwestern Bell and is seeking several major build to suit projects, although no such definitive agreements may result.

The principal users of ATC's video, voice, data and Internet transmission services are television broadcasters and other video suppliers such as CBS, CNN, Fox and TCI. Revenues are derived from two sources of approximately equal significance: (i) contracted, long-term services of a regular, recurring nature and (ii) nonrecurring services relating to special news or events.

Management Organization

ATC is headquartered in Boston and is organized on a regional basis with each region being headed by a vice president who reports to the Chief Operating Officer. Its current regional operations are based in Boston, Atlanta, Chicago, Houston and the San Francisco Bay area, although additional regional centers may develop over time. Management believes that its regional operations centers which are in varying stages of development should ultimately be capable of responding effectively to the opportunities and customer needs of their respective defined geographic areas and that these operations centers should have skilled engineering, construction management and marketing personnel. Management also believes that over time enhanced customer service and greater operating efficiencies can be achieved by centralizing certain operating functions, including accounting and lease administration. Such centralization, when achieved, will enable key information about each site, tower lease and customer to become part of a centralized database, with communications links to regional operations centers.

In conjunction with its acquisition of various companies, management believes it has obtained the services of key personnel with skills in areas such as site acquisition, construction management, tower operations, engineering, marketing, lease administration and finance. As ATC seeks to expand its size and improve on the quality and consistency of service delivery, it believes it needs to complete the staffing of its existing regions and may, in the longer term, need to supplement its current workforce in certain critical areas, develop new regional centers and intensify its dedication to customer service. Accordingly, management is actively recruiting key personnel to complete the staffing of its regional operations centers and to strengthen and deepen its corporate group. ATC focuses its efforts on recruiting people from the industry sectors it serves and in some instances recruiting skilled engineering, marketing and other personnel from outside the communications site, wireless communications and broadcasting industries.

History

In early 1995, Steven B. Dodge, the then Chairman of the Board, President and Chief Executive Officer of American Radio, and other members of its management, recognized the opportunity in the communications site industry as a consequence of its ownership and operation of broadcast towers. American Radio formed ATC to capitalize on this opportunity. American Radio distributed its ATC stock to its security holders in connection with its merger with the CBS in June 1998.

Recent Transactions

 . Consummated Acquisitions.

Since January 1, 1998, ATC has acquired various communications sites and a major site acquisition business for an aggregate estimated purchase price of $910.0 million, including the issuance of 36.3 million shares of Class A Common Stock valued (at the time of the relevant agreement) at $382.6 million. The most significant of those acquisitions are described below.

OPM. In January 1998, ATC consummated the acquisition of OPM-USA-INC. ("OPM"), a company that owned and developed communications towers, and owned approximately 90 towers at the time of acquisition (the "OPM Transaction"). The purchase price was variable based on the number of towers developed for American Tower and the forward cash flow of such towers. In December 1998, it was fixed at $70.0 million for a total of more than 150 towers and a right of first refusal granted to American Tower with respect to any towers that the former owner of OPM develops.

Gearon. In January 1998, ATC consummated the merger with Gearon and ATI (the "Gearon Transaction"). Gearon was engaged primarily in the site acquisition business for unaffiliated third parties that also owned or had under construction 40 tower sites. The merger price of $80.0 million was paid by delivery of 5,333,333 shares of Class A Common Stock, payment of $32.0 million in cash and assumption of liabilities.

ATC Teleport. In May 1998, ATC acquired the assets relating to a teleport serving the Washington, D.C. area for a purchase price of $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

Old ATC Merger. On June 8, 1998, ATC merged with another tower site company ("Old ATC") in a stock-for-stock deal valued at $550.0 million. Former stockholders of Old ATC received 28.8 million shares of Class A Common Stock, representing about 35% of the Common Stock after the merger was completed. ATC also changed its name from "American Tower Systems Corporation" to American Tower Corporation, the name of the acquired company.

Old ATC was a leading independent owner and operator of wireless communications towers and operated 915 towers in 32 states, including 125 towers managed for a third party owners and had agreed to acquire 35 additional towers in 1998 at an estimated cost of $17.4 million.

As a condition to consummation of the merger, Messrs. Dodge and Stoner entered into a voting agreement with ATC and certain of the Old ATC common stockholders, pursuant to which Messrs. Dodge and Stoner agreed to vote in favor of the election of each of Messrs. Lummis and Mays (or any other nominee of Mr. Lummis and Clear Channel reasonably acceptable to the ATC Board of Directors) so long as Mr. Lummis and Clear Channel (or their respective affiliates) hold at least 50% of the shares of Class A Common Stock received by him or it in the merger. Messrs. Lummis and Mays were elected to the Board of Directors immediately following the merger.

Chase Manhattan Capital L.P. ("Chase Capital"), which is an affiliate of CEA, a stockholder of ATC, and Mr. Chavkin, a director of ATC, owned approximately 18.1% of the Old ATC Common Stock as of April 6, 1998 and had a representative on the Old ATC Board of Directors. See "Principal and Selling Stockholders" on page 66. Summit Capital of Houston ("Summit Capital") received a $2.25 million broker's fee from Old ATC upon consummation of the merger. Fred Lummis, the former President and Chief Executive Officer of Old ATC, and a director of ATC, is an affiliate of Summit Capital.

Wauka. In October 1998, American Tower acquired approximately 300 towers and certain tower related assets in six transactions for an aggregate purchase price of approximately $100.2 million. The most significant transactions were the acquisition of 166 towers in the Atlanta, Georgia area through the merger of Wauka Communications, Inc. into ATI and the acquisition by ATI of the assets of Grid Site Services, Inc. The consideration in those related transactions (collectively, the "Wauka Transaction") included the issuance of 1,430,881 shares of Class A Common Stock.

 . Pending Acquisitions.

OmniAmerica Merger. Pursuant to the OmniAmerica Merger, OmniAmerica will merge into an ATC subsidiary. Holders of OmniAmerica common stock will receive 1.1 shares of Class A Common Stock for each share of OmniAmerica common stock they own. Accordingly, ATC expects to issue an aggregate of approximately 17.7 million shares of Class A Common Stock if the OmniAmerica Merger is consummated, assuming all OmniAmerica stock options are exercised.

Business of OmniAmerica. OmniAmerica is a leading independent owner and operator of wireless communications and broadcast towers with 223 towers in 24 states, including 12 towers on ten sites managed for third-party owners. OmniAmerica has agreed to acquire up to an additional 27 towers. OmniAmerica's principal tower clusters are located in Florida, Illinois, Kentucky, New Mexico, Ohio, Oklahoma, Tennessee and Texas. OmniAmerica is also a leading builder of wireless communications and broadcast towers, providing a complete package of design, construction and installation services. OmniAmerica also manufactures and sells wireless infrastructure components used in the construction and maintenance of wireless communications transmitting and receiving facilities. In 1998, OmniAmerica acquired 168 towers (including rooftops) at an aggregate cost of approximately $117.0 million and, as of early December 1998, constructed or had under construction approximately 173 telecommunications towers at an aggregate cost of approximately $12.0 million and three broadcast towers at an aggregate cost of $11.3 million. OmniAmerica also owns a 33 1/3% equity ownership position in Kline Iron & Steel Co., Inc., a diversified steel fabricator that also fabricates broadcasting towers.

OmniAmerica designs, builds, installs, modifies and maintains (collectively, "wireless infrastructure building and implementation services") land-based wireless communications transmitting and receiving facilities located in the U.S. ("wireless communications facilities") primarily for providers of wireless communications services. As part of OmniAmerica's wireless infrastructure building and implementation service business, OmniAmerica also provides certain electrical engineering services, wireless equipment testing services and site acquisition and evaluation services in connection with the location and installation of wireless communications facilities.

OmniAmerica also manufactures and sells a line of fasteners and other mounting components, waveguide bridge products, square support rail, tower lighting systems, tower safety products and other hardware products (collectively, "wireless infrastructure components"). End users utilize these products primarily in connection with the installation and maintenance of wireless communications facilities. Finally, OmniAmerica manufactures certain wireless components on a private label basis for sale to several large wireless communications equipment vendors who market these products under their own brand names.

OmniAmerica provides leasing tower space and renders wireless infrastructure building and implementation services to radio and television broadcasters and providers of a broad range of wireless communications services, including paging services, analog and digital cellular telephone services, PCS services, SMR services, ESMR services and microwave communications services. OmniAmerica's customers include, among others: (i) Western Wireless, (ii) AT&T Wireless Services, (iii) Sprint, (iv) PrimeCo PCS, (v) BellSouth Mobility, (vi) Nextel and (vii) Arch.

OmniAmerica Merger Agreement. The provisions of the merger agreement among ATC, ATI and OmniAmerica (the "OmniAmerica Merger Agreement") are comparable to those customary in similar transactions, including without limitation (a) detailed and substantially identical representations and warranties of ATC and OmniAmerica that do not survive the closing; (b) covenants as to the interim conduct of the business of OmniAmerica (including the necessity of approval of ATC for acquisitions or construction commitments not previously disclosed and over certain specified amounts); (c) agreements of ATC to indemnify the officers and directors of OmniAmerica and to maintain officer and director insurance for their benefit; (d) closing conditions, including (i) receipt of opinions of counsel as to the effect that, for federal income tax purposes, the OmniAmerica Merger will constitute a tax-free reorganization and (ii) the election of a nominee of the principal stockholder of OmniAmerica (Hicks, Muse) as a director of ATC; (e) the nonsolicitation of employees in the event of termination of the OmniAmerica Merger Agreement; and (f) a termination fee of $12.0 million payable to ATC if (i) the OmniAmerica stockholders do not approve the OmniAmerica Merger by April 30, 1999 (or September 30, 1999, if extended by American Tower) or (ii) OmniAmerica terminates the Merger Agreement because of a Superior Proposal as defined in the OmniAmerica Merger Agreement. Capitalized terms used herein but not otherwise defined shall have the meaning set forth in the OmniAmerica Merger Agreement which is filed with the Securities and Exchange Commission (the "Commission") as an exhibit to the registration statement for this Offering.

It is a condition of OmniAmerica's obligation to consummate the OmniAmerica Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with OmniAmerica and certain of the OmniAmerica stockholders pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of Mr. Furst (or any other nominee of HMTF/Omni Partners, L.P. reasonably acceptable to the ATC Board) so long as Hicks, Muse (and certain affiliates) hold at least 50% of the shares of Class A Common Stock to be received by an affiliate of Hicks, Muse in the OmniAmerica Merger.

The Boards of Directors of both companies can mutually agree to terminate the OmniAmerica Merger Agreement at any time. Either company can terminate the OmniAmerica Merger Agreement if:

  .  a governmental authority permanently prohibits the merger; or

  . the terminating party is not in material breach and either (i) the merger has not been consummated by April 30, 1999 or (ii) the other party is in material breach of the OmniAmerica Merger Agreement resulting in its inability to satisfy a merger condition. However, American Tower may extend this deadline to September 30, 1999 in certain circumstances if (i) all of the conditions to closing other than those relating to the HSR Act and FCC approvals have been satisfied and (ii) the parties waive continued compliance with certain conditions, including those referring to the absence of a material adverse effect on the business or financial condition of the other company.

OmniAmerica also has the right to terminate the OmniAmerica Merger Agreement if it approves a Superior Proposal (as defined in the OmniAmerica Merger Agreement), subject to payment of a termination fee of $12.0 million to ATC.

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

The OmniAmerica Merger has been approved by the OmniAmerica stockholders. Subject to the expiration or earlier termination of the waiting period under the HSR Act, and the satisfaction of other closing conditions, ATC expects the OmniAmerica Merger to be closed in the spring of this year. Completion of the OmniAmerica Merger is not conditioned on closing the TeleCom Merger.

TeleCom Merger. Pursuant to the agreement governing the TeleCom Merger (the "TeleCom Merger Agreement"), TeleCom and an ATC subsidiary will merge. The aggregate purchase price to be paid by ATC in the TeleCom Merger (the "TeleCom Merger Consideration") is $148.8 million less the amount by which TeleCom's debt at the time of the TeleCom Merger exceeds the sum of (i) $30.0 million and
(ii) the aggregate costs incurred by TeleCom after November 16, 1998 for acquisitions, new tower construction and other capital expenditures. The purchase price is payable 60% ($89.3 million, assuming no adjustment) in shares of Class A Common Stock and 40% ($59.5 million, assuming no such adjustment) in cash. The cash portion of the purchase price will also be increased or decreased based on the balance of TeleCom's working capital at the time of the TeleCom Merger. The number of shares of Class A Common Stock to be delivered is based on a per share price of $21.25 for the Class A Common Stock. This number is subject to adjustment depending on its trading levels prior to the TeleCom Merger and the achievement of certain revenue growth targets for TeleCom. Assuming no such adjustment, ATC will issue approximately 4.2 million shares upon completion of the TeleCom Merger.

The TeleCom Merger Agreement provides that in the event the Closing Date Share Price (as defined in the TeleCom Merger Agreement) is less than $17.75 or more than $24.75, the number of shares of Class A Common Stock to be delivered will be increased or decreased, as the case may be, in accordance with a formula set forth in the TeleCom Merger Agreement.

The TeleCom Merger Agreement also provides for a reduction in the aggregate number of shares of Class A Common Stock to the extent that TeleCom fails to achieve certain growth in its Monthly Tower Revenue Run Rate (as defined in the TeleCom Merger Agreement). In the event the actual Monthly Tower Revenue Run Rate of TeleCom for the month ended immediately prior to the Closing Date is less than the "targeted" Monthly Tower Revenue Run Rate, the number of shares of ATC Common Stock shall be reduced based upon an "enterprise value shortfall"; provided, however, that in no event shall the number of shares be reduced by more than 600,000 shares of Class A Common Stock. The "targeted" Monthly Tower Revenue Run Rates and the formula for determining the "enterprise value shortfall" are contained in the TeleCom Merger Agreement.

ATC is also obligated to purchase an affiliate of TeleCom (Prime-Telecom Communications Co. ("Prime")) if the independent owner of 50% of that entity does not elect to purchase such company. The purchase price for 100% of the affiliate would be approximately $12.5 million in cash. Prime owns and operates five towers and manages 88 rooftop sites for others. Such towers and sites are located in California.

Business of TeleCom. Formed in September 1997, TeleCom is a national owner and operator of communications sites, primarily serving wireless providers. TeleCom owns or co-owns 271 towers and manages an additional 121 sites in 27 states. Its principal tower clusters are located in Texas, Illinois, Ohio and Virginia. TeleCom provides site leasing/licensing services to the country's largest commercial cellular operators, paging services and ESMR systems. TeleCom also serves federal, state and local governments, public safety operations, TV and FM radio stations and handles private two-way communications systems for large corporations and small operators. In 1998, TeleCom acquired 27 towers at an aggregate cost of approximately $15.6 million and constructed or had under construction 43 towers at an aggregate cost of approximately $8.1 million, including capital to be expended in 1999 to complete these projects.

TeleCom's managed sites consist mainly of building-top and tower sites owned by third parties, with the manager of the site typically receiving a fee generally between 20% and 50% of revenues from tenants. TeleCom has approximately 700 customers, and approximately 2,000 tenant licenses.

TeleCom Merger Agreement. The provisions of the TeleCom Merger Agreement are comparable to those customary in similar transactions, including without limitation (a) detailed representations and warranties of

ATC and TeleCom that will survive the closing for, in the case of TeleCom, a limited period of time; (b) covenants as to the interim conduct of the business of TeleCom (including the necessity of approval of ATC for acquisitions or construction commitments not previously disclosed to ATC and over certain specified amounts); (c) agreements of ATC to indemnify, among others, the officers and Management Committee members of TeleCom and to maintain officer and director insurance for their benefit; (d) closing conditions, including (i) receipt of customary closing opinions of counsel, and (ii) the election of Mr. Eisner as a director of ATC; (e) the nonsolicitation of employees in the event of termination of the TeleCom Merger Agreement; and (f) the indemnity escrow provisions which limit the exposure of the TeleCom members to an aggregate of $5.0 million, decreasing over time and terminating after two years from closing. The TeleCom Merger Agreement provides, among other conditions of consummation, that there shall not have been any event that shall cause a material adverse change regarding ATC or TeleCom. Consummation of the TeleCom Merger is also conditioned on the expiration or earlier termination of the HSR Act waiting period. The TeleCom Merger Agreement also permits the distribution to its investors of the beneficial interests in RCC without any change in the TeleCom Merger Consideration.

It is a condition of TeleCom's obligation to consummate the TeleCom Merger that Messrs. Dodge and Stoner shall have entered into a voting agreement with TeleCom and certain of the TeleCom investors, pursuant to which Messrs. Dodge and Stoner will have agreed to vote in favor of the election of Mr. Eisner (or any other nominee of Cox Telecom Towers, Inc. ("CTT") reasonably acceptable to the ATC Board) so long as CTT (and its affiliates) hold at least 50% of the shares of ATC Class A Common Stock to be received by them in the TeleCom Merger.

The TeleCom Merger Agreement provides for a termination date of September 30, 1999 and that in the event either party terminates because of the intentional or wilful breach of any covenant or agreement by the other, the terminating party shall be entitled to a termination fee of $10.0 million.

The TeleCom Merger and Merger Agreement have been approved by the TeleCom investors. Subject to the expiration or earlier termination of the waiting period under the HSR Act, and the satisfaction of other closing conditions, ATC expects the OmniAmerica Merger to be closed in the spring of this year. Completion of the TeleCom Merger is not conditioned on closing the OmniAmerica Merger.

 . Other Transactions

Other Pending Acquisitions. In June 1998, ATC entered into an agreement to acquire a company which is in the process of constructing approximately 40 towers in the Tampa, Florida area, of which 20 are presently operational. The purchase price will be equal to an excess of (i) ten times the "Current Run Rate Cash Flow" at the time of closing, over (ii) the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. "Current Run Rate Cash Flow" means twelve (12) times the excess of net revenues over direct operating expenses for the month preceding closing. ATC is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders on a nonrecourse basis and secured by the stock of the seller), of which approximately $7.1 million had been advanced as of December 31, 1998. The secured note is payable if the acquisition is not consummated. Subject to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the spring of 1999.

ATC is negotiating certain changes in the ATC/PCS arrangements, including the acquisition by ATC of the 58 communications sites in northern California presently owned by ATC/PCS in exchange for shares of Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATC's construction advances, an increase in the percentage interest of the other member in ATC/PCS, and a management fee to ATC. Such negotiations may not, however, result in a definitive agreement.

ATC Separation

On June 4, 1998, American Radio consummated the ATC Separation. As a consequence, all of the Common Stock of American Tower owned by American Radio was distributed to ARS common stockholders and holders of options to acquire ARS Common Stock and was or will be distributed upon conversion of shares of American Radio convertible securities. As a consequence of the ATC Separation, American Tower ceased to be a subsidiary of, or otherwise affiliated with, American Radio and commenced operations as an independent publicly traded company. ATC entered into the Separation Agreement with CBS and American Radio providing for, among other things, the allocation of certain tax liabilities to American Tower, certain closing date adjustments relating to American Radio, the lease to American Radio by American Tower of space on certain towers previously owned by American Radio and transferred to ATC, and the orderly separation of American Radio and ATC.

The Separation Agreement required ATC to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities incurred by American Radio attributable to the distribution of the Common Stock owned by American Radio to its security holders and certain related transactions, to the extent that the aggregate amount of taxes required to be paid by American Radio exceeded $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the Common Stock at the time of the consummation of the ATC Separation. ATC received an appraisal from an independent appraisal firm that the "fair market value" of American Radio's stock interest in ATC was equal to $17.25 per share. Based on such appraisal, American Radio paid estimated taxes of approximately $212.0 million, for which ATC reimbursed CBS. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. American Tower financed its tax reimbursement obligations to CBS with the proceeds of the Interim Preferred Stock. The $212.0 million payment also included estimated payments for the "make-whole" provisions of the liability associated with the conversion of the American Radio 7% Convertible Exchangeable Preferred Stock (the "ARS Convertible Preferred") and the working capital adjustment described below. Such taxes gave effect to estimated deductions of approximately $85.1 million available to American Radio as a consequence of the cancellation or exercise of American Radio stock options pursuant to the ATC Separation. ATC's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of the Class A Common Stock under the tax reporting method followed. The average of the high and low trading prices of the Class A Common Stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

The $212.0 million payment did not include all the taxes payable with respect to the shares of Class A Common Stock deliverable upon conversion of the ARS Convertible Preferred; such taxes will be based on the "fair market value" of the Class A Common Stock at the time of conversion. Conversions have occurred at various times since June 4, 1998. On September 30, 1998, CBS issued convertible debentures (the "ARS Convertible Debentures") in exchange for the then outstanding shares of ARS Convertible Preferred. Holders of the ARS Convertible Debentures are entitled to the same conversion rights as the ARS Convertible Preferred. As of January 15, 1999, holders of 47% of the ARS Convertible Preferred and/or ARS Convertible Debentures had converted or presented for conversion. As of January 15, 1999, ATC estimates that its reimbursement obligation with respect to taxes on known conversions is approximately $14.4 million, of which $8.5 million has been paid. ATC estimates that its remaining reimbursement obligation with respect to the taxes on ARS Convertible Debentures that have not been converted would be approximately $17.6 million under the tax reporting method followed. Such estimate is based on an estimated fair market value of the Class A Common Stock of $28.25 per share. ATC's obligation for such conversions would change by approximately $1.1 million for each $1.00 change in such fair market value.

American Radio has agreed that it will pursue, for the benefit of and at the cost of ATC, a refund claim, attributable to the "make-whole" provision, estimated at between $40.0 million to $45.0 million, based on the appraised "fair market value" and the estimated taxes attributable to conversions of the ARS Convertible Debentures set forth above. Any such refund claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, any such refund claim may not be successful.

The Separation Agreement also provides for closing balance sheet adjustments based on the working capital, as defined, and debt levels of American Radio as of June 4, 1998. ATC will benefit from or bear the cost of such adjustments. As of June 1998, ATC's preliminary estimate of such adjustments was not expected to exceed $50.0 million, excluding the reimbursement to CBS for the tax consequences of any such payment estimated at approximately $33.0 million. The estimated taxes stated above include such estimated tax reimbursement amount. Such preliminary estimate was based on estimated working capital and debt amounts that were dependent upon operating results, cash capital contributions and ATC Separation expenses; the final payment is contingent upon a series of events set forth in the Separation Agreement. As a result, ATC recorded a $50.0 million payable to CBS and a corresponding reduction in equity to reflect management's estimate at that time.

In accordance with the terms of the Separation Agreement, in September 1998, CBS delivered to ATC a working capital and net debt closing statement setting forth a proposed purchase price adjustment payment to CBS of approximately $82.2 million, excluding accrued interests to which ATC objected. CBS has offered to resolve the disagreement for a stipulated payment less than $82.2 million, together with certain ATC tax indemnifications. ATC has not responded to this offer. If CBS and ATC are unable to resolve their differences, they may agree to extend such date. In the event that such differences cannot be resolved, they are obligated to engage a third party to arbitrate the dispute. Under the circumstances, ATC continues to believe that the amounts previously recorded represent a reasonable estimate of the amounts that will be paid to CBS and will adjust the amount should circumstances warrant it.

Regulatory Matters

Federal Regulations. Both the FCC and the FAA regulate towers used for wireless communications and radio and television antennae. Such regulations control the siting, lighting, marking and maintenance of towers and may, depending on the characteristics of the tower, require registration of tower facilities and issuance of determinations of no hazard. Wireless communications devices operating on towers are separately regulated and independently licensed by the FCC based upon the regulation of the particular frequency used. In addition, the FCC also separately licenses and regulates television and radio stations broadcasting from towers. Depending on the height and location, proposals to construct new antenna structures or to modify existing antenna structures are reviewed by the FAA to ensure that the structure will not present a hazard to aircraft, and such review is a prerequisite to FCC authorization of communications devices placed on the tower. Tower owners also bear the responsibility for notifying the FAA of any tower lighting failures. ATC generally indemnifies its customers against any failure to comply with applicable standards. Failure to comply with applicable requirements may lead to civil penalties.

The introduction and development of digital television also may affect ATC and some of its largest customers. In addition, the need to install additional antennae required to deliver digital television service may necessitate the relocation of many currently co-located FM antennae. The need to secure state and local regulatory approvals for the construction and reconstruction of this substantial number of antennae and the structures on which they are mounted presents a potentially significant regulatory obstacle to the communications site industry. As a result, the FCC has solicited comments on whether, and in what circumstances, the FCC should preempt state and local zoning and land use laws and ordinances regulating the placement and construction of communications sites. There can be no assurance as to whether or when any such federal preemptive regulations may be promulgated or, if adopted, what form they might take, whether they would be more or less restrictive than existing state and local regulations, or whether the constitutionality of such regulation, if challenged on constitutional grounds, would be upheld.

Local Regulations. Local regulations include city and other local ordinances, zoning restrictions and restrictive covenants imposed by local authorities. These regulations vary greatly, but typically require tower owners to obtain approval from local officials or community standards organizations prior to tower construction. Local regulations can delay or prevent new tower construction or site upgrade projects, thereby limiting ATC's ability to respond to customer demand. In addition, such regulations increase costs associated with new tower construction. Existing regulatory policies may adversely affect the timing or cost of new tower construction and additional regulations may be adopted which increase such delays or result in additional costs to ATC. Such factors could have a material adverse effect on ATC's financial condition or results of operations.

Environmental Matters

Under various federal, state and local environmental laws, ordinances and regulations, an owner of real estate or a lessee conducting operations thereon may become liable for the costs of investigation, removal or remediation of soil and groundwater contaminated by certain hazardous substances or wastes. Certain of such laws impose cleanup responsibility and liability without regard to whether the owner or operator of the real estate or operations thereon knew of or was responsible for the contamination, and whether or not operations at the property have been discontinued or title to the property has been transferred. The owner or operator of contaminated real estate also may be subject to common law claims by third parties based on damages and costs resulting from off-site migration of the contamination. In connection with its former and current ownership or operation of its properties, ATC may be potentially liable for environmental costs such as those discussed above.

ATC believes it is in compliance in all material respects with all applicable material environmental laws. ATC has not received any written notice from any governmental authority or third party asserting, and is not otherwise aware of, any material environmental non-compliance, liability or claim relating to hazardous substances or wastes or material environmental laws. However, (i) there may be undetected environmental conditions for which ATC might be liable in the future, and (ii) future regulatory action, as well as compliance with future environmental laws, may require ATC to incur costs that could have a material adverse effect on ATC's financial condition and results of operations.

Competition

ATC competes for antennae site customers with wireless carriers that own and operate their own tower networks and lease tower space to other carriers, site development companies that acquire space on existing towers for wireless providers and manage new tower construction, other national independent tower companies and traditional local independent tower operators. Wireless service providers that own and operate their own tower networks generally are substantially larger and have greater financial and other resources than ATC. ATC believes that tower location and capacity, price, quality of service and density within a geographic market historically have been and will continue to be the most significant competitive factors affecting owners, operators and managers of communications sites.

ATC competes for acquisitions and new tower construction sites with wireless service providers, site developers and other independent tower operating companies. ATC believes that competition for acquisitions and tower construction sites will increase, causing price increases, and that additional competitors may enter the tower market, certain of which may have greater financial and other resources than ATC.

ATC also faces strong competition for build to suit opportunities, principally from other independent communications sites operators and site developers, certain of which have more extensive experience and offer a broader range of services (principally in constructing for themselves rather than managing the construction of others) than ATC can presently offer.

Properties

ATC's interests in its communications sites are comprised of a variety of fee interests, leasehold interests created by long-term lease agreements, private easements, and easements, licenses or rights-of-way granted by government entities. In rural areas, a communications site typically consists of a three to five acre tract which supports towers, equipment shelters and guy wires to stabilize the structure. Less than 2,500 square feet are required for a self-supporting tower structure of the kind typically used in metropolitan areas. Land leases generally have twenty (20) to twenty-five (25) year terms, with three five-year renewals, or are for five-year terms with automatic renewals unless ATC otherwise specifies. Some land leases provide "trade-out" arrangements whereby ATC allows the landlord to use tower space in lieu of paying all or part of the land rent. ATC will have more than 2,000 land leases, giving effect to all pending acquisitions including the mergers. Pursuant to the Credit Facilities, the senior lenders have liens on, among other things, all leases of tower space, contracts relating to the management of towers for others, cash, accounts receivable, the stock and inter-company debt of all Restricted Subsidiaries (as defined in the Credit Facilities), inventory and other personal property, fixtures, intellectual property, as well as certain fee and leasehold interests, and the proceeds thereof of ATC and its Restricted Subsidiaries.

Legal Proceedings

ATC is occasionally involved in legal proceedings that arise in the ordinary course of business. While the outcome of these proceedings cannot be predicted with certainty, management does not expect any pending matters to have a material adverse effect on ATC's financial condition or results of operations.

Employees

As of December 31, 1998, ATC employed approximately 450 full time individuals and considers its employee relations to be satisfactory. Giving effect to the OmniAmerica Merger and the TeleCom Merger, ATC will employ approximately 1,050 full time individuals.

                                   MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information concerning the executive officers and directors of ATC:

               Name             Age                  Position
               ----             ---                  --------
   Steven B. Dodge(1).......... 53  Chairman of the Board, President and Chief
                                     Executive Officer
   Alan L. Box................. 47  Executive Vice President and Director
   Douglas Wiest............... 46  Chief Operating Officer
   Arnold L. Chavkin(1)(2)(3).. 47  Director
   James S. Eisenstein......... 40  Executive Vice President--Corporate
                                     Development
   J. Michael Gearon, Jr....... 33  Executive Vice President and Director
   Fred R. Lummis(2)........... 44  Director
   Randall Mays(2)............. 32  Director
   Thomas H. Stoner(1)(3)...... 64  Director
   Maggie Wilderotter(3)....... 43  Director
   Joseph L. Winn.............. 47  Treasurer and Chief Financial Officer
   Jack D. Furst............... 39  Director Nominee
   Dean H. Eisner.............. 40  Director Nominee

--------
(1) Member of the Executive Committee; Mr. Stoner is the Chairman of the Executive Committee.
(2) Member of the Audit Committee; Mr. Mays is the Chairman of the Audit Committee.
(3) Member of the Compensation Committee; Mr. Stoner is the Chairman of the Compensation Committee.

Two independent directors will be elected annually, commencing in 1999, by the holders of Class A Common Stock, voting as a separate class. All directors hold office until the annual meeting of the stockholders of ATC next following their election or until their successors are elected and qualified. Each executive officer is appointed annually and serves at the discretion of the ATC Board of Directors (the "ATC Board").

As a condition to the consummation of the OmniAmerica Merger, a nominee of the principal stockholder of OmniAmerica, Jack D. Furst, Chairman of OmniAmerica and, since 1989, a Partner of Hicks, Muse, Tate & Furst, Incorporated, an affiliate of OmniAmerica's principal stockholder ("Hicks, Muse"), will be elected as a director of ATC. Mr. Furst currently serves as a Director of Cooperative Computing, Inc., Hedstrom Corp., International Wire Holding Company, Viasystems, Inc., Home Interiors & Gifts, Inc. and Triton Energy Limited. As a condition to the consummation of the TeleCom Merger, a nominee of the principal member of TeleCom, Dean H. Eisner, will be elected as a director of ATC. Since May 1995 Mr. Eisner has served as Vice President, Business Development and Planning of Cox Enterprises, Inc., an affiliate of Cox Telecom Towers, Inc., the principal member of TeleCom. Prior to that he served as Treasurer of Cox Enterprises, Inc., starting in January 1993, and Managing Director, International Development starting in February 1992.

Steven B. Dodge is the Chairman, President and Chief Executive Officer of ATC. Mr. Dodge was also the Chairman of the Board, President and Chief Executive Officer of American Radio, a position he occupied since its founding on November 1, 1993 until consummation of the ATC Separation. Mr. Dodge was the founder in 1988 of Atlantic Radio, L.P. ("Atlantic") which was one of the predecessor entities of American Radio. Prior to forming Atlantic, Mr. Dodge served as Chairman and Chief Executive Officer of American Cablesystems Corporation ("American Cablesystems"), a cable television company he founded in 1978 and operated as a privately-held company until 1986 when it completed a public offering in which its stock was priced at $14.50 per share. American Cablesystems was merged into Continental Cablevision, Inc. in 1988 in a transaction valued at more than $750.0 million, or $46.50 per share. The initial public offering of American Radio Class A Common Stock occurred in June 1995 at a price of $16.50 per share. Upon consummation of the ATC

Separation, each share of American Radio Class A Common Stock was exchanged into $44.00 and one share of Class A Common Stock. Mr. Dodge also serves as a director of PageMart Wireless, Inc., American Media, Inc. and the National Association of Broadcasters.

Alan L. Box is an Executive Vice President and a director of ATC. Mr. Box served as Chief Operating Officer of ATC from June 1997 to March 1998, at which time he assumed his present role as the Executive Vice President responsible for the video, voice and data transmission business of ATC. Mr. Box also was an Executive Vice President and a director of American Radio from April 1997, when EZ Communications, Inc. ("EZ") merged into American Radio (the "EZ Merger"), until consummation of the ATC Separation. Prior to the EZ Merger, Mr. Box was employed by EZ, starting in 1974, as the General Manager of EZ's Washington, D.C. area radio station. He became Executive Vice President and General Manager and a director of EZ in 1979, President of EZ in 1985 and Chief Executive Officer of EZ in 1995. He serves as a director of George Mason Bankshares, Inc. and George Mason Bank.

Arnold L. Chavkin is a member of the Executive Committee and the Audit Committee of the ATC Board.Mr. Chavkin was the Chairman of the Audit Committee of the Board of American Radio from its founding until consummation of the ATC Separation and of the Audit Committee of ATC from its organization until November 1998. Mr. Chavkin is a general partner of Chase Capital Partners ("CCP"), previously known as Chemical Venture Partners ("CVP"), which is a general partner of Chase Equity Associates, L.P. ("CEA"), a stockholder of ATC, and previously a principal stockholder of American Radio and of Multi Market Communications, Inc., one of the predecessors of American Radio. Mr. Chavkin has been a General Partner of CCP and CVP since January 1992 and has served as the President of Chemical Investments, Inc. since March 1991. Chase Capital, which is an affiliate of CEA, owned approximately 18.1% of Old ATC; Chase, which is also an affiliate of Chase Capital, is a lender under the Credit Facilities for the Borrower Subsidiaries with a 5.2% participation. Mr. Chavkin is also a director of R&B Falcon Drilling Company, Bell Sports Corporation, Wireless One, Inc. and Patina Oil & Gas Corporation. Prior to joining Chemical Investments, Inc., Mr. Chavkin was a specialist in investment and merchant banking at Chemical Bank for six years. For the information with respect to the interests of an affiliate of Mr. Chavkin, CCP and CEA in ATC, see "Business-- Recent Transactions--Old ATC Merger" on page 50.

James S. Eisenstein is the Executive Vice President--Corporate Development of ATC. Mr. Eisenstein has overall responsibility for seeking out acquisition and development opportunities for ATC. Mr. Eisenstein helped form ATC in the summer of 1995. From 1990 to 1995, he was Chief Operating Officer for Amaturo Group Ltd., a broadcast company operating 11 radio stations and four broadcasting towers, several of which were purchased by American Radio. Mr. Eisenstein serves on the Board of Directors of the Personal Communications Industry Association, the leading international trade association representing the wireless communications industry. He has extensive experience in structuring acquisitions and the operation and management of broadcasting and tower businesses.

J. Michael Gearon, Jr. was the principal stockholder and Chief Executive Officer of Gearon, a position he has held since September 1991. As a condition to consummation of the Gearon Transaction, Mr. Gearon was elected a director of ATC and President of Gearon Communications, the division of ATC which operates its site acquisition business. See "Business--Recent Transactions--Consummated Acquisitions--Gearon" on page 49.

Fred R. Lummis, a member of the Audit Committee of the ATC Board, has served as Chairman, President and Chief Executive Officer of Advantage Outdoor Company, L.P. since June 1998 and has served as Chairman, Chief Executive Officer and President of Old ATC since its organization in October 1994. Mr. Lummis has been the President of Summit Capital, a private investment firm, since 1990. Mr. Lummis currently serves on the board of several private companies and is a trustee of the Baylor College of Medicine. See "Business--Recent Transactions-- Old ATC Merger" on page 50.

Randall Mays, Chairman of the Audit Committee of the ATC Board, has served as Chief Financial Officer and Executive Vice President of Clear Channel since February 1997, prior to which he had served as a Vice

President and Treasurer since joining Clear Channel in 1993. Prior to joining Clear Channel, he was an associate at Goldman, Sachs & Co. Clear Channel was a principal stockholder of Old ATC with a 31.3% interest. See "Business--Recent Transactions--Old ATC Merger" on page 50.

Thomas H. Stoner is the Chairman of the Executive Committee and the Compensation Committee of the ATC Board. Mr. Stoner was the Chairman of the Executive Committee and the Compensation Committee of the Board of American Radio since its founding until consummation of the ATC Separation. Mr. Stoner founded Stoner Broadcasting Systems, Inc. ("Stoner") in 1965. Stoner, which was one of the predecessors of American Radio, operated radio stations for over 25 years in large, medium and small markets. Mr. Stoner is a director of Gaylord Container Corporation and a trustee of the Chesapeake Bay Foundation.

Maggie Wilderotter is a member of the Compensation Committee of the ATC Board. Ms. Wilderotter is the President and Chief Executive Officer of Wink Communications, a California company that develops technology for adding simple interactivity and graphics to mass-market consumer electronic products. Before joining Wink, Ms. Wilderotter was the Executive Vice President of National Operations for AT&T Wireless Services, Inc., and Chief Executive Officer of AT&T's Aviation Communications Division. Ms. Wilderotter has also served as Senior Vice President of McCaw Cellular Communications, Inc. and Regional President of its California, Nevada and Hawaii Region. Prior to her work in the wireless industry, Ms. Wilderotter spent 12 years with U.S. Computer Services, Inc./Cable Data, as Senior Vice President and General Manager. In 1989 she was the recipient of the National Cable Television Association's Vanguard Award and the Top Women in Cable & Telecommunications award. Ms. Wilderotter serves on the boards of Airborne Express, Electric Lightwave, Inc., Gaylord Entertainment, Jacor Communications and the California Cable Television Association.

Douglas Wiest is the Chief Operating Officer of ATC. Mr. Wiest joined ATC in February 1998, initially as the Chief Operating Officer of Gearon Communications, and assumed his current position in March 1998. Prior to joining ATC, Mr. Wiest was Regional Vice President of Engineering and Operations for Nextel's southern region. Prior to joining Nextel in 1993, Mr. Wiest was employed by McCaw Communications where he was engaged in network systems development for approximately three years and by Pacific Telesis where he was engaged in strategic planning and operations for approximately eight years.

Joseph L. Winn is the Chief Financial Officer and Treasurer of ATC. Mr. Winn was also Treasurer, Chief Financial Officer and a director of American Radio since its founding until consummation of the ATC Separation. In addition to serving as Chief Financial Officer of American Radio, Mr. Winn was Co-Chief Operating Officer responsible for Boston operations until May 1994. Mr. Winn served as Chief Financial Officer and a director of the general partner of Atlantic after its organization. He also served as Executive Vice President of the general partner of Atlantic from its organization until June 1992, and as its President from June 1992 until the organization of American Radio. Prior to joining Atlantic, Mr. Winn served as Senior Vice President and Corporate Controller of American Cablesystems after joining that company in 1983.

Executive Compensation

All of the executive officers of ATC listed below (other than Mr. Eisenstein) were employees of American Radio (or, in the case of Mr. Box, of EZ prior to the EZ Merger) since the organization of ATC in 1995 until the ATC Separation. During that period the highest paid executive officers, other than Mr. Dodge, who are employees of ATC, were Messrs. Box, Winn and Eisenstein. The compensation of each of those individuals (other than Mr. Eisenstein) was principally for acting as an executive officer of American Radio (or, in the case of Mr. Box, EZ prior to the EZ Merger) and, accordingly, information provided with respect to their executive compensation represents compensation paid by American Radio (with the exception of Mr. Eisenstein).

                           Summary Compensation Table

                                                                   Long-Term
                                 Annual Compensation              Compensation
                          --------------------------------------- ------------
                                                                     Shares
   Name and Principal                                Other Annual  Underlying       All Other
        Position          Year  Salary        Bonus  Compensation  Options(7)      Compensation
   ------------------     ---- ---------      ------ ------------ ------------     ------------
Steven B. Dodge(1)(2)...  1996 $ 297,250(/3/) 50,000      --          40,000         $ 4,910(/9/)
 Chairman of the Board,
  President               1997 $ 502,338(/3/)     --      --         100,000         $ 1,716(/9/)
 and Chief Executive
  Officer                 1998 $ 370,348(/4/)     --      --       3,300,000         $ 5,946(/9/)
Douglas Wiest(2)........  1998 $ 210,840(/5/)     --      --         365,001         $ 4,576(/10/)
 Chief Operating Officer
J. Michael Gearon,
 Jr.(2).................  1998 $ 176,260(/5/)     --      --         234,451         $   346(/11/)
 Executive Vice
  President
Joseph L. Winn(1)(2)....  1996 $ 257,250(/3/) 42,500      --          20,000         $11,456(/9/)
 Treasurer and Chief
  Financial Officer       1997 $ 352,329(/3/) 40,000      --          35,000         $12,876(/9/)
                          1998 $ 298,781(/4/)     --                 610,000         $13,210(/9/)
James S. Eisenstein(2)..  1996 $ 169,250(/5/) 19,000      --         273,119(/8/)    $ 8,669(/9/)
 Executive Vice
  President--             1997 $ 212,367(/5/)     --      --          27,310(/8/)    $12,656(/9/)
 Corporate Development    1998 $ 207,843(/5/) 50,000      --         150,000         $13,295(/9/)
Alan L. Box(1)(2).......  1997 $ 264,400(/6/)     --      --         100,000         $ 1,216(/12/)
 Executive Vice
  President               1998 $ 105,417(/5/)     --      --         225,000         $   174(/11/)

--------
 (1) Represents both annual and long-term compensation paid by American Radio and American Tower.

 (2) The Compensation Committee of ATC approved annual base salaries for 1998 for Mr. Dodge, and each of its other five executive officers, at the following rates: Mr. Dodge: $250,000; Mr. Box: $50,000; Mr. Eisenstein $200,000; Mr. Gearon: $200,000; Mr. Wiest: $225,000; and Mr. Winn:
     $225,000. Such salaries commenced (in the case of Messrs. Dodge, Winn and Eisenstein) with the consummation of the ATC Separation on June 4, 1998, prior to which time such individuals (other than Mr. Eisenstein) were paid by American Radio at their then present compensation rates.

 (3) Includes American Radio's matching 401(k) plan contributions.

 (4) Includes American Radio and American Tower matching 401(k) plan contributions.

 (5) Includes American Tower matching 401(k) plan contributions.

 (6) Includes $87,500 paid by ATC commencing October 1, 1997.

 (7) Except in the case of Mr. Eisenstein, represents for the years 1996 and 1997 options to purchase American Radio Common Stock granted by American Radio; such options, to the extent they were unexercised at the time of the ATC Separation, were exchanged for options to purchase shares of Common Stock on the basis and for the numbers shown on page 62 under "-- Stock Option Information". In the case of Mr. Eisenstein, does not include options granted in 1996 to purchase 40,000 shares of ARS Common Stock by American Radio that were similarly exchanged.

 (8) Represents options issued in exchange for options to purchase shares of ATI granted pursuant to the ATI plan that were exchanged as part of the ATC Separation for options to purchase shares of Class A Common Stock. See Note (7) above for information with respect to options to purchase ARS Common Stock that are not reflected in Mr. Eisenstein's 1996 numbers.

 (9) Includes group term life insurance, automobile lease and parking expenses paid by American Radio and American Tower.

(10) Includes group term insurance and automobile expense paid by American
     Tower.

(11) Includes group term life insurance paid by American Tower.

(12) Includes group term life insurance paid by American Radio.

Director Compensation

The independent directors of ATC have received options to purchase 50,000 shares of Class A Common Stock, which are exercisable in 20% cumulative annual increments commencing one year from the date of grant and expire at the end of ten years. The outside directors also receive $2,500 for attending each board meeting, $1,000 for each committee on which he or she serves, and $3,000 for each committee on which he or she serves as chairperson.

Stock Option Information

Effective November 5, 1997, ATC instituted the 1997 Stock Option Plan, as amended and restated (the "Plan"), which is administered by the Compensation Committee of the ATC Board. The Plan was designed to encourage directors, consultants and key employees of American Tower and its subsidiaries to continue their association with ATC by providing opportunities for such persons to participate in the ownership of ATC and in its future growth through the granting of stock options, which may be options designed to qualify as incentive stock options ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to qualify for any special tax treatment under the Code ("NQOs"). The Plan provides that ATC may not grant options to purchase more than 5,000,000 shares per year per participant.

The duration of the ISOs and NQOs granted under the Plan may be specified by the Compensation Committee pursuant to each respective option agreement, but in no event shall any such option be exercisable after the expiration of ten (10) years after the date of grant. In the case of any employee who owns (or is considered under Section 424(d) of the Code as owning) stock possessing more than ten percent of the total combined voting power of all classes of stock of ATC, no ISO shall be exercisable after the expiration of five (5) years from the date such option is granted. The option pool under the Plan consists of an aggregate of 15,000,000 shares of Common Stock that may consist of shares of Class A Common Stock, shares of Class B Common Stock or some combination thereof. The Plan was amended in June 1998 to provide that all future grants of options under the Plan must be to purchase shares of Class A Common Stock. The Plan includes options that were converted from the stock option plan of ATI. In July 1996, ATI adopted a stock option plan and, pursuant thereto, options were granted to various officers of ATI. In connection with the ATC Separation, those options to purchase the common stock of ATI were converted into options to acquire shares of Class A Common Stock under the Plan.

In addition to the 15,000,000 shares authorized under the Plan, options to purchase an aggregate of 922,344 shares of Class A Common Stock and 1,251,760 shares of Class B Common Stock were outstanding as of December 31, 1998 outside of the Plan. These options are the result of the exchange of certain American Radio options that occurred pursuant to the ATC Separation and the assumption of certain options that occurred pursuant to the merger with Old ATC. Each unexercised option to purchase shares of American Radio common stock held by persons who became directors or employees of ATC were exchanged for ATC options. The American Radio options were exchanged in a manner that preserved the spread in such American Radio options between the option exercise price and the fair market value of American Radio common stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder.

During the year ended December 31, 1998 the only options granted pursuant to the Plan to the individuals referred to in "--Executive Compensation" on page 60 were as shown below. All such options (other than that for 1,700,000 shares of Class B Common Stock granted to Mr. Dodge) are to purchase shares of Class A Common Stock.

                    Option Grants in 1998 Individual Grants

                                                                       Potential Realizable Value
                                                                        at Assumed Annual  Rates
                                                                             of Stock Price
                                                                         Appreciation for Option
                                                                                Terms(b)
                                                                       ---------------------------
                                     Percent of
                         Number of  Total Options
                         Shares of   Granted to
                         Underlying Employees in  Exercise
                          Options      Fiscal       Price   Expiration
 Name                     Granted      Year(a)    per Share    Date          5%           10%
 ----                    ---------- ------------- --------- ---------- ------------- -------------
Steven B. Dodge......... 1,700,000      20.3       $ 10.00     1/7/08  $10,691,209   $27,093,622
                         1,300,000      15.5        21.125    6/21/08     17,275,107    43,778,512
                           300,000       3.6         23.75   12/01/08      4,480,874    11,355,415
Douglas Wiest...........   240,001       2.9         13.00    1/21/08      1,962,159     4,972,497
                           125,000       1.5         23.75   12/01/08      1,867,031     4,731,423
J. Michael Gearon,
 Jr. ...................   234,451       2.8         13.00    1/21/08      1,916,785     4,857,509
                           100,000       1.2         23.75   12/01/08      1,493,625     3,785,138
Joseph L. Winn..........   275,000       3.3         10.00     1/7/08      1,729,460     4,382,792
                           210,000       2.5        21.125    6/21/08      2,790,594     7,071,913
                           125,000       1.5         23.75   12/01/08      1,867,031     4,731,423
Alan L. Box.............   120,000       1.4         10.00     1/7/08        754,674     1,912,490
                            80,000       1.0        21.125    6/21/08      1,063,083     2,694,062
                            25,000       0.3         23.75   12/01/08        373,406       946,285
James S. Eisenstein.....    28,000       0.3         10.00     1/7/08        176,090       446,248
                            22,000       0.3        21.125    6/21/08        292,348       740,867
                           100,000       1.2         23.75   12/01/08      1,493,625     3,785,138

--------
(a) The total number of options granted to employees of ATC during 1998 pursuant to the Plan was 8,386,697.
(b) The potential realizable value at assumed annual rates of stock price appreciation for the option term of 5% and 10% would be $16.29 and $25.94 respectively, with respect to the $10.00 per share options, $34.42 and $54.81, respectively, with respect to the $21.125 per share options and $21.18 and $33.72 respectively, with respect to the $13.00 per share options and $38.69 and $61.60, respectively, with respect to the $23.75 per share option. A 5% and 10% per year appreciation in stock price from $10.00 per share yields appreciation of $6.29 per share and $15.94 per share, respectively. A 5% and 10% per year appreciation in stock price from $21.125 per share yields appreciation of $13.29 per share and $33.68 per share, respectively. A 5% and 10% per year appreciation in stock price from $13.00 per share yields appreciation of $8.18 per share and $20.72 per share, respectively. A 5% and 10% per year appreciation in stock price from $23.75 per share yields appreciation of $14.94 per share and $37.85 per share, respectively. The actual value realized, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the amounts reflected in this table.

The unexercised options granted pursuant to the Plan (or outstanding with respect to options granted under the American Radio plan or the ATI plan) to the individuals referred to in "--Executive Compensation" on page 60 were as follows:

                                    Number of           Value of Unexercised
                             Unexercised Options at    In-the-Money Options at
                                December 31, 1998        December 31, 1998(a)
                            ------------------------- -------------------------
           Name             Exercisable Unexercisable Exercisable Unexercisable
           ----             ----------- ------------- ----------- -------------
Steven B. Dodge............   484,816     3,716,441   $12,248,812  $55,097,654
Douglas Wiest..............         0       365,001             0    4,700,667
J. Michael Gearon, Jr. ....         0       334,451             0    4,463,509
Joseph L. Winn.............    95,883       740,526     2,371,611   10,613,051
Alan L. Box................    62,156       473,622     1,292,223    8,335,701
James S. Eisenstein........   243,922       330,819     6,010,720    5,759,475

--------
(a) Based on the closing price of the Class A Common Stock on the NYSE on December 31, 1998 of $29.56 per share.

All employees of American Radio who became employees of ATC (which includes, among others, Messrs. Box, Dodge, Eisenstein and Winn) who held options to purchase American Radio common stock (including Mr. Box: 100,000 shares; Mr.
Dodge: 290,000 shares; Mr. Eisenstein: 40,000 shares; and Mr. Winn: 280,000 shares) were given the opportunity to convert their American Radio options into ATC options. Such conversion was effectuated upon consummation of the ATC Separation in a manner designed to preserve the spread in such American Radio options between the option exercise price and the fair market value of American Radio common stock and the ratio of the spread to the exercise price prior to such conversion and, to the extent applicable, otherwise in conformity with the rules under Section 424(a) of the Code and the regulations promulgated thereunder. Messrs. Box, Dodge, Eisenstein and Winn exercised their respective rights to exchange American Radio options for ATC options such that such individuals hold ATC options as follows (based on a $64 7/8 and $20 7/8 per share value for the American Radio common stock and Common Stock, respectively): Mr. Box: 310,778 shares of Class A Common Stock at $8.77 per share; Mr. Dodge: an aggregate of 901,257 shares of Class B Common Stock at prices ranging between $3.19 and $10.00 per share; Mr. Eisenstein: 124,311 shares of Class B Common Stock at $7.64 per share; and Mr. Winn: an aggregate of 405,037 shares of Class B Common Stock and 25,080 shares of Class A Common Stock at prices ranging between $2.05 and $9.09 per share. See "Principal and Selling Stockholders" on page 66.

In 1996 Mr. Eisenstein was granted options pursuant to the ATI plan for an aggregate of 200,000 shares at $5.00 per share. Such options became exercisable to the extent of 80,000 shares on July 1, 1997 and became exercisable in 20% cumulative annual increments commencing on July 1, 1998, and expires September 9, 2006. As part of the ATC Separation, the ATI options were exchanged for ATC options, and Mr. Eisenstein received options to purchase 273,117 shares of Class A Common Stock at $3.66 per share, of which 163,871 shares are presently purchasable. An additional ten-year option to purchase 20,000 shares of common stock of ATI at $7.50 per share was granted to Mr. Eisenstein on January 2, 1997. Pursuant to the ATC Separation, that option was exchanged for an ATC options to purchase 27,311 of shares of Class A Common Stock at $5.49 per share, of which 5,462 shares are presently purchasable.

Employment Agreements

J. Michael Gearon, Jr. and Douglas Wiest are the only executive officers that have employment agreements with ATC. Mr. Gearon entered into his employment agreement in connection with the closing of the Gearon Transaction. Such employment agreement is for an initial term ending December 31, 2000 and is thereafter renewable for successive one year periods. It provides that Mr. Gearon shall receive an annual base salary of $200,000 and shall be eligible to participate in ATC's stock option plan and other benefits. Mr. Wiest's employment agreement provides for a lump sum cash payment of $350,000, or 1.5 times Mr. Wiest's salary, if Mr. Wiest's employment is terminated (except for cause) within five years of the date of the employment agreement (April 13,
1998). It also provides that under certain circumstance if ATC is sold within such five year period then Mr. Wiest would be entitled to the accelerated vesting of any options he held at such time.

Compensation Committee Interlocks and Insider Participation

Mr. Stoner (and certain members of his family) and an affiliate of Mr. Chavkin purchased Class A Common Stock in the ATC Private Placement. Also Chase, an entity related to CEA, an affiliate of Mr. Chavkin, has been a lender to ATC and is a lender under the Credit Facilities. Each of these matters is explained below under "--Certain Transactions".

Certain Transactions

Chase was a lender with a 6.75% participation under the loan agreement entered into by ATI and has a 5.2% participation under the Credit Facilities for the Borrower Subsidiaries. Chase is an affiliate of CVP, the general partner of CEA; Mr. Chavkin, a director of ATC and formerly a director of American Radio, is a general partner of CVP. At December 31, 1998, the aggregate principal amount outstanding under the Credit Facilities of the Borrower Subsidiaries was approximately $275.0 million. Chase's share of interest and fees paid by ATC pursuant to its various credit arrangements was $0.2 million and $0.8 million in 1997 and 1998, respectively. For information with respect to the interests of Chase Capital, an affiliate of Mr. Chavkin, in ATC and the Old ATC merger, see "Business--Recent Transactions--Old ATC Merger" on page 50.

ATC Private Placement. In January 1998, ATC consummated the transactions contemplated by the Stock Purchase Agreement, dated as of January 8, 1998 (the "Stock Purchase Agreement"), with certain officers and directors of American Radio and ATC (or their affiliates or members of their family or family trusts), pursuant to which those persons purchased shares (the "ATC Private Placement") of Common Stock at $10.00 per share, as follows: Mr. Dodge:
4,000,000 (Class B); Mr. Box: 450,000 (Class A); Mr. Charlton H. Buckley:
300,000 (Class A); each of Messrs. Eisenstein and Steven J. Moskowitz: 25,000 (Class A); Mr. Arthur Kellar: 400,000 (Class A); Mr. Stoner, his wife and certain family trusts: 649,950 (Class B); other Stoner family and trust purchasers: 150,050 (Class A); and Chase Equity Associates: 2,000,000 (Class
C). Messrs. Buckley and Kellar were directors of American Radio, and Mr. Chavkin, a director of ATC and a former director of American Radio, is an affiliate of Chase Equity Associates. Mr. Moskowitz serves as a Vice President of ATC and the General Manager of the Northeast Region.

Payment of the purchase price was in the form of cash in the case of CEA, all members of Mr. Stoner's family and the family trusts (but not Mr. Stoner and his wife) and Messrs. Buckley, Eisenstein, Kellar and Moskowitz, and, in the case of Messrs. Dodge, Box and Stoner (and his wife), in the form of a note that was paid in full upon consummation of the ATC Separation. The notes bore interest at the six-month London Interbank Offered Rate, from time to time, plus 1.5% per annum, and were secured by shares of American Radio Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes were prepayable at any time at the option of the obligor and were due and payable, at the option of ATC, in the event of certain defaults set forth therein.

The American Radio Board of Directors appointed a special committee (the "Special Committee") consisting of three directors (who were not directors of ATC and who were not a party to the Stock Purchase Agreement) to determine the fairness to American Radio from a financial point of view of the terms and conditions of the Stock Purchase Agreement. None of the members of the Special Committee was a party to the Stock Purchase Agreement. No limitations were imposed on the activities of the Special Committee by the American Radio Board. The Special Committee retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") to act as its exclusive financial advisor in connection with the transactions contemplated by the Stock Purchase Agreement. No limitations were placed on the activities of Merrill Lynch. Merrill Lynch delivered its written opinion, dated January 8, 1998, to the Special Committee that, as of such date and based upon and subject to the matters set forth therein, the purchase price of $10.00 per share to be received by ATC pursuant to the Stock Purchase Agreement was fair from a financial point of view to American Radio. Based upon such opinion, and its own evaluation of the terms and conditions of the ATC Stock Purchase Agreement, the Special Committee approved the Stock Purchase Agreement as fair to and in the best interests of American Radio.

Pursuant to an Engagement Letter, dated November 20, 1997, American Radio agreed to pay Merrill Lynch a fee of $500,000 in consideration for its services. American Radio has also agreed to reimburse Merrill Lynch for its expenses, including reasonable fees and expenses of its counsel, and to indemnify Merrill Lynch for liabilities and expenses arising out of its engagement and the transactions in connection therewith, including liabilities under the federal securities laws. ATC is obligated under the Separation Agreement to reimburse American Radio for all such fees and expenses which American Radio has incurred to Merrill Lynch and to assume such indemnification obligation.

Management believes that the above transactions, to the extent they were with affiliated parties, were on terms, and ATC intends to continue its policy that all future transactions between it and its officers, directors, principal stockholders and affiliates will be on terms, not less favorable to ATC than those which could be obtained from unaffiliated parties.

                       PRINCIPAL AND SELLING STOCKHOLDERS

The following information sets forth certain information known to ATC as of December 31, 1998 with respect to the shares of Common Stock that are beneficially owned as of such date by (i) each person known by ATC to own more than 5% of the outstanding Common Stock, (ii) each director of ATC, (iii) each executive officer of ATC, and (iv) all directors and executive officers of ATC as a group. The table also sets forth information of a comparable nature giving effect, in addition to the foregoing, to the consummation of the OmniAmerica Merger, the TeleCom Merger and this Offering. The number of shares beneficially owned by each director or executive officer is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and also any shares which the individual or entity has the right to acquire within sixty days of December 31, 1998 through the exercise of an option, conversion feature or similar right. Except as noted below, each holder has sole voting and investment power with respect to all shares of Common Stock listed as owned by such person or entity. The failure to consummate the OmniAmerica Merger would increase the percentages of Common Stock by about 12.7% and Total Voting Power by about 8.0%. The failure of the TeleCom Merger to be consummated would also increase, although not materially, those percentages.

                                                                                           Pro Forma
                             Shares of Common Stock Beneficially Owned                for the Mergers and
                               Prior to the Mergers and this Offering                   this Offering**
                          ------------------------------------------------           ---------------------
                                                                Percent of                      Percent of
                                     Percent Percent Percent of   Total     Shares   Percent of   Total
                                       of      of      Common     Voting     Being     Common     Voting
                            Number   Class A Class B   Stock      Power     Offered    Stock      Power
                          ---------- ------- ------- ---------- ---------- --------- ---------- ----------
Directors and Executive
 Officers
Steven B. Dodge(1)......   6,614,460    *     65.65     6.04      33.30                 4.46      27.73
Thomas H. Stoner(2).....   1,398,487    *     15.16     1.29       7.33                  *         6.06
Alan L. Box(3)..........     937,084    *       --       *          *        150,000     *          *
Arnold L. Chavkin
 (CEA)(4)...............   7,780,708   4.95     --      7.16       2.56    1,000,000    4.60       1.84
James S. Eisenstein(5)..     279,984    *       *        *          *                    *          *
J. Michael Gearon,
 Jr.(6).................   4,021,328   4.16     --      3.70       2.15                 2.73       1.78
Fred R. Lummis(7).......   1,496,748   1.54     --      1.37        *        150,000     *          *
Randall Mays (Clear
 Channel)(8)............   9,019,717   9.34     --      8.30       4.83                 6.11       3.99
Douglas Wiest(9)........      83,557    *       --       *          *                    *          *
Maggie Wilderotter
 (10)...................         --     --      --       --         --                   --         --
Joseph L. Winn(11)......     417,826    *      3.85      *         1.90                  *         1.57
All executive officers
 and directors as a
 group (eleven
 persons)(12)...........  32,049,899  21.27   82.09    28.96      52.22                20.55      43.21
Director Nominees
Jack D. Furst (13)......         --     --      --       --         --                   +          +
Dean H. Eisner(14)......         --     --      --       --         --                   +          +
Five Percent
 Stockholders:
Thomas O. Hicks(15).....         --     --      --       --         --                  4.98       3.25
HMTF/Omni Partners, L.P.
 (16)...................         --     --      --       --         --                  4.96       3.24
 Total Shares to be
  Sold..................                                                   1,300,000
                                                                           =========

--------
*  Less than 1%.

** Assumes that 16.7 million shares are issued pursuant to the OmniAmerica
   Merger and 4.2 million shares are issued pursuant to the TeleCom Merger, and no adjustment occurs pursuant to the TeleCom Merger as a consequence of the various adjustments. (See "Business--Recent Transactions--The TeleCom Merger" on page 52 for information with respect to such adjustments.)

+ For information regarding the pro forma beneficial ownership of Messrs. Furst and Eisner, see Notes 13 and 14 on page 69.

 (1) Mr. Dodge is Chairman of the Board, President and Chief Executive Officer of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 10,030 shares of Class A Common

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

    Stock and 3,567,761 shares of Class B Common Stock owned by Mr. Dodge, an aggregate of 25,050 shares of Class A Common Stock and 28,065 shares of Class B Common Stock owned by three trusts for the benefit of Mr. Dodge's children, 66,720 shares of Class A Common Stock and 2,000,000 shares of Class B Common Stock owned by a limited liability company, of which Mr. Dodge is the sole member and 5,000 shares of Class A Common Stock owned by Mr. Dodge's wife. Mr. Dodge disclaims beneficial ownership in all shares owned by such trusts and his wife. Does not include an aggregate of 329,423 shares of Class B Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the ATC Separation; includes an aggregate of 571,834 shares of Class B Common Stock as to which such exchanged options are exercisable. Does not include 1,360,000 shares of Class B Common Stock purchasable under an option granted on January 8, 1998 under the Plan and 1,300,000 shares of Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 300,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 340,000 shares as to which the January option is exercisable. Does not include 170 shares of Class A Common Stock held by Thomas S. Dodge, an adult child of Mr. Dodge, with respect to which Mr. Dodge disclaims beneficial ownership.

 (2) Mr. Stoner is Chairman of the Executive Committee of the ATC Board of Directors. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 915,000 shares of Class B Common Stock owned by Mr. Stoner 46,311 shares of Class B Common Stock owned by his wife, an aggregate of 403,460 shares of Class B Common Stock and 22,500 shares of Class A Common Stock owned by trusts of which he and/or certain other persons are trustees. Mr. Stoner disclaims beneficial ownership of 221,140 shares of Class B Common Stock and 22,500 shares of Class A Common Stock owned by such trusts. Does not include 98,975 shares of Class A Common Stock and 61,454 shares of Class B Common Stock owned by Mr. Stoner's adult children. Does not include 9,323 shares of Class A Common Stock purchasable under an ATC Option received in exchange for an American Radio option upon consummation of the ATC Separation; includes 6,216 shares of Class A Common Stock as to which such exchanged option is exercisable. Does not include 20,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan and 25,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 5,000 shares as to which the January option is exercisable.

 (3) Mr. Box is a director and an Executive Vice President of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 848,858 shares (150,000 of which are to be offered in this Offering) of Class A Common Stock owned by Mr. Box, 2,070 shares of Class A Common Stock owned by two trusts for the benefit of Mr. Box's children and 62,156 shares of Class A Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the ATC Separation; does not include 248,622 shares of Class A Common Stock purchasable under such exchanged options. Does not include 96,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan, 80,000 shares of Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 24,000 shares as to which the January option is exercisable.

 (4) Mr. Chavkin is a director of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Mr. Chavkin, as a general partner of CCP, which is the general partner of CEA may be deemed to own beneficially shares held by CEA and Chase Capital, an affiliate of Mr. Chavkin. Includes 26,911 shares (3,461 of which are to be offered in this Offering) of Class A Common Stock and 3,002,008 shares (386,136 of which are to be offered in this Offering) of Class C Common Stock owned by CEA and 4,740,573 shares (610,403 of which are to be offered in this Offering) of Class A Common Stock owned by Chase Capital. Mr. Chavkin disclaims such beneficial ownership of such shares. The address of CCP and CEA is 380 Madison Avenue, 12th Floor, New York, New York 10017. Does not include 9,323 shares of Class A Common Stock purchasable under an ATC Option received in exchange for an American Radio option upon consummation of the ATC Separation; includes 6,216 shares of Class A Common Stock as to which such exchanged option is exercisable. Does not include 20,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan and

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

    25,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 5,000 shares as to which the January option is exercisable.

 (5) Mr. Eisenstein is Executive Vice President--Corporate Development of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 49,722 shares of Class B Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the ATC Separation; includes 74,589 shares of Class B Common Stock as to which such options will be exercisable. Does not include an aggregate of 125,635 shares of Class A Common Stock purchasable under options that were issued in exchange for ATI options; includes an aggregate of 174,795 shares of Class A Common Stock as to which such options are exercisable. Does not include 22,400 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan, 22,000 shares of Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 100,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 5,600 shares as to which the January option is exercisable.

 (6) Mr. Gearon is an Executive Vice President and director of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 3,974,437 shares of Class A Common Stock currently owned by Mr. Gearon. Does not include 400,000 shares of Class A Common Stock held by a trust for the benefit of Mr. Gearon's children of which J. Michael Gearon, Sr. is the trustee. Mr. Gearon disclaims beneficial ownership in all shares owned by such trust. Does not include 187,560 shares of Class A Common Stock purchasable under an option granted on January 22, 1998 under the Plan and 100,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 46,891 shares as to which the January option is exercisable.

 (7) Mr. Lummis was the Chairman, Chief Executive Officer and President of ATC and is a director of ATC. His address is 3411 Richmond Avenue, Suite 400, Houston, Texas 77046. Includes 69,105 shares of Class A Common Stock owned by Mr. Lummis, an aggregate of 256,252 shares of Class A Common Stock owned by trusts of which he is trustee, 674,349 shares (150,000 of which are to be offered in this Offering) of Class A Common Stock owned by Summit Capital, an affiliate of Mr. Lummis by reason of Mr. Lummis's 50% ownership of the common stock of Summit Capital, and 497,042 shares of Class A Common Stock purchasable under an option originally granted by Old ATC which became an option to purchase Class A Common Stock pursuant to the merger of Old ATC with ATC. Mr. Lummis disclaims beneficial ownership in all shares owned by the trusts and disclaims beneficial ownership of all shares owned by Summit Capital, except to the extent of his pecuniary interest therein. Does not include 25,000 shares of Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan.

 (8) Mr. Mays, the Chief Financial Officer and an Executive Vice President of Clear Channel, is a director of ATC. His address is P.O. Box 659512, San Antonio, Texas 78265-9512. Clear Channel owns all of the shares of Class A Common Stock shown in the table. Mr. Mays disclaims beneficial ownership of Clear Channel's ownership of such shares. Does not include 25,000 shares of Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan.

 (9) Mr. Wiest is the Chief Operating Officer of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 35,556 shares of Class A Common Stock owned by Mr. Wiest. Does not include 192,000 shares of Class A Common Stock purchasable under an option granted on January 22, 1998 under the Plan and 125,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 48,001 shares as to which the January option is exercisable.

(10) Ms. Wilderotter is a director of ATC. Her address is 116 Huntington Avenue, Boston, Massachusetts 02116. Does not include 25,000 shares of Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 25,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan.

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

(11) Mr. Winn is the Treasurer and Chief Financial Officer of ATC. His address is 116 Huntington Avenue, Boston, Massachusetts 02116. Includes 2,000 shares of Class A Common Stock and 230,657 shares of Class B Common Stock owned individually by Mr. Winn and 100 shares of Class A Common Stock held for the benefit of his children. Does not include an aggregate of 81,292 shares of Class B Common Stock and 15,048 shares of Class A Common Stock purchasable under ATC options received in exchange for American Radio options upon consummation of the ATC Separation; includes an aggregate of 120,037 shares of Class B Common Stock and 10,032 shares of Class A Common Stock as to which such options are exercisable. Does not include 220,000 shares of Class A Common Stock purchasable under an option granted on January 8, 1998 under the Plan, 210,000 shares of Class A Common Stock purchasable under an option granted on June 22, 1998 under the Plan and 125,000 shares of Class A Common Stock purchasable under an option granted on December 1, 1998 under the Plan; includes 55,000 shares as to which the January option is exercisable.

(12) Includes all shares stated to be owned in the preceding notes.

(13) Mr. Furst is the Chairman of the Board of OmniAmerica. If the OmniAmerica Merger is consummated, Mr. Furst will join the Board of Directors of ATC. Mr. Furst beneficially owns 17,604 shares of OmniAmerica Common Stock. Giving effect to the OmniAmerica Merger, Mr. Furst would own 19,364 shares of Class A Common Stock. His address is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

(14) Mr. Eisner is Vice President, Business Development and Planning of Cox Enterprises, Inc., an affiliate of the principal TeleCom member. If the TeleCom Merger is consummated, Mr. Eisner will join the Board of Directors of American Tower. Giving effect to the TeleCom Merger, the OmniAmerica Merger and this Offering, Cox Enterprises, Inc. would "beneficially" own 2,092,440 shares of Class A Common Stock, representing 1.42% of the Common Stock and 0.93% of the total voting power of the Common Stock. His address is 1400 Lake Hearn Drive, N.E., Atlanta, GA 30319. Mr. Eisner does not directly own any TeleCom equity interests.


(15) Assuming the OmniAmerica Merger is completed, includes (i) 26,853 shares owned of record by Mr. Hicks, (ii) 3,163 shares owned of record by six trusts of which Mr. Hicks serves as trustee, and (iii) 7,313,692 shares owned of record by HMTF/Omni Partners, L.P., a limited partnership of which the sole general partner is HM3/OmniAmerica Partners, LLC, a limited liability company of which the sole member is HM3 Coinvestors, L.P., a limited partner of which the sole general partner is Hicks, Muse G.P. Partners III, L.P., a limited partnership of which the sole general partner is Hicks, Muse Fund III Incorporated, a corporation of which Mr. Hicks is the sole director, Chairman of the Board, Chief Executive Officer, Secretary and sole stockholder. Mr. Hicks expressly disclaims (i) the existence of any group and (ii) beneficial ownership with respect to any shares not owned of record by him. Mr. Hicks's address is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950.

(16) The address of HMTF/Omni Partners, L.P. is 200 Crescent Court, Suite 1600, Dallas, Texas 75201-6950. See footnote 15 above for description of beneficial ownership.

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

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

The description below summarizes the more important terms of ATC's bank borrowing arrangements, which we refer to as the "Credit Facilities." Copies of the legal agreements with the banks have been filed with the Commission as exhibits to ATC's registration statement for this Offering. You should refer to those agreements for the complete terms of the Credit Facilities. The capitalized words used in the description below have specialized meanings defined in those agreements.

In order to finance acquisitions of communications sites and other related businesses and the construction of towers and for general corporate purposes, ATC, ATI and American Tower, L.P. ("ATLP" and, with ATI, the "Borrower Subsidiaries") have borrowed and expect to continue to borrow under the Credit Facilities. The Credit Facilities with the Borrower Subsidiaries provide for $775.0 million credit facilities maturing at the earlier of (a) eight years or
(b) June 30, 2006 consisting of the following: (i) a $125.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and
(iii) a $250.0 million 364-day revolving credit facility that converts to a term loan facility thereafter. The revolving credit commitments are required to be reduced and the term loans are required to be amortized, in both cases, quarterly, in increasing amounts designed to amortize the loans by maturity, commencing June 30, 2001. In addition, the loans are required to be repaid (and the revolving credit commitments reduced) out of the proceeds of asset sales and sales of equity securities and out of cash flow, all to the extent set forth in the Credit Facilities. The loans can be voluntarily prepaid at any time, without penalty, by the Borrower Subsidiaries and, thereafter by ATC (the parent). The Credit Facility with ATC provides for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or (ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The Credit Facility with ATC was fully drawn at closing, and a term loan of $125.0 million is outstanding under the Credit Facilities of the Borrower Subsidiaries.

Until interest rates are fixed or capped at ATC's request, all outstanding amounts under the Credit Facilities of the Borrower Subsidiaries bear interest at a variable base rate plus a variable margin based on certain of ATC's financial ratios. Interest rates under the Credit Facilities of the Borrower Subsidiaries are determined, at the option of ATC, at either the LIBOR Rate plus 0.75% to 2.25% or the Base Rate plus 0.00% to 1.25%. The spread over the LIBOR Rate and the Base Rate varies from time to time, depending upon ATC's financial leverage. The Borrower Subsidiaries pay quarterly commitment fees equal to (i) 0.250% or 0.375% per annum, in each case depending on their financial leverage, on the aggregate unused portion of the aggregate
$650.0 million commitment, and (ii) 0.125% on the additional $250.0 million commitment (until such time as ATC elects to make it part of the permanent commitment). Borrowings may be made under the Credit Facilities by the Borrower Subsidiaries only so long as they remain in compliance with certain financial ratios and meet certain other conditions. The Credit Facility of ATC provides for interest rates determined, at the option of ATC, at either the LIBOR Rate (as to be defined) plus 3.50% or the Base Rate (as to be defined) plus 2.5%.

Indebtedness may be incurred under the Credit Facilities for acquisitions, construction and other capital expenditures, working capital and general corporate purposes. The Credit Facilities of the Borrower Subsidiaries require the maintenance of the following ratios: (i) Senior Debt to Annualized Operating Cash Flow of not more than 6.50:1 declining in stages to 3.00:1 by September 30, 2003 and thereafter; (ii) Total Debt (which includes debt of ATC) to Annualized Operating Cash Flow of not more than 8.00:1 declining in stages to 4.00:1 by September 30, 2003 and thereafter; (iii) Annualized Operating Cash Flow to Fixed Charges ratio of not less than 1.05:1; (iv) Annualized Operating Cash Flow to Interest Expense of not less than 1.50:1 increasing to 2.50:1 at December 31, 2003 and thereafter; and (v) Annualized Operating Cash Flow to Pro Forma Debt Service ratio of not less than 1.10:1 increasing to 1.150:1 at December 31, 2002 and thereafter. The Total Debt to Annualized Operating Cash Flow ratio is also contained in the Credit Facility of ATC.

The Credit Facilities contain certain financial and operational covenants and other restrictions with which ATC and the Restricted Subsidiaries (which includes the Borrower Subsidiaries) must comply, whether or not there

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

are any borrowings outstanding, including, among other things, restrictions on acquisitions (of communications site management businesses), additional indebtedness, capital expenditures and investments in Unrestricted Subsidiaries, and restrict the ability of ATC and the Restricted Subsidiaries (which includes the Borrower Subsidiaries) to pay dividends or make other distributions, and to redeem, purchase or otherwise acquire shares of its capital stock or other equity interests and prohibit any such dividend, distribution, redemption, purchase or other acquisition during the existence of a Default or Event of Default thereunder. See "Description of Capital Stock-- Dividend Restrictions" on page 73. The Credit Facility of ATC prohibits the repayment of the indebtedness outstanding thereunder without the consent of the lenders under the Credit Facilities with the Borrower Subsidiaries.

The loans to ATC and the Borrower Subsidiaries are cross-guaranteed and cross-collateralized by liens on, among other things, all leases of tower space, contracts relating to the management of towers for others, cash, accounts receivable, capital stock (or other equity interests) and inter-company debt of all Restricted Subsidiaries, inventory and other personal property, fixtures, intellectual property, as well as certain fee and leasehold interests, and the proceeds thereof of ATC and its Restricted Subsidiaries. Borrowings under the Credit Facility of ATC are subordinated to the guaranty by ATC of indebtedness under the Credit Facilities of the Borrower Subsidiaries.

                          DESCRIPTION OF CAPITAL STOCK

The description below summarizes the more important terms of the capital stock of ATC. The Restated Certificate of Incorporation, as amended of ATC (the "Restated Certificate"), contains the definitive terms and you should refer to it for the complete terms. A copy has been filed with the Commission as part of ATC's registration statement for this Offering. Certain terms used in this summary without definition are defined in the Restated Certificate and, unless otherwise noted, have the same meaning as those terms.

General

The authorized capital stock of American Tower consists of 20,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"), 300,000,000 shares of Class A Common Stock, $.01 par value per share, 50,000,000 shares of Class B Common Stock, $.01 par value per share, and 10,000,000 shares of Class C Common Stock, $.01 par value per share. The outstanding shares of Common Stock as of December 31, 1998 were as follows: Class A Common Stock-- 96,620,615; Class B Common Stock--9,001,060; and Class C Common Stock-- 3,002,008.

Preferred Stock

The 20,000,000 authorized and unissued shares of Preferred Stock may be issued with such designations, preferences, limitations and relative rights as the ATC Board may authorize, including, but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative, and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series;
(vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding-up of ATC or the distribution of its assets; and (vii) the price or rates of conversion at which, and the terms and conditions on which the shares of such series may be converted into other securities, if such shares are convertible. The issuance of Preferred Stock, or the issuance of rights to purchase such shares, could discourage an unsolicited acquisition proposal.

Common Stock

Dividends. Holders of record of shares of Common Stock on the record date fixed by the ATC Board are entitled to receive such dividends as may be declared by the ATC Board out of funds legally available for such purpose. No dividends may be declared or paid in cash or property on any share of any class of Common Stock, however, unless simultaneously the same dividend is declared or paid on each share of the other classes of Common Stock, except that in the event of any such dividend in which shares of stock of any company (including American Tower or any of its Subsidiaries) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of Common Stock. In the case of any dividend payable in shares of Common Stock, holders of each class of Common Stock are entitled to receive the same percentage dividend (payable in shares of that class) as the holders of each other class. See "--Dividend Restrictions" below on page 73.

Voting Rights. Except as otherwise required by law and in the election of directors, holders of shares of Class A Common Stock and Class B Common Stock have the exclusive voting rights and will vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The holders of the Class A Common Stock, voting as a separate class, have the right to elect two independent directors. The Class C Common Stock is nonvoting except as otherwise required by the DGCL.

Under the DGCL, the affirmative vote of the holders of a majority of the outstanding shares of any class of Common Stock is required to approve, among other things, a change in the designations, preferences and limitations of the shares of such class of Common Stock. Under the Restated Certificate, the affirmative vote of the holders of not less than 66 2/3% of the Class A Common Stock and Class B Common Stock, voting as a single class, is required in order to amend most of the provisions of the Restated Certificate, including those relating to the provisions of the various classes of Common Stock, indemnification of directors, exoneration of directors for certain acts and such super-majority provision.

The Restated Certificate (i) limits the aggregate voting power of Steven B. Dodge (and his Controlled Entities as defined therein) to 49.99% of the aggregate voting power of all shares of capital stock entitled to vote generally for the election of directors (less the voting power represented by the shares of Class B Common Stock acquired by the Stoner Purchasers (as defined therein) pursuant to the Stock Purchase Agreement and owned by them or any of their Controlled Entities or Family Members (as defined therein) at such time), (ii) prohibits future issuances of Class B Common Stock (except upon exercise of then outstanding options and pursuant to stock dividends or stock splits), (iii) limits transfers of Class B Common Stock to Permitted Transferees (as defined therein), (iv) provides for automatic conversion of the Class B Common Stock to Class A Common Stock at such time as the aggregate voting power of Mr. Dodge (and his Controlled Entities) falls below either (x) 50% of their initial aggregate voting power on June 8, 1998 (approximately 42.6%) or (y) 20% of the aggregate voting power of all shares of Common Stock at the time outstanding, and (v) requires consent of the holders of a majority of Class A Common Stock for amendments adversely affecting the Class A Common Stock.

Conversion Provisions. Shares of Class B Common Stock and, except as hereinafter noted, Class C Common Stock are convertible, at any time at the option of the holder, on a share for share basis into shares of Class A Common Stock. The present owner of Class C Common Stock can convert such stock only in the event of a Conversion Event (as defined in the Restated Certificate) or with the consent of the ATC Board. Shares of Class B Common Stock automatically convert into shares of Class A Common Stock upon any sale, transfer, assignment or other disposition other than to Permitted Transferees which term includes certain family members, trusts and other family entities and charitable organizations and other holders of Class B Common Stock and upon pledges but not to the pledgee upon foreclosure.

Liquidation Rights. Upon liquidation, dissolution or winding-up of ATC, the holders of each class of Common Stock are entitled to share ratably (based on the number of shares held) in all assets available for distribution after payment in full of creditors and payment in full to any holders of the Preferred Stock then outstanding of any amount required to be paid under the terms of the Preferred Stock.

Other Provisions. The holders of Common Stock are not entitled to preemptive or subscription rights. The shares of Common Stock presently outstanding are validly issued, fully paid and nonassessable. In any merger, consolidation or business combination, the consideration to be received per share by holders of each class of Common Stock must be identical to that received by holders of the other class of Common Stock, except that in any such transaction in which shares of Common Stock (or any other company) are distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the different classes of Common Stock. No class of Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless, concurrently, the other classes of Common Stock are subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

Dividend Restrictions

ATI is prohibited under the terms of its Credit Facilities from paying cash dividends or making other distributions on, or making redemptions, purchases or other acquisitions of, its capital stock (including Preferred Stock) except that, beginning on April 15, 2002, ATI may, if no Default exists or would be created thereby under the Credit Facilities, pay cash dividends to the extent that Restricted Payments do not exceed (i) 50% of Excess Cash Flow for the preceding calendar year or (ii) 50% of the net proceeds of any debt or equity offering after June 16, 1998. Comparable restrictions are imposed on the ability of ATLP to make distributions to its partners. Since ATC has no other significant assets other than its ownership of all of the capital stock of ATI and the owner of ATLP, its ability to pay dividends to its stockholders in the foreseeable future is restricted. The Credit Facility of ATC also restricts cash dividends and other distributions on, and redemptions, purchases or other acquisitions of, ATC capital stock, except in an amount not in excess of the net proceeds of any equity offering not used to satisfy its obligations to CBS under the Separation Agreement with respect to the tax consequences of the Common Stock distribution or for other permitted purposes (such as investments in Unrestricted Subsidiaries).

Delaware Business Combination Provisions

Under the DGCL, certain "business combinations" (including the issuance of equity securities) between a Delaware corporation and any person who owns, directly or indirectly, 15% or more of the voting power of the corporation's shares of capital stock (an "Interested Stockholder") must be approved by the holders of at least 66 2/3% of the voting stock not owned by the Interested Stockholder if it occurs within three years of the date such person became an Interested Stockholder, unless prior to such date the ATC Board approved either the business combination or the transaction which resulted in the stockholder becoming an Interested Stockholder. The ATC Board approved the transaction (the ATC Private Placement) pursuant to which Mr. Dodge became an Interested Stockholder.

Listing of Class A Common Stock

The Class A Common Stock is traded on the NYSE under the symbol "AMT".

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606 (telephone number
(312) 461-4600).

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

                        SHARES ELIGIBLE FOR FUTURE SALE

Assuming consummation of the OmniAmerica Merger, the TeleCom Merger and this Offering, there will be 147.6 million shares of Common Stock outstanding. All of such shares, other than 6.9 million shares issued in connection with the Gearon Transaction and certain other acquisitions and the 8.0 million shares issued pursuant to the ATC Private Placement, will be freely transferable without restriction or future registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" (as that term is defined under the Securities Act) of ATC. Persons who may be deemed to be affiliates of ATC generally include individuals or entities that directly, or indirectly through one or more intermediaries, control, are controlled by, or are under common control with, ATC. Persons who are affiliates of ATC will be permitted to sell their Common Stock only pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act, such as the exemption afforded by Rule 144 thereunder. Stockholders who received unregistered shares of Common Stock, including pursuant to the Stock Purchase Agreement and the Gearon Transaction, as well as certain "affiliates" of ATC, have certain demand and "piggy-back" registration rights with respect to their shares of Common Stock.

In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of such shares which does not exceed the greater of 1% of the then outstanding shares of Class A Common Stock (1.4 million shares after this Offering and the Mergers) or the average weekly public trading volume of the Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about ATC. Any person (or persons whose shares are aggregated) who has not been an affiliate of ATC at any time during the three months preceding a sale and who has owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144. In February 1997, the Commission solicited comments regarding certain proposed amendments to Rule 144, including reducing the aforementioned one- and two-year holding periods.

In addition, persons who received shares of Class A Common Stock pursuant to a Rule 145 transaction (including the OmniAmerica Merger, the TeleCom Merger, the ATC Separation and the Old ATC Merger) and who were affiliates of the company that merged with American Tower (or of American Radio in the case of the ATC Separation) will be free to sell shares of Class A Common Stock pursuant to the provisions of Rule 144 without regard to the holding period requirement.

Options to purchase 11.2 million shares of Common Stock will be outstanding immediately following consummation of the OmniAmerica Merger and the TeleCom Merger. Shares of Common Stock issued upon exercise of such options are registered on Form S-8 under the Securities Act and, therefore, freely transferable under the securities laws.

ATC cannot make any predictions as to the effect, if any, sales of shares of Common Stock, or the availability of shares for future sale, will have on the market price of the Class A Common Stock prevailing from time to time.

                                  UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting
agreement dated     , 1999, the underwriters named below, for whom Credit
Suisse First Boston Corporation            are acting as representatives, have
severally, but not jointly, agreed to purchase from ATC and the selling stockholders the following respective numbers of shares of Class A Common
Stock:

                                                                      Number of
                                Underwriter                             Shares
                                -----------                           ----------
      Credit Suisse First Boston Corporation.........................






                                                                      ----------
      Total.......................................................... 19,300,000
                                                                      ==========

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all of the shares of Class A Common Stock in the Offering (other than those shares covered by the over-allotment option described below), if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter, in certain circumstances the purchase commitments of non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

ATC has granted to the underwriters an option, expiring at the close of business on the 30th day after the date of this Prospectus, to purchase an aggregate of up to 1,930,000 additional shares of Class A Common Stock from ATC at the offering price, less the underwriting discounts and commissions, all as set forth on the cover page of this Prospectus. The underwriters may exercise such option only to cover over-allotments in the sale of the shares of the Class A Common Stock. To the extent that the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of the Class A Common Stock as it was obligated to purchase pursuant to the underwriting agreement.

ATC and the selling stockholders have been advised by the representatives that the underwriters propose to offer the shares to the public at the public offering price set forth on the cover page of this Prospectus and, through the representatives, to selling group members at such price less a concession of
$    per share, and the underwriters and such selling group members may allow a
discount of $    per share on sales to certain other broker dealers. After the public offering, the public offering price and concession and discount to dealers may be changed by the representatives.

The following table summarizes the compensation to be paid to the underwriters by ATC and the selling stockholders, and the expenses payable by ATC.

                                                              Total
                                                  -----------------------------
                                                     Without          With
                                        Per Share Over-allotment Over-allotment
                                        --------- -------------- --------------
Underwriting Discounts and Commissions
 paid by ATC..........................      $           $              $
Expenses payable by ATC...............      $           $              $
Underwriting Discounts and Commissions
 paid by selling stockholders.........      $           $              $

ATC, its officers and directors, the selling stockholders and certain other holders of Common Stock have agreed that, for a period of 120 days after the date of this Prospectus, they will not publicly offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of its Class A Common Stock, or securities convertible into or exchangeable or exercisable for any shares of its Class A Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposal or filing, without the prior written consent of Credit Suisse First Boston Corporation, except with respect to certain hedging transactions which two such holders may enter into.

ATC and the selling stockholders have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in respect thereof.

Credit Suisse First Boston Corporation has acted as financial advisor to ATC in connection with the OmniAmerica Merger, for which it expects to receive customary investment banking fees. Credit Suisse First Boston Corporation was also a representative of the underwriters in the July Offering and private placement agent and an investor in the Interim Preferred Stock financing in June 1998.

The representatives, on behalf of the underwriters, may engage in over-allotment, stabilizing transactions, syndicate covering transactions, penalty bids and "passive" market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when shares of the Class A Common Stock originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. In "passive" market making, market makers in the Class A Common Stock who are underwriters or prospective underwriters may, subject to certain limitations, make bids for or purchases of the Class A Common Stock until the time, if any, at which a stabilizing bid is made. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

The Class A Common Stock is traded on the NYSE under the symbol "AMT".

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the Class A Common Stock in Canada is being made only on a private placement basis exempt from the requirement that ATC and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Class A Common Stock are effected. Accordingly, any resale of the Class A Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A Common Stock.

Representations of Purchasers

Each purchaser of the Class A Common Stock in Canada who receives a purchase confirmation will be deemed to represent to ATC, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase each share of Class A Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text on page 77 under "-- Resale Restrictions".

Rights of Action (Ontario Purchasers)

The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

All of the issuer's directors and officers as well as the experts named herein and the Selling Stockholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

A purchaser of the Class A Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A Common Stock acquired by such purchaser pursuant to this Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from ATC. Only one such report must be filed in respect of the Class A Common Stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

Canadian purchasers of Class A Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A Common Stock in their particular circumstances and with respect to the eligibility of the Class A Common Stock for investment by the purchaser under relevant Canadian Legislation.

                             VALIDITY OF THE SHARES

The validity of the shares of ATC Class A Common Stock to be sold in this Offering will be passed upon for ATC by Sullivan & Worcester LLP, Boston, Massachusetts, and for the Underwriters by Sullivan & Cromwell, New York, New York. Norman A. Bikales, a member of the firm of Sullivan & Worcester LLP, is the owner of 9,000 shares of Class A Common Stock and 41,490 shares of Class B Common Stock and has an option to purchase 20,000 shares of Class A Common Stock at $10.00 per share. Two associates of Sullivan & Worcester LLP have options to purchase 12,000 and 8,000 shares, respectively, of Class A Common Stock at $18.75 per share. Mr. Bikales and/or associates of that firm serve as secretary or assistant secretaries of American Tower and certain of its subsidiaries.

                                    EXPERTS

The following financial statements included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:

     (1) The consolidated financial statements and related financial statement schedules of American Tower Systems Corporation as of December 31, 1997 and 1996, for the years ended December 31, 1997 and 1996 and for the period July 17, 1995 (Incorporation) to December 31, 1995;

     (2) The combined financial statements of Meridian Communications as of December 31, 1995 and 1996 and for each of the years then ended;

     (3) The financial statements of Diablo Communications, Inc. as of December 31, 1995 and 1996 and for each of the years then ended;

     (4) The financial statements of Gearon & Co., Inc. as of December 31, 1997 and 1996 and for each of the years then ended; and

     (5) The financial statements of OPM-USA-INC. as of December 31, 1997 and 1996 and for each of the years then ended.

The combined financial statements of net assets of MicroNet, Inc. and Affiliates sold to ATC as of December 31, 1996 and October 31, 1997 and for the year ended December 31, 1996, and the ten months ended October 31, 1997, have been audited by Pressman Ciocca Smith LLP, independent certified public accountants, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts in accounting and auditing.

The financial statements of Diablo Communications of Southern California, Inc. for the year ended December 31, 1996 have been audited by Rooney, Ida, Nolt & Ahern, independent auditors, as stated in their report appearing in this Prospectus and have been so included in reliance upon the report of such firm as experts.

The consolidated financial statements of American Tower Corporation and subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three year period ended December 31, 1997, have been included elsewhere in this Registration Statement in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere in this Registration Statement, and upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of OmniAmerica and subsidiaries as of June 30, 1997 and for each of the years in the two-year period ended June 30, 1997 have been included elsewhere in this Registration Statement in reliance upon the reports of KPMG LLP and Bill Mitts, Inc., independent auditors, appearing elsewhere in this Registration Statement and upon the authority of such firms as experts in accounting and auditing.

The financial statements of Telecom Towers, L.L.C. at December 31, 1997 and for the three months then ended, and the financial statements of Telecom Southwest Towers Limited Partnership, Telecom Towers Mid-Atlantic Limited Partnership, and Telecom Towers of the West, L.P., at December 31, 1997 and for the year then ended appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and as to the year ended 1997 as related to Telecom Towers Mid-Atlantic Limited Partnership, is based in part on the report of KPMG LLP, independent auditors, as set forth in their report, appearing elsewhere herein, on the financial statements of RCC Consultants, Inc., (not separately presented in this Prospectus). The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The financial statements of Telecom Southwest Towers Limited Partnership, Telecom Towers Mid-Atlantic Limited Partnership, and Telecom Towers of the West, L.P., at December 31, 1996, and for each of the two years in the period ended December 31, 1996 appearing in this Prospectus have been audited by Gollob, Morgan, Peddy & Co., P.C., independent auditors, as set forth in their reports thereon appearing elsewhere herein, and as to the year ended 1996 as related to Telecom Towers Mid-Atlantic Limited Partnership, is based in part on the report of KPMG LLP, independent auditors, as set forth in their report, appearing elsewhere herein, on the financial statements of RCC Consultants, Inc., (not separately presented in this Prospectus). The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The financial statements of Wauka Communications, Inc. as of December 31, 1997 and for year then ended included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of OmniAmerica, Inc. (formerly Specialty Teleconstructors, Inc.) for the year ended June 30, 1998, as set forth in their report, which is included in this Registration Statement and Prospectus of American Tower Corporation. These financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

American Tower files annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information on file at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents, upon payment of a duplicating fee, by writing to the Commission.

American Tower has filed a Registration Statement on Form S-1 with the Commission. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information included in the Registration Statement. Certain information is omitted and you should refer to the Registration Statement and its exhibits. With respect to references made in this Prospectus to any contract or other document of American Tower, such references are not necessarily complete and you should refer to the exhibits attached to the Registration Statement for copies of the actual contract or document. You may review a copy of the Registration Statement at the Commission's public reference room in Washington, D.C., and at the Commission's regional offices in Chicago, Illinois and New York, New York. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. American Tower's Commission filings and the Registration Statement can also be reviewed by accessing the Commission's Internet site at http://www.sec.gov.

                        DEFINITION-CROSS REFERENCE SHEET

Set forth below is a list of certain defined terms used in this document and the page on which such terms are defined.

Defined Term                                                           Page
------------                                                           ----
After-tax cash flow...................................................   8
American Cablesystems.................................................  58
American Radio........................................................   8
American Tower........................................................  ii
ARS...................................................................   8
ARS Convertible Debentures............................................  55
ARS Convertible Preferred.............................................  54
ATC...................................................................  ii
ATC Board.............................................................  58
ATS Needham...........................................................   8
ATC Private Placement.................................................  65
ATC Pro Forma Transactions............................................   6
ATC Separation........................................................  30
ATI...................................................................   8
Atlantic..............................................................  58
ATLP..................................................................  70
Borrower Subsidiaries.................................................  70
build to suit.........................................................   2
CBS...................................................................  14
CCP...................................................................  59
CEA...................................................................  59
Change of Control.....................................................  12
Chase.................................................................  14
Chase Capital.........................................................  50
Closing Date Share Price..............................................  52
Code..................................................................  62
Commission............................................................  51
Common Stock..........................................................   5
Company...............................................................  ii
Controlled Entities...................................................  12
Credit Facilities.....................................................   9
CTT...................................................................  53
Current Run Rate Cash Flow............................................  54
CVP...................................................................  59
DGCL..................................................................  12
DTV...................................................................  39
EBITDA................................................................   8
ESMR..................................................................  39
Event of Default......................................................  12
Exchange Act..........................................................  77
EZ....................................................................  59
EZ Merger.............................................................  59
FAA...................................................................  13
FAS 131...............................................................  37
FCC...................................................................  12

Defined Term                                                           Page
------------                                                           ----
GAAP..................................................................   8
Gearon................................................................  12
Gearon Transaction....................................................  49
Hicks, Muse...........................................................  58
HSR Act...............................................................   3
Interested Stockholder................................................  74
Interim Preferred Stock...............................................  36
ISOs..................................................................  62
July Offering.........................................................  36
Mergers...............................................................  12
Merrill Lynch.........................................................  65
NQOs..................................................................  62
NYSE..................................................................   5
Old ATC...............................................................  50
OmniAmerica...........................................................   3
OmniAmerica Merger....................................................   3
OmniAmerica Merger Agreement..........................................  51
OPM...................................................................  49
OPM Transaction.......................................................  49
PCS...................................................................  39
Plan..................................................................  62
Preferred Stock.......................................................  72
Prime.................................................................  52
Restated Certificate..................................................  71
RF....................................................................  13
Restricted Subsidiaries...............................................  57
Securities Act........................................................  75
Separation Agreement..................................................  35
SMR...................................................................  40
Special Committee.....................................................  65
Stock Purchase Agreement..............................................  65
Stoner................................................................  60
Summit Capital........................................................  50
Superior Proposal.....................................................  51
TeleCom...............................................................   3
TeleCom Merger........................................................   3
Tower Cash Flow.......................................................   8
TeleCom Merger Agreement..............................................  52
TeleCom Merger Consideration..........................................  52
Wauka Transaction.....................................................  50
wireless communications facilities....................................  51 wireless infrastructure building and implementation services..........  51 wireless infrastructure components....................................  51

                         INDEX TO FINANCIAL STATEMENTS

    The information as it relates to the CBS Merger and the ATC Separation included in Note 1 --"Business and Corporate Structure" and Note 5 -- "Commitments" of the Notes to the Consolidated Financial Statements to the audited consolidated financial statements of American Tower Corporation for the year ended December 31, 1997 included herein is supplemented with the disclosures contained in Note 2--"Business and Corporate Structure" of the American Tower Corporation Unaudited Condensed Consolidated Financial Statements for the quarterly period ended September 30, 1998 included herein and the supplemental information on page F-35.

                                                                           Page
                                                                           ----
AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES
 (CURRENTLY AMERICAN TOWER CORPORATION)
 Independent Auditors' Report.............................................  F-5
 Consolidated Balance Sheets as of December 31, 1997 and 1996 ............  F-6
 Consolidated Statements of Operations for the years ended December 31,
  1997 and 1996 and the period from July 17, 1995 ("Incorporation") to
  December 31, 1995.......................................................  F-7
 Consolidated Statements of Stockholders' Equity for the years ended
  December 31, 1997 and 1996 and the period from July 17, 1995
  ("Incorporation") to December 31, 1995..................................  F-8
 Consolidated Statements of Cash Flows for the years ended December 31,
  1997 and 1996 and the period from July 17, 1995 ("Incorporation") to
  December 31, 1995.......................................................  F-9
 Notes to Consolidated Financial Statements............................... F-10
 Condensed Consolidated Balance Sheet as of September 30, 1998
  (unaudited), Condensed Consolidated Statements of Operations for the
  nine months ended September 30, 1998 and 1997 (unaudited), Condensed
  Consolidated Statements of Stockholder's Equity for the nine months ended September 30, 1998 (unaudited), Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1998 and 1997
  (unaudited), and Notes to Unaudited Condensed Consolidated Financial
  Statements (all of the foregoing are excerpted from the Form 10-Q of
  American Tower for the nine months ended September 30, 1998 filed with the Commission on November 16, 1998).................................... F-25
OMNIAMERICA, INC. AND SUBSIDIARIES
 Reports of Independent Auditors.......................................... F-36
 Consolidated Balance Sheets as of June 30, 1997 and 1998 and September
  30, 1998 (unaudited).................................................... F-39
 Consolidated Statements of Earnings for the years ended June 30, 1996,
  1997 and 1998 and three months ended September 30, 1997 and 1998 (unau-
  dited).................................................................. F-40
 Consolidated Statement of Stockholders' Equity for the years ended June
  30, 1996, 1997 and 1998 and three months ended September 30, 1998 (unau-
  dited).................................................................. F-41
 Consolidated Statements of Cash Flows for the years ended June 30, 1996,
  1997 and 1998 and three months ended September 30, 1997 and 1998 (unau-
  dited).................................................................. F-42
 Notes to Consolidated Financial Statements............................... F-44
TELECOM TOWERS, L.L.C.
 Report of Independent Auditors........................................... F-63
 Balance Sheets as of December 31, 1997 and September 30, 1998 (unau-
  dited).................................................................. F-64
 Statements of Operations for the period from September 30, 1997 (incep-
  tion) to December 31, 1997 and nine months ended September 30, 1998 (un-
  audited)................................................................ F-65
 Statements of Members' Equity for the period from September 30, 1997 (in-
  ception) to December 31, 1997 and nine months ended September 30, 1998
  (unaudited)............................................................. F-66
 Statements of Cash Flows for the period from September 30, 1997 (incep-
  tion) to December 31, 1997 and nine months ended September 30, 1998 (un-
  audited)................................................................ F-67
 Notes to Financial Statements............................................ F-68

                                                                          Page
                                                                          -----
TELECOM SOUTHWEST TOWERS LIMITED PARTNERSHIP
 Reports of Independent Auditors.........................................  F-75
 Balance Sheets as of December 31, 1996 and 1997 and July 31, 1998 (unau-
  dited).................................................................  F-77
 Statements of Operations for the years ended December 31, 1995, 1996 and
  1997 and seven months ended July 31, 1997 and 1998 (unaudited).........  F-78
 Statements of Partner's Capital for the years ended December 31, 1995,
  1996 and 1997 and seven months ended July 31, 1998 (unaudited).........  F-79
 Statements of Cash Flows for the years ended December 31, 1995, 1996 and
  1997 and seven months ended July 31, 1997 and 1998 (unaudited).........  F-80
 Notes to Financial Statements...........................................  F-81
TELECOM TOWERS MID-ATLANTIC LIMITED PARTNERSHIP
 Reports of Independent Auditors.........................................  F-88
 Consolidated Balance Sheets as of December 31, 1996 and 1997, and July
  31, 1998
  (unaudited)............................................................  F-92
 Consolidated Statements of Operations for the years ended December 31,
  1995, 1996 and 1997 and seven months ended July 31, 1997 and 1998 (un-
  audited)...............................................................  F-93
 Consolidated Statements of Partner's Capital for the years ended Decem-
  ber 31, 1995, 1996 and 1997 and seven months ended July 31, 1998 (unau-
  dited).................................................................  F-94
 Consolidated Statements of Cash Flows for the years ended December 31,
  1995, 1996 and 1997 and seven months ended July 31, 1997 and 1998 (un-
  audited)...............................................................  F-95
 Notes to Consolidated Financial Statements..............................  F-96
TELECOM TOWERS OF THE WEST, L.P.
 Reports of Independent Auditors......................................... F-105
 Consolidated Balance Sheets as of December 31, 1996 and 1997, and July
  31, 1998
  (unaudited)............................................................ F-107
 Consolidated Statements of Operations for the period from August 31,
  1996 to December 31, 1996 and year ended December 31, 1997 and seven months ended July 31, 1997 and 1998 (unaudited)........................ F-108
 Consolidated Statements of Partner's Capital for the years ended Decem-
  ber 31, 1996 and 1997 and seven months ended July 31, 1998 (unau-
  dited)................................................................. F-109
 Consolidated Statements of Cash Flows for the period from August 31,
  1996 to December 31, 1996 and year ended December 31, 1997 and seven months ended July 31, 1997 and 1998 (unaudited)........................ F-110
 Notes to Consolidated Financial Statements.............................. F-111
MICRONET, INC. AND AFFILIATES
 Report of Independent Certified Public Accountants...................... F-119
 Combined Statements of Net Assets Sold as of December 31, 1996 and
  October 31, 1997....................................................... F-120
 Combined Statements of Income Derived From Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997.......... F-121
 Combined Statements of Cash Flows Derived from Net Assets Sold for the year ended December 31, 1996 and ten months ended October 31, 1997..... F-122
 Notes to Combined Financial Statements.................................. F-123
DIABLO COMMUNICATIONS, INC.
 Independent Auditors' Report............................................ F-129
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)............................................................ F-130
 Statements of Income for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............. F-131
 Statements of Stockholders' Equity for the years ended December 31, 1995 and 1996 and nine months ended September 30, 1997 (unaudited).......... F-132

                                                                          Page
                                                                          -----
 Statements of Cash Flows for years ended December 31, 1995 and 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............  F-133
 Notes to Financial Statements..........................................  F-134
DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.
 Independent Auditors' Report...........................................  F-138
 Balance Sheets as of December 31, 1995 and 1996 and September 30, 1997
  (unaudited)...........................................................  F-139
 Statements of Operations for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996, and nine months ended September 30, 1996 and 1997 (unaudited).............  F-140
 Statements of Stockholders' Equity for the period from September 1,
  1995 (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1997 (unaudited)..................  F-141
 Statements of Cash Flows for the period from September 1, 1995
  (inception) to December 31, 1995, year ended December 31, 1996 and nine months ended September 30, 1996 and 1997 (unaudited).............  F-142
 Notes to Financial Statements..........................................  F-143
MERIDIAN COMMUNICATIONS
 Independent Auditors' Report...........................................  F-148
 Combined Balance Sheets as of December 31, 1995 and 1996 and June 30,
 1997 (unaudited).......................................................  F-149
 Combined Statements of Income for the years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited).........  F-150
 Combined Statements of Partners' Capital and Stockholder's Equity for
   the years ended December 31, 1995 and 1996 and six months ended June
   30, 1997 (unaudited).................................................  F-151
 Combined Statements of Cash Flows for years ended December 31, 1995 and
   1996 and six months ended June 30, 1996 and 1997 (unaudited).........  F-152
 Notes to Combined Financial Statements.................................  F-153
GEARON & CO., INC.
 Independent Auditors' Report...........................................  F-158
 Balance Sheets as of December 31, 1997 and 1996........................  F-159
 Statements of Operations for the years ended December 31, 1997 and
 1996...................................................................  F-160
 Statements of Changes in Stockholders' Equity for the years ended De-
 cember 31, 1997 and 1996...............................................  F-161
 Statements of Cash Flows for the years ended December 31, 1997 and
 1996...................................................................  F-162
 Notes to Financial Statements..........................................  F-163
AMERICAN TOWER CORPORATION AND SUBSIDIARIES (OLD ATC)
 Independent Auditors' Report...........................................  F-167
 Consolidated Balance Sheets as of December 31, 1996 and 1997 and March
 31, 1998 (unaudited)...................................................  F-168
 Consolidated Statements of Operations for the years ended December 31,
   1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
   (unaudited)..........................................................  F-169
 Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1995, 1996 and 1997 and three months ended March 31,
   1998 (unaudited).....................................................  F-170
 Consolidated Statements of Cash Flows for the years ended December 31,
   1995, 1996 and 1997 and three months ended March 31, 1997 and 1998
   (unaudited)..........................................................  F-171
 Notes to Consolidated Financial Statements.............................  F-172
OPM-USA-INC.
 Independent Auditors' Report...........................................  F-182
 Balance Sheets as of December 31, 1997 and 1996........................  F-183
 Statements of Operations for the years ended December 31, 1997 and
  1996..................................................................  F-184
 Statements of Stockholders' Equity (Deficiency) for the years ended
  December 31, 1997 and 1996............................................  F-185
 Statements of Cash Flows for the years ended December 31, 1997 and
  1996..................................................................  F-186
 Notes to Financial Statements..........................................  F-187

                                                                          Page
                                                                          -----
WAUKA COMMUNICATIONS, INC.
 Independent Auditors' Report............................................ F-190
 Balance Sheets as of December 31, 1997 and September 30, 1998
  (unaudited)............................................................ F-191
 Statements of Operations for the year ended December 31, 1997 and nine months ended September 30, 1997 and 1998 (unaudited)................... F-192
 Statements of Shareholder's Equity for the year ended December 31, 1997 and nine months ended September 30, 1998 (unaudited)................... F-193
 Statements of Cash Flows for the year ended December 31, 1997 and nine months ended September 30, 1997 and 1998 (unaudited)................... F-194
 Notes to Financial Statements........................................... F-195

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
American Tower Systems Corporation:

We have audited the accompanying consolidated balance sheets of American Tower Systems Corporation and subsidiaries (the "Company"), a wholly owned subsidiary of American Radio Systems Corporation, as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity and cash flows for the years ended December 31, 1997 and 1996 and the period from July 17, 1995 (Incorporation) to December 31, 1995. Our audits also included the financial statement schedules listed in the Index at Item 14. These financial statements and financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the companies as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1996 and the period from Incorporation to December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 6, 1998 (except for Note 4,
as to which the date is March 27, 1998)

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    December 31, 1997 and December 31, 1996

                                                         1997         1996
                                                     ------------  -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents......................... $  4,595,500  $ 2,373,360
  Accounts receivable, net of allowance for doubtful
   accounts of $125,000 and $47,000 in 1997 and
   1996, respectively ..............................    3,238,877      236,990
  Prepaid and other current assets..................      789,677       79,657
  Deferred income taxes.............................       62,560
                                                     ------------  -----------
    Total current assets............................    8,686,614    2,690,007
                                                     ------------  -----------
PROPERTY AND EQUIPMENT, net.........................  117,617,776   19,709,523
UNALLOCATED PURCHASE PRICE, net.....................  108,192,255   12,954,959
OTHER INTANGIBLE ASSETS, net........................    8,424,406    1,336,361
INVESTMENT IN AFFILIATE.............................      310,305      325,000
NOTES RECEIVABLE....................................   10,700,000
DEPOSITS AND OTHER LONG-TERM ASSETS.................    1,424,540      101,803
                                                     ------------  -----------
TOTAL............................................... $255,355,896  $37,117,653
                                                     ============  ===========
LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt................. $    110,391  $   117,362
  Accounts payable..................................    3,738,230    1,058,822
  Accrued expenses..................................    4,492,064      715,322
  Accrued interest..................................      913,624
  Unearned income...................................    1,752,248      252,789
                                                     ------------  -----------
    Total current liabilities.......................   11,006,557    2,144,295
                                                     ------------  -----------
LONG-TERM DEBT......................................   90,066,269    4,417,896
DEFERRED INCOME TAXES...............................      417,628      279,218
OTHER LONG-TERM LIABILITIES.........................       32,750       18,950
                                                     ------------  -----------
    Total long-term liabilities.....................   90,516,647    4,716,064
                                                     ------------  -----------
MINORITY INTEREST IN SUBSIDIARIES...................      625,652      528,928
                                                     ------------  -----------
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDER'S EQUITY:
  Preferred Stock; $0.01 par value; 20,000,000
   shares authorized; no shares issued or outstand-
   ing..............................................
  Common Stock; $.01 par value; 10,000,000 shares
   authorized, 3,000 shares issued and outstanding
   in 1996..........................................                        30
  Class A Common Stock; $.01 par value; 200,000,000
   shares authorized; 29,667,883 shares issued and
   outstanding......................................      296,679
  Class B Common Stock; $.01 par value; 50,000,000
   shares authorized; 4,670,626 shares issued and
   outstanding......................................       46,706
  Class C Common Stock; $.01 par value; 10,000,000
   shares authorized; 1,295,518 shares issued and
   outstanding......................................       12,955
  Additional paid-in capital........................  155,710,741   30,318,420
  Accumulated deficit...............................   (2,860,041)    (590,084)
                                                     ------------  -----------
    Total stockholder's equity......................  153,207,040   29,728,366
                                                     ------------  -----------
TOTAL............................................... $255,355,896  $37,117,653
                                                     ============  ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

      Years Ended December 31, 1997 and 1996 and Period from July 17, 1995
                      (Incorporation) to December 31, 1995

                                                Period Ended December 31,
                                            -----------------------------------
                                               1997         1996        1995
                                            -----------  ----------  ----------
REVENUES:
  Tower (includes revenue from related
   parties of $389,000 and $70,000 in 1997
   and 1996, respectively)................  $13,025,257  $2,816,633  $  162,933
  Site acquisition services...............    2,122,547
  Video, voice and data transmission......    2,083,756
  Other...................................      276,907      80,245         186
                                            -----------  ----------  ----------
    Total operating revenues..............   17,508,467   2,896,878     163,119
                                            -----------  ----------  ----------
OPERATING EXPENSES:
  Operating expenses excluding
   depreciation and amortization and
   corporate general and administrative
   expenses:
   Tower..................................    6,080,273   1,362,284      59,417
   Site acquisition services..............    1,360,217
   Video, voice and data transmission.....    1,272,682
  Depreciation and amortization...........    6,326,323     989,936      57,428
  Corporate general and administrative
   expense................................    1,536,263     830,248     230,109
                                            -----------  ----------  ----------
    Total operating expenses..............   16,575,758   3,182,468     346,954
                                            -----------  ----------  ----------
INCOME (LOSS) FROM OPERATIONS.............      932,709    (285,590)   (183,835)
                                            -----------  ----------  ----------
OTHER INCOME (EXPENSE):
  Interest expense........................   (3,039,235)
  Interest income and other, net..........      251,023      36,204
  Minority interest in net earnings of
   subsidiaries...........................     (193,313)   (184,897)
                                            -----------  ----------  ----------
TOTAL OTHER EXPENSE.......................   (2,981,525)   (148,693)
                                            -----------  ----------  ----------
LOSS BEFORE BENEFIT (PROVISION) FOR INCOME
 TAXES AND EXTRAORDINARY LOSS.............   (2,048,816)   (434,283)   (183,835)
BENEFIT (PROVISION) FOR INCOME TAXES......      472,671     (45,390)     73,424
                                            -----------  ----------  ----------
LOSS BEFORE EXTRAORDINARY LOSS............   (1,576,145)   (479,673)   (110,411)
EXTRAORDINARY LOSS ON EXTINGUISHMENT OF
 DEBT, NET OF INCOME TAX BENEFIT OF
 $462,500.................................     (693,812)
                                            -----------  ----------  ----------
NET LOSS..................................  $(2,269,957) $ (479,673) $ (110,411)
                                            ===========  ==========  ==========
BASIC AND DILUTED PRO FORMA PER COMMON
 SHARE AMOUNTS:
  Loss before extraordinary loss..........  $     (0.03)
  Extraordinary loss......................        (0.01)
                                            -----------
  Net loss................................  $     (0.05)
                                            ===========
PRO FORMA WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING................   48,691,790
                                            ===========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY

     Years Ended December 31, 1997 and 1996 and Period from July 17, 1995
                     (Incorporation) to December 31, 1995

                      Common Stock       Common Stock          Common Stock         Common Stock
                   ------------------ -------------------- -------------------- --------------------
                                            Class A              Class B              Class C
                                      -------------------- -------------------- --------------------  Additional
                   Outstanding        Outstanding          Outstanding          Outstanding            Paid-in     Accumulated
                     Shares    Amount   Shares     Amount    Shares     Amount    Shares     Amount    Capital       Deficit
                   ----------- ------ ----------- -------- ----------- -------- ----------- -------- ------------  -----------
Issuance of
 common stock to
 parent..........        10
Contributions
 from parent:
 Cash............                                                                                    $    242,215
 Non-cash........                                                                                       3,816,445
Cash transfers to
 parent..........                                                                                        (179,426)
Net loss.........                                                                                                  $  (110,411)
                     ------                                                                          ------------  -----------
BALANCE, DECEMBER
 31, 1995........        10                                                                             3,879,234     (110,411)
Issuance of
 common stock to
 parent..........     2,990     $30                                                                           (30)
Contributions
 from parent:
 Cash............                                                                                       2,548,557
 Non-cash........                                                                                      29,856,885
Transfers to par-
 ent:
 Cash............                                                                                      (4,866,226)
 Non-cash........                                                                                      (1,100,000)
Net loss.........                                                                                                     (479,673)
                     ------     ---                                                                  ------------  -----------
BALANCE, DECEMBER
 31, 1996........     3,000      30                                                                    30,318,420     (590,084)
Contributions
 from parent:
 Cash............                                                                                     143,073,631
 Non-cash........                                                                                          50,000
Transfers to par-
 ent:
 Cash............                                                                                     (16,650,000)
 Non-cash........                                                                                        (725,000)
Recapitalization
 (Note 8)........    (3,000)    (30)  29,667,883  $296,679  4,670,626  $ 46,706  1,295,518  $ 12,955     (356,310)
Net loss.........                                                                                                   (2,269,957)
                     ------     ---   ----------  --------  ---------  --------  ---------  -------- ------------  -----------
BALANCE, DECEMBER
 31, 1997........        --     $--   29,667,883  $296,679  4,670,626  $ 46,706  1,295,518  $ 12,955 $155,710,741  $(2,860,041)
                     ======     ===   ==========  ========  =========  ========  =========  ======== ============  ===========
                      Total
                   -------------
Issuance of
 common stock to
 parent..........
Contributions
 from parent:
 Cash............  $    242,215
 Non-cash........     3,816,445
Cash transfers to
 parent..........      (179,426)
Net loss.........      (110,411)
                   -------------
BALANCE, DECEMBER
 31, 1995........     3,768,823
Issuance of
 common stock to
 parent..........
Contributions
 from parent:
 Cash............     2,548,557
 Non-cash........    29,856,885
Transfers to par-
 ent:
 Cash............    (4,866,226)
 Non-cash........    (1,100,000)
Net loss.........      (479,673)
                   -------------
BALANCE, DECEMBER
 31, 1996........    29,728,366
Contributions
 from parent:
 Cash............   143,073,631
 Non-cash........        50,000
Transfers to par-
 ent:
 Cash............   (16,650,000)
 Non-cash........      (725,000)
Recapitalization
 (Note 8)........
Net loss.........    (2,269,957)
                   -------------
BALANCE, DECEMBER
 31, 1997........  $153,207,040
                   =============

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

      Years Ended December 31, 1997 and 1996 and Period from July 17, 1995
                      (Incorporation) to December 31, 1995

                                              Period Ended December 31,
                                         -------------------------------------
                                             1997          1996        1995
                                         -------------  -----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss............................... $  (2,269,957) $  (479,673) $(110,411)
 Adjustments to reconcile net loss to
  cash provided by (used in) operating
  activities:
  Depreciation and amortization.........     6,326,323      989,936     57,428
  Minority interest in net earnings of
   subsidiary...........................       177,313      184,897
  Amortization of deferred financing
   costs................................       187,910
  Provision for losses on accounts
   receivable...........................       124,350       47,044
  Extraordinary loss, net...............       693,812
  Deferred income taxes.................       146,529      108,715
  Changes in assets and liabilities, net
   of acquisitions:
    Accounts receivable.................    (3,155,831)    (246,867)   (37,167)
    Prepaid and other current assets....       158,897     (226,814)   (54,499)
    Accounts payable and accrued
     expenses...........................     5,096,378    1,580,284     93,860
    Accrued interest....................       913,624
    Unearned income.....................     1,499,459      252,789
    Other long-term liabilities.........        13,800       18,950
                                         -------------  -----------  ---------
Cash provided by (used in) operating
 activities.............................     9,912,607    2,229,261    (50,789)
                                         -------------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for purchase of property and
   equipment and construction...........   (20,614,412)
  Payments for tower related
   acquisitions.........................  (184,075,851)
  Advances of notes receivable..........   (10,961,416)
  Deposits and other long-term assets...    (1,131,247)
                                         -------------
  Cash used for investing activities....  (216,782,926)
                                         -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit facility......   151,000,000    2,500,000
  Repayment of credit facility..........   (65,000,000)
  Borrowings under other notes payable..                    231,115
  Repayments of other notes payable.....      (358,598)    (106,697)
  Contributions from parent.............   143,073,631    2,548,557    242,215
  Cash transfers to parent..............   (16,650,000)  (4,866,226)  (179,426)
  Distributions to minority interest....      (419,160)    (174,650)
  Additions to deferred financing
   costs................................    (2,553,414)
                                         -------------  -----------  ---------
Cash provided by financing activities...   209,092,459      132,099     62,789
                                         -------------  -----------  ---------
NET INCREASE IN CASH AND CASH
 EQUIVALENTS............................     2,222,140    2,361,360     12,000
CASH AND CASH EQUIVALENTS, BEGINNING OF
 PERIOD.................................     2,373,360       12,000
                                         -------------  -----------  ---------
CASH AND CASH EQUIVALENTS, END OF
 PERIOD.................................     4,595,500  $ 2,373,360  $  12,000
                                         =============  ===========  =========

                See notes to consolidated financial statements.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Corporate Structure--American Tower Systems Corporation and subsidiaries (collectively, ATS or the Company) is a wholly-owned subsidiary of American Radio Systems Corporation (ARS or the Parent). American Tower Systems (Delaware), Inc. (ATSI) is a wholly-owned subsidiary of the Company which holds substantially all the operating assets and liabilities of the business. (See Notes to Unaudited Condensed Consolidated Financial Statements).

The Company was incorporated on July 17, 1995 (Incorporation) for the purpose of acquiring, developing, marketing, managing and operating wireless communications tower sites throughout the United States, for use by wireless communications providers and television and radio broadcasters.

In January 1998, ATS completed a corporate restructuring pursuant to which ATS and ATSI contributed their assets and liabilities to a newly formed operating subsidiary, American Tower Systems, L.P., (ATSLP). In connection therewith, ATSI and ATSLP became co-borrowers under the Loan Agreement described in Note
4. The tax sharing agreement between ARS and ATS described in Note 7 was terminated in connection with the corporate restructuring.

ATS's primary business is the leasing of antennae sites on multi-tenant towers for a diverse range of wireless communications industries, including personal communications services (PCS), cellular, paging, specialized mobile radio, enhanced specialized mobile radio (ESMR) and fixed microwave, as well as radio and television broadcasters. ATS also offers its customers a broad range of network development services, including network design, site acquisition, zoning and other regulatory approvals, site construction and antennae installation. ATS intends to expand these services and to capitalize on its relationships with its wireless customers through major built to suit construction projects. ATS is also engaged in the video, voice and data transmission business, which it currently conducts in the New York City to Washington, D.C. corridor and in Texas.

As of December 31, 1997, the Company owned and/or operated approximately 670 wireless communication sites, principally in the Northeast and Mid-Atlantic regions, Florida and California.

In September 1997, ARS entered into a merger agreement (as amended and restated in December 1997, the CBS Merger Agreement) with a subsidiary of CBS Corporation (CBS), pursuant to which a subsidiary of CBS will merge with and into ARS and ARS will become a subsidiary of CBS (the CBS Merger). Following consummation of the CBS Merger, ATS will operate as an independent, publicly owned corporation (the Tower Separation). Each holder of record, at the effective time of the CBS Merger, of shares of ARS common stock will receive:
(i) $44.00 per share in cash; and (ii) one share of ATS common stock of the same class as the class of ARS Common Stock to be surrendered. ARS and ATS will enter into certain agreements pursuant to the CBS Merger Agreement providing for, among other things, the orderly separation of ARS and ATS, the transfer of lease obligations to ATS of leased space on certain towers owned or leased by ARS to ATS, and the allocation of certain tax liabilities between ARS and ATS. ATS is obligated to reimburse ARS for the tax liabilities attributable to the distribution of ATS common stock pursuant to the CBS Merger and the earlier deconsolidation (for federal and state income tax purposes) of ATS from ARS (the CBS Merger Tax Liability). Based on an estimate of "fair market value" using available information as of March 27, 1998 of $16.00 per share of ATS common stock, the estimated CBS Merger Tax Liability is approximately $173.0 million of which approximately $20.0 million will be borne by ARS and the remaining obligation (of approximately $153.0 million) will be paid by ATS. The estimated federal income tax liability will increase or decrease by approximately $14.8 million for each $1.00 increase or decrease in the "fair market value" per share of the ATS common stock. ATS expects to use the proceeds of an equity offering or external financing to reimburse ARS for such tax liability if due in 1998 or to use borrowings under the Loan Agreement if due in 1999; the timing of such payment depends on when the CBS Merger is consummated. (See Note 5).

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

In addition, following the CBS Merger, ATS will assume ARS' lease obligations with respect to ARS' corporate headquarters in Boston, Massachusetts and certain senior executives of ARS will become employees of ATS. Future lease payments required under the lease agreements assumed aggregate approximately $1.6 million through July 2006.

The CBS Merger has been approved by the stockholders of ARS who hold sufficient voting power to approve such action. Consummation of the Merger is subject to, among other things, the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (HSR Act) and the approval by the Federal Communications Commission (FCC) of the transfer of control of ARS' FCC licenses with respect to its radio stations to CBS. Subject to the satisfaction of such conditions, the CBS Merger is expected to be consummated in the Spring of 1998.

Principles of Consolidation and Basis of Presentation--The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliates, where ATS owns more than 20 percent of the voting power of the affiliate but not in excess of 50 percent, are accounted for using the equity method. Separate financial information regarding equity method investees is not significant. The Company also consolidates its 50.1% interest and its 70.0% interest in two other tower communications limited liability companies, with the other members' investments reflected as minority interest in subsidiaries in the accompanying consolidated financial statements.

Through December 31, 1997, ATS effectively operated as a stand-alone entity, with its own corporate staff and headquarters, and received minimal assistance from personnel of the Parent. Accordingly, the accompanying consolidated financial statements do not include any cost allocations from the Parent. However, the consolidated financial statements may not reflect the results of operations or financial position of ATS had it been an independent public company during the periods presented.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates, and such differences could be material to the consolidated financial statements.

Revenue Recognition--Tower revenues are recognized when earned. Escalation clauses and other incentives present in tower lease agreements with the Company's customers are recognized on a straight-line basis over the term of the leases. Site acquisition and video voice and data transmission revenues are recognized as such services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

Corporate General and Administrative Expense--Corporate general and administrative expense consists of corporate overhead costs not specifically allocable to any of the Company's individual business properties.

Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. The Company has policies governing the extension of credit and collection of amounts due from customers.

Derivative Financial Instruments--The Company uses derivative financial instruments as a means of managing interest-rate risk associated with current debt or anticipated debt transactions that have a high probability of being executed. The Company's interest rate protection agreements generally consist of interest rate swap agreements and interest rate cap agreements. These instruments are matched with either fixed or variable rate debt, and payments thereon are recorded on a settlement basis as an adjustment to interest expense. Premiums paid to purchase interest rate cap agreements are amortized as an adjustment of interest expense over the life of the contract. Derivative financial instruments are not held for trading purposes. (See Note 4).

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

Cash and Cash Equivalents--Cash and cash equivalents include cash on hand, demand deposits and short-term investments with remaining maturities when purchased of three months or less.

Property and Equipment and Unallocated Purchase Price--Property and equipment are recorded at cost, or at estimated fair value in the case of acquired properties. Cost includes expenditures for communications sites and related assets and the net amount of interest cost associated with significant capital additions. Approximately $458,000 and $120,000 of interest was capitalized for the years ended December 31, 1997 and 1996, respectively. Depreciation is provided using the straight-line method over estimated useful lives ranging from three to fifteen years.

The excess of purchase price over the estimated fair value of net assets acquired has been preliminarily recorded as unallocated purchase price and is being amortized over an estimated aggregate useful life of fifteen years using the straight-line method. Accumulated amortization aggregated approximately $3,726,000 and $356,000 at December 31, 1997 and 1996, respectively. The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for some acquisitions have not yet been finalized. The Company is currently conducting studies to determine the purchase price allocations and expects that upon final allocation the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's consolidated results of operations, liquidity or financial position.

Intangible Assets--Intangible assets are being amortized on a straight-line basis over their estimated useful lives, ranging from five to eight years. Other intangible assets consist principally of a noncompetition agreement, deferred financing costs and deferred acquisition costs. Deferred private placement fees and Tower Separation fees will be reclassified to additional paid-in capital upon consummation of the related transactions. (See Note 3).

Notes Receivable--In connection with the acquisition of OPM-USA-INC. (OPM) and the acquisition of Gearon & Co. Inc. (Gearon) described in Note 11, the Company entered into certain note agreements prior to consummation of these acquisitions. The Company agreed to advance OPM an amount not to exceed
$37.0 million, of which approximately $5.7 million (excluding accrued interest) was advanced as of December 31, 1997. The note bore interest at prime rate plus 3%, was unsecured and was settled upon closing of the OPM acquisition.

The Company agreed to advance Gearon an amount not to exceed $10.0 million prior to closing, of which approximately $5.0 million was advanced as of December 31, 1997. The note bore interest at approximately 7.25%, was unsecured and was paid upon closing of the Gearon acquisition.

Income Taxes--Deferred taxes are provided to reflect temporary differences in basis between book and tax assets and liabilities, and net operating loss carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates. Through December 31, 1997, ATS filed as part of a consolidated filing group with ARS; there are no significant differences between the tax provision or benefit recorded and the amounts measured on a separate return basis. (See Note 7).

Pro Forma Loss Per Common Share--Pro forma loss per common share is computed using the number of shares of common stock expected to be outstanding upon consummation of the CBS Merger. These shares include shares issued pursuant to the stock purchase agreement described in Note 8 and the Gearon acquisition described in Note 11 and also includes shares of ATS common stock issuable upon exercise of ARS options (each ARS option in effect represents the right to receive $44 in cash and one ATS share; such exercise is expected to occur upon closing). Shares issuable upon exercise of ATS and ATSI options have been excluded from the computation as the effect is anti-dilutive. Had ATS and ATSI options been included in the computation, shares for diluted computation would have been increased by 5,268,255.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

Impairment of Long-Lived Assets--Recoverability of long-lived assets is determined by periodically comparing the forecasted undiscounted net cash flows of the operations to which the assets relate to the carrying amount, including associated intangible assets of such operations. Through December 31, 1997, no impairments requiring adjustment have occurred.

Stock-Based Compensation--Compensation related to equity grants or awards to employees is measured using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. (See Note 8).

Fair Value of Financial Instruments--The Company believes that the carrying value of all financial instruments, excluding the interest rate protection agreements, is a reasonable estimate of fair value as of December 31, 1997 and 1996. The fair value of the interest rate protection agreements are obtained from independent market quotes. These values represent the amount the Company would receive or pay to terminate the agreements taking into consideration current market interest rates. The Company would expect to pay approximately $97,000 to settle these agreements at December 31, 1997. There were no interest rate protection agreements at December 31, 1996. (See Note 4).

Retirement Plan--Employees of the Company are eligible for participation in a 401(k) plan sponsored by ARS, subject to certain minimum age and length-of-employment requirements. Administrative expenses of the plan are borne by ARS and are not significant to ATS. Under the plan, the Company matches 30% of the participants' contributions up to 5% of compensation. The Company contributed approximately $16,800 and $6,000 for the years ended December 31, 1997 and 1996, respectively. The Company's contributions for the period from Incorporation to December 31, 1995 were not material.

Recent Accounting Pronouncements--In June 1997, the FASB released FAS No. 130 "Reporting Comprehensive Income" (FAS 130), and FAS No. 131 "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). Those pronouncements will be effective in 1998. FAS 130 establishes standards for reporting comprehensive income items and will require the Company to provide a separate statement of comprehensive income; reported financial statement amounts will be affected by this adoption. FAS 131 establishes standards for reporting information about the Company's operating segments in its annual report and interim reports and will require the Company to adopt this standard in 1998.

In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which the Company will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in the Company's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption will not have any effect on reported consolidated results of operations or consolidated financial position.

Reclassifications--Certain reclassifications have been made to the 1995 and 1996 financial statements to conform with the 1997 presentation.

2. PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following as of December 31:

                                                         1997         1996
                                                     ------------  -----------
   Land and improvements...........................  $ 17,955,568  $ 4,081,011
   Buildings and improvements......................    17,731,874
   Towers..........................................    48,315,930   11,473,259
   Technical equipment.............................     3,624,239       53,124
   Transmitter equipment...........................    18,211,996       13,550
   Office equipment, furniture, fixtures and other
    equipment......................................     4,076,212      317,025
   Construction in progress........................    10,641,639    4,276,410
                                                     ------------  -----------
       Total.......................................   120,557,458   20,214,379
   Less accumulated depreciation and amortization..    (2,939,682)    (504,856)
                                                     ------------  -----------
   Property and equipment, net.....................  $117,617,776  $19,709,523
                                                     ============  ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

3. OTHER INTANGIBLE ASSETS

Other intangible assets consisted of the following as of December 31:

                                                            1997        1996
                                                         ----------  ----------
   Non-compete agreement................................ $5,530,000
   Deferred financing costs.............................  2,519,312  $1,255,474
   Deferred acquisition costs...........................    438,238      93,965
   Deferred private placement fees......................    546,023
   Other................................................    100,923
                                                         ----------  ----------
      Total.............................................  9,134,496   1,349,439
   Less accumulated amortization........................   (710,090)    (13,078)
                                                         ----------  ----------
   Other intangible assets, net......................... $8,424,406  $1,336,361
                                                         ==========  ==========

4. FINANCING ARRANGEMENTS

Outstanding amounts under the Company's long-term financing arrangements consisted of the following as of December 31:

                                                           1997         1996
                                                        -----------  ----------
   Loan Agreement...................................... $88,500,000  $2,500,000
   Note payable--other.................................   1,466,854   1,557,701
   Other obligations...................................     209,806     477,557
                                                        -----------  ----------
   Total...............................................  90,176,660   4,535,258
   Less current portion................................    (110,391)   (117,362)
                                                        -----------  ----------
   Long-term debt...................................... $90,066,269  $4,417,896
                                                        ===========  ==========

Loan Agreements--In October 1997, ATSI entered into a new loan agreement with a syndicate of banks (the Loan Agreement), which replaced the previously existing credit agreement. All amounts outstanding under the previous agreement were repaid with proceeds from the Loan Agreement. The following discussion, with the exception of the information regarding interest rates and availability under the agreements, is based on the terms and conditions of the Loan Agreement. Collectively, the previous loan agreement and the 1997 Loan Agreement (as amended and restated on December 31, 1997 and March 27, 1998) are referred to as the Loan Agreements.

The Loan Agreement provides ATSI with a $250.0 million loan commitment based on ATSI maintaining certain operational ratios, and an additional $150.0 million loan at the discretion of ATSI. The Loan Agreement may be borrowed, repaid and reborrowed without reducing the availability until June 2005 except as specified in the Loan Agreement; thereafter, availability decreases in an amount equal to 50% of excess cash flow, as defined in the Loan Agreement, for the fiscal year immediately preceding the calculation date. In addition, the Loan Agreement requires commitment reductions in the event of sale of ATSI's common stock or debt instruments, and/or permitted asset sales, as defined in the Loan Agreement.

Outstanding amounts under the Loan Agreements bear interest at either LIBOR (5.90% as of December 31, 1997 and 5.78% as of December 31, 1996) plus 1.0% to 2.25% or Base Rate, as defined in the Loan Agreements, plus 0.00% to 1.00%. The spread over LIBOR and the Base Rate varies from time to time, depending upon ATSI's financial leverage. Under certain circumstances, ATSI may request that rates be fixed or capped. For the years ended December 31, 1997 and 1996, the weighted average interest rate of the Loan Agreements was 7.4% and 8.75%, respectively.

There was $32.7 million and $67.5 million available under the Loan Agreements at December 31, 1997 and 1996, respectively. ATSI pays quarterly commitment fees ranging from .375% to .50%, based on ATSI's financial leverage and the unused portion of the aggregated commitment. Commitment fees paid related to the Loan Agreements aggregated approximately $416,000 and $24,000 for the years ended December 31, 1997 and 1996, respectively.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

The Loan Agreement contains certain financial and operational covenants and other restrictions with which ATSI must comply, whether or not any borrowings are outstanding, including among others, maintenance of certain financial ratios, limitations on acquisitions, additional indebtedness and capital expenditures, as well as restrictions on cash distributions unless certain financial tests are met, and the use of borrowings. The obligations of ATSI under the Loan Agreement are collateralized by a first priority security interest in substantially all of the assets of ATSI. ATS has pledged all of its stock to the banks as security for ATSI's obligations under the Loan Agreement. ATS is in the process of negotiating an amended and restated loan agreement with its senior lenders, pursuant to which the Company expects that the existing maximum borrowing will be increased from $400.0 million to $900.0 million, subject to compliance with certain financial ratios, and ATS will be able to borrow an additional $150.0 million, subject to compliance with certain less restrictive ratios. Borrowings under an amended loan agreement will also be available to finance acquisitions. In connection with the refinancing, the Company expects to recognize an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

Following the closing of the Loan Agreement in October 1997, ATSI incurred an extraordinary loss of approximately $1,156,000 (approximately $694,000 net of the applicable income tax benefit) representing the write-off of deferred financing fees associated with the previous agreement.

Derivative Positions--Under the terms of the Loan Agreement, ATSI is required, under certain conditions, to enter into interest rate protection agreements. There were no such agreements outstanding at December 31, 1996. As of December 31, 1997, ATSI maintained a swap agreement, expiring in January 2001, under which the interest rate is fixed with respect to $7.3 million of notional principal amount at approximately 6.4%. ATSI also maintained two cap agreements; one expiring in July 2000, under which the interest rate is fixed with respect to $21.6 million of notional principal amount at approximately 9.5%, and one expiring in November 1999, under which the interest rate is fixed with respect to $7.0 million of notional principal amount at approximately 8.5%. ATSI's exposure under these agreements is limited to the impact of variable interest rate fluctuations and the periodic settlement of amounts due under these agreements if the other parties fail to perform.

Note Payable--Other--A limited liability company, which is under majority control of the Company, has a note secured by the minority shareholder's interest in the limited liability company. Interest rates under this note are determined, at the option of the limited liability company, at either the Floating Rate (as defined in the note agreement) or the Federal Home Loan BankBoston rate plus 2.25%. As of December 31, 1997 and 1996, the effective interest rate on borrowings under this note was 8.02%. The note is payable in equal monthly principal payments with interest through 2006.

Other Obligations--In connection with various acquisitions, the Company assumed certain long-term obligations of the acquired entities. Substantially all of these obligations were repaid during 1997, with the remaining unpaid obligation payable in monthly installments through 2014.

Future principal payments required under the Company's financing arrangements at December 31, 1997 are approximately:

   Year Ending:
   1998............................................................. $   110,000
   1999.............................................................     119,000
   2000.............................................................     128,000
   2001.............................................................     137,000
   2002.............................................................     148,000
   Thereafter.......................................................  89,535,000
                                                                     -----------
     Total.......................................................... $90,177,000
                                                                     ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

5. COMMITMENTS AND CONTINGENCIES

Lease Obligations--The Company leases space for its existing offices in Florida, California, Pennsylvania and Virginia, space on various communications towers and land under operating leases that expire over various terms. The Company also subleases space on communications towers under substantially the same terms and conditions, including cancellation rights, as those found in its own lease contracts. Most leases allow cancellation at will or under certain technical circumstances. Many of the leases also contain renewal options with specified increases in lease payments upon exercise of the renewal option.

Future minimum rental payments under noncancelable leases in effect at December 31, 1997, excluding assumption of the ARS lease obligations described in Note 1, are approximately as follows:

   Year Ending:
   1998............................................................. $ 3,996,000
   1999.............................................................   3,508,000
   2000.............................................................   3,213,000
   2001.............................................................   2,706,000
   2002.............................................................   1,992,000
   Thereafter.......................................................  10,373,000
                                                                     -----------
     Total.......................................................... $25,788,000
                                                                     ===========

Aggregate rent expense under operating leases for the years ended December 31, 1997, 1996 and period ended December 31, 1995 approximated $2,110,000, $420,000, and $5,000, respectively.

Customer Leases--The Company leases space on its various tower properties (both owned and managed) to customers which typically are for set periods of time, although some leases are cancellable at the customers' option and others are automatically renewed and have no fixed term. Long-term leases typically contain provisions for renewals and specified rent increases over the lease term.

Future minimum rental receipts expected to be received from customers under noncancelable lease agreements in effect at December 31, 1997 are approximately as follows:

   Year Ending:
   1998............................................................. $21,017,000
   1999.............................................................  16,899,000
   2000.............................................................  14,691,000
   2001.............................................................  12,369,000
   2002.............................................................   8,128,000
   Thereafter.......................................................  26,892,000
                                                                     -----------
     Total.......................................................... $99,996,000
                                                                     ===========

Tower rental revenues under the Company's sub-leases approximated $978,000 and $468,000 for the years ended December 31, 1997 and 1996, respectively.

Acquisition Commitments--See Notes 9 and 11 for information with respect to acquisitions and related commitments.

CBS Merger--The CBS Merger Tax Liability has been estimated based on an assumed fair market value of the ATS Common Stock of $16.00 per share price, resulting in a tax liability of approximately $173.0 million, of which $20.0 million will be borne by ARS and the remaining obligation will be required to be paid by ATS pursuant to provisions of the CBS Merger Agreement. The Company's portion of the CBS Merger Tax Liability

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES is expected to be paid with the proceeds of an equity offering or external financing if due in 1998, or borrowings under ATS's Loan Agreement if due in 1999; the timing of such payment is dependent upon the timing of the consummation of the CBS Merger. Such estimated tax liability would increase or decrease by approximately $14.8 million for each $1.00 per share increase or decrease in the fair market value of the ATS Common Stock.

The CBS Merger Agreement also provides for closing date balance sheet adjustments based upon the working capital and specified debt levels (including the liquidation preference of the ARS Cumulative Preferred Stock) of ARS at the effective time of the CBS Merger which may result in payments to be made by either ARS or ATS to the other party following the closing date of the CBS Merger. ATS will benefit from or bear the cost of such adjustments. Since the amounts of working capital and debt are dependent upon future operations and events, including without limitation cash flow from operations, capital expenditures, and expenses of the CBS Merger, neither ARS nor ATS is able to state with any degree of certainty what payments, if any, will be owed following the closing date by either ARS or ATS to the other party.

Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's consolidated financial position, the results of operations or liquidity.

6. RELATED PARTY TRANSACTIONS

The Company received revenues of approximately $389,000 and $70,000 from ARS for tower rentals at Company-owned sites for the years ended December 31, 1997 and 1996, respectively.

ARS has contributed substantially all of the Company's capitalization and had funded substantially all of the 1996 acquisitions and certain 1997 acquisitions described in Note 9.

In January 1998, ARS contributed certain tower sites to the Company (See Note
11).

In January 1998, the Company consummated the transactions contemplated by a stock purchase agreement with certain related parties. (See Note 8).

In December 1997, ARS contributed a tower site and related assets in West Palm Beach, Florida to the Company at ARS' book value, which approximated $50,000.

During January 1996, ARS contributed a tract of undeveloped land of approximately two acres to the Company. The transfer was recorded at ARS' book value of approximately $425,000.

In March 1996, ARS contributed approximately 200 acres of undeveloped land to the Company. The transfer was recorded at ARS' book value of approximately $2.3 million.

In November 1996, the Company transferred a tract of land to ARS. The transfer was recorded at ATS' book value of approximately $1.1 million.

In December 1996, ARS contributed a tower site and related assets in Peabody, Massachusetts to the Company at ARS' book value, which aggregated approximately $1.1 million.

In December 1996, ARS contributed a tower site and related assets located in Philadelphia, Pennsylvania, to the Company. These assets were contributed at their initial estimated fair value of approximately $1.5 million, based on a preliminary appraisal. In June 1997, the fair value of the tower site and related assets was determined to be approximately $775,000 based on a final independent appraisal. The net book value carried by ATS was adjusted by approximately $725,000 to reflect the change in estimate. This change in estimate did not have a material effect on the consolidated financial position or the results of operations of ATS.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

7. INCOME TAXES

Effective October 15, 1996, the Company entered into a tax sharing agreement with ARS. In accordance with this agreement, the Company's share of the consolidated federal income tax benefit (liability) is calculated as a portion of ARS' consolidated income tax benefit (liability). Any income tax benefit (provision) attributable to the Company is payable to (due from) ARS. The Company's reported provision or benefit is not significantly different from what would have been recorded on a separate return basis. The tax sharing agreement was terminated in connection with the corporate restructuring described in Note 1, pursuant to which the Company will now prepare and file income tax returns on a separate company basis.

The income tax benefit (provision) was comprised of the following:

                                                   Period Ended December 31,
                                                   -------------------------
                                                     1997       1996     1995
                                                   ---------  --------  -------
   Current:
     Federal...................................... $ 444,236  $ 53,907  $62,503
     State........................................   174,964     9,418   10,921
   Deferred:
     Federal......................................  (125,545)  (92,547)
     State........................................   (20,984)  (16,168)
                                                   ---------  --------  -------
   Income tax benefit (provision)................. $ 472,671  $(45,390) $73,424
                                                   =========  ========  =======

A reconciliation between the U.S. statutory rate and the effective rate was as follows for the periods presented:

                                                             Period Ended
                                                             December 31,
                                                            ------------------
                                                            1997   1996   1995
                                                            ----   ----   ----
   Statutory tax rate...................................... (34)%  (34)%  (34)%
   State taxes, net of federal benefit.....................  (6)    (6)    (6)
   Nondeductible intangible amortization...................  17     49
   Other...................................................          1
                                                            ---    ---    ---
   Effective tax rate...................................... (23)%   10 %  (40)%
                                                            ===    ===    ===

Significant components of the Company's deferred tax assets and liabilities were composed of the following as of December 31:

                                                           1997       1996
                                                         ---------  ---------
   Assets:
    Allowances for financial reporting purposes which
     are currently nondeductible--current............... $  62,560
    Net operating loss carryforwards....................            $   2,071
    Valuation allowances................................               (2,071)
   Liabilities:
    Property and equipment and intangible assets........  (417,628)  (168,125)
    Partnership investments.............................              (77,648)
    Long-term rental agreements.........................              (33,445)
                                                         ---------  ---------
   Net deferred tax liabilities......................... $(355,068) $(279,218)
                                                         =========  =========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

8. STOCKHOLDER'S EQUITY


Recapitalization--In November 1997, the Company restated its certificate of incorporation to increase the aggregate number of shares of all classes of stock which it is authorized to issue to 280,000,000 shares as follows:
20,000,000 shares of preferred stock $.01 par value per share, 260,000,000 shares of common stock $.01 par value per share, of which 200,000,000 is Class A, 50,000,000 is Class B and 10,000,000 is Class C. The Class A and B entitles the holder to one and ten votes, respectively, per share. The Class C is non-voting.

In addition, at that time, the Company effected a recapitalization, pursuant to which each share of the Company's existing common stock was cancelled and the Company was recapitalized with 29,667,883 shares of Class A common stock, 4,670,626 shares of Class B common stock and 1,295,518 shares of Class C common stock.

ATS Stock Purchase Agreement--On January 22, 1998, the Company consummated the transactions contemplated by the stock purchase agreement (the ATS Stock Purchase Agreement), dated as of January 8, 1998, with Steven B. Dodge, Chairman of the Board, President and Chief Executive Officer of ARS and ATS, and certain other officers and directors of ARS (or their affiliates or family members or family trusts), pursuant to which those persons purchased
8.0 million shares of ATS Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $80.0 million, including 4.0 million shares by Mr. Dodge for $40.0 million. Payment of the purchase price was in the form of cash aggregating approximately $30.6 million and in the form of notes aggregating approximately $49.4 million due on the earlier of the consummation of the CBS Merger or, in the event the CBS Merger Agreement is terminated, December 31, 2000. The notes bear interest at the six-month London Interbank Rate, as measured from time to time, plus 1.5% per annum, and are secured by shares of ARS Common Stock having a fair market value of not less than 175% of the principal amount of and accrued and unpaid interest on the note. The notes are prepayable at any time at the option of the debtor and will be due and payable, at the option of the Company, in the event of certain defaults as described in the ATS Stock Purchase Agreement.

Stock Option Plans--In November 1997, the Company instituted the 1997 Stock Option Plan (the Plan) which provides for the granting of options to employees and directors to acquire up to 10,000,000 shares of ATS Class A and Class B Common Stock. The Plan is expected to be amended in connection with the ATC Merger, described in Note 11, to limit future grants to Class A Common Stock. No options were granted under the Plan during 1997. In January 1998, the Company granted 2,911,300 options at an exercise price of $10 per share to employees and directors of ATS and subsequently granted 1,400,000 options at an exercise price of $13 per share to employees of an acquired company. (See Note
11).

ATSI also has a stock option plan which provides for the granting of options to employees to acquire up to 1,000,000 shares of the common stock of ATSI, of which options to purchase an aggregate of 682,000 shares have been issued. In addition, approximately 599,000 options to purchase shares of ARS Common Stock held by current and future employees of ATS may be exchanged for ATS options. The ATSI options will be exchanged for ATS options and the ARS options may be exchanged in a manner that will preserve the spread in such options between the option exercise price and the fair market value of the stock subject thereto and the ratio of the spread to the exercise price prior to such conversion. These ARS options are expected to be exchanged, at least in part, into options to acquire, stock of ATS, as part of the CBS Merger.

Exercise prices in the case of incentive stock options are not less than the fair value of the underlying common stock on the date of grant. Exercise prices in the case of non-qualified stock options are set at the discretion of the Board of Directors. Options vest ratably over various periods, generally five years, commencing one year from the date of grant. There have been no option grants at exercise prices less than fair value.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

The following table summarizes the ATSI option activity for the periods presented:

                                                                    WEIGHTED
                                           EXERCISE     NUMBER      AVERAGE
                                             PRICE     CURRENTLY   REMAINING
                                 OPTIONS   PER SHARE  EXERCISABLE LIFE (YEARS)
                                 -------  ----------- ----------- ------------
Granted during 1996 and
 outstanding at December 31,
 1996........................... 550,000        $5.00   160,000       8.71
Granted......................... 172,000  $7.50-$8.00                 9.24
Cancelled....................... (40,000)       $5.00
                                 -------  -----------   -------       ----
Outstanding as of December 31,
 1997........................... 682,000                160,000       8.89
                                 =======                =======       ====

As described in Note 1, the intrinsic value method is used to determine compensation associated with stock option grants. No compensation cost has been recognized to date for grants under the Plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net loss would have been approximately $2,492,000 and approximately $568,000 for the years ended December 31, 1997 and 1996, respectively. Pro forma basic and diluted net loss per common share would have been approximately $(0.05) for the year ended December 31, 1997.

The "fair value" of each option grant is estimated on the date of grant using the minimum value method based on the following key assumptions: risk-free interest rate of 6.3% and expected lives of 5 years. In accordance with the provisions of SFAS 123, since the Company's stock is not publicly traded, expected volatility in stock price has been omitted in determining the fair value for options granted.

9. ACQUISITIONS

 1997 Acquisitions--

In December 1997, the Company consummated the acquisition of a tower site in Northern California for approximately $2.0 million.

In October 1997, the Company acquired two affiliated entities operating approximately 110 tower sites and a tower site management business located principally in northern California for approximately $45.0 million. In connection therewith, the Company had also agreed to loan up to $1.4 million to the sellers on an unsecured basis, of which approximately $0.26 million had been advanced and was repaid at closing.

In October 1997, the Company acquired tower sites and certain video, voice and data transport operations for approximately $70.25 million. The acquired business owned or leased approximately 128 tower sites, principally in the Mid-Atlantic region, with the remainder in California and Texas.

In September 1997, the Company acquired nine tower sites in Massachusetts and Rhode Island for approximately $7.2 million and land in Oklahoma for approximately $0.6 million.

In August 1997, the Company acquired six tower sites in Connecticut and Rhode Island for approximately $1.5 million.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

In July 1997, the Company, in individual transactions, acquired the following:

    (i) the assets of three affiliated entities which owned and operated approximately fifty towers and a tower site management business in southern California for an aggregate purchase price of approximately $33.5 million;

    (ii) the assets of one tower site in Washington, D.C. for approximately $0.9 million;

    (iii) the assets of six tower sites in Pennsylvania for approximately $0.3 million and

    (iv) the rights to build five tower sites in Maryland for approximately $0.5 million.

In May 1997, the Company acquired 21 tower sites and a tower site management business in Georgia, North Carolina and South Carolina for approximately $5.4 million. The agreement also provides for additional payments by the Company if the seller is able to arrange for the purchase or management of tower sites presently owned by an unaffiliated public utility in South Carolina, which payments could aggregate up to approximately $1.2 million; management believes that it is unlikely that any such arrangement will be entered into.

In May 1997, the Company acquired the assets of two affiliated companies engaged in the site acquisition business in various locations in the United States for approximately $13.0 million.

In May 1997, the Company and an unaffiliated party formed a limited liability company to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Company advanced approximately $0.8 million to this entity and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The Company is obligated to provide additional financing for the construction of these and any additional towers it may approve; the obligation for such 50 tower sites is estimated to be approximately $5.3 million. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

In May 1997, the Company acquired three tower sites in Massachusetts for approximately $0.26 million.

 1996 Acquisitions--

In February 1996, the Company acquired Skyline Communications and Skyline Antenna Management in exchange for an aggregate of 26,989 shares of ARS Class A Common Stock, having a fair value of approximately $774,000, $2.2 million in cash, and the assumption of approximately $300,000 of long-term debt which was paid at closing. Skyline Communications owned eight towers, six of which are in West Virginia and the remaining two in northern Virginia. Skyline Antenna Management managed more than 200 antenna sites, primarily in the northeast region of the United States.

In April 1996, the Company acquired BDS Communications, Inc. and BRIDAN Communications Corporation for 257,495 shares of ARS Class A common stock having a fair value of approximately $7.4 million and $1.9 million in cash of which approximately $1.5 million was paid at closing. BDS Communications owned three towers in Pennsylvania and BRIDAN Communications managed or had sublease agreements on approximately forty tower sites located throughout the mid-Atlantic region.

In July 1996, the Company entered into a limited liability company agreement with an unaffiliated party relating to the ownership and operation of a tower site in Needham, Massachusetts, whereby the Company acquired a 50.1% interest in the corporation for approximately $3.8 million in cash. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary.

 In October 1996, the Company acquired the assets of tower sites in Hampton, Virginia and North Stonington, Connecticut for approximately $1.4 million and $1.0 million in cash, respectively.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

Substantially all of the 1996 acquisitions were consummated by ARS and the net assets were subsequently contributed to the Company.

The acquisitions consummated during 1997 and 1996 have been accounted for by the purchase method of accounting. The purchase price has been preliminarily allocated to the assets acquired, principally intangible and tangible assets, and the liabilities assumed based on their estimated fair values at the date of acquisition. The excess of purchase price over the estimated fair value of the net assets acquired has been recorded as unallocated purchase price. The financial statements reflect the preliminary allocation of certain purchase prices as the appraisals of the assets acquired have not been finalized. The Company does not expect any changes in depreciation and amortization as a result of such appraisals to be material to the consolidated results of operations.

Unaudited Pro Forma Operating Results--The operating results of these acquisitions have been included in the Company's consolidated results of operations from the date of acquisition. The following unaudited pro forma summary presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1996 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1996 or results which may occur in the future.

                                                     Year Ended    Year Ended
                                                    December 31,  December 31,
                                                        1997          1996
                                                    ------------  ------------
   Net revenues.................................... $44,933,000   $35,601,000
   Loss before extraordinary loss..................  (8,998,000)  (21,716,000)
   Net loss........................................  (9,692,000)  (21,716,000)
   Basic and diluted pro forma loss per common
    share..........................................       (0.20)

10. SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information and noncash investing and financing activities are as follows:

                                                       Year Ended   Year Ended
                                                      December 31, December 31,
                                                          1997         1996
                                                      ------------ ------------
Supplemental cash flow information:
  Cash paid during the period for interest (including
   amounts capitalized)..............................  $2,398,201  $    90,539
  Cash paid during the period for income taxes.......     124,988
Noncash investing and financing activities:
  Property and equipment transferred from Parent.....      50,000   11,103,352
  Property and equipment transferred to Parent.......    (725,000)
  Land transferred to Parent.........................               (1,100,000)
  Deferred financing costs paid by Parent............                1,255,474
  Investment in affiliate paid by Parent.............                  325,000
Details of acquisitions financed by Parent:
  Purchase price of net assets acquired..............               20,954,401
  Liabilities assumed................................               (2,219,637)
  Stock issued by Parent.............................               (8,153,312)
                                                                   -----------
  Cash paid by Parent................................               10,581,452
  Less: cash acquired................................               (1,600,000)
                                                                   -----------
  Net cash paid by Parent for acquisitions...........              $ 8,981,452
                                                                   ===========

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

11. OTHER TRANSACTIONS

 Consummated Transactions:

In January 1998, the Company consummated an agreement to acquire all of the outstanding stock of Gearon, a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of ATS Class A Common Stock. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and owns or has under construction approximately 40 tower sites. Following consummation, the Company granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 to employees of Gearon. (See Notes 1 and 8).

In January 1998, the Company consummated the acquisition of OPM, a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. The Company had also agreed to provide the financing to OPM to enable it to construct the 160 towers in an aggregate amount not to exceed $37.0 million (less advances as of consummation aggregating approximately $5.7 million, excluding accrued interest). (See Note 1).

In January 1998, the Company consummated the acquisition of a communications site with six towers in Tucson, Arizona for approximately $12.0 million.

In January 1998, the Company consummated the acquisition of a tower near Palm Springs, California for approximately $0.75 million.

In January 1998, ARS transferred to ATS 14 communications sites currently used by ARS and various third parties (with an ARS net book value of approximately $4.2 million), and ARS and ATS entered into leases or subleases of space on the transferred towers. Two additional communications sites will be transferred and leases entered into following acquisition by ARS of the sites from third parties.

In February 1998, the Company acquired 11 communications tower sites in northern California for approximately $11.8 million.

 Pending Transactions:

In December 1997, the Company entered into a merger agreement with American Tower Corporation (ATC) pursuant to which ATC will merge with and into ATS, which will be the surviving corporation. Pursuant to the merger, ATS expects to issue an aggregate of approximately 30.0 million shares of ATS Class A Common Stock (including shares issuable upon exercise of options to acquire ATC Common Stock which will become options to acquire ATS Class A Common Stock). ATC is engaged in the business of acquiring, developing, and leasing wireless communications sites to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. At December 31, 1997, ATC owned and operated approximately 775 communications towers located in 31 states primarily in the western, eastern and southern United States. Consummation of the transaction is subject to, among other things, the expiration or earlier termination of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (HSR Act) waiting period, and is expected to occur in the Spring of 1998.

              AMERICAN TOWER SYSTEMS CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)


In January 1998, the Company entered into an agreement to purchase the assets relating to a teleport business serving the Washington, D.C. area for a purchase price of approximately $30.5 million. The facility is located in northern Virginia, inside of the Washington Beltway, on ten acres.

In February 1998, the Company entered into an agreement to acquire a tower in Sacramento, California for approximately $1.2 million.

Consummation of the pending transactions, which are subject to certain conditions, including in certain cases, receipt of FCC approvals and the expiration or earlier termination of the HSR Act waiting period, are expected to occur in the second quarter of 1998.

                              *  *   *   *   *   *

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED BALANCE SHEETS--UNAUDITED
                       (In thousands, except share data)

                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................   $  4,596    $  313,454
  Accounts receivable, net of allowance for doubtful
   accounts of $125 and $1,138, respectively .......      3,239        14,455
  Unbilled receivables..............................                    2,872
  Prepaid and other current assets..................        790         4,638
  Deferred income taxes.............................         63            63
                                                       --------    ----------
    Total current assets............................      8,688       335,482
                                                       --------    ----------
PROPERTY AND EQUIPMENT, net.........................    117,618       388,315
UNALLOCATED PURCHASE PRICE, net.....................    108,192       662,670
OTHER INTANGIBLE ASSETS, net........................      8,424        14,647
NOTE RECEIVABLE.....................................     10,700         6,100
DEPOSITS AND OTHER LONG-TERM ASSETS.................      1,735         4,105
DEFERRED INCOME TAXES...............................                   24,435
                                                       --------    ----------
TOTAL...............................................   $255,357    $1,435,754
                                                       ========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.................   $    110    $    1,125
  Accounts payable..................................      3,738         6,587
  Accrued expenses..................................      4,492        18,387
  Accrued separation expenses.......................                    5,113
  Accrued interest..................................        914         2,166
  Unearned income...................................      1,752         5,978
  Due to CBS Corporation............................                   44,809
                                                       --------    ----------
    Total current liabilities.......................     11,006        84,165
                                                       --------    ----------
LONG-TERM DEBT......................................     90,066       280,480
DEFERRED INCOME TAXES...............................        418
OTHER LONG-TERM LIABILITIES.........................         33         1,195
                                                       --------    ----------
    Total long-term liabilities.....................     90,517       281,675
                                                       --------    ----------
MINORITY INTEREST IN SUBSIDIARIES...................        626           567
                                                       --------    ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE CLASS A COMMON STOCK:
    $.01 par value, 336,250 shares issued and out-
     standing; at estimated redemption value of
     $25.50 per share...............................                    8,574
                                                       --------    ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock; $0.01 par value; 20,000,000
   shares authorized; no shares issued or outstand-
   ing..............................................
  Class A Common Stock; $.01 par value; 300,000,000
   shares authorized; 29,667,883 and 94,396,556
   shares issued and outstanding, respectively......        297           944
  Class B Common Stock; $.01 par value; 50,000,000
   shares authorized; 4,670,626 and 9,107,962 shares
   issued and outstanding, respectively.............         47            91
  Class C Common Stock; $.01 par value; 10,000,000
   shares authorized; 1,295,518 and 3,295,518 shares
   issued and outstanding, respectively.............         13            33
  Additional paid-in capital........................    155,711     1,097,359
  Accumulated deficit...............................     (2,860)      (37,654)
                                                       --------    ----------
    Total stockholders' equity......................    153,208     1,060,773
                                                       --------    ----------
TOTAL...............................................   $255,357    $1,435,754
                                                       ========    ==========

      See notes to unaudited condensed consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS--UNAUDITED
                     (In thousands, except per share data)

                                      Three Months Ended    Nine Months Ended
                                         September 30,        September 30,
                                      --------------------  ------------------
                                        1997       1998      1997      1998
                                      --------- ----------  -------- ---------
REVENUES:
  Tower rental and management.......  $  3,525  $   17,719  $ 6,478  $  39,305
  Site acquisition services.........       996       6,572    1,424     18,848
  Video, voice and data
   transmission.....................                 6,187              13,332
                                      --------  ----------  -------  ---------
    Total operating revenues........     4,521      30,478    7,902     71,485
                                      --------  ----------  -------  ---------
OPERATING EXPENSES:
  Operating expenses excluding
   depreciation and amortization,
   tower separation expenses and
   corporate general and
   administrative expenses:
    Tower rental and management.....     1,611       8,087    2,753     18,417
    Site acquisition services.......       669       4,677      836     15,412
    Video, voice and data
     transmission...................                 3,928               8,697
  Depreciation and amortization.....     1,384      17,243    2,706     32,998
  Tower separation expenses.........                   159              12,616
  Corporate general and
   administrative expenses..........       378       1,561      919      3,186
                                      --------  ----------  -------  ---------
    Total operating expenses........     4,042      35,655    7,214     91,326
                                      --------  ----------  -------  ---------
INCOME (LOSS) FROM OPERATIONS.......       479      (5,177)     688    (19,841)
OTHER INCOME (EXPENSE):
  Interest expense..................    (1,000)     (7,121)  (1,318)   (17,023)
  Interest income and other, net....        37       4,451       94      6,283
  Minority interest in net earnings
   of subsidiaries..................       (60)        (66)    (221)      (255)
                                      --------  ----------  -------  ---------
TOTAL OTHER EXPENSE.................    (1,023)     (2,736)  (1,445)   (10,995)
                                      --------  ----------  -------  ---------
LOSS BEFORE BENEFIT FOR INCOME TAXES
 AND EXTRAORDINARY LOSSES...........      (544)     (7,913)    (757)   (30,836)
INCOME TAX BENEFIT..................                 1,955       49      4,934
                                      --------  ----------  -------  ---------
LOSS BEFORE EXTRAORDINARY LOSSES....      (544)     (5,958)    (708)   (25,902)
EXTRAORDINARY LOSS ON EXTINGUISHMENT
 OF DEBT, NET OF INCOME TAX BENEFIT
 OF $921............................                                    (1,382)
EXTRAORDINARY LOSS ON REDEMPTION OF
 INTERIM PREFERRED STOCK, NET OF
 INCOME TAX BENEFIT OF $5,000.......                (7,510)             (7,510)
                                      --------  ----------  -------  ---------
NET LOSS............................  $   (544) $  (13,468) $  (708) $ (34,794)
                                      ========  ==========  =======  =========
BASIC AND DILUTED PER COMMON SHARE:
  Loss before extraordinary losses..  $  (0.01) $    (0.06) $ (0.01) $   (0.37)
  Extraordinary losses..............                 (0.07)              (0.13)
                                      --------  ----------  -------  ---------
  Net loss..........................  $  (0.01) $    (0.13) $ (0.01) $   (0.50)
                                      ========  ==========  =======  =========
WEIGHTED AVERAGE COMMON SHARES .....    48,732     104,621   48,732     70,103
                                      ========  ==========  =======  =========

      See notes to unaudited condensed consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS--UNAUDITED
                                 (In thousands)

                                                            Nine Months Ended
                                                              September 30,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
CASH FLOWS FROM OPERATING ACTIVITIES....................... $  3,118  $  2,878
                                                            --------  --------
CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Payments for purchase of property and equipment and
   construction activities.................................   (8,926)  (76,291)
  Payments for acquisitions................................  (62,804) (140,384)
  Advances of notes receivable.............................     (259)  (11,100)
  Repayment of notes receivable............................              2,000
  Deposits and other long-term assets......................   (2,329)   (2,140)
                                                            --------  --------
Cash used for investing activities.........................  (74,318) (227,915)
                                                            --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under credit facilities.......................   50,000   205,500
  Repayments of other notes payable and credit facilities..     (332) (136,954)
  Net proceeds from equity offerings and stock options.....            707,399
  Cash transfers to CBS Corporation........................           (221,665)
  Net proceeds from Interim Preferred Stock................            300,000
  Redemption of Interim Preferred Stock....................           (303,117)
  Contributions from ARS...................................   25,960    56,954
  Cash transfers to ARS....................................   (4,150)  (51,856)
  Distributions to minority interest.......................     (314)     (314)
  Additions to deferred financing costs....................      (42)  (22,052)
                                                            --------  --------
Cash provided by financing activities......................   71,122   533,895
                                                            --------  --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.......      (78)  308,858
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD.............    2,373     4,596
                                                            --------  --------
CASH AND CASH EQUIVALENTS, END OF PERIOD................... $  2,295  $313,454
                                                            ========  ========
NON-CASH TRANSACTIONS:
  Contribution of fixed assets and other assets from (to)
   ARS..................................................... $   (725) $  6,488
  Issuance of common stock and assumption of options for
   acquisitions............................................           $363,609
  Increase in deferred tax assets from corporate
   restructuring...........................................           $135,000
  Increase in due to CBS Corporation from estimated
   remaining tax liabilities...............................           $ 54,700
  Adjustment to equity for CBS tax liability...............           $ 76,960


      See notes to unaudited condensed consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

        NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

  The accompanying financial statements have been prepared by American Tower Corporation (ATC or the Company) (formerly American Tower Systems Corporation), without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial information included herein is unaudited; however the Company believes such information and the disclosures are adequate to make the information presented not misleading and reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of results of operations for such periods. Results of interim periods may not be indicative of results for the full year. These financial statements should be read in conjunction with the Company's 1997 Annual Report on Form 10-K and periodic reports on Form 10-Q filed during 1998.

  Accounting Policies--In June 1998, the Financial Accounting Standards Board
(FASB) issued Statement of Financial Accounting Standards (FAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement is effective for all fiscal quarters of years beginning after June 1999. The Company has not completed its evaluations of FAS No. 133, but does not expect it to significantly affect the accounting and reporting of its current hedging activities.

  Effective January 1, 1998, the Company adopted the provisions of FAS No. 130, "Reporting Comprehensive Income." There are currently no items other than net income which would be classified as part of comprehensive income.

  In February 1998, the FASB released FAS No. 132, "Employer's Disclosures about Pensions and Other Postretirement Benefits" (FAS 132), which ATC will be required to adopt in 1998. FAS 132 will require additional disclosure concerning changes in ATC's pension obligations and assets and eliminates certain other disclosures no longer considered useful. Adoption of this standard will have no effect on reported consolidated results of operations or financial position.

  Tower Separation expenses--Tower separation expenses consist of costs incurred in connection with the separation of the Company from its former parent and include legal, accounting, financial advisory, and consent solicitation fees. The Company expects to incur additional separation expenses through the resolution of the CBS Merger adjustments described in Note 2, but does not expect such costs to be material to the Company's results of operations or financial position.

  Reclassifications--Certain reclassifications have been made to the 1997 financial statements to conform to the 1998 presentation.

2. Business and Corporate Structure

  ATC was a majority owned subsidiary of American Radio Systems Corporation (ARS or American Radio) until consummation of the CBS Merger on June 4, 1998, as discussed below. American Towers, Inc. (ATI) is a wholly-owned subsidiary of ATC. American Tower, L.P. (ATLP) is an indirect wholly-owned subsidiary of ATC. ATI and ATLP are collectively referred to as the Borrower Subsidiaries.

  CBS Merger: On June 4, 1998, the merger of American Radio and a subsidiary of CBS Corporation (CBS) was consummated (the CBS Merger). As a consequence, all of the shares of ATC Common Stock (the Common Stock) owned by ARS were distributed to ARS common stockholders and holders of options to acquire ARS Common Stock have been or will be distributed upon conversion of shares of ARS 7% Convertible Exchangeable Preferred Stock (the Convertible Preferred Stock). As a consequence of the CBS Merger, ATC ceased to be a subsidiary of, or to be otherwise affiliated with, American Radio and now operates as an independent publicly traded company. Pursuant to the provisions of the CBS Merger Agreement, ATC entered into an agreement (the Separation Agreement) with CBS and ARS providing for, among other things, the orderly separation of ARS and ATC, the allocation of certain tax liabilities to ATC and certain closing date adjustments relating to ARS.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  The Separation Agreement required ATC to reimburse CBS on a "make-whole" (after tax) basis for the tax liabilities incurred by ARS attributable to the distribution of the Common Stock owned by ARS to the ARS security holders and certain related transactions to the extent that the aggregate amount of taxes required to be paid by ARS exceeded $20.0 million. The amount of that tax liability was dependent on the "fair market value" of the Common Stock at the time of the consummation of the CBS Merger. ATC received an appraisal from an independent appraisal firm that the "fair market value" of ARS's stock interest in ATC was equal to $17.25 per share. Based on such appraisal, ARS paid estimated taxes of approximately $212.0 million and was reimbursed therefore by ATC. As required by the Separation Agreement, ATC provided CBS with security of $9.8 million in cash (which may be replaced at ATC's option with a letter of credit reasonably satisfactory to CBS) in connection with the filing of estimated tax returns based on such appraisal. Such appraisal is not, of course, binding on the Internal Revenue Service or other taxing authorities. The Company financed its tax reimbursement obligations to CBS with the Interim Preferred Stock proceeds discussed in Note 6. The $212.0 million payment also included estimated payments for the "make-whole" provisions of the liability associated with the conversion of the Convertible Preferred Stock and the working capital adjustment described below. Such taxes gave effect to estimated deductions of approximately $85.1 million available to ARS as a consequence of the cancellation or exercise of ARS stock options pursuant to the CBS Merger. ATC's reimbursement obligation with respect to such taxes would change by approximately $21.0 million for each $1.00 change in the "fair market value" of the Class A Common Stock under the tax reporting method followed. The average of the high and low trading prices of the Class A Common Stock in the when-issued over-the-counter market on June 4, 1998 was $20.50.

  The $212.0 million payment did not include all the taxes payable with respect to the shares of Class A Common Stock deliverable upon conversion of the Convertible Preferred Stock; such taxes will be based on the "fair market value" of the Class A Common Stock at the time of conversion. Conversions have occurred at various times since June 4, 1998. As of September 30, 1998, holders of Depositary Shares representing approximately 43% of the Convertible Preferred Stock have converted or have presented for conversion and ATC has recorded a liability of approximately $4.7 million due to CBS associated with these conversions. On September 30, 1998, CBS issued 7% Convertible Preferred Debentures Due 2011 (the Convertible Preferred Debentures) in exchange for the then outstanding shares of Convertible Preferred Stock. Holders of the Convertible Preferred Debentures are entitled to the same conversion rights as the Convertible Preferred Stock. ATC estimates that its remaining reimbursement obligation with respect to the taxes on the conversion of Convertible Preferred Debentures could be approximately $11.3 million under the tax reporting method followed. Such estimate is based on the October 26, 1998 fair market value of the Class A Common Stock of $21.375 per share. ATC's obligation for such conversions would change by approximately $1.2 million for each $1.00 change in the fair market value.

  ARS has agreed that it will pursue, for the benefit of and at the cost of ATC, a refund claim, attributable to the "make-whole" provision, estimated at between $40.0 million to $45.0 million, based on the appraised "fair market value" and the estimated taxes attributable to conversions of the Convertible Preferred Stock set forth above. Any such refund claim will, in fact, be based on the actual amount of taxes paid. In light of existing tax law, there can, of course, be no assurance that any such refund claim will be successful.

  The Separation Agreement provides for closing balance sheet adjustments based on the working capital, as defined, and debt levels of ARS as of June 4, 1998. ATC will benefit from or bear the cost of such adjustments. As of June 1998, ATC's preliminary estimate of such adjustments was not expected to exceed $50.0 million, excluding the reimbursement to CBS for the tax consequences of any such payment estimated at approximately $33.0 million. The estimated taxes and refund amount stated above include such estimated tax reimbursement amount. Such preliminary estimate was based on estimated working capital and debt amounts that were dependent upon operating results, cash capital contributions and CBS Merger expenses and the final payment is contingent upon a series of events as defined in the Separation Agreement. As a result, ATC recorded a $50.0 million payable to CBS and a corresponding reduction in equity to reflect management's estimate at that time.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  In accordance with the terms of the Separation Agreement, in September 1998, CBS delivered ATC with a working capital and net debt closing statement setting forth a proposed purchase price adjustment payment to CBS of approximately $82.2 million, excluding accrued interest. In October 1998, ATC provided CBS with a Notice of Disagreement to the proposed purchase price adjustment indicating that ATC's estimate of the final adjustment payment aggregated $11.1 million and reserving its rights to make further adjustments upon the receipt of additional information requested of CBS. In addition, as noted above, ATC is obligated to reimburse CBS for the tax consequences of such payment (approximately 66 2/3%) and has paid CBS approximately $33.0 million based on the $50.0 million estimate. CBS is in the process of reviewing such Notice of Disagreement and is required under the terms of the Separation Agreement to resolve any differences with ATC by no later than November 16, 1998, or, in the event that such differences cannot be resolved, a third party may be employed to arbitrate the dispute. CBS and ATC have mutually agreed to extend the aforementioned date to December 15, 1998. Under the circumstances, ATC continues to believe that the amounts previously recorded represent a reasonable estimate of the amounts which will be paid to CBS and will adjust the amount as information becomes known to the Company.

  In connection with an inter-corporate taxable transfer of assets entered into in January 1998 by ATC in contemplation of the separation of ATC and ARS, a portion of the tax with respect to which ATC is obligated to indemnify CBS was incurred. Such transfer resulted in an increase in the tax bases of ATC's assets of approximately $366.5 million. ATC will have potential depreciation and amortization deductions over the next 15 years of $24.4 million per year resulting in a deferred tax asset of approximately $135.0 million.

3. Loss Per Common Share Data

  Basic loss per common share is computed using the weighted average number of common shares outstanding during each 1998 period presented. Shares outstanding upon consummation of the CBS Merger are assumed to be outstanding for the entire 1998 and 1997 period presented. Shares issuable upon exercise of options have been excluded from the computation as the effect is anti-dilutive. Had options been included in the computation, shares for the diluted computation would have increased by approximately 4.4 million and 4.0 million for the three and nine months ended September 30, 1998, respectively.

4. Income Taxes

  The Company provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year for each tax reporting corporate entity. Cumulative adjustments to the tax benefit are recorded in the interim period in which a change in the estimated annual effective rate is determined. Through January 1998, the Company participated in a tax sharing agreement with ARS. The tax sharing agreement was terminated in connection with the corporate restructuring described in Note 2; the Company and its subsidiaries will now prepare and file income tax returns on a separate consolidated basis.

5. Unallocated Purchase Price

  The excess of purchase price over the estimated fair value of net assets acquired has been preliminarily recorded as unallocated purchase price and is being amortized over an estimated aggregate useful life of fifteen years using the straight-line method. The consolidated financial statements reflect the preliminary allocation of certain purchase prices as the appraisals for some acquisitions have not yet been finalized. The Company is currently conducting studies to determine the purchase price allocations and expects that upon final allocation, the average estimated useful life will approximate fifteen years. The final allocation of purchase price is not expected to have a material effect on the Company's consolidated results of operations, liquidity or financial position.

6. Stockholders' Equity

  Interim Preferred Stock Financing--On June 4, 1998, the Company entered into a stock purchase agreement (the Interim Financing Agreement) with respect to a preferred stock financing which provided for

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES the issuance and sale by ATC of up to $400.0 million of Series A Redeemable Pay-In-Kind Preferred Stock (the Interim Preferred Stock) to finance ATC's obligation to CBS with respect to tax reimbursement. Dividends, which accrued at a rate equal to the three-month LIBOR then in effect (approximately 5.69%) plus an agreed upon adjustable spread (5.0% for the period in which the obligation was outstanding), have been recorded as interest expense in the accompanying financial statements. Such interest expense approximated $0.8 million and $3.1 million for the three and nine months ended September 30, 1998, respectively.

  The Interim Preferred Stock was redeemed on July 9, 1998 at a redemption price equal to $1,010 per share plus accrued and unpaid dividends for an aggregate redemption value of $306.1 million. The Company incurred an extraordinary loss of approximately $7.5 million, net of a tax benefit of $5.0 million, during the third quarter of 1998, representing the write-off of certain commitment, deferred financing and redemption fees.

  Offering--On July 8, 1998, the Company completed a public offering of 27,861,987 shares of Class A Common Stock, $.01 par value per share (the Class A Common Stock) (including 2,361,987 shares sold by the Company pursuant to the exercise in full of the underwriters' over-allotment option) at $23.50 per share. Certain selling stockholders sold an additional 3,874,911 shares in the offering. The Company's net proceeds of the offering (after deduction of the underwriting discount and estimated offering expenses) were approximately $625.1 million. On July 9, 1998, the Company used approximately $306.1 million of the net proceeds from the offering to redeem all of the outstanding shares of the Interim Preferred Stock at a price of 101% of the stock's liquidation preference plus accrued and unpaid dividends. The balance was invested in short-term investment grade securities and will be used, together with borrowings under the New Credit Facilities, to fund future acquisitions and construction activities.

7. Long-term Debt

  New Credit Facilities--In June 1998, ATC and the Borrower Subsidiaries entered into agreements for new credit facilities (the New Credit Facilities). The New Credit Facilities with ATC provide for a $150.0 million term loan maturing at the earlier of (i) eight and one-half years or (ii) December 31, 2006, amortizing quarterly in an amount equal to 2.5% of the principal amount outstanding at June 30, 2001 at the end of each quarter between such date and June 30, 2006, both inclusive, and the balance in two equal installments on September 30 and December 31, 2006. The ATC New Credit Facility was fully drawn at closing and provides for interest rates determined, at the option of ATC, of either the LIBOR Rate plus 3.50% or the Base Rate (as to be defined) plus 2.5%. The New Credit Facilities with the Borrower Subsidiaries provide for $900.0 million credit facilities maturing at the earlier of (a) eight years or (b) June 30, 2006 consisting of the following: (i) a $250.0 million multiple-draw term loan, (ii) a $400.0 million reducing revolving credit facility and (iii) a $250.0 million 364-day revolving credit facility that converts to a term loan facility thereafter. The Borrower Subsidiaries borrowed $125.0 million in the form of a term loan and an additional $19.0 million under the revolving credit arrangements that was repaid out of the proceeds of the Interim Preferred Stock sale. The interest rate provisions are similar to those in the prior credit agreement. Borrowings under the Borrower Subsidiaries' New Credit Facilities are conditioned upon compliance with certain financial ratios and are required to be repaid, commencing June 30, 2001, in increasing quarterly amounts designed to amortize the loans through maturity. The loans to ATC and the Borrower Subsidiaries are cross-guaranteed and cross-collateralized by substantially all of the assets of the consolidated group. The Borrower Subsidiaries are required to pay quarterly commitment fees depending on their consolidated financial leverage, on the aggregate unused portion of the aggregate commitment. In connection with the repayment of borrowings under the prior credit agreement out of proceeds of borrowings under the New Credit Facilities, ATC recognized an extraordinary loss of approximately $1.4 million, net of a tax benefit of $0.9 million, during the second quarter of 1998.

  Assumed Debt Obligations--In connection with the ATC Merger discussed in Note 8, the Company assumed certain long-term note obligations of the acquired entity including a term note payable that was paid at

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES closing, a $4.4 million noninterest-bearing secured note payable, due in annual installments through December 2000, a $430,000 noninterest-bearing unsecured note payable, maturing in October 1999 and other long-term obligations totaling approximately $34,000.

8. Acquisitions

  During the first nine months of 1998 and 1997, the Company consummated the following transactions. See the Form 10-K for additional information on these transactions.

 1998 Acquisitions--

  During the nine months ended September 30, 1998, the Company acquired various communications sites and a major site acquisition business for an aggregate purchase price of approximately $768.0 million, including the issuance of approximately 34.8 million shares of Class A Common Stock valued at approximately $354.0 million. The following describes the more significant acquisitions:

  In January 1998, the Company acquired all of the outstanding stock of Gearon & Co. Inc. (Gearon), a company based in Atlanta, Georgia, for an aggregate purchase price of approximately $80.0 million. The purchase price consisted of approximately $32.0 million in cash and assumed liabilities and the issuance of approximately 5.3 million shares of Class A Common Stock. Gearon is engaged in site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers and owned or had at the time of acquisition under construction approximately 40 tower sites. Following consummation, the Company granted options to acquire up to 1,400,000 shares of Class A Common Stock at an exercise price of $13.00 to employees of Gearon.

  In January 1998, the Company acquired all of the outstanding stock of OPM-USA-Inc. (OPM), a company which owned approximately 90 towers at the time of acquisition. In addition, OPM is in the process of developing an additional 160 towers that are expected to be constructed during the next 12 to 18 months. The purchase price, which is variable and based on the number of towers completed and the forward cash flow of the completed OPM towers, could aggregate up to $105.0 million, of which approximately $21.3 million was paid at the closing. In May 1998, the Company paid the second installment of approximately $18.2 million which was based on the number of towers permitted and completed and the forward cash flow of the completed towers as of April 30, 1998. In August 1998, the Company paid the third installment of approximately $3.8 million which was determined on the same basis as the second installment.

  In May 1998, the Company consummated the acquisition of the assets relating to a teleport business serving the Washington D.C. area for approximately $30.5 million.

  On June 8, 1998, the Company consummated the American Tower Corporation Merger (ATC Merger) pursuant to which that entity was merged into ATC. The preliminary purchase price was approximately $550.0 million. At the time of closing, the acquired company owned approximately 775 communications towers and managed approximately 125 communications towers. In conjunction with the ATC Merger, the Company issued 28,782,386 shares of Class A Common Stock valued at approximately $287.8 million (excluding 1,252,364 shares of Common Stock reserved for options held by former employees of the acquired company valued at approximately $9.7 million) and assumed approximately $4.5 million of redeemable preferred stock (which was paid at closing) and $122.7 million of debt (of which approximately $118.3 million, including interest and associated fees, was paid at closing). The purchase price also includes acquisition costs, assumed working capital and deferred income taxes. The Company borrowed $57.0 million under the then existing credit agreements to fund a portion of the debt pay-off. Upon consummation of the ATC Merger, the Company changed its name from American Tower Systems Corporation to American Tower Corporation.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  In June 1998, the Company merged with a company owning a broadcasting tower in the Boston, Massachusetts area and issued 720,000 shares of Class A Common Stock to close the transaction. In connection with this transaction, ATC acquired a $12.0 million note receivable and issued a corresponding nonrecourse note payable which is payable only to the extent that payments on the note receivable are made to ATC. As such, the amounts have been offset in the accompanying financial statements. In addition, under a put agreement that was consummated in connection with the merger, the sellers have the right to require the Company to purchase, at any time prior to June 5, 1999, any or all shares of ATC Class A Common Stock received pursuant to consummation of the merger for a purchase price equal to the then current market price. In connection with the public offering described in Note 6 the sellers sold 383,750 of the 720,000 shares in July 1998 reducing the Company's overall redemption obligation. Accordingly, the remaining 336,250 shares have been recorded as redeemable common stock in the accompanying financial statements based on the September 30, 1998 fair market value of $25.50 per share.

 1997 Acquisitions--

  During the nine months ended September 30, 1997, ATC acquired various communications sites and the assets of two affiliated site acquisition businesses, and two tower site management businesses located in southern California and South Carolina for an aggregate purchase price of approximately $63.0 million.

  In May 1997, the Company and an unaffiliated party formed a limited liability company (ATS/PCS, LLC, formerly Communications Systems Development, LLC) to own and operate communication towers which will be constructed on over 50 tower sites in northern California. The Company advanced approximately $0.8 million to this entity and currently owns a 70% interest in the entity, with the remaining 30% owned by an unaffiliated party. The accounts of the limited liability company are included in the consolidated financial statements with the other party's investment reflected as minority interest in subsidiary. (See
Note 10).

  The following unaudited pro forma summary for the nine months ended September 30, 1997 and 1998 presents the consolidated results of operations as if the acquisitions had occurred as of January 1, 1997 after giving effect to certain adjustments, including depreciation and amortization of assets and interest expense on any debt incurred to fund the acquisitions. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made as of January 1, 1997 or of results which may occur in the future.

  In thousands, except per share data:

                                          Nine Months Ended  Nine Months Ended
                                          September 30, 1997 September 30, 1998
                                          ------------------ ------------------
   Net revenues.........................       $ 79,647           $88,705
   Loss before extraordinary items......        (37,589)          (37,473)
   Net loss.............................        (37,589)          (46,365)
   Basic and diluted net loss per common
    share...............................       $  (0.48)          $ (0.53)

9. Related Party Transactions

  During the period that the Company was a majority owned subsidiary of ARS, the Company received revenues of approximately $112,000, $291,000 and $565,000 from ARS for tower rentals at Company-owned sites for the three months ended September 30, 1997 and the nine months ended September 30, 1997 and 1998, respectively.

10. Other Transactions

 Consummated Transactions--

  In October 1998, the Company acquired approximately 300 towers and certain tower related assets in six transactions for an aggregate purchase price of approximately $100.2 million. The most significant transactions included the acquisition of 166 Atlanta, Georgia area towers. These transactions included the acquisition of all the outstanding stock of Wauka Communications, Inc. and the assets of Grid Site Services, Inc. The

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES consideration in these related transactions included the issuance of 1,430,881 shares of Class A Common Stock. Included in the total 300 towers referenced above, the Company also acquired 137 communications sites and tower related assets in the four other transactions.

  In October 1998, the Company contributed cash and a tower aggregating $12.6 million to ATS-Needham LLC, (ATS Needham), a limited liability company in which ATC owned a 50.1% interest prior to such transactions. ATS Needham also sold certain assets to the minority interest party. As a result of these transactions, ATC now owns an 80% interest in ATS Needham.

 Pending Transactions--

  On November 16, 1998, ATC entered into an Agreement and Plan of Merger (the Omni Merger Agreement) with OmniAmerica, Inc., a Delaware corporation (Omni), and ATI, pursuant to which Omni will merge with and into ATI, which will be the surviving corporation (the Omni Merger). Omni owns, manages and develops multi-use telecommunications sites for radio and television broadcasting, paging, cellular, PCS and other wireless technologies and offers nationwide, turn-key tower construction and installation services through its Specialty Constructors subsidiary. Omni currently owns 246 towers (giving effect to announced transactions) and is currently developing or has agreed to build approximately 470 more sites for specific tenants. Pursuant to the Omni Merger Agreement, which has been approved by the Board of Directors of ATC and Omni, and by holders of shares representing the required majority of the voting power of Omni Common Stock, Omni stockholders will receive 1.1 shares of ATC Class A Common Stock for each share of Common Stock of Omni. In the aggregate, ATC will exchange approximately 17.7 million shares of ATC Class A Common Stock in exchange for the approximately 16.1 million fully-diluted shares of Common Stock of Omni, plus the assumption of debt. Consummation of the Omni Merger is expected to occur in the first quarter of 1999, subject to certain conditions including, the expiration or early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements act of 1976, as amended (the HSR Act). Upon the consummation of the Omni Merger, Jack D. Furst, the Chairman of Omni and a partner of Hicks, Muse, Tate & Furst Incorporated, Omni's largest stockholder, will be elected to the Board of Directors of ATC.

  On November 16, 1998, ATC entered into an Agreement and Plan of Merger (the TeleCom Merger Agreement) with TeleCom Towers, L.L.C., a Delaware limited liability company (TeleCom), and ATI, pursuant to which TeleCom will merge with and into ATI, which will be the surviving corporation (the TeleCom Merger). TeleCom owns, or co-owns, approximately 367 towers and manages another 130 revenue-generating sites in 27 states. Pursuant to the TeleCom Merger Agreement, which has been approved by Board of Directors of ATC, the Management Committee of TeleCom, and by holders of interests representing the required majority of the voting power of TeleCom interests, ATC will pay a purchase price for TeleCom of approximately $155.0 million, subject to adjustment for closing date working capital. ATC will assume approximately $30.0 million of debt, subject to adjustment for interim acquisitions and capital expenditures. The purchase price (except for the working capital adjustment, which is payable in cash) will be paid 60% in ATC Class A Common Stock (based on average stock prices ten days before and ten days after November 16, 1998) and 40% in cash. Consummation of the TeleCom Merger is conditioned on, the expiration or early termination of the waiting period under the HSR Act, and accordingly, is not expected to take place until the first quarter of 1999. Upon the consummation of the TeleCom Merger, Dean H. Eisner, Vice President, Business Development and Planning of Cox Enterprises, Inc., will be elected to the Board of Directors of ATC.
  ATC is negotiating certain changes in the ATS/PCS, LLC arrangements, including the acquisition by ATC of the 58 communications sites in northern California presently owned by ATS/PCS, LLC in exchange for shares of Class A Common Stock, arrangements with respect to the development of communications sites in other locations, a priority return of ATC's construction advances, an increase in the percentage interest of the other member in ATS/PCS, LLC, and a management fee to ATC.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

  NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

  In June 1998, ATC entered into an agreement to acquire a company which is in the process of constructing towers in the Tampa, Florida area. The purchase price will be based on a multiple of the excess of net revenues less direct operating expenses for the month preceding closing, less the principal amount of the secured note referred to below. The purchase price will be payable in shares of Class A Common Stock (valued at market prices shortly prior to closing) and, at the election of the seller, cash in an amount not to exceed 49% of the purchase price. ATC is obligated to advance construction funds to the seller in an aggregate amount not to exceed $12.0 million in the form of a secured note (guaranteed by the stockholders and secured by the stock of the seller), of which approximately $6.1 million was advanced through September 30, 1998. The secured note would be payable in the event the acquisition was not consummated. Subject to the satisfaction of certain conditions, including, depending on the circumstances, the expiration or earlier termination of the HSR Act waiting period, the acquisition is expected to be consummated in the Spring of 1999.

  The Company has also entered into three separate agreements to acquire additional communications sites and tower related assets for an aggregate purchase price of approximately $9.0 million. Such acquisitions are expected to close in the fourth quarter of 1998 or first quarter of 1999.

  The Company is also pursuing the acquisitions of tower properties and tower businesses in new and existing locations, although there are no definitive purchase agreements with respect thereto.

                                 *  *  *  *  *

THE FOLLOWING INFORMATION IS PROVIDED TO SUPPLEMENT THE NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF THE FORM 10-Q OF ATC INCLUDED ABOVE FOR EVENTS OCCURRING SUBSEQUENT TO ITS FILING WITH THE COMMISSION.

Reference is made in general to the information contained elsewhere in this document, including without limitation that set forth under "Business" on page
42. With respect to certain specific items:

  . The information set forth in Note 2 with respect to the Separation
    Agreement is amended to reflect the facts that (i) the proposed date by which the dispute has to be resolved prior to submission to arbitration has been extended, (ii) CBS has offered to resolve the dispute for a stipulated amount of less than $82.2 million, together with an ATC indemnity relating to certain tax matters, (iii) ATC has not, to date, responded to that offer, and (iv) as of January 15, 1999, holders of approximately 47% of the ARS Convertible Preferred and/or ARS Convertible Preferred Debentures had converted or presented for conversion. As of January 15, 1999, ATC estimates that its reimbursement obligations with respect to taxes on known conversions is approximately $14.4 million, of which $8.5 million has been paid. ATC estimates that its remaining reimbursement obligation with respect to the taxes on ARS Convertible Debentures that have not been converted would be approximately $17.6 million under the tax reporting method followed. Such estimate is based on an estimated fair market value of the Class A Common Stock of $28.25 per share. ATC's obligation for such conversions would change by approximately $1.1 million for each $1.00 change in such fair market value. See "Business--Recent Transactions--ATC Separation" on page 54.

  . The information in Note 7 with respect to long-term debt is amended to reflect that the aggregate amount available to the Borrower Subsidiaries under the New Credit Facilities has been reduced from $900.0 million to $775.0 million as a consequence of the reduction in the term loan availability from $250.0 million to $125.0 million.

  . The TeleCom Merger Agreement referred to in Note 10 under "Pending
    Transactions" was amended on December 18, 1998 to reduce the purchase price from $155.0 million to $148.75 and to permit TeleCom to distribute its 50% interest in a joint venture ("Prime") to TeleCom's equity owners. Simultaneously, ATC entered into a put-call agreement providing for the purchase of a 100% interest in Prime for $12.5 million in the event the other 50% owner does not purchase the remaining 50% for $6.25 million. The TeleCom Merger Agreement has also been amended to add an adjustment provision that would reduce the number of shares of Class A Common Stock deliverable by ATC if TeleCom does not achieve certain growth in its Monthly Tower Revenue Run Rate (as defined in the TeleCom Merger Agreement). See "Business--Recent Transactions--Pending Acquisitions-- TeleCom Merger" on page 52.

  . ATC entered into an agreement with the former owner of OPM as a result of which an aggregate purchase price of $70.0 million was agreed upon and ATC received a total of 150 towers and an agreement from such former owner granting ATC a right of first refusal on towers developed by him in the future.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Stockholders and Board of Directors
OmniAmerica, Inc. (formerly Specialty Teleconstructors, Inc.)

  We have audited the accompanying consolidated balance sheet of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1998, and the related consolidated statements of earnings, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) at June 30, 1998, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG, LLP

Dallas, Texas
September 16, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
OmniAmerica, Inc. (formerly Specialty Teleconstructors, Inc.):

  We have audited the accompanying consolidated balance sheet of OmniAmerica, Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1997, and the related consolidated statements of earnings, stockholders equity, and cash flows for each of the years in the two year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Novak & Lackey Construction Co., Inc. (N&L), a wholly owned subsidiary for the year ended June 30, 1996. Those financial statements of N&L reflect total revenues constituting 19.24 percent of consolidated total revenues in 1996. Those financial statements of N&L were audited by other auditors whose report was furnished to us, and our opinion, insofar as it relates to the amounts included for N&L, is based solely on the report of the other auditors.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

  In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of OmniAmerica Inc. and subsidiaries (formerly Specialty Teleconstructors, Inc.) as of June 30, 1997, and the results of their operations and their cash flows for each of the years in the two year period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

Albuquerque, New Mexico
August 29, 1997

                                BILL MITTS, INC.

                          CERTIFIED PUBLIC ACCOUNTANT

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Novak & Lackey Construction Co., Inc.

  I have audited the accompanying statements of earnings, changes in stockholders' equity and cash flows for NOVAK & LACKEY CONSTRUCTION CO., INC. for the year ended June 30, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

  I conducted my audit in accordance with generally accepted auditing standards. Such standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

  In my opinion, the financial statements referred to above, present fairly, in all material respects, the results of operations and cash flows of NOVAK & LACKEY CONSTRUCTION CO., INC. for the year ended June 30, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Bill Mitts, Inc.

Oklahoma City, Oklahoma
May 8, 1997

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                                                                     June 30,
                                                                             ------------------------- Sept. 30, 1998
                                                                                 1998         1997      (Unaudited)
                                                                             ------------  ----------- --------------
ASSETS (Substantially Pledged)
Current assets:
 Cash and cash equivalents.................................................  $  4,349,324  $   989,720  $    786,073
 Available for sale securities.............................................           --       769,850           --
 Contracts receivable, less allowance for doubtful accounts of
  $390,230, $355,000 and $390,230 in 1998, 1997 and September 30, 1998,
  respectively.............................................................    17,349,853   14,740,479    22,611,877
 Costs and estimated earnings in excess of billings on uncompleted
  contracts (note 3).......................................................     3,747,671    2,233,289     5,800,903
 Components inventory......................................................     3,430,868    2,664,239     3,572,624
 Prepaid income taxes......................................................       287,849      407,477           --
 Other current assets......................................................       891,148      283,760     1,214,547
                                                                             ------------  -----------  ------------
 Total current assets......................................................    30,056,713   22,088,814    33,986,024
Property and equipment, net (note 4).......................................    50,847,107    8,429,906    80,524,265
Goodwill, net of amortization of $808,250, $43,383 and $1,927,686 in 1998,
 1997 and September 30, 1998, respectively.................................    87,993,151    1,512,555    92,333,055
Investment in unconsolidated subsidiary (note 5)...........................     7,889,650          --      8,047,011
Other assets, net..........................................................     2,536,804      331,989     2,333,323
                                                                             ------------  -----------  ------------
                                                                             $179,323,425  $32,363,264  $217,223,678
                                                                             ============  ===========  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Trade accounts payable....................................................  $  8,802,734  $ 4,021,694  $ 12,555,104
 Lines of credit (note 8)..................................................           --     3,387,910           --
 Notes payable to stockholder (note 14)....................................        80,000    2,000,000           --
 Billings in excess of costs and estimated earnings on uncompleted
  contracts (note 3).......................................................       758,932      597,939       362,408
 Accrued expenses..........................................................     2,171,429      790,975     2,331,180
 Current installments of notes and capital leases payable (note 8).........       474,696      573,798       600,696
 Deferred income taxes (note 11)...........................................           --       384,600           --
                                                                             ------------  -----------  ------------
 Total current liabilities.................................................    12,287,791   11,756,916    15,849,388
Deferred income taxes (note 11)............................................       213,378       90,000       214,666
Notes and capital leases payable, excluding current installments (note 8)..    31,631,459    2,012,081    62,912,825
                                                                             ------------  -----------  ------------
 Total liabilities.........................................................    44,132,628   13,858,997    78,976,879
                                                                             ------------  -----------  ------------
Stockholders' equity:
 Common stock, $.01 par value. Authorized 100,000,000 shares;
  issued 15,070,294, 7,876,554 and 15,206,299 shares in 1998, 1997 and at
  September 30, 1998, respectively (notes 9, 10 and 15)....................       150,703       78,765       152,063
 Additional paid-in capital................................................   129,131,297   12,015,667   131,931,279
 Treasury stock, at cost, 100,000 shares...................................    (1,387,500)         --     (1,387,500)
 Note receivable from officer and director (note 14).......................      (600,000)         --       (600,000)
 Retained earnings.........................................................     7,896,297    6,409,835     8,150,957
                                                                             ------------  -----------  ------------
 Total stockholders' equity................................................   135,190,797   18,504,267   138,246,799
Commitments and contingencies (notes 6, 13, 15 and 17).....................
                                                                             ------------  -----------  ------------
                                                                             $179,323,425  $32,363,264  $217,223,678
                                                                             ============  ===========  ============

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                   Three Months Ended
                                 Years Ended June 30,                 September 30,
                          -------------------------------------  ------------------------
                                                                    1998         1997
                             1998         1997         1996      (Unaudited)  (Unaudited)
                          -----------  -----------  -----------  -----------  -----------
Revenues earned:
 Installation services..  $53,038,988  $57,250,485  $28,567,033  $18,561,266  $11,466,225
 Component sales........    8,501,147    8,376,315    4,018,953    3,747,498    1,333,731
 Tower leasing..........    1,258,936          --           --     2,128,787          --
                          -----------  -----------  -----------  -----------  -----------
 Total revenues earned..   62,799,071   65,626,800   32,585,986   24,437,551   12,799,956
                          -----------  -----------  -----------  -----------  -----------
Cost of revenues earned:
 Cost of installation
  services..............   45,684,581   48,298,454   22,571,215   15,492,601    9,309,024
 Cost of component
  sales.................    5,589,902    5,113,096    3,031,256    3,075,112      973,679
 Cost of tower leasing..      659,281          --           --     1,463,707          --
                          -----------  -----------  -----------  -----------  -----------
 Total cost of revenues
  earned................   51,933,764   53,411,550   25,602,471   20,031,420   10,282,703
                          -----------  -----------  -----------  -----------  -----------
Gross profit on revenues
 earned.................   10,865,307   12,215,250    6,983,515    4,406,131    2,517,253
Compensation expense for
 cashless option
 exercises (note 10)....      719,000          --           --           --           --
Selling, general and
 administrative
 expenses...............    8,233,490    5,915,808    3,410,546    3,397,483    1,210,376
                          -----------  -----------  -----------  -----------  -----------
 Earnings from
  operations............    1,912,817    6,299,442    3,572,969    1,008,648    1,306,877
                          -----------  -----------  -----------  -----------  -----------
Other income (expenses):
 Interest income........      157,015      181,516      275,397       11,560       17,344
 Interest expense.......     (623,723)    (429,615)     (82,027)    (626,123)     (78,695)
 Equity in earnings of
  unconsolidated
  subsidiary............      219,569          --           --       157,361          --
 Other, net.............      143,434      (20,101)      (5,963)      13,214       51,471
                          -----------  -----------  -----------  -----------  -----------
                             (103,705)    (268,200)     187,407     (443,988)      (9,880)
                          -----------  -----------  -----------  -----------  -----------
 Earnings before income
  taxes.................    1,809,112    6,031,242    3,760,376      564,660    1,296,997
Income taxes............      832,000      343,500      564,800      310,000      508,900
                          -----------  -----------  -----------  -----------  -----------
 Net earnings...........  $   977,112  $ 5,687,742  $ 3,195,576  $   254,660  $   788,097
                          ===========  ===========  ===========  ===========  ===========
Shares of common stock
 used in computing
 earnings per share:
 Basic..................    9,274,676    7,110,282    6,872,308   15,065,328    7,891,486
 Diluted................    9,562,121    7,467,990    6,881,173   15,362,774    8,164,386
Net earnings per common
 share:
 Basic..................  $       .11  $       .80  $       .46  $       .02  $       .10
                          ===========  ===========  ===========  ===========  ===========
 Diluted................  $       .10  $       .76  $       .46  $       .02  $       .10
                          ===========  ===========  ===========  ===========  ===========
Pro forma information
 (note 12):
 Net earnings...........               $ 5,687,742  $ 3,195,576
 Pro forma adjustment
  for 1997 and 1996
  income taxes of
  acquired entity
  previously filing as
  an S Corporation......                 2,140,500      891,300
                                       -----------  -----------
Pro forma net earnings
 after adjustment for
 income taxes of
 acquired entity........               $ 3,547,242  $ 2,304,276
                                       ===========  ===========
Pro forma net earnings
 per common share:
 Basic..................               $       .50  $       .34
                                       ===========  ===========
 Diluted................               $       .47  $       .33
                                       ===========  ===========

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                    Years Ended June 30, 1998, 1997 and 1996
             and Three Months Ended September 30, 1998 (Unaudited)

                                                                           Note
                                                                        receivable
                                                                           from
                             Common stock      Additional                officer
                          -------------------   paid-in     Treasury       and       Retained
                            Shares    Amount    capital       stock      director    earnings       Total
                          ---------- -------- ------------ -----------  ----------  -----------  ------------
Balance at June 30,
 1995...................   6,872,308 $ 68,723 $  5,344,298 $       --   $     --    $ 2,687,991  $  8,101,012
Distributions of prior S
 Corporation earnings...         --       --           --          --         --       (850,750)     (850,750)
Net earnings............         --       --           --          --         --      3,195,576     3,195,576
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at June 30,
 1996...................   6,872,308   68,723    5,344,298         --         --      5,032,817    10,445,838
Issuance of common stock
 and warrants to acquire
 common stock, net......     668,985    6,690    3,686,003         --         --            --      3,692,693
Acquisitions (note 15):
 Data Cell Systems,
  Inc...................      93,400      934      664,576         --         --            --        665,510
 Paramount Communication
  Systems, Inc..........     186,047    1,860    1,728,324         --         --            --      1,730,184
 Specialty Constructors
  Coatings, Inc.........      55,814      558      592,466         --         --            --        593,024
Distributions of prior S
 Corporation earnings...         --       --           --          --         --     (4,310,724)   (4,310,724)
Net earnings............         --       --           --          --         --      5,687,742     5,687,742
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at June 30,
 1997...................   7,876,554   78,765   12,015,667         --         --      6,409,835    18,504,267
Issuance of common
 stock, net.............     322,892    3,229    2,886,720         --         --            --      2,889,949
Acquisitions (note 15):
 Ellis Tower............     120,848    1,209    1,796,410         --         --            --      1,797,619
 OmniAmerica............   6,750,000   67,500  112,432,500         --         --            --    112,500,000
Purchase of treasury
 stock..................         --       --           --   (1,387,500)       --            --     (1,387,500)
Return of prior S
 Corporation earnings
 distribution...........         --       --           --          --         --        509,350       509,350
Note receivable from
 officer and director
 (note 14)..............         --       --           --          --    (600,000)          --       (600,000)
Net earnings............         --       --           --          --         --        977,112       977,112
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at June 30,
 1998...................  15,070,294  150,703  129,131,297  (1,387,500)  (600,000)    7,896,297   135,190,797
Exercise of stock
 options (unaudited)....      54,735      547      313,933         --         --            --        314,480
Issuance of common
 shares to acquire
 Teleforce
 Communications, LLC
 (unaudited)............      81,270      813    2,486,049         --         --            --      2,486,862
Net earnings
 (unaudited)............         --       --           --          --         --        254,660       254,660
                          ---------- -------- ------------ -----------  ---------   -----------  ------------
Balance at September 30,
 1998 (unaudited).......  15,206,299 $152,063 $131,931,279 $(1,387,500) $(600,000)  $ 8,150,957  $138,246,799
                          ========== ======== ============ ===========  =========   ===========  ============

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                               Years Ended June 30,           Three Months Ended September 30,
                         -----------------------------------  ---------------------------------
                            1998         1997        1996     1998 (Unaudited) 1997 (Unaudited)
                         -----------  ----------  ----------  ---------------- ----------------
Cash flows from
 operating activities:
 Net earnings..........  $   977,112  $5,687,742  $3,195,576    $   254,660      $   788,097
 Adjustments to
  reconcile net
  earnings to net cash
  provided by (used in)
  operating activities:
 Provision for
  uncollectible
  receivables..........      225,000     355,000         --             --               --
 Depreciation of
  property and
  equipment............    2,282,084   1,496,830     540,083        837,933          415,864
 Amortization..........      799,867     134,185      94,418      1,119,436           48,923
 Compensation expense
  for cashless option
  exercises............      719,000         --          --             --               --
 Equity in earnings of
  unconsolidated
  subsidiary...........     (219,569)        --          --        (157,361)             --
 Gain on sale of
  equipment............          --      (10,489)      5,112            --               --
 Changes in certain
  assets and
  liabilities, net of
  acquisitions:
  Contracts
   receivable..........   (1,869,714) (4,636,796) (5,108,595)    (4,887,024)       2,806,729
  Prepaid income
   taxes...............      119,628    (344,726)    290,631        287,849          193,109
  Costs and estimated
   earnings in excess
   of billings on
   uncompleted
   contracts...........   (1,514,382)   (945,959)   (703,645)    (2,053,232)      (1,719,735)
  Components
   inventory...........     (680,417) (1,769,594)   (433,727)      (141,756)        (172,564)
  Other current
   assets..............     (292,647)   (172,919)    (44,167)      (119,918)        (140,108)
  Trade accounts
   payable.............    4,109,132     808,416   2,033,040      3,752,370         (203,840)
  Billings in excess of
   costs and estimated
   earnings on
   uncompleted
   contracts...........     (335,738)    355,359     (61,740)      (396,524)         (60,786)
  Accrued expenses.....      473,530    (444,544)    693,592        159,751          (86,926)
  Current income
   taxes...............          --     (578,200)    577,187            --           305,076
  Deferred income
   taxes...............     (261,222)   (210,300)   (286,737)         1,288          (50,786)
                         -----------  ----------  ----------    -----------      -----------
   Net cash provided by
    (used in) operating
    activities.........    4,531,664    (275,995)    791,028     (1,342,528)       2,123,053
                         -----------  ----------  ----------    -----------      -----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment, net...  (22,182,316) (3,609,094) (3,252,856)   (32,120,235)        (153,995)
 Acquisition costs
  recorded as
  goodwill.............   (3,499,319)        --          --             --               --
 Acquisitions, net of
  cash acquired........    1,665,555     (80,263)        --             --               --
 Cash expended in
  acquisitions of
  Teleforce
  Communications,
  LLC..................          --          --          --        (640,000)             --
 Purchases of other
  assets...............     (382,450)        --          --             --               --
 Proceeds from sale of
  available for sale
  securities...........      769,850         --          --             --            67,057
 Purchases of available
  for sale securities,
  net..................          --     (473,815)     (4,082)           --               --
                         -----------  ----------  ----------    -----------      -----------
   Net cash used in
    investing
    activities.........  (23,628,680) (4,163,172) (3,256,938)   (32,760,235)         (86,938)
                         -----------  ----------  ----------    -----------      -----------
Cash flows from
 financing activities:
 Lines of credit, net..   (3,387,910)  1,255,910   1,362,000            --        (1,957,752)
 Borrowings from notes
  payable..............   29,162,211     661,500     888,979     30,496,087              --
 Payment of deferred
  financing fees.......   (1,340,000)        --          --             --               --
 Principal payments on
  notes payable........     (750,480)   (783,110)   (125,686)      (191,055)        (279,307)
 Borrowings from notes
  payable to
  stockholder..........          --    2,000,000     500,000            --               --
 Principal payments on
  notes payable to
  stockholder..........   (1,410,650)   (500,000)        --         (80,000)        (406,000)
 Proceeds from sale of
  common stock and
  warrants to acquire
  common stock, net....    1,570,949   3,692,693         --         314,480           89,679
Acquisition of treasury
 stock.................   (1,387,500)        --          --             --               --
Distributions of prior
 S Corporation
 earnings..............          --   (4,310,724)   (850,750)           --               --
                         -----------  ----------  ----------    -----------      -----------
   Net cash provided by
    (used in) financing
    activities.........   22,456,620   2,016,269   1,774,543     30,539,512       (2,553,380)
                         -----------  ----------  ----------    -----------      -----------
   Net increase
    (decrease) in cash
    and cash
    equivalents........    3,359,604  (2,422,898)   (691,367)    (3,563,251)        (517,265)
Cash and cash
 equivalents at
 beginning of year.....      989,720   3,412,618   4,103,985      4,349,324          989,720
                         -----------  ----------  ----------    -----------      -----------
Cash and cash
 equivalents at end of
 year..................  $ 4,349,324  $  989,720  $3,412,618    $   786,073      $   472,455
                         ===========  ==========  ==========    ===========      ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

               CONSOLIDATED STATEMENTS OF CASH FLOWS--(Continued)

                                                     Years Ended June 30,
                                               --------------------------------
                                                  1998       1997       1996
                                               ---------- ---------- ----------
Supplemental disclosure of cash flow
 information:
 Interest paid................................ $  623,723 $  478,177 $  108,707
                                               ========== ========== ==========
 Income taxes paid............................ $1,220,587 $1,318,977 $1,142,009
                                               ========== ========== ==========
 Acquisition of vehicles in exchange for notes
  payable..................................... $1,108,545 $1,208,056        --
                                               ========== ========== ==========
 Note receivable from stockholder in exchange
  for common stock............................ $  600,000        --         --
                                               ========== ========== ==========
 Return of prior S Corporation earnings
  distribution................................ $  509,350        --         --
                                               ========== ========== ==========

Acquisitions of net assets of Ellis Tower and OmniAmerica Holdings in exchange for cash and common stock of the Company in the year ended June 30, 1998 and Paramount, Data Cell, and Coatings in exchange for cash and common stock of the Company in the year ended June 30, 1997 and the related fair value of assets acquired and liabilities assumed at the date of the acquisition were as follows:

                                                         1998         1997
                                                     ------------  ----------
Contracts receivable................................ $  1,175,989  $1,348,404
Costs and estimated earnings in excess of billings
 on uncompleted contracts...........................          --     (169,674)
Components inventory................................       86,212     204,888
Other current assets................................      314,741         --
Property and equipment..............................   21,408,424     934,550
Goodwill............................................   87,069,134   1,593,397
Investment in unconsolidated subsidiary.............    7,670,081         --
Other assets........................................      482,365     100,066
Trade accounts payable..............................     (671,908)   (475,809)
Billings in excess of costs and estimated earnings
 on uncompleted contracts...........................     (496,731)        --
Accrued expenses....................................     (906,924)     (6,883)
Notes and capital leases payable....................          --     (459,957)
Common stock issued................................. (114,297,619) (2,988,719)
                                                     ============  ==========

          See accompanying notes to consolidated financial statements.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          June 30, 1998, 1997 and 1996
         and Three Months Ended September 30, 1998 and 1997 (Unaudited)

(1) Organization, Description of Business and Basis of Presentation

On September 14, 1998, Specialty Teleconstructors, Inc. ("STI"), through a merger with a wholly-owned subsidiary of STI, changed its name from STI to OmniAmerica, Inc. ("OmniAmerica" or the "Company") and changed its state of incorporation from Nevada to Delaware.

The Company is headquartered in Cedar Crest, New Mexico and was formed as a holding company to combine the operations of its principal operating subsidiaries, OmniAmerica Towers, Inc., OmniAmerica Development Corporation, OmniAmerica Holdings Corporation, South Atlantic Tower Corporation, Specialty Constructors, Inc., Specialty Constructors Coatings, Inc., Specialty Management, Inc., OmniTower, Ltd., Microwave Tower Service, Inc., Novak & Lackey Construction Company, Inc., and Specialty Combined Resources, Inc. The Company is a leading provider of wireless communications and broadcast tower services to the United States communications industry. The Company's tower services include owning, leasing, managing and developing multi-use telecommunications sites for radio and television broadcasting, paging, cellular, personal communications services and other wireless technologies; providing wireless infrastructure building and implementation services primarily for providers of wireless communication services in the United States; and manufacturing and selling wireless infrastructure components used in the construction and maintenance of wireless communication transmitting and receiving facilities. The Company's customers are located throughout the country.

Effective March 31, 1997, a subsidiary of the Company merged with Novak & Lackey Construction Co., Inc. ("N&L") and on June 30, 1997, a subsidiary of the Company merged with Microwave Tower Service, Inc. ("MTS"). Both transactions were accounted for as pooling of interests business combinations. Accordingly, the Company's consolidated financial statements prior to these transactions have been restated to reflect the combined operations (see note 15) for all periods presented.

The unaudited consolidated interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial reporting and accordingly, they do not include all of the information and disclosures normally required by generally accepted accounting principles for complete financial statements. The interim financial information reflects all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary to a fair presentation of results for interim periods. Results for the three month period ended September 30, 1998 are not necessarily indicative of the results to be expected for a full year.

(2) Summary of Significant Accounting Policies

(a) Principles of Consolidation

The consolidated financial statements include the financial statements of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investment in a 33 1/3% owned affiliated company is accounted for on the equity basis of accounting and accordingly, the respective statements of earnings includes the Company's proportionate share of the affiliate's income since its date of acquisition during fiscal 1998.

(b) Revenue Recognition

Revenues from installation services are recognized on the percentage-of-completion method. Contract costs include all direct material and labor costs and those indirect costs related to contract performance. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

Costs and estimated earnings in excess of billings on uncompleted contracts represents revenues recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represents billings in excess of revenues recognized.

Revenues from the sale of components are recognized upon shipment to the customer.

Revenues from tower leasing are recognized ratably as earned over the respective tower lease terms.

(c) Statements of Cash Flows

For purposes of statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(d) Available for Sale Securities

Investment securities consist of stocks, municipal bonds and mutual funds. In accordance with Statement of Financial Accounting Standard (SFAS) No. 115, the Company's investments are classified as available for sale. Available for sale securities are recorded at fair value based on the market value as provided by brokers/dealers. Unrealized holding gains and losses, net of the related tax effect, are reported as a separate component of stockholders' equity. Realized gains and losses from the sale of available for sale securities are determined on a specific identification basis.

A decline in the market value of any available for sale security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

As of June 30, 1997, the cost of the Company's available for sale securities approximated market value. Such securities were liquidated during 1998.

(e) Components Inventory

Components inventory is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

(f) Property and Equipment

Property and equipment are stated at cost. Depreciation on property and equipment is provided on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset.

(g) Business and Credit Concentrations

Customers comprising 10 percent or greater of the Company's revenues earned are summarized as follows:

                                                                 1998  1997  1996
                                                                 ----  ----  ----
   Sprint.......................................................  15%  --    --
   Western Wireless............................................. --     20%   12%
   AT&T......................................................... --     12%  --

The Company generally does not require collateral from its customers and has provided adequate provisions for possible credit losses for 1998, 1997 and 1996.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(h) Distributions

Distributions to the previous subchapter S Corporation stockholder in 1997 were made at the discretion of the Board of Directors for payment of income taxes. In 1998, the excess amount of this distribution over actual income taxes was returned to the Company.

(i) Goodwill

The excess of purchase price over the fair value of net assets acquired is amortized on a straight-line basis over the estimated benefit period of approximately 30 years.

(j) Deferred Financing Costs

Deferred financing costs incurred in connection with the Company's senior secured revolving credit facility and variable term note is being amortized over the term of the related debt on a straight-line basis.

(k) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on July 1, 1996. This statement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(l) Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m) Advertising Costs

Advertising costs, all of which are non-direct response advertising, are expensed as incurred. Advertising expense was approximately $153,000, $133,000 and $39,000 during the years ended June 30, 1998, 1997 and 1996, respectively.

(n) Stock Option Plan

Prior to July 1, 1996, the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On July 1, 1996, the Company adopted SFAS

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in fiscal 1996 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

(o) Uses of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(p) Earnings Per Share

In 1998, the Company adopted SFAS No. 128, Earnings per Share. In accordance with this SFAS, basic earnings per common share is computed by dividing net income applicable to common stock by the weighted average number of common shares outstanding. Dilutive earnings per share is computed by dividing net income applicable to common stock by the total of the weighted average number of common shares outstanding and the additional dilutive effect of stock options and warrants during the period. The dilutive effect of outstanding stock options and warrants is computed using the average market price of the Company's common stock for the period. The earnings per share for 1997 and 1996 have been restated to conform to this change.

The following is the reconciliation of the numerators and denominators of the basic and diluted earnings per share computations for net income and other related disclosures required by SFAS No. 128:

                                             INCOME       SHARES     PER SHARE
                                           (NUMERATOR) (DENOMINATOR)  AMOUNT
                                           ----------- ------------- ---------
   Year ended June 30, 1998:
     Basic earnings per share:
      Income available to common
       stockholders....................... $  977,112    9,274,676     $.11
     Effect of dilutive shares:
      Options.............................        --       287,445
                                           ----------    ---------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $  977,112    9,562,121     $.10
                                           ==========    =========     ====
   Year ended June 30, 1997:
     Basic earnings per share:
      Income available to common
       stockholders....................... $5,687,742    7,110,282     $.80
     Effect of dilutive shares:
      Options and warrants................        --       357,708
                                           ----------    ---------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $5,687,742    7,467,990     $.76
                                           ==========    =========     ====

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

                                             Income       Shares     Per Share
                                           (Numerator) (Denominator)  Amount
                                           ----------- ------------- ---------
     Proforma earnings per share after
      adjustment for income taxes of
      acquired entity previously filing as
      an
      S Corporation:
      Basic............................... $3,547,242    7,110,282     $.50
                                           ==========   ==========     ====
      Diluted............................. $3,547,242    7,467,990     $.47
                                           ==========   ==========     ====
   Year ended June 30, 1996:
     Basic earnings per share:
      Income available to common
       stockholders....................... $3,195,576    6,872,308     $.46
                                                                       ====
     Effect of dilutive shares:
      Options.............................        --         8,865
                                           ----------   ----------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $3,195,576    6,881,173     $.46
                                           ==========   ==========     ====
     Proforma earnings per share after
      adjustment for income taxes of
      acquired entity previously filing as
      an
      S Corporation:
      Basic............................... $2,304,276    6,872,308     $.34
                                           ==========   ==========     ====
      Diluted............................. $2,304,276    6,881,173     $.33
                                           ==========   ==========     ====
   Quarter ended September 30, 1998
    (Unaudited):
     Basic earnings per share:
      Income available to common
       stockholders....................... $  254,660   15,065,328     $.02
                                                                       ====
     Effect of dilutive shares:
      Options.............................        --       297,446
                                           ----------   ----------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $  254,660   15,362,774     $.02
                                           ==========   ==========     ====
   Quarter ended September 30, 1997
    (Unaudited):
     Basic earnings per share:
      Income available to common
       stockholders....................... $  788,097    7,891,486     $.10
     Effect of dilutive shares:
      Options.............................        --       272,900
                                           ----------   ----------
     Dilutive earnings per share:
      Income available to common
       stockholders plus assumed
       conversions........................ $  788,097    8,164,386     $.10
                                           ==========   ==========     ====

(q) Financial Instruments

SFAS No. 107, Disclosures About Fair Values of Financial Instruments, requires the fair value of financial instruments be disclosed. In addition to available for sale securities carried at fair value, the Company's financial instruments are contracts receivable, accounts payable, lines of credit and notes payable. The carrying amounts of these items, because of their nature, approximate fair value.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(r) New Accounting Standards

Effective July 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Financial Reporting for Segments of a Business Enterprise. Under the provisions of SFAS No. 130, there are currently no items other than net income which would be classified as part of comprehensive income. Under the provisions of SFAS No. 131, there are no requirements for interim financial statements in the initial year of application.

(s) Reclassifications

Certain prior year amounts have been reclassified to conform to current year presentation.

(3) Costs and Estimated Earnings on Uncompleted Contracts

                                                                  Sept. 30, 1998
                                          1998          1997       (Unaudited)
                                      ------------  ------------  --------------
   Costs incurred on uncompleted
    contracts.......................  $ 23,877,446  $ 16,682,266   $ 19,648,486
   Estimated earnings...............    10,033,415     6,321,822      8,934,426
   Less billings to date............   (30,922,122)  (21,368,738)   (23,144,417)
                                      ------------  ------------   ------------
                                      $  2,988,739  $  1,635,350   $  5,438,495
                                      ============  ============   ============
   Included in the accompanying bal-
    ance sheets:
     Costs and estimated earnings in
      excess of billings on uncom-
      pleted contracts..............  $  3,747,671  $  2,233,289   $  5,800,903
     Billings in excess of costs and
      estimated earnings on uncom-
      pleted contracts..............      (758,932)     (597,939)      (362,408)
                                      ------------  ------------   ------------
                                      $  2,988,739  $  1,635,350   $  5,438,495
                                      ============  ============   ============

(4) Property and Equipment

Property and equipment consists of the following:

                               Estimated
                                Useful                               Sept. 30, 1998
                             lives (years)    1998         1997       (Unaudited)
                             ------------- -----------  -----------  --------------
   Tower assets............       30       $34,918,139  $       --    $63,536,131
   Land....................                  3,528,681      398,204     3,528,681
   Buildings...............      15-40       4,932,786    1,812,275     5,104,439
   Vehicles................       3-7        6,406,562    5,103,442     7,225,203
   Furniture and fixtures..      3-10        1,794,439    1,468,646     2,331,084
   Equipment...............      3-10        4,556,502    2,774,246     4,741,286
   Leasehold improvements..        5           156,053       58,827       180,324
                                           -----------  -----------   -----------
                                            56,293,162   11,615,640    86,647,148
   Less accumulated depre-
    ciation................                 (5,446,055)  (3,185,734)   (6,122,883)
                                           -----------  -----------   -----------
                                           $50,847,107  $ 8,429,906   $80,524,265
                                           ===========  ===========   ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(5) INVESTMENT IN UNCONSOLIDATED SUBSIDIARY (UNAUDITED)

As a result of the Company's merger with OmniAmerica Holdings in April 1998 described in note 15 below, the Company holds a 33 1/3% interest in Kline Iron and Steel Co., Inc. ("Kline"), a company which fabricates structural and tower steel products, domestically and internationally, and is accounted for under the equity method. Summarized historical financial information of Kline as of and for the year ended June 30, 1998 and the three months ended September 30, 1998 (unaudited):

                                                                   SEPTEMBER 30,
                                                                       1998
                                                          1998      (UNAUDITED)
                                                       ----------- -------------
   Current Assets..................................... $29,595,156  $24,588,787
   Total Assets.......................................  33,448,072   28,609,187
   Stockholders' Equity...............................   5,625,935    6,098,005
   Revenues...........................................  65,345,299   21,890,000
   Net Earnings.......................................   2,389,023      472,000

(6) LEASES

The Company leases its main office building from an executive officer and leases office space for several regional offices and various equipment and vehicles from unrelated parties. These leases are operating leases that expire over the next four years. The main office building lease contains a renewal option for five years and requires the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases was approximately $490,000, $365,000 and $218,000 for the years ending June 30, 1998, 1997 and 1996, respectively.

Future minimum lease payments under non-cancelable operating leases at June 30, 1998 are:

   YEAR ENDING JUNE 30
   -------------------
   1999............................................................. $  464,857
   2000.............................................................    247,931
   2001.............................................................    151,263
   2002.............................................................    103,482
   2003.............................................................    112,816
   Thereafter.......................................................  2,554,075
                                                                     ----------
       Total minimum lease payments................................. $3,634,424
                                                                     ==========

(7) TOWER LEASING REVENUE

The Company receives rental revenue from its tenants for use of its towers. Certain leases with tenants include renewal options and/or escalation clauses. Future minimum tower leasing revenues under tower leases in effect at June 30, 1998 are as follows:

   YEAR ENDING JUNE 30
   -------------------
   1999............................................................. $ 4,341,131
   2000.............................................................   3,731,309
   2001.............................................................   2,953,908
   2002.............................................................   2,356,235
   2003.............................................................   1,802,980
   Thereafter.......................................................   4,409,387
                                                                     -----------
                                                                     $19,594,950
                                                                     ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(8) NOTES AND CAPITAL LEASES PAYABLE

Notes and capital leases payable consist of the following:

                                                                 SEPT. 30, 1998
                                             1998        1997     (UNAUDITED)
                                          ----------- ---------- --------------
   Variable rate term note payable to
    Chase Manhattan Bank, interest at
    LIBOR plus 2% (7.50% and 7.675% at
    September 30, 1998 (unaudited) and
    June 30, 1998, respectively) payable
    monthly, matures June 30, 2001;
    secured by substantially all assets
    of the Company......................  $30,000,000 $      --   $60,496,087
   Note payable in monthly installments
    of $6,675, including interest at
    U.S. Treasury Index plus 3.5%
    (9.125% at September 30, 1998 and
    June 30, 1998) with the balance due
    March 2005; secured by a building
    and guaranteed by a principal
    stockholder of the Company..........      776,410    784,436      774,035
   7.3% capital lease payable in monthly
    installments of $56,297 with the
    balance due September 2001, secured
    by vehicles.........................      697,937        --     1,786,968
   8.5% note payable in monthly
    installments of $12,068, including
    interest, with the balance due July
    1999; secured by vehicles...........      350,177    492,893      322,046
   11% note payable in monthly
    installments of approximately
    $29,795, including interest, with
    the balance due at various dates in
    2000; secured by vehicles...........          --     835,968          --
   Other................................      281,631    472,582      134,385
                                          ----------- ----------  -----------
       Total notes and capital leases
        payable.........................   32,106,155  2,585,879   63,513,521
   Less current installments............      474,696    573,798      600,696
                                          ----------- ----------  -----------
       Notes and capital leases payable,
        excluding current installments..  $31,631,459 $2,012,081  $62,912,825
                                          =========== ==========  ===========

The aggregate maturities of notes and capital leases payable are as follows:

   YEAR ENDING JUNE 30
   -------------------
   1999............................................................. $   474,696
   2000.............................................................     467,374
   2001.............................................................  30,343,948
   2002.............................................................      77,377
   2003.............................................................       9,100
   Thereafter.......................................................     733,660
                                                                     -----------
                                                                     $32,106,155
                                                                     ===========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The Company entered into a bank senior secured revolving credit facility of $45,000,000 with Chase Manhattan Bank on June 30, 1998. There were no draws from this credit facility as of June 30, 1998. The credit facility is to be secured by substantially all the Company's assets, and borrowings are limited to certain EBITDA ratios along with specific capitalization and interest ratios. Interest is based on Company directed Eurodollar or ABR variable rate of interest. The line of credit balance as of June 30, 1997 was repaid in 1998.

(9) WARRANTS

In connection with its initial public offering in November 1994, the Company issued 1,000,000 shares of common stock and warrants to acquire 500,000 shares of common stock. Warrants issued with the Company's common stock were exercisable for $6.00 per share. Additionally, in connection with the public offering, the Company issued warrants to the underwriters to purchase 50,000 units, each consisting of two shares of common stock and one warrant to acquire a share of common stock. The exercise price was 120 percent of the initial public offering price of $10.125 per unit, or $12.15 per unit. Pursuant to the warrant agreements, the Company was entitled to redeem all outstanding warrants, or repurchase those not redeemed at $.05 per share, upon the Company's common stock market closing price reaching specified levels. These levels were attained and, on February 20, 1997, the Company filed a registration statement which included a notice to the warrant holders of record that the Company intended to redeem all unexercised warrants on March 26, 1997 (the "Redemption Date"). All but 330 of the outstanding warrants, including all of the underwriter units, were exercised prior to the Redemption Date, resulting in the issuance of 649,670 shares of the Company's common stock. Proceeds to the Company, net of issuance costs of approximately $289,000, were $3,607,000. Following the Redemption Date, the Company redeemed the 330 then outstanding warrants at $.05 each.

(10) STOCK OPTION PLANS

In November 1997, the Company's Board of Directors resolved and the shareholders approved an Incentive Stock Option Plan (the 1997 Plan) pursuant to which the Company may grant stock options to officers and key employees. The 1997 Plan may be terminated at any time by the Board of Directors, subject to shareholder approval. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and generally vest and become fully exercisable after 3 years from the date of grant.

In May 1995, the Company's Board of Directors resolved and the shareholders approved an Incentive Stock Option Plan (the 1995 Plan) pursuant to which the Company may grant stock options to officers and key employees. The 1995 Plan may be terminated at any time by the Board of Directors, subject to shareholder approval. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and generally vest and become fully exercisable after 3 years from the date of grant.

In May 1995, the Company's Board of Directors resolved and the shareholders approved an Outside Directors' Stock Option Plan (Directors Plan) pursuant to which the Company may grant stock options to non-employee directors of the Company. The Directors Plan will terminate in May 2004. The Directors Plan authorizes grants of options to purchase up to 50,000 shares of authorized but unissued common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and vest and become fully exercisable after 3 years from the date of grant.

At June 30, 1998, there were 15,000 additional shares available for grant under the 1997 Plan, 163 additional shares available for grant under the 1995 Plan and 2,000 additional shares available under the Directors Plan. The per share weighted-average fair value of stock options granted during 1998, 1997 and 1996 was $12.58,

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

$6.98 and $4.05 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 1998--expected volatility of 63 percent, expected dividend yield 0 percent, risk-free interest rate of 5.22 percent, and an expected life of 3 years; 1997--expected volatility of 82 percent, expected dividend yield 0 percent, risk-free interest rate of 6.82 percent, and an expected life of 3 years; 1996--expected volatility of 200 percent, expected dividend yield 0 percent, risk-free interest rate of 6.14 percent, and an expected life of 3 years.

On July 24, 1998, the Company's Board of Directors resolved and the shareholders approved an Incentive Stock Option Plan (the 1998 Plan) pursuant to which the Company may grant stock options to key employees. The effective date of the 1998 Plan was September 14, 1998 and shall terminate ten years later. A maximum of 675,000 shares were designated.

The Company applies APB Opinion No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized for its stock options in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                   1998      1997       1996
                                                 -------- ---------- ----------
   Net income....................... As reported $977,112 $5,687,742 $3,195,576
                                     Pro forma   $ 95,427 $4,212,742 $3,195,576
   Earnings per common share:
     Basic.......................... As reported $    .11 $      .80 $      .46
                                     Pro forma   $    .01 $      .59 $      .46
     Diluted........................ As reported $    .10 $      .76 $      .46
                                     Pro forma   $    .01 $      .56 $      .46

Pro forma net income reflects only options granted in 1998, 1997 and 1996. Therefore, the full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the options' vesting period and compensation cost for options granted prior to July 1, 1995 is not considered.

Stock option activity for all plans during the periods indicated is as follows:

                                                                  WEIGHTED-
                                                     NUMBER OF     AVERAGE
                                                      SHARES    EXERCISE PRICE
                                                     ---------  --------------
   Balance at June 30, 1995.........................   62,120       $ 3.06
     Granted........................................  261,525         4.39
     Exercised......................................      --
     Forfeited......................................      --
     Expired........................................      --
                                                     --------
   Balance at June 30, 1996.........................  323,645         4.14
     Granted........................................  337,500        12.96
     Exercised......................................  (23,125)        3.71
     Forfeited......................................   (4,175)        4.52
     Expired........................................      --
                                                     --------
   Balance at June 30, 1997.........................  633,845         8.85
     Granted........................................  321,700        12.58
     Exercised...................................... (239,836)        5.10
     Forfeited......................................  (47,933)        6.98
     Expired........................................      --
                                                     --------
   Balance at June 30, 1998.........................  667,776       $12.13
                                                     ========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The following tables summarize information about fixed stock options outstanding at June 30, 1998:

                                                     OPTIONS OUTSTANDING
                                               -------------------------------
                                               WEIGHTED-AVERAGE   WEIGHTED-
                                     NUMBER       REMAINING        AVERAGE
   RANGE OF EXERCISE PRICES        OUTSTANDING CONTRACTUAL LIFE EXERCISE PRICE
   ------------------------        ----------- ---------------- --------------
   $3.0625 to $4.5625.............    54,925         1.00           $4.13
   $6 to $9.......................    48,000         1.38            7.13
   $10 to $12.50..................   295,851         2.50           12.07
   $13.00 to $15.50...............   269,000         1.77           14.72
                                     -------
                                     667,776                        12.13
                                     =======

                                                       OPTIONS EXERCISABLE
                                                    --------------------------
                                                                  WEIGHTED-
                                                      NUMBER       AVERAGE
   RANGE OF EXERCISE PRICES                         OUTSTANDING EXERCISE PRICE
   ------------------------                         ----------- --------------
   $3.0625 to $4.5625..............................    54,925       $4.13
   $6 to $9........................................    39,000        6.69
   $10 to $12.50...................................   101,001       11.88
   $13.00 to $15.50................................   168,332       14.74
                                                      -------
                                                      363,258       11.47
                                                      =======

In 1998, approximately 23,500 options were exercised by employees and an outside director on the cashless method, which resulted in the Company recognizing a one-time non-cash compensation expense of $719,000.

(11) INCOME TAXES

Income tax expense (benefit) consists of:

                                                   CURRENT   DEFERRED    TOTAL
                                                  ---------- ---------  --------
   Year ended June 30, 1998:
     U.S. federal................................ $  973,000 $(249,000) $724,000
     State and local.............................    143,000   (35,000)  108,000
                                                  ---------- ---------  --------
       Total..................................... $1,116,000 $(284,000) $832,000
                                                  ========== =========  ========
   Year ended June 30, 1997:
     U.S. federal................................ $  411,500 $(201,800) $209,700
     State and local.............................     98,700    35,100   133,800
                                                  ---------- ---------  --------
       Total..................................... $  510,200 $(166,700) $343,500
                                                  ========== =========  ========
   Year ended June 30, 1996:
     U.S. federal................................ $  782,700 $(263,600) $519,100
     State and local.............................     68,900   (23,200)   45,700
                                                  ---------- ---------  --------
       Total..................................... $  851,600 $(286,800) $564,800
                                                  ========== =========  ========

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

Income tax expense differs from the amounts computed by applying the U.S. federal income tax rate of 34 percent to earnings before income taxes as a result of the following factors:

                                               1998       1997         1996
                                             --------  -----------  ----------
   Computed "expected" tax.................. $615,000  $ 2,050,600  $1,278,500
   Reduction for income taxable to
    Subchapter S shareholder (MTS)..........      --    (1,895,900)   (757,600)
   Deferred taxes established in connection
    with acquisition of prior Subchapter S
    Corporation (MTS).......................      --        90,000         --
   Non-deductible goodwill expense..........   58,100          --          --
   Non-deductible compensation expense for
    cashless option exercises...............   38,900          --          --
   Non-deductible meals and entertainment...   32,300          --          --
   State income taxes, net of federal tax
    benefit.................................   90,400       63,100      38,800
   Other....................................   (2,700)      35,700       5,100
                                             --------  -----------  ----------
   Total.................................... $832,000  $   343,500  $  564,800
                                             ========  ===========  ==========

The change in the effective tax rate for the three months ended September 30, 1998 results primarily from additional non-deductible goodwill expense.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998 and 1997 are presented below:

                                                           1998       1997
                                                         ---------  ---------
   Deferred Tax Liabilities:
   Adjustment for conversion from cash basis to accrual
    basis tax reporting................................. $(213,200) $(385,700)
   Investment in unconsolidated subsidiary..............  (167,600)       --
   Amortization of goodwill and depreciation for
    financial reporting purposes in excess of tax
    amounts.............................................  (270,300)    21,400
   Deferred taxes established in connection with
    acquisition of prior Subchapter S Corporation
    (MTS)...............................................   (90,000)   (90,000)
   Other................................................       --     (20,300)
                                                         ---------  ---------
   Total deferred tax liability.........................  (741,100)  (474,600)
                                                         ---------  ---------
   Deferred Tax Assets:
   Allowance for doubtful accounts......................   152,200        --
   Start up costs.......................................   244,000        --
   Accrued expenses.....................................    65,300        --
   Net operating loss...................................   336,800        --
   Other................................................    29,522        --
   Less valuation allowance.............................  (300,100)       --
                                                         ---------  ---------
   Total deferred tax asset.............................   527,722        --
                                                         ---------  ---------
   Net deferred tax liability........................... $(213,378) $(474,600)
                                                         =========  =========

A subsidiary of the Company has a net operating loss of $893,000 as of its acquisition date. This net operating loss is subject to limitation by Internal Revenue Code Section 382 and the separate return limitation year rules. The net operating loss will begin to expire in the year 2012. A valuation allowance has been established against the net deferred tax asset resulting from the net operating loss due to the limitations imposed on the utilization of the loss. All of the valuation allowance for deferred tax assets will reduce goodwill when the tax benefit is recognized in the future.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

(12) Pro Forma Income Taxes

For financial reporting purposes, a pro forma provision for income taxes has been reflected in the consolidated statements of earnings to present taxes on the results of operations of MTS for the year ended June 30, 1997 and 1996 on the basis that is required upon their change in tax status from an S Corporation to a C Corporation. This amount, $2,140,500 and $891,300 in 1997 and 1996, respectively, are equal to the required Federal and state income tax provisions that would have been recorded if MTS had not elected S Corporation status and was subject to and liable for Federal and state income taxes as a C Corporation prior to its termination of S Corporation status. MTS terminated its S Corporation status upon merging with a wholly-owned subsidiary of the Company on June 30, 1997.

(13) Profit-sharing Plans

In November 1996, the Company established a profit sharing plan pursuant to
Section 401(k) of the Internal Revenue Code, whereby participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the code. The plan provides for a matching contribution by the Company, which amounted to approximately $50,800, $9,000 and $-0- for the years ended June 30, 1998, 1997 and 1996, respectively.

In 1989, MTS, a wholly-owned subsidiary, established a discretionary profit sharing and money purchase pension plan. The plans cover all non-union employees who have met certain service requirements. Contributions to the profit sharing plan are discretionary and determined based on operating results of MTS. For the money purchase pension plan, MTS was required to contribute 8% of eligible compensation annually. Effective, October 31, 1997, the plans were terminated in accordance with the provisions of Employee Retirement Income Security Act of 1974, and all participants became immediately vested in their accounts. Contributions were approximately $-0-, $173,000 and $91,000 in 1998, 1997 and 1996, respectively.

(14) Related Party Transactions

(a) Leases

The Company leases its main office building from Michael R. Budagher (a principal stockholder, an officer and director of the Company).

(b) Budagher's Tower Co. ("BTC")

The Company uses contract labor provided by BTC, a corporation which is wholly-owned by Michael R. Budagher's brother. The Company incurred $252,933, $452,338, $92,931, $47,869 and $68,508 for contract labor services provided by BTC during the years ended June 30, 1998, 1997 and 1996 and the three months ended September 30, 1998 and 1997, respectively.

(c) Specialty Constructors Coatings, Inc. ("SCC")

The Company uses contract labor services provided by SCC. SCC is a corporation which was 50 percent owned by Michael R. Budagher until March 31, 1997, when Mr. Budagher sold his interest in SCC. On June 1, 1997, the Company acquired SCC (note 15). The Company incurred $606,304 and $401,587 for contract labor services provided by SCC during the year ended June 30, 1997 and 1996, respectively.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(d) Specialty Manufacturing, Inc. ("SMI")

Prior to August 1997, the Company purchased ground kits from SMI used in certain construction projects. SMI is owned 50 percent by Michael R. Budagher's spouse (a stockholder) and 50 percent by Michael R. Budagher's brother (a stockholder and employee of the Company). The Company purchases from SMI totaled $3,768, $29,852, $13,285, $-0- and $2,578 during the years ended June 30, 1998, 1997 and 1996 and the three months ended September 30, 1998 and 1997, respectively. In August 1997, MTS acquired substantially all of the inventory and manufacturing equipment of SMI for $134,882 in cash and the right to receive a royalty of $2 for each ground kit sold by MTS through July 31, 2000. The Company paid royalties to SMI in the amount of $42,348 in 1998.

(e) Change Corporation ("Change")

The Company occasionally purchases computer equipment and software from Change, which is used for office purposes. Change is owned by Michael R. Budagher's sister. The Company incurred $36,575, $-0-, $-0-, $3,174 and $-0- in 1998, 1997 and 1996 and the three months ended September 30, 1998 and 1997, respectively, for such purchases.

(f) Note Receivable from Officer and Director

A 7% recourse note receivable of $600,000 due December 29, 2002 is due from an officer and director of the Company. Such note was originated for the purchase of 50,000 shares of the Company's common stock, the source being from unissued shares of the Company. Such balance is classified in the stockholders' equity section of the balance sheet.

(g) Notes Payable to Stockholder

The Company had notes payable to stockholder for $80,000 and $2,000,000 as of June 30, 1998 and 1997, respectively. Such notes payable originated as a distribution to the previous Subchapter S Corporation stockholder in 1997 for estimated payment of income taxes. $1,410,650 was paid to this stockholder during 1998, $509,350 of this balance was returned to the Company for the difference between the actual income tax liability and the original $2,000,000 distribution, and $80,000 remains for anticipated remaining liability for such income taxes. The remaining payable is secured by components inventory.

(h) Principal Stockholder Advisory and Financial Services Commitment

The Company has retained Hicks, Muse & Co. Partners ("HMCo") (owner of approximately 45% of the Company's outstanding common stock) in 1998 to perform certain advisory, oversight, monitoring and financial services as requested by the Board of Directors for a period to be the lesser of April 23, 2008 or upon HMCo owning less than 33 1/3% of the outstanding common stock of the Company. Such annual fees shall be the greater of $180,000 or .2% of annual consolidated net sales of the Company for oversight and monitoring services and a 1 1/2% fee for all future acquisitions, sales, mergers, recapitalization, restructurings or other similar transactions for which HMCo provides services. During 1998, approximately $269,000 was paid to HMCo. Such services did not exist in 1997 or 1996.

(i) Kline Tower and Steel ("Kline")

The Company purchases certain structural and tower steel products from Kline. The Company owns 33 1/3% of the outstanding equity of Kline (note 5). During the year ended June 30, 1998, approximately $2,569,000 of such products were purchased from Kline and approximately $100,000 in consulting fees were paid to Kline.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The Company is obligated to pay Kline this $100,000 consulting fee each year for the next four fiscal years. Approximately $294,000 included in trade accounts payable was owed to Kline as of June 30, 1998. The Company did not hold an ownership interest in Kline during 1997 and 1996.

(j) Wireless Components, Inc.

During the year ended June 30, 1996, the Company purchased $325,000 of components from Wireless Components, Inc., an entity owned by Thomas Carpenter, a principal stockholder of the Company.

(15) ACQUISITIONS

On August 26, 1998, the Company acquired three towers for approximately $2,400,000.

On July 9, 1998, the Company paid $640,000 and issued 81,270 shares of restricted common stock of the Company at a price of $30.60 per share, determined by the closing price on or about July 9, 1998, in exchange for substantially all of the assets and liabilities of Teleforce Communications, LLC. ("Teleforce"). Teleforce provides site acquisition services for the wireless communications industry. The transaction was accounted for as a purchase. Goodwill of approximately $2,750,000 recorded in connection with the purchase is being amortized over a period of 30 years.

On April 23, 1998, the Company issued 6,750,000 shares of restricted common stock of the Company at a price of $16.67 per share, determined by the average closing price on or about February 16, 1998, in connection with the merger of OmniAmerica Holdings ("OmniAmerica Holdings"). OmniAmerica Holdings owns assets consisting of real estate, equipment and other physical property used in the operation of the wireless communications and broadcast transmission tower leasing business. The source of the shares for the transaction were unissued shares of the Company. The transaction was accounted for as a purchase. Accordingly, the results of OmniAmerica Holdings have been included in those of the Company since the date of the merger. Goodwill of approximately $85,000,000 recorded in connection with the acquisition is being amortized over a period of 30 years. The Company is currently completing the allocation of its purchase price, including the valuation of identifiable intangible assets. The refinement of the purchase price allocation within the next year is not expected to have a material impact on the Company's financial position or results of operations.

On October 7, 1997, a wholly-owned subsidiary of the Company purchased substantially all the assets of Ellis Tower Co., Inc. ("Ellis Tower"), in exchange for $449,405 in cash and 120,848 shares of the Company's common stock at a price of $14.87 determined by the closing price on or about October 7, 1997. Ellis Tower, located in Ft. Lauderdale, Florida, provides wireless infrastructure building services. The source of the shares for the transaction were unissued shares of the Company. The transaction was accounted for as a purchase. Accordingly, the results of Ellis Tower have been combined with those of the Company since the date of the purchase. Goodwill of approximately $1,700,000 recorded in connection with the purchase is being amortized over a period of 15 years.

On June 30, 1997, the Company issued 2,380,000 shares of restricted common stock of the Company at a price of $11.625 per share, determined by the closing price on or about June 8, 1997, pursuant to the merger of MTS with a wholly-owned subsidiary of the Company. The source of the shares for the transaction were unissued shares of the Company. MTS, located in Salem, Oregon; Salt Lake City, Utah; Phoenix, Arizona; Denver, Colorado; and Sacramento, California, provides wireless infrastructure building services and manufacturing, distribution and sales of components for wireless infrastructure. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the operations of MTS prior to the acquisition for all periods presented.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (formerly Specialty Teleconstructors, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

On June 1, 1997, the Company issued 55,814 shares of restricted common stock of the Company at a price of $10.625 per share, determined by the closing price on or about June 1, 1997, in exchange for substantially all the assets and liabilities of Specialty Constructors Coatings, Inc. ("Coatings"). Coatings was originally 50 percent owned by Michael R. Budagher, but Mr. Budagher's interest was sold to the other shareholders on March 1, 1997. The source of the shares for the transaction were unissued shares of the Company. Coatings, located in Cedar Crest, New Mexico, provides wireless infrastructure building services, primarily on water tank facilities. The transaction was accounted for as a purchase. Accordingly, the results of Coatings' operations have been combined with those of the Company since the date of acquisition. No goodwill was recorded in connection with the purchase.

On May 28, 1997, the Company issued 186,047 shares of restricted common stock of the Company at a price of $9.30 per share, determined by the closing price on or about March 31, 1997, in exchange for substantially all the assets and liabilities of Paramount Communication Systems, Inc. ("Paramount"). The source of the shares for the transaction were unissued shares of the Company. Paramount, located in Somerdale, New Jersey, provides wireless infrastructure building services. The transaction was accounted for as a purchase. Accordingly, the results of Paramount's operations have been combined with those of the Company since the date of acquisition. Goodwill of approximately $1,300,000 recorded in connection with the purchase is being amortized over a period of fifteen years. In connection with the purchase, the Company entered into a note receivable with the principal stockholder of Paramount. The note, in the amount of $250,000, is due in three semi-annual installments beginning May 2000 and one final installment in November 2001. Interest, at 9 percent, is payable quarterly. Under the terms of the acquisition agreement, the Company is obligated to loan an additional $250,000 to the stockholder of Paramount. Such additional loan was not requested by the stockholder in 1998. The note is secured by 93,024 shares of the Company's common stock.

On May 14, 1997, the Company issued 400,000 shares of restricted common stock of the Company at a price of $9.25 per share, determined by the closing price on or about March 31, 1997, pursuant to the merger of N&L with a wholly-owned subsidiary of the Company. The source of the shares for the transaction were unissued shares of the Company. N&L, located in Oklahoma City, OK and southern California, provides general contract services for wireless telecommunications companies, health care and other commercial customers. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements have been restated to include the operations of N&L prior to the acquisition for all periods presented.

On October 31, 1996, the Company paid $160,000 and issued 93,400 shares of restricted common stock of the Company at a price of $7.125 per share, determined by the closing price on or about October 31, 1996, in exchange for substantially all the assets and liabilities of Data Cell Systems, Inc. ("Data Cell"). Data Cell provides wireless infrastructure building services. The source of the shares for the transaction were unissued shares of the Company. The transaction was accounted for as a purchase. Accordingly, the results of Data Cell's operations have been combined with those of the Company since the date of acquisition. Goodwill of approximately $380,000 recorded in connection with the purchase is being amortized over a period of five years. Additionally, pursuant to the purchase agreement, the Company may be required to pay additional consideration, not to exceed $200,000, based upon the Data Cell subsidiary achieving specified levels of pre-tax earnings during the three years immediately following the date of acquisition. Such levels were not attained in the years ended June 30, 1998 and 1997.

On July 1, 1995, the Company issued 92,308 shares of its restricted common stock at a price of $2.75 per share, determined by the closing price on or about July 1, 1995, in exchange for all of the outstanding shares of Specialty Combined Resources, Inc. (Specialty Combined). The source of the shares for the transaction are

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

unissued shares of the Company. Specialty Combined, located in Laguna Hills, California, provides engineering, design and coordination services of power, lighting and control systems for communications, health care, petrochem, institutional and commercial customers. The Company also entered into a consulting and noncompete agreement with the former principal of Specialty Combined for a period of thirty-six (36) months from the date of the acquisition for $75,000. Additionally, the Company entered into an employment agreement with the former principle of Specialty Combined to provide services to the Company for a period of thirty-six (36) months from the date of acquisition. The transaction was accounted for as a pooling of interests. Accordingly, the Company's consolidated financial statements were restated to include the operations of Specialty Combined for all periods prior to the acquisition.

Fiscal years 1998, 1997 and 1996 also include other acquisitions which are immaterial to the consolidated financial statements of the Company.

Separate results of the combining entities, giving effect to the N&L and MTS poolings of interests for periods prior to such transactions are as follows for the years ending June 30:

                                                         1997(1)       1996
                                                       AS RESTATED  AS RESTATED
                                                       (UNAUDITED)  (UNAUDITED)
                                                       -----------  -----------
   Revenues earned:
     OmniAmerica...................................... $32,303,360  $16,758,629
     Novak & Lackey...................................  10,303,550    6,270,979
     Microwave Tower Service..........................  23,019,890    9,556,378
                                                       -----------  -----------
                                                       $65,626,800  $32,585,986
                                                       ===========  ===========
   Net earnings (loss):
     OmniAmerica...................................... $  (279,257) $   804,355
     Novak & Lackey...................................     390,885      163,016
     Microwave Tower Service..........................   5,576,114    2,228,205
                                                       -----------  -----------
                                                       $ 5,687,742  $ 3,195,576
                                                       ===========  ===========
   Pro forma net earnings (loss) (see note 12)
     OmniAmerica...................................... $  (279,257) $   804,355
     Novak & Lackey...................................     390,885      163,016
     Microwave Tower Service..........................   3,435,614    1,336,905
                                                       -----------  -----------
                                                       $ 3,547,242  $ 2,304,276
                                                       ===========  ===========

--------
(1) The Company's results for the twelve months ended June 30, 1997 include the results of N&L for the period following the consummation of the merger.

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

The following unaudited pro forma financial information presents the combined results of operations of the Company and OmniAmerica Holdings as if the acquisitions had occurred as of the beginning of 1998 and 1997, after giving effect to certain adjustments, including amortization of goodwill, additional depreciation expense and related income tax effects. The pro forma financial information does not necessarily reflect the operations that would have occurred had the Company and the acquired entities constituted a single entity during such periods nor is it an indication of future performance:

                                                         YEAR ENDED JUNE 30,
                                                       -----------------------
                                                          1998        1997
                                                       ----------- -----------
Revenues earned....................................... $67,437,136 $71,332,114
                                                       =========== ===========
Net earnings.......................................... $ 1,163,107 $ 6,424,651
                                                       =========== ===========
Earnings per common share:
  Basic............................................... $       .08 $       .46
                                                       =========== ===========
  Diluted............................................. $       .08 $       .45
                                                       =========== ===========
Pro forma net earnings(2).............................             $ 4,284,151
                                                                   ===========
Pro forma earnings per common and common equivalent
 share(2)
  Basic...............................................             $       .31
                                                                   ===========
  Diluted.............................................             $       .30
                                                                   ===========

--------
(2) Pro forma net earnings and earnings per common and common equivalent share are based on pooled results of the Company, giving effect to pro forma income taxes for pooling with Subchapter S Corporation for the years ended June 30, 1998 and 1997.

The effects of the Company's acquisition of Teleforce, Ellis Tower and Coatings prior to the respective date of acquisition are not material to the combined results of operations of the Company for the years ended June 30, 1998 and 1997 and the three months ended September 30, 1998 and 1997 (unaudited).

                       OMNIAMERICA, INC. AND SUBSIDIARIES
                  (FORMERLY SPECIALTY TELECONSTRUCTORS, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

(16) CONTINGENCIES

The Company is, and from time to time may be, a party to routine legal proceedings incidental to its business. The outcome of these legal proceedings is not expected to have a material adverse effect on the Company's business, results of operations or financial condition, based on the Company's current understanding of the relevant facts and law. The Company maintains general liability insurance against risks arising out of the normal course of business.

(17) EVENTS SUBSEQUENT TO DATE OF INDEPENDENT AUDITOR'S REPORT (UNAUDITED)

On September 29, 1998, pursuant to an asset purchase and sale agreement with certain wholly-owned subsidiaries of Arch Communications Group, the Company acquired 70 towers on 68 sites for approximately $20,400,000 financed primarily with proceeds from the Chase Manhattan senior secured revolving credit facility.

On November 15, 1998, the Stock Option Sub-Committee of the Board of Directors approved the grant of 397,400 stock options under the 1998 Plan to certain outside directors, officers and employees of the Company at the then current market price of $17.50. The options are to be granted in connection with the merger with ATI mentioned below.

On November 16, 1998, the Company announced that it had entered into an Agreement and Plan of Merger with American Tower Company and American Tower, Inc. ("ATI") pursuant to which the Company will, subject to the receipt of necessary governmental consents and other customary closing conditions, be merged with and into ATI. In the event OmniAmerica terminates the merger agreement because of a Superior Proposal, a termination fee of $12.0 million must be paid to ATC.

Effective November 18, 1998, the Company amended its senior secured credit facility with Chase Manhattan Bank to increase the amount of available credit to $150,000,000 from $75,000,000. All other provisions remain consistent including mandatory prepayment provisions upon consummation of the merger with ATI.

                         REPORT OF INDEPENDENT AUDITORS

Members
TeleCom Towers, LLC

We have audited the accompanying balance sheet of TeleCom Towers, LLC as of December 31, 1997, and the related statements of operations, members' equity, and cash flows for the period from September 30, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleCom Towers, LLC at December 31, 1997, and the results of its operations and its cash flows for the period from September 30, 1997, to December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                              TELECOM TOWERS, LLC

                                 BALANCE SHEETS

                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (unaudited)
                       ASSETS
Current assets
  Cash.............................................. $ 2,722,510  $  12,238,658
  Accounts receivable, net of allowance of $280,049
   and $0 in 1998 and 1997, respectively............      36,680      5,235,912
  Prepaid expenses..................................      20,279        491,936
                                                     -----------  -------------
    Total current assets............................   2,779,469     17,966,506
Property and equipment, net of accumulated
 depreciation of $4,057,566 and $39,869 in 1998 and
 1997, respectively.................................   4,953,984     20,594,568
Intangibles, net of accumulated amortization of
 $4,825,940 and $119,353 in 1998 and 1997,
 respectively.......................................   8,300,815     53,986,909
Escrow deposits, net................................   1,259,800        430,000
Deferred rent receivable............................      18,223        418,829
Advance to affiliated entity........................     350,000        365,559
Notes receivable affiliate..........................         --       6,250,000
Investment in joint ventures........................         --       2,811,427
Other assets........................................      84,225         69,983
                                                     -----------  -------------
    Total assets.................................... $17,746,516  $ 102,893,781
                                                     ===========  =============
          LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses............. $   172,205    $ 4,649,837
  Current portion of long-term debt.................         --       1,675,900
  Security deposits.................................      25,020         35,177
  Prepaid rents.....................................      29,041        838,458
                                                     -----------  -------------
    Total current liabilities.......................     226,266      7,199,372
Long-term debt, net of current portion..............   3,900,000     27,946,214
Members' Equity.....................................  13,620,250     67,748,195
                                                     -----------  -------------
    Total liabilities and members' equity........... $17,746,516  $ 102,893,781
                                                     ===========  =============


                            See accompanying notes.

                              TELECOM TOWERS, LLC

                            STATEMENTS OF OPERATIONS

                                             Period from
                                        September 30, 1997 to Nine months ended
                                          December 31, 1997   September 30, 1998
                                        --------------------- ------------------
                                                                 (unaudited)
Tower revenue..........................      $   327,549          $ 5,825,048
Direct tower costs.....................          131,749            4,435,815
                                             -----------         ------------
Gross profit...........................          195,800            1,389,233
General and administrative.............        1,279,148            3,349,722
Depreciation...........................           39,869              551,774
Amortization...........................          119,353            1,378,678
                                             -----------         ------------
Operating loss.........................       (1,242,570)          (3,890,941)
Interest income........................              914                  --
Interest expense.......................          (83,556)            (910,899)
Other expense..........................              --              (432,120)
                                             -----------         ------------
Net loss...............................      $(1,325,212)        $ (5,233,960)
                                             ===========         ============



                            See accompanying notes.

                              TELECOM TOWERS, LLC

                         STATEMENTS OF MEMBERS' EQUITY

              Period from September 30, 1997 to December 31, 1997
                  and for the period ended September 30, 1998

                                                                     Total
                                                     Accumulated   Members'
                                 Units    Amount       Deficit      Equity
                                ------- -----------  -----------  -----------
Initial capitalization......... 100,000 $ 6,500,000          --   $ 6,500,000
Financing and offering costs...     --   (1,378,538)         --    (1,378,538)
Member contributions...........     --    9,824,000          --     9,824,000
Net loss.......................     --          --    (1,325,212)  (1,325,212)
                                ------- -----------  -----------  -----------
Balance at December 31, 1997... 100,000  14,945,462   (1,325,212)  13,620,250
Member contributions...........     --   53,434,972          --    53,434,972
Member distributions...........     --   (6,788,445)         --    (6,788,445)
Limited Partnership
 acquisition...................     --   12,715,378          --    12,715,378
Net loss.......................     --          --    (5,233,960)  (5,233,960)
                                ------- -----------  -----------  -----------
Balance at September 30, 1998
 (unaudited)................... 100,000 $74,307,367  $(6,559,172) $67,748,195
                                ======= ===========  ===========  ===========



                            See accompanying notes.

                              TELECOM TOWERS, LLC

                            STATEMENTS OF CASH FLOWS

                                           Period from
                                      September 30, 1997 to Nine months ended
                                        December 31, 1997   September 30, 1998
                                      --------------------- ------------------
                                                               (unaudited)
Operating expenses
Net loss.............................      $(1,325,212)        $ (5,233,960)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
  Depreciation.......................           39,869              551,774
  Amortization.......................          119,353            1,378,678
  Changes in operating assets and
   liabilities:
    Accounts receivable..............          (36,680)          (5,199,232)
    Prepaid expenses.................          (20,279)            (471,657)
    Escrow deposits..................       (1,259,800)             829,800
    Due from affiliate...............         (350,000)          (6,250,000)
    Deferred rent receivable.........          (18,223)            (400,606)
    Other assets.....................          (84,225)              (1,317)
    Accounts payable and accrued
     expenses........................          172,205            4,477,632
    Security deposits................           25,020               10,157
    Deferred revenue.................           29,041              809,417
                                           -----------         ------------
      Net cash used in operating
       activities....................       (2,708,931)          (9,499,314)
Investing activities
Asset acquisitions, net of cash
 received............................       (9,083,440)         (46,085,073)
Investment in partnerships...........              --            (2,811,427)
Rollup of partnerships...............              --           (21,631,736)
Purchases of towers, buildings and
 equipment...........................         (430,581)                 --
                                           -----------         ------------
      Net cash used in investing
       activities....................       (9,514,021)         (70,528,236)
Financing activities
Member contributions.................       16,324,000           53,434,972
Proceeds from notes payable..........              --            25,722,114
Distributions........................              --            (6,788,445)
Roll-up equity.......................              --            17,172,057
Syndication offering costs
 reduction...........................              --                 3,000
Financing and offering costs.........       (1,378,538)                 --
                                           -----------         ------------
      Net cash provided by financing
       activities....................       14,945,462           89,543,698
Net increase in cash.................        2,722,510            9,516,148
Cash at beginning of period..........              --             2,722,510
                                           -----------         ------------
Cash at end of period................      $ 2,722,510         $ 12,238,658
                                           ===========         ============
Supplemental cash flow information
Cash paid for interest...............      $    55,704         $    139,563
                                           ===========         ============
Noncash transactions
Seller financed notes................      $ 3,900,000         $        --
                                           ===========         ============

                            See accompanying notes.

                              TELECOM TOWERS, LLC

                         NOTES TO FINANCIAL STATEMENTS

                    December 31, 1997 and September 30, 1998
  (Information as of and for the period ended September 30, 1998 is unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Description of Business

TeleCom Towers, L.L.C. (LLC or the Company) was organized as a limited liability company in September 1997 under the laws of the State of Delaware to acquire, operate, manage, and develop a national network of wireless communications sites, including towers and roof-top units. Sites are located throughout specific clusters in the United States. Pursuant to the Limited Liability Company Operating Agreement (the Agreement), the Company issued a total of 100,000 units of equity interests to effect the formation of the Company. TeleCom Towers, Inc. (Inc.) was granted a total of 50,100 units (50.1% contribution percentage) in exchange for the contribution of its general partnership interests in the following entities, with such contributions given no value for financial reporting purposes:

                                                                        General
                                                                        Partner
   Entity                                                               Interest
   ------                                                               --------
   Telecom Towers Mid-Atlantic, LP.....................................     1%
    RFM Facilities Management, LP......................................   .01%
    RCC Holdings, LP...................................................   .01%
   Telecom Towers Southwest, LP........................................     1%
   Telecom Towers of the West, LP......................................     1%

A total of 49,900 units (49.9% contribution percentage) was issued to Cox Enterprises, Inc. (Cox) in exchange for a commitment to contribute $43,000,000 in cash. As of December 31, 1997, Cox had made cash contributions of $16,324,000.

Distributions to members are made in accordance with the members' capital contribution percentage interest as defined in the Agreement. Profits and losses are allocated to the members based on the members' contribution percentage. The liability of each member shall be limited to the amount of contributions made by such member in accordance with the provisions of the Agreement.

According to the Agreement, both parties retain the following rights and obligations: 1) Right of first offer if the other party plans to dispose of any or all of its equity interest, this right expires five years from the date of formation; 2) a tag-along right to participate in a sale of the other party's equity interest to an outside party which represents a majority of the units, this right expires ten years from the date of formation; 3) in the event of a sale of shares by a particular member, a drag-along right to require the non-selling member to sell a proportionate amount of its units, which expires ten years from the date of formation; 4) certain registration rights; 5) to the extent that the Company does not meet certain financial goals for 1999, 2000 and 2001, Cox is entitled to receive additional units in each of the years that the financial goals are not reached by selected limited partnerships, not to exceed 66% of total ownership; 6) preemptive rights to purchase additional shares to maintain the respective members' proportionate ownership in the case of any non-public offering of new units; and 7) subject to certain other events, put-rights to require the other member to purchase the respective members' interest at fair market value.

The Company has an 83% interest in AlphaCom Communications, LLC which is inactive and, accordingly, no profit, loss, or investment has been recorded for this entity as of December 31, 1997. The Company also invested $54,400 for a non-controlling interest in Haysville Tower, LLC, a single tower company located in Kansas, whose operations to date are insignificant. Such investment is included in other assets.

                              TELECOM TOWERS, LLC

Acquisitions

The Company has acquired, through various transactions, the following tangible and intangible assets. Intangible assets include non-compete agreements, management agreements, tenant licenses, and goodwill. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

                                                       December 31,  September
                                                           1997       30, 1998
                                                       ------------ ------------
Land.................................................. $  1,800,000 $  1,403,846
Buildings.............................................      425,000    2,011,282
Towers................................................    2,662,000   10,187,129
Equipment.............................................       77,440    1,388,797
Intangibles...........................................    8,019,000   27,595,582
                                                       ------------ ------------
                                                       $ 12,983,440 $ 42,586,636
                                                       ============ ============

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Company operates telecommunications transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Company's customer base. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The financial statements as of September 30, 1998 and for the nine months ended September 30, 1998 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Significant Accounting Policies

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the nine months ended September 30, 1998, the Company had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is

                              TELECOM TOWERS, LLC
required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses is recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenue is recognized ratably over time.

Deferred income represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time..

Property and Equipment

Property and equipment are stated at cost. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings, 39 years; towers, 20 years; equipment, 7 years.

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less then the carrying amount of those assets. Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997 all fixed assets were held for use and the Company does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete agreements, management agreements, tenant licenses, and goodwill. Such assets are being amortized using the straight-line method over their estimated useful lives not to exceed fifteen years.

Escrow Deposits

The Company has deposits in escrow with various escrow agents for asset purchase transactions in progress at December 31, 1997. Depending on the outcome of the related negotiations, amounts will either be reclassified as part of the purchase price, expensed as site investigation costs and included in general and administrative expenses, or reclassified into cash. As such, certain amounts have been reserved against these escrow amounts.

                              TELECOM TOWERS, LLC

Financing and Offering Costs

The costs incurred in obtaining member interests in the Company have been deducted from Members' Equity.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

Income Taxes

No provisions have been made for federal and state taxes on the operations of the Company. These taxes are the responsibility of the individual members who are to include their share of the Company's income and deductions in their respective income tax returns. Certain states do tax limited liability corporations; however, as a result of related operations, no provision has been recorded.

2. PROPERTY AND EQUIPMENT

At December 31, 1997 and September 30, 1998, respectively, property, towers, and equipment consisted of the following:

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (unaudited)
   Land..............................................  $1,816,333   $ 3,230,815
   Buildings.........................................     476,665     2,628,757
   Towers............................................   2,587,490    15,487,923
   Equipment.........................................     113,365     2,854,885
   Construction-in-progress..........................         -0-       449,754
                                                       ----------   -----------
                                                        4,993,853    24,652,134
   Accumulated depreciation..........................     (39,869)   (4,057,566)
                                                       ----------   -----------
   Net fixed assets..................................  $4,953,984   $20,594,568
                                                       ==========   ===========

                              TELECOM TOWERS, LLC

3. INTANGIBLE ASSETS

At December 31, 1997 and September 30, 1998, respectively, intangible assets consisted of the following:

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (unaudited)
   Goodwill..........................................  $4,270,000   $34,765,939
   Tenant licenses...................................   2,662,627           --
   Land leases.......................................     825,000           --
   Management Agreements.............................     103,500           --
   Non-solicitation..................................      25,000           --
   Non-compete.......................................     154,000     2,459,000
   Other intangibles.................................     380,041    21,587,910
                                                       ----------   -----------
                                                        8,420,168    58,812,849
   Accumulated amortization..........................    (119,353)   (4,825,940)
                                                       ----------   -----------
   Net intangibles...................................  $8,300,815   $53,986,909
                                                       ==========   ===========

These intangibles resulted from acquisitions of towers made by the Company and costs associated with the initial formation of the Company. Other intangibles relate to costs associated with investigating site acquisitions and development. Amortization of such amounts will begin once the sites are acquired and in operation, unless such acquisitions fail to materialize, at which point the related costs will be expensed as site investigation costs and included in general and administrative expenses.

4. LONG-TERM DEBT

The Company financed certain purchases through the issuance of seller financed notes. The $3,900,000 in notes payable are due in one installment on the sixth anniversary of the notes, which is September 30, 2003. The interest rate on each note is 8.5% during the first three years and the greater of 8.5% or prime, thereafter. Interest is payable quarterly in arrears. The notes are secured by the assets of the Company.

5. DESCRIPTION OF LEASING ARRANGEMENTS

The Company licenses space for communication systems on its transmission sites to customers under generally noncancelable agreements requiring payments over various terms. At December 31, 1997, future minimum license agreement receipts are as follows:

   Year ended December 31,
   -----------------------
     1998............................................................ $1,398,804
     1999............................................................  1,228,289
     2000............................................................    534,618
     2001............................................................    308,052
     2002............................................................    173,898
     Thereafter......................................................    847,900
                                                                      ----------
                                                                      $4,491,561
                                                                      ==========

6. COMMITMENTS AND CONTINGENCIES

As general partner, the Company is a co-borrower of the debt of the limited partnerships described in Note 1. Such debt in aggregate totaled approximately $25,830,000 at December 31, 1997 and $24,586,000 at September 30, 1998.

                              TELECOM TOWERS, LLC

The Company is committed for various ground leases at several transmission sites. Lease expense for the period from September 30, 1997 to December 31, 1997 and the nine months ended September 30, 1998 (unaudited) was $11,155 and $195,398, respectively. Future minimum lease payments at December 31, 1997 were as follows:

   Year ended December 31,
   -----------------------
     1998.............................................................. $ 68,400
     1999..............................................................   66,400
     2000..............................................................   64,983
     2001..............................................................   63,150
     2002..............................................................   59,700
     Thereafter........................................................  458,645
                                                                        --------
                                                                        $781,278
                                                                        ========

7. RELATED PARTIES

Beginning in 1998, the Company, by virtue of its general partner interest in the related entities, will be entitled to a management fee equal to 8.5% of the gross monthly revenues of the related entities (see Note 1). The Company will also be entitled to a 3% acquisition fee to be earned on all capital funds invested in towers and related real estate and other assets in the Partnerships. The Company will also be entitled to up to 4% of gross monthly revenue of the Partnerships for reimbursement of certain general partner expenses.

The Company was allocated certain corporate expenses for services provided by TeleCom Towers, Inc. The total amount of such expenses for the period from September 30, 1997 to December 31, 1997 was approximately $61,000. These corporate services were not in effect for 1998.

The Company advanced $350,000 to Telecom Towers Mid-Atlantic, LP to assist in funding one of Mid-Atlantic's subsidiaries. There is no written agreement concerning repayment of this advance, nor is any interest charged.

8. SUBSEQUENT EVENTS

Subsequent to December 31, 1997, the Company entered into agreements to purchase four communications towers for a total purchase price of approximately $925,000. The Company also entered into a joint venture agreement with another party to form Mid-Pacific Telecommunications Co. for the purpose of establishing communications site operations in the Dallas/Ft. Worth area, for a commitment to invest up to $7 million for a 50% interest. The Company also purchased a 50% share in Castle Rock Tower Co. for a total purchase price of approximately $270,000. The remaining interests are held by Telecom Southwest Towers, LP, a related party of the Company.

9. EVENTS SUBSEQUENT TO AUDITORS REPORT


Effective August 3, 1998, the limited partners of Telecom Southwest Towers, LP, Telecom Towers Mid-Atlantic, LP, and Telecom Towers of the West, LP (collectively the Partnerships) agreed to a merger of the Partnerships into the Company which is the general partner of the Partnerships. The limited partners of the Partnerships received as merger consideration either cash or Class A Units of the Company in exchange for their interest in each Partnership. The accompanying unaudited September 30, 1998 statements of operations reflect the operating results of the Partnerships since the effective date of the merger. Except for cash acquired, these transactions have been excluded from the statements of cash flows and have been accounted for using purchase accounting.

                              TELECOM TOWERS, LLC

The pro forma unaudited results of operations for the nine months ended September 30, 1998, assuming the purchase of the Partnerships had been consummated as of January 1, 1998, is as follows:

     Revenues...................................................... $20,894,172
                                                                    ===========
     Net loss...................................................... $(5,953,144)
                                                                    ===========

In November 1998, the Company entered into an Agreement and Plan of Merger with American Tower Corporation ("ATC") which, subject to certain conditions including Hart-Scott-Rodino Act review, and excluding RCC Consultants, Inc., a subsidiary of the Company, which prior to the consummation of with the merger will be distributed to certain members of the Company in exchange for units, will result in the merger of the Company into ATC. The merger is scheduled to be completed during the first half of 1999. Simultaneous with the closing of the merger, the Company will record a charge to earnings related to certain contingent payment obligations to various brokers and finders as a result of their services in connection with locating and obtaining financing for tower acquisitions. Such obligations were assumed by the Company from TTI and the Partnerships. In connection with the discharge of such obligations, a cash payment would be made or a certain number of units in the Company would be issued equal to an agreed percentage ownership of the Company. Such payment or issuance does not change the total consideration paid by ATC to consummate the merger pursuant to an Amended and Restated Agreement and Plan of Merger, dated as of December 18, 1998, as amended by an amendment thereto dated as of December 23, 1998, for aggregate consideration of $148.75 million, subject to adjustment.

                          INDEPENDENT AUDITORS' REPORT

To the Partners
Telecom Southwest Towers Limited Partnership

We have audited the accompanying balance sheets of Telecom Southwest Towers Limited Partnership (a Texas limited partnership) as of December 31, 1996, and the related statements of income, partners' equity, and cash flows for the year ended December 31, 1996 and the period from inception (January 5, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Telecom Southwest Towers Limited Partnership as of December 31, 1996, and the results of its operations and its cash flows for the year ended December 31, 1996 and the initial period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Gollob, Morgan, Peddy & Co., P.C.

Tyler, Texas
March 18, 1997

                         REPORT OF INDEPENDENT AUDITORS

Partners
Telecom Southwest Towers, LP

We have audited the balance sheet of Telecom Southwest Towers, LP as of December 31, 1997, and the related statements of operations, partners' capital, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecom Southwest Towers, LP at December 31, 1997, and the results of its operations and its cash flows for the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                          TELECOM SOUTHWEST TOWERS, LP

                                 BALANCE SHEETS

                                                  December 31,
                                              ---------------------  July 31,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                                                                    (unaudited)
                   ASSETS
Current assets:
  Cash....................................... $  208,486 $   20,821 $  350,305
  Accounts receivable, net of allowance of
   $22,445, $15,500, and $0 in 1998, 1997,
   and 1996, respectively....................     55,283     75,080     76,004
  Prepaid expenses...........................      4,126     24,496     11,740
  Related party receivables..................        --      11,186     24,133
                                              ---------- ---------- ----------
    Total current assets.....................    267,895    131,583    462,182
Property and equipment, net of accumulated
 depreciation of $1,077,426, $859,782, and
 $512,138 in 1998, 1997, and 1996,
 respectively................................  3,455,005  4,131,451  3,954,305
Intangibles, net of accumulated amortization
 of $1,160,431, $897,157, and $415,844 in
 1998, 1997, and 1996, respectively..........  2,447,826  4,027,976  3,814,702
Deferred rent receivable.....................        --      36,524     47,952
Escrow deposits..............................        --      50,200        --
Investment in joint ventures.................    282,840    292,322    304,803
                                              ---------- ---------- ----------
    Total assets............................. $6,453,566 $8,670,056 $8,583,944
                                              ========== ========== ==========
      LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued expenses...... $   42,116 $   36,232 $  288,902
  Current portion of long-term debt..........    349,375    631,834    833,574
  Prepaid rents..............................     64,904     77,749    142,047
  Deposits...................................      1,000        --         --
                                              ---------- ---------- ----------
    Total current liabilities................    457,395    745,815  1,264,523
Long-term debt, net of current portion.......  4,446,250  6,823,803  6,373,260
Partners' capital............................  1,549,921  1,100,438    946,161
                                              ---------- ---------- ----------
    Total liabilities and partners' capital.. $6,453,566 $8,670,056 $8,583,944
                                              ========== ========== ==========

                          TELECOM SOUTHWEST TOWERS, LP

                            STATEMENTS OF OPERATIONS

                                                                  SEVEN MONTHS
                              YEARS ENDED DECEMBER 31,           ENDED JULY 31,
                          ----------------------------------  ----------------------
                             1995        1996        1997        1997        1998
                          ----------  ----------  ----------  ----------  ----------
                                                                   (UNAUDITED)
Total revenues..........  $1,184,607  $1,605,978  $2,062,011  $1,152,382  $1,290,318
Direct tower costs......     221,783     306,553     374,535     195,220     264,606
                          ----------  ----------  ----------  ----------  ----------
Gross profit............     962,824   1,299,425   1,687,476     957,162   1,025,712
General and
 administrative.........     729,009     781,877     463,176     277,704     302,304
Depreciation............     197,725     308,957     358,477     206,747     217,645
Amortization............     198,843     222,847     481,314     252,275     263,274
                          ----------  ----------  ----------  ----------  ----------
Operating income
 (loss).................    (162,753)    (14,256)    384,509     220,436     242,489
Other income (expense):
  Interest income.......      19,259      13,890       4,259       2,935          99
  Interest expense......    (246,770)   (424,237)   (640,741)   (272,714)   (396,865)
  Gain (loss) on
   disposition of
   assets...............         132      (3,697)    (29,158)        --          --
  Partnership loss......         (83)    (13,337)     (5,814)        --          --
  Miscellaneous income..         --          --       21,704         --          --
                          ----------  ----------  ----------  ----------  ----------
Loss before
 extraordinary item.....    (390,215)   (441,637)   (265,241)    (49,343)   (154,277)
Extraordinary item--Gain
 on early extinguishment
 of debt................      60,000         --          --          --          --
                          ----------  ----------  ----------  ----------  ----------
Net loss................  $ (330,215) $ (441,637) $ (265,241) $  (49,343) $ (154,277)
                          ==========  ==========  ==========  ==========  ==========

                          TELECOM SOUTHWEST TOWERS, LP

                        STATEMENTS OF PARTNERS' CAPITAL

                                             General     Limited      Total
                                            Partner's   Partners'   Partners'
                                           Equity (1%) Equity (99%)  Capital
                                           ----------- ------------ ----------
Balance at January 5, 1995 (inception)....  $    --     $      --   $      --
Capital Contributions.....................     1,000     3,000,000   3,001,000
Syndication/Offering costs................       --       (374,732)   (374,732)
Distributions-Limited partners............       --        (64,495)    (64,495)
Net Loss..................................    (3,302)     (326,913)   (330,215)
                                            --------    ----------  ----------
Balance, December 31, 1995................  $ (2,302)   $2,233,860  $2,231,558
Distributions-Limited partners............       --       (240,000)   (240,000)
Net Loss..................................    (4,416)     (437,221)   (441,637)
                                            --------    ----------  ----------
Balance at December 31, 1996..............  $ (6,718)   $1,556,639  $1,549,921
Distributions.............................    (4,242)     (180,000)   (184,242)
Net loss..................................    (2,652)     (262,589)   (265,241)
                                            --------    ----------  ----------
Balance at December 31, 1997..............  $(13,612)   $1,114,050  $1,100,438
Distributions.............................       --            --          --
Net loss..................................    (1,543)     (152,734)   (154,277)
                                            --------    ----------  ----------
Balance at July 31, 1998..................  $(15,155)   $  961,316  $  946,161
                                            ========    ==========  ==========

                          TELECOM SOUTHWEST TOWERS, LP

                            STATEMENTS OF CASH FLOWS

                                                                 Seven months
                             Years ended December 31,           ended July 31,
                          ---------------------------------  ---------------------
                             1995       1996        1997        1997       1998
                          ----------  ---------  ----------  ----------  ---------
                                                                 (unaudited)
Operating activities
Net loss................  $ (330,215) $(441,637) $ (265,241) $  (49,343) $(154,277)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
 Depreciation...........     197,725    308,957     358,477     206,747    217,645
 Amortization...........     198,843    222,847     481,314     252,275    263,274
 (Gain) loss on
  disposition of
  assets................        (132)     3,697      29,158         --         --
 Gain on early
  extinguishment of
  debt..................     (60,000)       --          --          --         --
 Amortize consulting
  agreement.............     425,000    425,000         --          --         --
 Partnership loss.......          83     13,337       5,814         --         --
Changes in operating
 assets and liabilities:
 Accounts receivable....     (36,257)   (19,026)    (30,983)      3,783       (924)
 Prepaid expenses.......      (4,345)       219     (20,370)        985     12,756
 Other assets...........        (200)       --      (50,000)    (50,000)    50,200
 Deferred rent
  receivable............         --         --      (36,524)        --     (11,428)
 Accounts payable and
  accrued liabilities...      42,419       (303)     (5,884)     63,499    252,670
 Payable to related
  parties...............       4,430     (4,430)        --          --     (12,947)
 Prepaid rents..........         --         --       77,749      51,431     64,298
 Deferred revenue.......      54,451     10,453     (64,904)        --         --
 Other liabilities......         --       1,000      (1,000)        --         --
                          ----------  ---------  ----------  ----------  ---------
 Net cash provided by
  operating activities..     491,802    520,114     477,606     479,377    681,267
Investing activities
Asset acquisitions, net
 of cash received.......  (3,971,800)       --   (2,601,595) (1,877,877)   (50,000)
Purchases of property
 and equipment..........    (976,705)  (562,599)   (531,450)   (982,341)   (40,498)
Contributions to
 investments in joint
 ventures...............    (120,061)  (180,000)    (40,496)    (29,896)   (12,481)
Distributions from joint
 ventures...............         --      10,000      25,000         --         --
Proceeds from sale of
 assets.................      14,132     22,709       7,500         --         --
Payables for acquisition
 fees...................      17,720    (17,720)        --          --         --
Prepaid consulting
 agreement..............    (850,000)       --          --          --         --
Non-compete agreement...    (875,000)       --          --          --         --
Organization,
 acquisition and closing
 costs..................    (240,500)       --          --          --         --
                          ----------  ---------  ----------  ----------  ---------
 Net cash used in
  investing activities..  (7,002,214)  (727,610) (3,141,041) (2,890,214)  (102,979)
Financing activities
Proceeds from debt......   4,900,000        --    2,996,751   2,996,751        --
Payments on debt........         --    (104,375)   (336,739)   (287,990)  (248,804)
Distributions to
 partners...............     (64,495)  (240,000)   (184,242)   (123,636)       --
Accounts receivable from
 general partner........      (1,000)     1,000         --          --         --
Financing and
 acquisition costs......    (248,348)    (2,656)        --          --         --
Capital contribution--
 general partner........       1,000        --          --          --         --
Capital contribution--
 limited partners.......   3,000,000        --          --          --         --
Syndication/offering
 costs..................    (374,732)       --          --          --         --
Seller notes............   2,400,000        --          --          --         --
Liquidation of seller
 notes..................  (2,340,000)       --          --          --         --
                          ----------  ---------  ----------  ----------  ---------
 Net cash provided by
  financing activities..   7,272,425   (346,031)  2,475,770   2,585,125   (248,804)
Net increase in cash....     762,013   (553,527)   (187,665)    174,288    329,484
Cash at beginning of
 period.................         --     762,013     208,486     208,486     20,821
                          ----------  ---------  ----------  ----------  ---------
Cash at end of period...     762,013  $ 208,486  $   20,821  $  382,774   $350,305
                          ==========  =========  ==========  ==========  =========
Supplemental cash flow
 information
Cash paid for interest..     245,451  $ 425,556  $  640,741  $  272,714  $ 396,865
                          ==========  =========  ==========  ==========  =========

                          TELECOM SOUTHWEST TOWERS, LP

                         NOTES TO FINANCIAL STATEMENTS

                    December 31, 1997 and September 30, 1998
  (Information as of and for the period ended September 30, 1998 is unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Description of Business

Telecom Southwest Towers, LP (the Partnership), a Texas limited partnership, owns and manages telecommunications tower sites in Eastern and Central Texas and has joint ventures in both Louisiana and Texas, and licenses space on such towers to customers for a fee. The general partner is TeleCom Towers, L.L.C., which has an interest in the Partnership. The Partnership shall continue in full force and effect until December 31, 2020, unless the Partnership is sooner dissolved by the occurrence of certain events as specified in the Partnership Agreement.

The liability of each partner shall be limited to the amount of capital contributions required to be made by such partner in accordance with the provisions of the Partnership Agreement. The general partner is responsible for the liabilities of the Partnership beyond the capital contributed by the limited partners.

Distributions to partners are made in accordance with the partners' percentage interests at the time of such distribution until certain capital contributions are repaid and a cumulative annual return is paid to the partners. Profits and losses are allocated to the partners based on the partners' percentage interests as adjusted per the preceding paragraph.

Acquisitions

On January 5, 1995, the Partnership acquired the assets of Rental Towers. The purchase method was used to account for the acquisition, and the purchase price was allocated as follows:

   Property and equipment.......................................... $1,500,000
   Goodwill........................................................  1,471,525
   Other...........................................................      3,475
                                                                    ----------
                                                                    $2,975,000
                                                                    ==========

In addition to the asset acquisition, $875,000 was paid for a 5-year non-compete agreement with the previous owner of the towers. A two-year consulting agreement in the total amount of $850,000, which expired in 1996, was also entered into with this owner.

The Partnership acquired, through various transactions, the following tangible and intangible assets during the year 1997. Intangible assets primarily include goodwill, organization costs, non-compete and consulting agreements, and acquisition and loan costs. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

   Land.............................................................. $  151,523
   Buildings.........................................................    175,000
   Towers............................................................    429,372
   Equipment.........................................................     50,000
   Intangibles.......................................................  1,795,703
                                                                      ----------
                                                                      $2,601,598
                                                                      ==========

                          TELECOM SOUTHWEST TOWERS, LP

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Partnership operates telecommunications transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Partnership's customer base. The Partnership maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The financial statements as of July 31, 1998 and for the seven months ended July 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Reclassifications

Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

Significant Accounting Policies

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the seven months ended July 31, 1998, the Partnership had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change

                          TELECOM SOUTHWEST TOWERS, LP
in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses is recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenue is recognized ratably over time.

Deferred revenue represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time.

Property and Equipment

Property and equipment are stated at cost. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings thirty-nine years; towers twenty years; equipment seven years.

The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets.

Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997, all fixed assets were held for use and the Partnership does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete agreements, organization costs and goodwill. Such assets are being amortized using the straight line-method over their estimated useful lives not to exceed fifteen years.

Escrow Deposits

The Partnership has deposits in escrow with various escrow agents for asset purchase transactions in progress at December 31, 1997. Depending on the outcome of the related negotiations, amounts will either be reclassified as part of the purchase price, expensed to general and administrative expenses as site investigation costs, or reclassified into cash.

Financing Costs

Costs incurred in obtaining debt financing have been capitalized and are being amortized over the life of the respective loans.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

                          TELECOM SOUTHWEST TOWERS, LP

Income Taxes

No provision has been made for federal and state income taxes since the Partnership's profits and losses are reported by the individual partners on their respective income tax returns.

Syndication/Offering Costs

The costs incurred in offering and issuing the limited partner interests in the Partnership have been deducted from partners' capital.

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1996, and 1997, and July 31, 1998, respectively:

                                                December 31,
                                            ----------------------   July 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (unaudited)
   Land.................................... $  168,165  $  319,688  $  319,688
   Buildings...............................    369,802     582,596     582,967
   Towers..................................  2,972,840   3,866,771   3,886,908
   Equipment, furniture, and fixtures......    138,257     222,178     242,168
   Tower construction-in-progress..........    318,079         --          --
                                            ----------  ----------  ----------
                                             3,967,143   4,991,233   5,031,731
   Accumulated depreciation................   (512,138)   (859,782) (1,077,426)
                                            ----------  ----------  ----------
   Property and equipment, net............. $3,455,005  $4,131,451  $3,954,305
                                            ==========  ==========  ==========

                          TELECOM SOUTHWEST TOWERS, LP

3. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1996, and 1997, and July 31, 1998, respectively:

                                                December 31,
                                            ----------------------   July 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (unaudited)
   Goodwill...............................  $1,665,791  $3,011,494  $3,061,494
   Organization costs.....................      72,437      72,437      72,437
   Acquisition and loan costs.............     250,442     516,202     516,202
   Non-compete and consulting agreements..     875,000   1,325,000   1,325,000
                                            ----------  ----------  ----------
                                             2,863,670   4,925,133   4,975,133
   Accumulated amortization...............    (415,844)   (897,157) (1,160,431)
                                            ----------  ----------  ----------
   Net Intangibles........................  $2,447,826  $4,027,976  $3,814,702
                                            ==========  ==========  ==========

These intangibles resulted from various acquisitions of towers made by the Partnership. Goodwill is being amortized on a straight-line basis over fifteen years while organization costs are amortized over five years on a straight-line basis. Non-compete agreements are being amortized on the straight-line method over the terms of the agreements, ranging from five to fifteen years. Acquisition costs are being amortized over fifteen years. Loan costs are being amortized over the life of the respective loan.

4. LONG-TERM DEBT

The Partnership's General Partner, TeleCom Towers, L.L.C., has entered into a Master Credit Facility Agreement. The agreement establishes a credit facility consisting of a line of credit arrangement pursuant to which entities controlled by the General Partner, including the Partnership, can borrow up to an aggregate of $28,000,000 from the Line of Credit Commitment for a limited period of time on a senior secured basis. The notes payable incurred by the Partnership are provided through a separate, but related, Credit Facility Agreement with the lender. The agreements provide for a Line of Credit Draw Fee of 0.75% of advances under the agreements in addition to other fees to be paid in immediately available funds on the settlement date. The Partnership incurred approximately $36,750, $0, $160,000, and $0 in such fees during the years ended December 31, 1995, 1996, and 1997 and the seven months ended July 31, 1998, respectively. The agreements also contain a provision for a Line of Credit Facility Fee at the rate of 0.25% per annum on the average unborrowed portion of the Line of Credit Commitment. These fees are paid on a proportionate basis by the various entities utilizing the line of credit. The Partnership incurred $9,353, $7,967, $7,967 and $1,459 in credit facility fees during the years ended December 31, 1995, 1996, and 1997 and the seven months ended July 31, 1998, respectively.

The notes payable mature in annual installments of 75% of excess cash flows or in accordance with the Cash Management Agreement between borrower and lender. Interest is payable quarterly in arrears on the last business day of each fiscal quarter. The interest rate is equal to the sum of the applicable Rate Index plus the applicable Rate Margin. The Rate Index will be either the prime rate or the adjusted LIBO (London Interbank Offered) Rate and the Rate Margin will be based on the leverage ratio (using borrower's most recently delivered quarterly financial statements acceptable to lender) of borrower's funded debt as of the last day of the fiscal quarter to the borrower's operating cash flow. The notes are secured by all funds, balances or other property of the Partnership and the general partner. Balances at December 31, 1996 and 1997, and July 31, 1998, respectively, are as follows:

                          TELECOM SOUTHWEST TOWERS, LP

                                                December 31,
                                   Interest ----------------------   July 31,
   Due date:                        Rate:      1996        1997        1998
   ---------                       -------- ----------  ----------  -----------
                                                                    (unaudited)
   June 2002......................    9.25% $2,730,000  $2,528,247  $2,395,182
   September 2002.................    9.25%    633,750     586,914     556,025
   October 2002...................    9.25%    641,875     602,360     556,024
   December 2002..................  9.1875%    790,000     741,366     702,853
   July 2004......................    9.25%        --    2,996,750   2,996,750
                                            ----------  ----------  ----------
                                             4,795,625   7,455,637   7,206,834
   Less current maturities........            (349,375)   (631,834)   (833,574)
                                            ----------  ----------  ----------
   Long-term portion..............          $4,446,250  $6,823,803  $6,373,260
                                            ==========  ==========  ==========

The approximate maturities of the notes payable for the five years subsequent to December 31, 1997, are as follows:

   Year                                                                 Amount
   ----                                                               ----------
   1998.............................................................. $  631,834
   1999..............................................................  1,078,859
   2000..............................................................  1,439,634
   2001..............................................................  1,660,389
   2002..............................................................  1,390,030
   Thereafter........................................................  1,254,891
                                                                      ----------
     Total........................................................... $7,455,637
                                                                      ==========

5. DESCRIPTION OF LEASING ARRANGEMENTS

The Partnership licenses space for communication systems on its towers to others under noncancellable agreements requiring monthly, quarterly or annual payments over various terms. Certain agreements contain various options. At December 31, 1997, future minimum license agreement receipts were as follows:

   Year
   ----
   December 31, 1998................................................. $1,759,659
   December 31, 1999.................................................  1,475,706
   December 31, 2000.................................................  1,251,731
   December 31, 2001.................................................    980,231
   December 31, 2002.................................................    779,865
   Thereafter........................................................  2,099,272
                                                                      ----------
     Total........................................................... $8,346,464
                                                                      ==========

                          TELECOM SOUTHWEST TOWERS, LP

6. COMMITMENTS

The Partnership is committed to various land leases for tower sites. Land lease expense for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998 was $53,277, $49,282, $105,274, and $66,387,
respectively. At December 31, 1997, future minimum lease payments were as follows:

      Year
      ----
   December 31, 1998................................................... $ 58,295
   December 31, 1999...................................................   56,927
   December 31, 2000...................................................   52,471
   December 31, 2001...................................................   50,671
   December 31, 2002...................................................   49,671
   Thereafter..........................................................  167,354
                                                                        --------
     Total............................................................. $435,389
                                                                        ========

7. RELATED PARTIES

In the normal course of business, the Partnership advances funds to affiliated parties for certain shared expenses. The affiliated parties repay such amounts on a regular and timely basis. The Partnership had receivables due from these affiliates of $0, $11,186, and $24,133 at December 31, 1996, and 1997, and July 31, 1998, respectively.

The Partnership, in accordance with its limited partnership agreement, is obligated to pay the general partner a management fee equal to 8.5% of the gross monthly revenues. The management fee expense recognized for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998 was $98,452, $137,745, $176,985, and $112,829, respectively. The
Partnership is also obligated to pay a 2.5% acquisition fee on the purchase price of all acquisitions. The Partnership is also obligated to pay up to 4% of gross monthly revenue to the general partner for reimbursement of certain general partner expenses. Acquisition fees are capitalized as incurred by the Partnership. Acquisition fees capitalized during 1997 were $66,250. Expense reimbursement fees totaled $47,435, $39,084, $52,657, and $53,096 for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998.

8. INVESTMENTS IN JOINT VENTURES

The Partnership is a 50% partner in Shreveport Tower Company, a Louisiana partnership formed in 1995 to operate a tower in Shreveport, Louisiana. The Company is also a 50% partner in Castle Rock Tower Company, a Texas partnership formed to operate towers in Georgetown and Plano, Texas and another tower currently under construction in Glen Rose, Texas. These investments are considered joint ventures and are accordingly recorded on the equity method. Financial information for these investments is not significant.


9. SUBSEQUENT EVENT (unaudited)

Effective August 3, 1998, the limited partners of the Partnership consummated a merger of the Partnership into TeleCom Towers, L.L.C., which is the general partner of the Partnership. The limited partners of the Partnership received as merger consideration either cash or Class A Units of TeleCom Towers, L.L.C. in exchange for their interest in the Partnership.

                         REPORT OF INDEPENDENT AUDITORS

To the Partners
Telecom Towers Mid-Atlantic, LP

We have audited the accompanying consolidated balance sheet of Telecom Towers Mid-Atlantic, LP as of December 31, 1996 and the related consolidated statements of operations, partners' capital, and cash flows for the year ended December 31, 1996 and the period from inception (June 23, 1995) to December 31, 1995. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We did not audit the 1996 consolidated financial statements of RCC Consultants, Inc., (a wholly-owned subsidiary of RCC Holdings, LP which is a 99.99% owned subsidiary of Telecom Towers Mid-Atlantic, LP), which statements reflect total assets constituting 42% and total revenues constituting 87% of the related 1996 consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for RCC Consultants, Inc., is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our report dated April 2, 1997, we expressed an opinion that the December 31, 1996 financial statements did not fairly present financial position, results of operations, and cash flows in conformity with generally accepted accounting principles because Telecom Towers Mid-Atlantic, LP presented wholly-owned subsidiaries on the equity method. As described in Note 1, the Partnership has changed its method of accounting for these items and has restated its December 31, 1996 consolidated financial statements to conform with generally accepted accounting principles. Accordingly, our present opinion on the December 31, 1996 consolidated financial statements, as presented herein, is different from that expressed in our previous report.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telecom Towers Mid-Atlantic, LP at December 31, 1996 and the consolidated results of their operations and their cash flows for the year ended December 31, 1996 and the initial period ended December 31, 1995, in conformity with generally accepted accounting principles.

/s/ Gollob, Morgan, Peddy & Co., P.C.

Tyler, Texas
December 11, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
RCC Consultants, Inc.:

We have audited the consolidated balance sheet of RCC Consultants, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, stockholder's equity, and cash flows (not presented herein) for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RCC Consultants, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Princeton, New Jersey
March 13, 1998

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
RCC Consultants, Inc.:

We have audited the consolidated balance sheet of RCC Consultants, Inc. and subsidiary as of December 31, 1996, and the related consolidated statements of operations, stockholder's equity, and cash flows (not presented herein) for the period from May 1, 1996 to December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RCC Consultants, Inc. and subsidiary as of December 31, 1996, and the results of their operations and their cash flows for the period from May 1, 1996 to December 31, 1996, in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Princeton, New Jersey
December 19, 1997

                         REPORT OF INDEPENDENT AUDITORS

Partners
Telecom Towers Mid-Atlantic, LP

We have audited the accompanying consolidated balance sheet of Telecom Towers Mid-Atlantic, LP as of December 31, 1997 and the related consolidated statements of operations, partners' capital, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the consolidated financial statements of RCC Consultants, Inc., (a wholly-owned subsidiary of RCC Holdings, LP which is a 99.99% owned subsidiary of Telecom Towers Mid-Atlantic, LP), which statements reflect total assets constituting 41% and total revenues constituting 82% of the related consolidated totals. These statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for RCC Consultants, Inc., is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Telecom Towers Mid-Atlantic, LP at December 31, 1997 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                        TELECOM TOWERS MID-ATLANTIC, LP

                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,
                                            -----------------------  July 31,
                                               1996        1997        1998
                                            ----------- ----------- -----------
                                                                    (unaudited)
                  ASSETS
Current assets:
  Cash..................................... $ 1,894,748 $   379,373 $   275,661
  Accounts receivable, net of allowance of
   $499,268, $402,800, and $197,566 in
   1998, 1997, and 1996, respectively......   5,282,749   4,907,503   4,813,769
  Prepaid expenses.........................     449,436     325,416     329,367
                                            ----------- ----------- -----------
    Total current assets...................   7,626,933   5,612,292   5,418,797
Property and equipment, net of accumulated
 depreciation of $1,318,167, $1,016,569,
 and $556,524 in 1998, 1997, and 1996,
 respectively..............................   4,511,998   4,932,525   5,149,490
Intangibles, net of accumulated
 amortization of $576,729, $369,970, and
 $134,271 in 1998, 1997, and 1996,
 respectively..............................   2,232,525   3,195,642   2,988,883
Affiliate receivable.......................         --          --      109,204
Deferred rent receivable...................         --       67,770      88,387
Other assets...............................      29,862     131,646     126,273
                                            ----------- ----------- -----------
    Total assets........................... $14,401,318 $13,939,875 $13,881,034
                                            =========== =========== ===========
     LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
  Accounts payable and accrued expenses.... $ 2,681,222 $ 2,442,119 $ 2,054,672
  Current portion of long-term debt........     198,750     417,077     638,710
  Affiliate payable........................     104,149     386,756     792,953
  Short-term notes.........................   1,330,000         --          --
  Prepaid rents............................     199,407     174,508     463,767
  Other liabilities........................     852,000      20,000         --
                                            ----------- ----------- -----------
    Total current liabilities..............   5,365,528   3,440,460   3,949,782
Long-term debt, net of current portion.....   3,832,500   6,805,958   6,400,044
Partners' capital..........................   5,203,290   3,693,457   3,531,208
                                            ----------- ----------- -----------
    Total liabilities and partners'
     capital............................... $14,401,318 $13,939,875 $13,881,034
                                            =========== =========== ===========

                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                  Seven months
                              Year ended December 31,            ended July 31,
                          ----------------------------------  ----------------------
                            1995       1996         1997         1997        1998
                          --------  -----------  -----------  ----------  ----------
                                                                   (unaudited)
Revenue:
  Tower revenues........  $111,999  $ 1,770,597  $ 3,406,579  $1,753,784  $2,212,009
  Consulting revenues...       --    11,735,000   14,912,000   8,997,000   9,368,000
                          --------  -----------  -----------  ----------  ----------
    Total revenues......   111,999   13,505,597   18,318,579  10,750,784  11,580,009
    Direct tower costs..    25,728      760,551    1,176,106     395,719     606,750
    Direct consulting
     costs..............       --     9,321,000   12,298,000   7,039,000   6,955,000
                          --------  -----------  -----------  ----------  ----------
    Total costs.........    25,728   10,081,551   13,474,106   7,434,719   7,561,750
                          --------  -----------  -----------  ----------  ----------
Gross profit............    86,271    3,424,046    4,844,473   3,316,065   4,018,259
General and
 administrative.........    24,639    2,861,724    4,622,807   2,788,638   3,195,262
Depreciation............    33,127      271,576      491,806     268,442     325,466
Amortization............    28,274      114,818      234,752     115,223     206,760
                          --------  -----------  -----------  ----------  ----------
Operating income
 (loss).................       231      175,928     (504,892)    143,762     290,771
Interest income.........       --        96,411          813         697         288
Interest expense........   (73,370)    (328,878)    (518,892)   (206,655)   (403,308)
Other income (expense)..       --        85,718     (126,797)     19,649     (50,000)
                          --------  -----------  -----------  ----------  ----------
Net income (loss).......  $(73,139) $    29,179  $(1,149,768) $  (42,547) $ (162,249)
                          ========  ===========  ===========  ==========  ==========


                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                               General    Limited      Total
                                              Partner's  Partners'   Partners'
                                               Equity      Equity      Equity
                                              ---------  ----------  ----------
Balance at June 23, 1995 (inception)......... $    --    $      --   $      --
Capital Contributions........................    1,000    1,063,000   1,064,000
Syndication/Offering costs...................      --      (144,639)   (144,639)
Net Loss.....................................  (71,288)      (1,851)    (73,139)
                                              --------   ----------  ----------
Balance, December 31, 1995................... $(70,288)  $  916,510  $  846,222
Capital Contributions........................      --     4,937,000   4,937,000
Distributions................................      --      (120,000)   (120,000)
Syndication/Offering costs...................      --      (489,111)   (489,111)
Net Income...................................      291       28,888      29,179
                                              --------   ----------  ----------
Balance at December 31, 1996................. $(69,997)  $5,273,287  $5,203,290
Distributions to partners....................      (65)    (360,000)   (360,065)
Net loss.....................................  (11,498)  (1,138,270) (1,149,768)
                                              --------   ----------  ----------
Balance at December 31, 1997................. $(81,560)  $3,775,017  $3,693,457
Distributions to partners....................      --           --          --
Net loss.....................................   (1,622)    (160,627)   (162,249)
                                              --------   ----------  ----------
Balance at July 31, 1998 (unaudited)......... $(83,182)  $3,614,390  $3,531,208
                                              ========   ==========  ==========



                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   Seven months
                              Year ended December 31,             ended July 31,
                         ------------------------------------  ----------------------
                            1995        1996         1997         1997        1998
                         ----------  -----------  -----------  -----------  ---------
                                                                    (unaudited)
Operating activities
Net loss...............  $  (73,139) $    29,179  $(1,149,768) $   (42,547) $(162,249)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation..........      33,127      271,576      491,806      268,442    325,466
 Amortization..........      28,274      114,818      234,752      115,223    206,760
 Partnership income....         --        11,282          --           --         --
 Changes in operating
  assets and
  liabilities:
 Accounts receivable...     (24,079)  (1,239,017)     352,426     (731,205)    93,734
 Prepaid expenses......      (3,589)     (60,847)     124,020      (48,877)    (3,951)
 Due from affiliates...         --           --           --      (175,742)  (109,204)
 Deferred rent
  receivable...........         --           --       (67,770)         --     (20,617)
 Other assets..........      (1,000)     (26,697)     (93,949)    (111,859)     5,373
 Accounts payable and
  accrued expenses.....      12,964    1,160,667     (246,938)    (296,885)  (387,447)
 Other liabilities.....         --           --      (935,000)    (852,000)   (20,000)
 Prepaid rents.........         --           --        78,101       50,264    288,939
 Due to affiliates.....         --         5,713      305,427      277,744    406,197
 Deferred income.......       9,006     (273,538)         --           --         --
                         ----------  -----------  -----------  -----------  ---------
  Net cash provided by
   (used in) operating
   activities..........     (18,436)      (6,864)    (906,893)  (1,547,442)   623,001
Investing activities
Asset acquisitions, net
 of cash received......  (1,300,000)  (4,255,000)  (1,250,000)  (1,284,568)       --
Purchases of towers,
 buildings and
 equipment.............    (103,357)    (573,970)    (871,847)    (195,980)  (542,432)
Investment in
 partnerships..........         --    (3,558,491)         --           --         --
Accounts payable for
 purchase..............         --        61,402          --           --         --
Acquisition and closing
 costs.................     (33,933)    (562,461)         --           --         --
Proceeds from sale of
 assets................         --           --        11,645          --         --
                         ----------  -----------  -----------  -----------  ---------
  Net cash (used in)
   investing
   activities..........  (1,437,290)  (8,888,520)  (2,110,202)  (1,480,548)  (542,432)
Financing activities
Proceeds from notes
 payable...............     750,000    5,130,000    3,374,973    2,876,293        --
Payments on notes
 payable...............         --      (518,750)  (1,513,188)     (76,250)  (184,281)
Payment of short-term
 notes.................         --           --           --    (1,330,000)       --
Capital contribution--
 general partner.......     801,000    1,325,100          --           --         --
Capital returned to
 general partner.......    (800,000)         --           --           --         --
Capital contributions--
 limited partners......   1,063,000    4,937,010          --           --         --
Distributions to
 partners..............         --      (120,000)    (360,065)    (240,024)       --
Receivables from
 related parties.......     (42,678)      42,568          --           --         --
Amount payable to
 escrow................     100,000     (100,000)         --           --         --
Syndication/offering
 costs.................     (43,877)    (582,148)         --           --         --
Effects of exchange
 rates.................         --        40,000          --        21,797        --
Financing costs........    (121,606)     (35,761)         --           --         --
                         ----------  -----------  -----------  -----------  ---------
  Net cash provided by
   financing
   activities..........   1,705,839   10,118,019    1,501,720    1,251,816   (184,281)
Net increase (decrease)
 in cash...............     250,113    1,222,635   (1,515,375)  (1,776,174)  (103,712)
Cash at beginning of
 period................         --       672,113    1,894,748    1,894,748    379,373
                         ----------  -----------  -----------  -----------  ---------
Cash at end of period..  $  250,113  $ 1,894,748  $   379,373  $   118,574  $ 275,661
                         ==========  ===========  ===========  ===========  =========
Supplemental cash flow
 information
Cash paid for
 interest..............  $   73,789  $   296,881  $   518,892  $   206,655  $ 403,308
                         ==========  ===========  ===========  ===========  =========

                            See accompanying notes.

                        TELECOM TOWERS MID-ATLANTIC, LP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      December 31, 1997 and July 31, 1998
    (Information as of and for the period ended July 31, 1998 is unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Description of Business

Telecom Towers Mid-Atlantic, LP (the "Partnership" or "Mid-Atlantic"), is a South Carolina limited partnership. The general partner is TeleCom Towers, L.L.C., which owns a one percent (1%) interest in the Partnership. The Partnership is a general partner in both RFM Facilities Management, LP ("RFM") and RCC Holdings, LP ("RCC Holdings"). The consolidated financial statements of the Partnership include the accounts of RFM and RCC Holdings. The Partnership holds a 99.99% interest in each. RCC Holdings has no operations of its own and was formed as the holding company for RCC Consultants, Inc. ("RCC"), a wholly-owned subsidiary of RCC Holdings. RCC provides wireless communications consulting services to public and private sector communication systems operators.

The Partnership shall continue in full force and effect until December 31, 2020, unless the Partnership is sooner dissolved by the occurrence of certain events as specified in the Partnership Agreement.

Mid-Atlantic owns and manages telecommunication tower sites in South Carolina, Ohio, West Virginia, Kentucky, and Kansas. RFM owns and manages telecommunications sites in various states. Both entities license space on towers and roof-top sites to customers for a fee under contracts that extend for more than one year.

The liability of each partner shall be limited to the amount of capital contributions required to be made by such partner in accordance with the provisions of the Partnership agreement. The general partner is responsible for the liabilities of the Partnership beyond the capital contributed by the limited partners.

Distributions to partners are made in accordance with the partners' percentage interest at the time of such distribution until certain capital contributions are repaid and a cumulative annual return is paid to the partners. Profits and losses are allocated to the partners based on the partners' percentage interest as adjusted per the preceding paragraph.

Acquisitions

On June 23, 1995, the Partnership acquired the assets of the Towers Division of The Communications Group. The purchase method was used to account for the acquisition, and the purchase price was allocated as follows:

   Escrowed funds................................................... $   75,000
   Property and equipment...........................................    690,000
   Non-compete agreement............................................      5,000
   Goodwill.........................................................    530,000
                                                                     ----------
                                                                     $1,300,000
                                                                     ==========

Subsequent to the purchase date, the escrowed funds of $75,000 were released to the seller and have been classified as goodwill.

                        TELECOM TOWERS MID-ATLANTIC, LP

During 1996, the Partnership acquired, in three separate transactions, certain assets of RAM Technologies, Inc., Advantage Communications, Inc., and Tower Communications, Inc. The purchase method was used to account for the acquisitions, and the purchase prices were allocated as follows:

                                                   Advantage         Tower
                                       RAM      Communications, Communications,
                                   Technologies      Inc.            Inc.
                                   ------------ --------------- ---------------
   Land...........................  $    7,000     $    --        $  100,000
   Property and equipment.........   1,250,000      102,500          600,000
   Goodwill.......................     243,000       72,500          880,000
                                    ----------     --------       ----------
                                    $1,500,000     $175,000       $1,580,000
                                    ==========     ========       ==========

In addition to the acquisition, a 5-year maintenance and consulting agreement was entered into with Advantage Communications, Inc. Terms are $1,000 per month with an annual review of the fee.

The Partnership acquired, through various transactions, the following tangible and intangible assets during the year 1997. Intangible assets primarily include goodwill, organization costs, non-compete and consulting agreements, and acquisition and loan costs. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

   Land.............................................................. $   50,000
   Buildings.........................................................     15,000
   Towers............................................................    170,000
   Intangibles.......................................................  1,015,000
                                                                      ----------
                                                                      $1,250,000
                                                                      ==========

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Partnership operates telecommunications transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable is limited due to the large number of customers in the Partnership's customer base. The Partnership maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The consolidated financial statements as of July 31, 1998 and for the seven months ended July 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Reclassifications

Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

                        TELECOM TOWERS MID-ATLANTIC, LP

Significant Accounting Policies

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the seven months ended July 31, 1998, the Partnership had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses are recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenues are recognized ratably over time. Consulting revenues are recognized when services are performed.

Deferred revenue represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time.

Property and Equipment

Property and equipment are stated at cost. Major renewals and improvements, which extend the useful lives of the assets are capitalized and maintenance and repairs are charged to expense as incurred. The cost and accumulated depreciation related to asset disposals are removed from the accounts and the resulting gain or loss is included in the results from operations. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings, 39 years; towers, 20 years; equipment, 7 years.

                        TELECOM TOWERS MID-ATLANTIC, LP

The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997, all fixed assets were held for use and the Partnership does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete and consulting agreements, organization costs, goodwill, and acquisition and loan costs. Such assets are being amortized using the straight line method over their estimated useful lives not to exceed fifteen years.

Financing Costs

Costs incurred in obtaining debt financing have been capitalized and are being amortized over the lives of the respective loans.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

Income Taxes

No provision has been made for federal and state income taxes since the Partnership's profits and losses are reported by the individual partners on their respective income tax returns. RCC is a corporation which provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." As of December 31, 1997, RCC had federal net operating loss carryforwards of approximately $5,600,000, which may be subject to annual limitations due to the change in ownership of RCC that occurred in 1996. A valuation allowance has been established against the related net deferred tax asset.

Cash

For purposes of the statement of cash flows, cash consists of cash in bank.

Syndication/Offering Costs

The costs incurred in offering and issuing the limited partner interests in the Partnership have been deducted from partners' capital.

                        TELECOM TOWERS MID-ATLANTIC, LP

2. ACCOUNTS RECEIVABLE

Mid-Atlantic and RFM accounts receivable balances as of December 31, 1996, and 1997, and July 31, 1998 (unaudited) were primarily for tower sites licensing agreements. RCC accounts receivable balances as of December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively, consisted primarily of amounts billed and unbilled to customers under time and material and site type contracts as follows:

                                                December 31,
                                            ----------------------   July 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (unaudited)
   Billed accounts receivable.............. $3,828,315  $4,002,303  $3,775,037
   Unbilled accounts receivable............  1,652,000   1,308,000   1,538,000
                                            ----------  ----------  ----------
                                             5,480,315   5,310,303   5,313,037
   Allowance for doubtful accounts.........   (197,566)   (402,800)   (499,268)
                                            ----------  ----------  ----------
   Net accounts receivable................. $5,282,749  $4,907,503  $4,813,769
                                            ==========  ==========  ==========

3. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following at December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively:

                                               December 31,
                                          -----------------------   July 31,
                                             1996        1997         1998
                                          ----------  -----------  -----------
                                                                   (unaudited)
   Land.................................. $  476,511  $   528,077  $   528,078
   Buildings.............................    622,447      720,242      721,532
   Towers................................  3,081,895    3,435,975    3,501,107
   Equipment, furniture, and fixtures....    887,669    1,264,800    1,716,940
                                          ----------  -----------  -----------
                                           5,068,522    5,949,094    6,467,657
   Accumulated depreciation..............   (556,524)  (1,016,569)  (1,318,167)
                                          ----------  -----------  -----------
   Property and equipment, net........... $4,511,998  $ 4,932,525  $ 5,149,490
                                          ==========  ===========  ===========

                        TELECOM TOWERS MID-ATLANTIC, LP

4. INTANGIBLE ASSETS

Intangible assets consisted of the following at December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively:

                                                December 31,
                                            ----------------------   July 31,
                                               1996        1997        1998
                                            ----------  ----------  -----------
                                                                    (unaudited)
   Goodwill...............................  $1,919,056  $2,887,727  $2,887,727
   Acquisition and loan costs.............     442,740     577,885     577,885
   Non-compete and consulting agreements..       5,000     100,000     100,000
                                            ----------  ----------  ----------
                                             2,366,796   3,565,612   3,565,612
   Accumulated amortization...............    (134,271)   (369,970)   (576,729)
                                            ----------  ----------  ----------
   Net Intangibles........................  $2,232,525  $3,195,642  $2,988,883
                                            ==========  ==========  ==========

These intangibles resulted from various acquisitions of towers made by the Partnership. Goodwill is being amortized on a straight-line basis over fifteen years while organization costs are amortized over five years on a straight-line basis. Non-compete agreements are being amortized on the straight-line method over the terms of the agreements, ranging from five to fifteen years. Loan costs are being amortized over the life of the respective loan.

5. LONG-TERM DEBT

The Partnership's General Partner, TeleCom Towers, L.L.C., has entered into a Master Credit Facility Agreement. The agreement establishes a credit facility consisting of a line of credit arrangement pursuant to which entities controlled by the General Partner, including the Partnership, can borrow up to an aggregate of $28,000,000 from the Line of Credit Commitment for a limited period of time on a senior secured basis. The notes payable incurred by the Partnership are provided through a separate, but related, Credit Facility Agreement with the lender. The agreements provide for a Line of Credit Draw Fee of 0.75% of advances under the agreements in addition to other fees to be paid in immediately available funds on the settlement date. The Partnership incurred approximately $121,000 and $0 in draw fees during the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited), respectively. The agreements also contain a provision for a Line of Credit Facility Fee at the rate of 0.25% per annum on the average unborrowed portion of the Line of Credit Commitment. These fees are paid on a proportionate basis by the various entities utilizing the line of credit. The Partnership incurred $1,917 and $1,189 in credit facility fees during the year ended December 31, 1997 and the seven months ended July 31, 1998 (unaudited), respectively.

The notes payable mature in annual installments of 75% of excess cash flows or in accordance with the Cash Management Agreement between borrower and lender. Interest is payable quarterly in arrears on the last business day of each fiscal quarter. The interest rate is equal to the sum of the applicable Rate Index plus the applicable Rate Margin. The Rate Index will be either the prime rate or the adjusted LIBO (London Interbank Offered) Rate and the Rate Margin will be based on the leverage ratio (using borrower's most recently delivered quarterly financial statements acceptable to lender) of borrower's funded debt as of the last day of the fiscal quarter to the borrower's operating cash flow. The notes are secured by all funds, balances or other property of the Partnership.

RCC has obtained a separate secured line of credit in the amount of $3,000,000. The line has a term of three years with interest at prime plus 3%. The line is secured by the domestic accounts receivable of RCC. RCC is subject to an early termination fee under the agreement whereby the lender is entitled to a percentage of the total line based on the time of termination.

                        TELECOM TOWERS MID-ATLANTIC, LP

Balances at December 31, 1996, and 1997, and July 31, 1998 (unaudited), respectively, were as follows:

                                                December 31,
                                Interest    ----------------------   July 31,
   Due date:                      Rate:        1996        1997        1998
   ---------                  ------------- ----------  ----------  -----------
                                                                    (unaudited)
   April 2000................ Prime plus 3% $      --   $1,112,000  $1,166,000
   April 2002................         9.25%        --    2,400,938   2,247,031
   June 2002.................         9.25%    731,250     676,875     641,250
   March 2003................         9.25%    800,000     770,250     721,500
   April 2003................         9.00%  2,500,000         --          --
   July 2004.................         9.25%        --    2,262,972   2,262,973
                                            ----------  ----------  ----------
                                             4,031,250   7,223,035   7,038,754
   Less current maturities...                 (198,750)   (417,077)   (638,710)
                                            ----------  ----------  ----------
     Long-term portion.......               $3,832,500  $6,805,958  $6,400,044
                                            ==========  ==========  ==========

The approximate maturities of the notes payable for the five years subsequent to December 31, 1997, are as follows:

   Year                                                                 Amount
   ----                                                               ----------
   1998.............................................................. $  417,077
   1999..............................................................    767,061
   2000..............................................................  2,262,835
   2001..............................................................  1,415,002
   2002..............................................................  1,363,232
   Thereafter........................................................    997,828
                                                                      ----------
     Total........................................................... $7,223,035
                                                                      ==========

6. DESCRIPTION OF LEASING ARRANGEMENTS

Mid-Atlantic and RFM license space for communication systems on their towers to customers under noncancellable agreements requiring monthly, quarterly or annual payments over various terms. Certain of the agreements contain various options. At December 31, 1997, future minimum license agreement receipts were as follows:

   Year
   ----
   December 31, 1998................................................. $2,601,906
   December 31, 1999.................................................  1,973,959
   December 31, 2000.................................................  1,544,165
   December 31, 2001.................................................  1,114,167
   December 31, 2002.................................................    521,787
   Thereafter........................................................    506,358
                                                                      ----------
     Total........................................................... $8,262,342
                                                                      ==========

7. COMMITMENTS

Mid-Atlantic and RFM are committed to various land leases for tower sites. RCC is obligated under operating leases for office space and equipment. Land lease expense for the years ended December 31, 1996, and 1997, and for the seven months ended July 31, 1998 (unaudited) was $139,258, $239,697, and $149,262, respectively.

                        TELECOM TOWERS MID-ATLANTIC, LP

Rental expense for the office space and equipment for the years ended December 31, 1996, and 1997, and for the seven months ended July 31, 1998 (unaudited) totaled approximately $489,000, $891,665, and $525,000, respectively. At December 31, 1997, future minimum lease payments were as follows:

   Year
   ----
   December 31, 1998................................................. $  907,774
   December 31, 1999.................................................    825,179
   December 31, 2000.................................................    798,752
   December 31, 2001.................................................    686,029
   December 31, 2002.................................................    520,992
   Thereafter........................................................    771,533
                                                                      ----------
     Total........................................................... $4,510,259
                                                                      ==========

8. RELATED PARTIES

In the normal course of business, the Partnership advances and receives funds to and from affiliated parties for certain shared expenses. Amounts are repaid on a regular and timely basis. The Partnership had a payable to these affiliates at December 31, 1996, 1997, and July 31, 1998 (unaudited) of $104,149, $36,758, and $792,953, respectively.

The Partnership, in accordance with its limited partnership agreement, is obligated to pay the general partner a management fee equal to 8.5% of the gross monthly revenues. The management fee expense recognized for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998, was $9,463, $150,319, $269,786, and $188,204, respectively. The
Partnership is also obligated to pay a 3% acquisition fee on all capital funds invested in towers and related real estate and other assets, as well as up to 4% of gross monthly revenue, to the general partner for reimbursement of certain general partner expenses. Acquisition fees are capitalized as incurred by the Partnership. No acquisition fees were incurred or capitalized during 1997. Expense reimbursement fees for the years ended December 31, 1995, 1996, and 1997, and for the seven months ended July 31, 1998 (unaudited) totaled $5,510, $27,759, $76,357, and $88,570, respectively.

9. EQUITY PROGRAM DESCRIPTION

In 1996 RCC Holdings and RFM established an equity participation program ("Equity Program") for the employees of RCC. At the time this Equity Program was established, RCC was wholly owned by RCC Holdings, and RFM was affiliated with RCC Holdings. The Partnership and TeleCom Towers, Inc., a Texas corporation ("TTI"), were the general partners of RFM. The objective of the Equity Program is to reward employees for the success of RCC Holdings and RFM as if they were owners of the Partnership. The Equity Program generally provides that each employee will receive a designated percentage (as set forth in the award agreement) of amounts distributed to TTI from the proceeds of RCC Holdings and RFM. Employee-participants vest their benefits over a period of five years of service with RCC, beginning after May 1, 1996; however, participants will be 100% vested upon death or permanent disability. All payments are to be made out of the general assets of either RCC Holdings or RFM.

An event which would trigger the Partnership's obligations under the Equity Program has not occurred, and no such event is presently anticipated or contemplated. Therefore, the Partnership has not recorded a charge for the Equity Program.

                        TELECOM TOWERS MID-ATLANTIC, LP

10. SUBSEQUENT EVENT (unaudited)

Effective August 3, 1998, the limited partners of the Partnership consummated a merger of the Partnership into TeleCom Towers, L.L.C. which is the general partner of the Partnership. The limited partners of the Partnership received as merger consideration either cash or Class A Units of TeleCom Towers, L.L.C. in exchange for their interest in the Partnership which was then liquidated.

                          INDEPENDENT AUDITORS' REPORT

Telecom Towers of the West
(A Division of TeleCom Towers, Inc.)

We have audited the accompanying balance sheet of Telecom Towers of the West (a division of TeleCom Towers, Inc.) as of December 31, 1996, and the related statements of income, divisional equity, and cash flows for the period from inception (August 1, 1996) to December 31, 1996. These financial statements are the responsibility of the division's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TeleCom Towers of the West (a division of TeleCom Towers, Inc.) as of December 31, 1996, and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.

Gollob, Morgan, Peddy & Co., P.C.

Tyler, Texas
March 18, 1997

                         REPORT OF INDEPENDENT AUDITORS

Partners
Telecom Towers of the West, LP

We have audited the accompanying consolidated balance sheet of Telecom Towers of the West, LP as of December 31, 1997, and the related statements of operations, partners' capital, and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Telecom Towers of the West, LP at December 31, 1997, and the results of its operations and its cash flows for the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Vienna, Virginia
March 19, 1998

                         TELECOM TOWERS OF THE WEST, LP

                          CONSOLIDATED BALANCE SHEETS

                                                 December 31,
                                            -----------------------  July 31,
                                               1996        1997        1998
                                            ----------  ----------- -----------
                                                                    (unaudited)
                  ASSETS
Current assets:
  Cash..................................... $  202,451  $   425,791 $   605,040
  Accounts receivable, net of allowance of
   $35,195, $15,000, and $0 in 1998, 1997,
   and 1996, respectively..................      8,285      255,975     195,377
  Prepaid expenses.........................      9,254       33,073      44,205
                                            ----------  ----------- -----------
    Total current assets...................    219,990      714,839     844,622
Property and equipment, net of accumulated
 depreciation of $1,029,180, $743,916, and
 $19,359 in 1998, 1997, and 1996,
 respectively..............................    545,155    4,700,217   4,670,462
Intangibles, net of accumulated
 amortization of $1,728,297, $939,261, and
 $45,825 in 1998, 1997, and 1996,
 respectively..............................  1,900,339   17,665,725  16,677,854
Investment in joint venture................        --     1,520,475   1,645,236
Escrow deposits............................    401,500      550,000     750,000
Advance to Prime Building Top..............  1,302,000          --          --
Deferred acquisition costs.................     25,814          --          --
Deferred rent receivable...................        --       119,054     199,198
Other assets...............................      4,670       10,877      63,946
                                            ----------  ----------- -----------
    Total assets........................... $4,399,468  $25,281,187 $24,851,318
                                            ==========  =========== ===========
      LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.... $  111,119  $    62,663 $   460,597
  Current portion of long-term debt........     32,500      204,644     643,576
  Other liabilities........................        --        16,965         --
  Due to related entities..................     33,787      415,717         --
  Prepaid rents............................        --       215,386         --
  Deferred income..........................     12,608          --      360,756
  Advance from TeleCom Towers, Inc.........  1,302,000          --          --
  Bridge loan--TeleCom Towers, Inc.........  1,900,000          --          --
                                            ----------  ----------- -----------
    Total current liabilities..............  3,392,014      915,375   1,464,929
Long-term debt, net of current portion.....  1,267,500   10,950,632  10,862,950
Partners' capital..........................   (260,046)  13,415,180  12,523,439
                                            ----------  ----------- -----------
    Total liabilities and partners'
     capital............................... $4,399,468  $25,281,187 $24,851,318
                                            ==========  =========== ===========

                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             Period from
                           August 31, 1996                   Seven months
                           (inception) to   Year ended      ended July 31,
                            December 31,   December 31,  ---------------------
                                1996           1997        1997        1998
                           --------------- ------------  ---------  ----------
                                                             (unaudited)
Total revenues...........     $ 141,458    $ 2,168,693   $ 781,190  $1,961,682
Direct tower costs.......        24,958        372,964      85,223     364,032
                              ---------    -----------   ---------  ----------
Gross profit.............       116,500      1,795,729     695,967   1,597,650
General and administra-
 tive....................        21,014        561,233     272,949     495,936
Depreciation.............        19,359        320,729     128,915     285,264
Amortization.............        45,825        893,436     194,106     789,036
                              ---------    -----------   ---------  ----------
Operating income.........        30,302         20,331      99,997      27,414
Interest income..........           --          55,065     167,413      15,328
Interest expense.........      (154,916)      (693,161)   (226,031)   (611,244)
Partnership share of loss
 in joint venture........           --        (531,525)        --     (323,239)
                              ---------    -----------   ---------  ----------
Net loss.................     $(124,614)   $(1,149,290)  $  41,379  $ (891,741)
                              =========    ===========   =========  ==========



                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL

                                           General     Limited        Total
                                          Partner's   Partners'     Partners'
                                         Equity (1%) Equity (99%)    Capital
                                         ----------- ------------  -----------
Balance at August 1, 1996 (inception)...  $     --   $       --    $       --
Syndication and offering costs..........        --      (135,432)     (135,432)
Net loss................................   (124,614)         --       (124,614)
                                          ---------  -----------   -----------
Balance at December 31, 1996............  $(124,614) $  (135,432)  $  (260,046)
Capital contributions...................        --    16,338,000    16,338,000
Syndication and offering costs..........        --    (1,513,484)   (1,513,484)
Net loss................................    (11,493)  (1,137,797)   (1,149,290)
                                          ---------  -----------   -----------
Balance at December 31, 1997............  $(136,107) $13,551,287   $13,415,180
Capital contributions...................        --           --            --
Syndication and offering costs..........        --           --            --
Net loss................................     (8,917)    (882,824)     (891,741)
                                          ---------  -----------   -----------
Balance at July 31, 1998 (unaudited)....  $(145,024) $12,668,463   $12,523,439
                                          =========  ===========   ===========




                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             Period from
                           August 31, 1996                    Seven months
                           (inception) to   Year ended       ended July 31,
                            December 31,   December 31,  -----------------------
                                1996           1997          1997        1998
                           --------------- ------------  ------------  ---------
                                                              (unaudited)
Operating activities
Net loss.................    $ (124,614)   $(1,149,290)  $     41,379  $(891,741)
Adjustments to reconcile
 net loss to net cash
 used in operating
 activities:
 Depreciation............        19,359        320,729        128,915    285,264
 Amortization............        45,825        893,436        194,106    789,036
 Partnership loss........           --         531,525            --     323,239
Changes in operating
 assets and liabilities:
 Accounts receivable.....        (8,285)      (307,170)      (415,220)    60,598
 Prepaid expenses........        (9,254)       (30,835)       (14,794)   (11,132)
 Escrow deposits.........        (1,500)      (148,500)      (369,611)  (200,000)
 Other assets............        (4,670)        (6,207)      (308,818)  (133,213)
 Accounts payable and
  accrued liabilities....         7,667       (121,565)       307,561    397,934
 Due to related
  entities...............        16,734     (2,820,070)       (33,787)  (415,717)
 Prepaid rents...........           --          88,064        495,790    145,370
 Other liabilities.......           --          16,965            --     (16,965)
 Deferred income.........        12,608            --             --         --
                             ----------    -----------   ------------  ---------
 Net cash (used in)
  operating activities...       (46,130)    (2,732,918)        25,521    332,673
Investing activities
Asset acquisitions, net
 of cash received........    (2,755,431)   (12,851,347)   (10,329,590)   198,835
Net assets acquired, net
 of cash received........                   (5,874,798)           --         --
Purchases of property and
 equipment...............          (526)    (2,247,389)    (5,094,542)  (255,509)
Contributions to
 investments in joint
 ventures................                     (750,000)    (1,802,600)  (448,000)
Due to related parties...         9,553            --             --         --
Acquisition costs........      (123,221)           --             --         --
Deferred acquisition
 costs...................       (25,814)           --          25,814        --
Acquisition costs
 accrued.................        24,187            --             --         --
                             ----------    -----------   ------------  ---------
 Net cash used in
  investing activities...    (2,871,252)   (21,723,534)   (17,200,318)  (504,674)
Financing activities
Proceeds from debt.......     3,200,000      9,871,526      2,966,875    400,000
Payments on debt.........           --         (16,250)       (16,250)   (48,750)
Contributions from
 limited partners........           --      16,338,000     16,085,251        --
Advance to Prime Building
 Top.....................    (1,302,000)           --      (1,302,000)       --
Advance from TeleCom
 Towers, Inc.............     1,302,000            --       1,302,000        --
Deferred
 syndication/offering
 costs...................      (135,432)           --             --         --
Syndication and offering
 costs...................        79,265     (1,513,484)    (1,258,310)       --
Financing costs..........       (31,500)           --             --         --
Due to related parties...         7,500            --             --         --
                             ----------    -----------   ------------  ---------
 Net cash provided by
  financing activities...     3,119,833     24,679,792     17,777,366    351,250
Net increase in cash.....       202,451        223,340        602,569    179,249
Cash at beginning of
 period..................           --         202,451        202,451    425,791
                             ----------    -----------   ------------  ---------
Cash at end of period....    $  202,451    $   425,791   $    805,020  $ 605,040
                             ==========    ===========   ============  =========
Supplemental cash flow
 information
Cash paid for interest...    $  154,916    $   693,161   $    226,031  $ 611,244
                             ==========    ===========   ============  =========

                            See accompanying notes.

                         TELECOM TOWERS OF THE WEST, LP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      December 31, 1997 and July 31, 1998
    (Information as of and for the period ended July 31, 1998 is unaudited)

1. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Description of Business

TeleCom Towers of the West Limited Partnership (the Partnership), a Texas limited partnership, operates in the communications industry. The Partnership operates tower sites in various states, primarily New York, California, Arkansas and northern Louisiana. The Partnership shall continue in full force and effect until December 31, 2020, unless the Partnership is sooner dissolved by the occurrence of certain events as specified in the Partnership Agreement.

Distributions to partners are made in accordance with the partners' percentage interests at the time of such distribution until certain capital contributions are repaid and a cumulative annual return is paid to the partners. Profits and losses are allocated to the partners based on the partners' percentage interests as adjusted per the preceding paragraph.

The liability of each partner shall be limited to the amount of capital contributions required to be made by such partner in accordance with the provisions of the Partnership Agreement. The general partner is responsible for the liabilities of the Partnership beyond the capital contributed by the limited partners.

The consolidated financial statements include the accounts of Signal Tower Company, Inc., (Signal), a wholly-owned subsidiary, acquired in March 1997.

Acquisitions

On August 1, 1996, the Partnership acquired tower assets of TOF, Inc., Travis Carroll, Inc., and Sedricks, Inc. in a single transaction. The purchase method was used to account for the acquisition, and the purchase price was allocated as follows:

   Property and equipment........................................... $  659,740
   Goodwill and intangibles.........................................  2,096,260
                                                                     ----------
                                                                     $2,756,000
                                                                     ==========

As part of the acquisition, $400,000 of the purchase price has been placed in a contingent escrow account. Pursuant to an agreement with the sellers, if certain revenue increases are realized within one year of the acquisition date, the amount in the contingent escrow account will be paid to the sellers. If the revenue increases are not realized, the amount to be paid to the sellers will be determined by a formula in the agreement. Any remaining balance would then be returned to the Partnership.

A one-year maintenance and consulting agreement in the amount of $16,560 was also entered into with an entity related to the sellers.

The Partnership acquired, through various transactions, the following tangible and intangible assets during the year 1997. Intangible assets primarily include goodwill, organization costs, non-compete and consulting agreements, and acquisition and loan costs. The purchase method was used to account for the acquisitions. The purchase prices were allocated, in total, as follows:

                         TELECOM TOWERS OF THE WEST, LP

   Land............................................................. $   526,000
   Buildings........................................................     501,000
   Towers...........................................................   2,915,000
   Intangibles......................................................   8,909,347
                                                                     -----------
                                                                     $12,851,347
                                                                     ===========

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and the accompanying notes. Actual results could differ from those estimates.

Credit Risk

The Partnership operates tower transmission sites in various states and grants credit to its customers in the normal course of business and normally does not require collateral. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers in the Partnership's customer base. The Partnership maintains an allowance for doubtful accounts based upon the expected collectibility of individual accounts receivable.

Unaudited Interim Statements

The consolidated financial statements as of July 31, 1998 and for the seven months ended July 31, 1998 and 1997 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal recurring nature.

Reclassifications

Certain amounts in the 1995 and 1996 financial statements have been reclassified to conform with the 1997 presentation.

Significant Accounting Policies

Recent Pronouncements

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Comprehensive Income", which is required to be adopted for the year ended December 31, 1998. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in the financial statements and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the Statements of Stockholders' Deficit. The implementation of SFAS 130, "Comprehensive Income", information on the financial statements is not expected to be material. For all periods presented, including the seven months ended July 31, 1998, the Partnership had no items of comprehensive income and, accordingly, the Statement does not apply.

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information", which is required to be adopted for the year ended December 31, 1998. SFAS 131 changes the way public companies report segment information in annual financial statements and also requires those companies to report selected

                         TELECOM TOWERS OF THE WEST, LP
segment information in interim financial reports to stockholders. The disclosure for segment information on the financial statements is not expected to be material.

In April 1998, the AICPA issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities. This Statement of Position (SOP) provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. This SOP applies to all non-governmental entities and is effective for financial statements for fiscal years beginning after December 15, 1998. Initial application of this SOP should be reported as the cumulative effect of a change in accounting principle. When adopting this SOP, entities are not required to report the pro forma effects of retroactive application. The effect of adopting SOP 98-5 is not expected to have a material effect on the financial statements.

Revenue Recognition

Owned site revenue is recognized on a straight-line basis over the initial term of the license agreement. The excess of rents accrued over amounts contractually due pursuant to the underlying licenses is recorded as deferred rent receivable on the accompanying balance sheet. Certain license agreements provide for reimbursement of electric charges and rent increases tied to increases in, among other factors, the consumer price index. Managed tower site revenue is recognized ratably over time.

Deferred revenue represents prepayments of charges by certain customers for space on the communication towers. The income is recognized as revenue in subsequent periods ratably over time.

Property and Equipment

Property and equipment are stated at cost. Depreciation of towers is computed using the double declining balance method. The straight-line method is used for equipment and buildings. Estimated useful lives are as follows: buildings, 39 years; towers, 20 years; equipment, 7 years.

The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. Based on management's estimation process, no impairment losses were recorded as of December 31, 1997. As of December 31, 1997, all fixed assets were held for use and the Partnership does not plan to dispose of any such assets.

Intangible Assets

Intangible assets are stated at cost. Intangible assets consist of non-compete agreements, organization costs and goodwill. Such assets are being amortized using the straight line-method over their estimated useful lives not to exceed fifteen years.

                         TELECOM TOWERS OF THE WEST, LP

Escrow Deposits

The Partnership has deposits in escrow with various escrow agents for asset purchase transactions in progress at December 31, 1997. Depending on the outcome of the related negotiations amounts will either be reclassified as part of the purchase price, expensed to general and administrative expenses as site investigation costs, or reclassified into cash.

Financing Costs

Costs incurred in obtaining debt financing have been capitalized and are being amortized over the life of the respective loans.

Operating Expenses

Operating expenses include land lease expense, insurance expense, repairs and maintenance expense, real estate and personal property taxes, utilities, and bad debt expense.

Income Taxes

No provision has been made for federal and state income taxes since the Partnership's profits, losses, deductions and credits are reported by the individual partners on their respective income tax returns. Signal is a corporation which provides for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

2. PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 1996 and 1997, and July 31, 1998 (unaudited), respectively:

                                                 December 31,
                                              --------------------   July 31,
                                                1996       1997        1998
                                              --------  ----------  -----------
                                                                    (unaudited)
   Land...................................... $    --   $  549,399  $  549,399
   Buildings.................................  133,860     643,181     644,825
   Towers....................................  430,128   4,045,323   4,242,346
   Equipment, furniture, and fixtures........      526     206,230     263,072
                                              --------  ----------  ----------
                                               564,514   5,444,133   5,699,642
   Accumulated depreciation..................  (19,359)   (743,916) (1,029,180)
                                              --------  ----------  ----------
   Property and equipment, net............... $545,155  $4,700,217  $4,670,462
                                              ========  ==========  ==========

3. INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 1996 and 1997, and July 31, 1998 (unaudited), respectively:

                                              December 31,
                                         -----------------------   July 31,
                                            1996        1997         1998
                                         ----------  -----------  -----------
                                                                  (unaudited)
   Goodwill............................. $1,291,443  $16,392,223  $15,991,475
   Acquisition and loan costs...........    154,721    1,857,763    1,859,676
   Non-compete and consulting agree-
    ments...............................        --       355,000      555,000
   Ground leases........................    500,000          --           --
                                         ----------  -----------  -----------
                                          1,946,164   18,604,986   18,406,151
   Accumulated amortization.............    (45,825)    (939,261)  (1,728,297)
                                         ----------  -----------  -----------
   Net intangibles...................... $1,900,339  $17,665,725  $16,677,854
                                         ==========  ===========  ===========

                         TELECOM TOWERS OF THE WEST, LP

These intangibles result from various acquisitions of towers made by the Partnership. Goodwill is being amortized on a straight-line basis over fifteen years while organization costs are amortized over five years on a straight-line basis. Non-compete agreements are being amortized on the straight-line method over the terms of the agreements, ranging from five to fifteen years. Acquisition costs are being amortized over fifteen years. Loan costs are being amortized over the life of the respective loan.

4. LONG-TERM DEBT

The Partnership's General Partner, TeleCom Towers, L.L.C., has entered into a Master Credit Facility Agreement. The agreement establishes a credit facility consisting of a line of credit arrangement pursuant to which entities controlled by the General Partner, including the Partnership, can borrow up to an aggregate of $28,000,000 from the Line of Credit Commitment for a limited period of time on a senior secured basis. The notes payable incurred by the Partnership are provided through a separate, but related, Credit Facility Agreement with the lender. The agreements provide for a Line of Credit Draw Fee of 0.75% of advances under the agreements in addition to other fees to be paid in immediately available funds on the settlement date. The Partnership incurred approximately $270,000 in such fees during 1997. The agreements also contain a provision for a Line of Credit Facility Fee at the rate of one quarter of one percent (0.25%) per annum on the average unborrowed portion of the Line of Credit Commitment. These fees are paid on a proportionate basis by the various entities utilizing the line of credit. The Partnership incurred $7,967 in credit facility fees during 1997.

The notes payable mature in annual installments of 75% of excess cash flows or in accordance with the Cash Management Agreement between borrower and lender. Interest is payable quarterly in arrears on the last business day of each fiscal quarter. The interest rate is equal to the sum of the applicable Rate Index plus the applicable Rate Margin. The Rate Index will be either the prime rate or the adjusted LIBO (London Interbank Offered) Rate and the Rate Margin will be based on the leverage ratio (using borrower's most recently delivered quarterly financial statements acceptable to lender) of borrower's funded debt as of the last day of the fiscal quarter to the borrower's operating cash flow. The notes are secured by all funds, balances or other property of the Partnership. Balances at December 31, 1997, are as follows:

                                             Interest December 31,   July 31,
   Due date                                    Rate       1997         1998
   --------                                  -------- ------------  -----------
                                                                    (unaudited)
   July 2004................................   9.125% $ 9,871,526   $ 9,871,526
   July 2003................................   9.125%   1,283,750     1,235,000
   July 2004................................  9.1875%         --        400,000
                                                      -----------   -----------
                                                       11,155,276    11,506,526
   Less current maturities..................             (204,644)     (643,576)
                                                      -----------   -----------
   Long-term portion........................          $10,950,632   $10,862,950
                                                      ===========   ===========

The approximate maturities of the notes payable for the five years subsequent to December 31, 1997, are as follows:

       Year                                                            Amount
       ----                                                          -----------
       1998......................................................... $   204,644
       1999.........................................................     763,220
       2000.........................................................   1,329,921
       2001.........................................................   1,958,319
       2002.........................................................   2,521,717
       Thereafter...................................................   4,377,455
                                                                     -----------
         Total...................................................... $11,155,276
                                                                     ===========

                         TELECOM TOWERS OF THE WEST, LP

5. DESCRIPTION OF LEASING ARRANGEMENTS

The Partnership licenses space for communication systems on its towers to customers under noncancellable agreements requiring monthly, quarterly or annual payments over various terms. Some of the agreements contain various options. At December 31, 1997, future minimum license agreement receipts were as follows:

       Year                                                            Amount
       ----                                                          -----------
       December 31, 1998............................................ $ 2,513,811
       December 31, 1999............................................   2,307,355
       December 31, 2000............................................   1,900,124
       December 31, 2001............................................   1,520,525
       December 31, 2002............................................     929,789
       Thereafter...................................................   4,524,635
                                                                     -----------
         Total...................................................... $13,696,239
                                                                     ===========

                         TELECOM TOWERS OF THE WEST, LP

6. COMMITMENTS

The Partnership is committed to various land leases for tower sites. Land lease expense for the period from inception (August 1, 1996) through December 31, 1996, the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited), was $3,129, $65,449, and $72,266, respectively. At December 31, 1997, future minimum lease payments were as follows:

       Year                                                              Amount
       ----                                                             --------
       December 31, 1998............................................... $115,223
       December 31, 1999...............................................  106,082
       December 31, 2000...............................................   96,475
       December 31, 2001...............................................   83,914
       December 31, 2002...............................................   73,665
       Thereafter......................................................  305,645
                                                                        --------
         Total......................................................... $781,004
                                                                        ========

7. RELATED PARTIES

In the normal course of business, the Partnership advances funds to affiliated parties for certain shared expenses. The affiliated parties repay such amounts on a regular and timely basis. Amounts due (to)/from these related parties at December 31, 1997 were as follows:

       TeleCom Towers Mid-Atlantic, LP.............................. $     788
       TeleCom Towers, Inc. ........................................  (408,302)
       TeleCom Towers Southwest, LP.................................    (8,203)
                                                                     ---------
       Due to related entities...................................... $(415,717)
                                                                     =========

The Partnership, in accordance with its limited partnership agreement, is obligated to pay the general partner a management fee equal to 8.5% of the gross monthly revenues. The management fee expense recognized for the period from inception (August 1, 1996) through December 31, 1996, the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited) was $12,024, $127,373, and $166,742, respectively. The Partnership is also obligated to pay a 3% acquisition fee on all capital funds invested in towers and related real estate and other assets, as well as up to 4% of gross monthly revenue, to the general partner for reimbursement of certain general partner expenses. Acquisition fees are capitalized as incurred by the Partnership. Acquisition fees capitalized during 1997 were $800,136. Expense reimbursement fees for the period from inception (August 31, 1996) through December 31, 1996, the year ended December 31, 1997, and the seven months ended July 31, 1998 (unaudited) totaled $3,625, $69,533, and $78,468, respectively.

8. INVESTMENTS IN JOINT VENTURE

The Partnership is a 50% partner in Prime-Telecom Communications Co., a California general partnership formed to operate rooftop sites and towers in the Los Angeles Metropolitan area. This investment is considered a joint venture and is accordingly accounted for on the equity method.

Summarized financial information of this joint venture from the unaudited financial statements as of December 31, 1997 and July 31, 1998, are as follows:

                         TELECOM TOWERS OF THE WEST, LP

                                                   Prime Telecom Communications
                                                   ----------------------------
                                                                      July 31,
                                                   December 31, 1997    1998
                                                   ----------------- ----------
                                                           (unaudited)
       Total Assets...............................    $ 3,060,364    $1,427,281
       Total Liabilities..........................      1,071,414       708,670
       Partners' Capital..........................      1,988,950       718,611
       Total Revenue..............................      1,237,039       955,559
       Net Loss...................................     (1,063,050)     (646,478)
       Partnership's Share of Loss................       (531,525)     (323,239)

9. SUBSEQUENT EVENT (unaudited)

Effective August 3, 1998, the limited partners of the Partnership consummated a merger of the Partnership into TeleCom Towers, L.L.C., which is the general partner of the Partnership. The limited partners of the Partnership received as merger consideration either cash or Class A Units of TeleCom Towers, L.L.C. in exchange for their interest in the Partnership.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

MicroNet, Inc. and Affiliates and
American Tower Systems, Inc.

We have audited the accompanying combined statements of net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. (the "Company") as of December 31, 1996 and October 31, 1997, and the related combined statements of income and cash flows derived from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the net assets of MicroNet, Inc. and affiliates sold to American Tower Systems, Inc. as of December 31, 1996 and October 31, 1997, and the results of operations related to those assets, and cash flows generated from those assets for the year ended December 31, 1996, and the ten months ended October 31, 1997, in conformity with generally accepted accounting principles.

The accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not be indicative of the conditions that would have existed or the results of operations had the net assets sold been operated as an unaffiliated company. Certain expenses represent allocations made by the Company's Parent, and, as discussed in Note A, no provision for income taxes has been made in the combined statements of income derived from the net assets sold.

                                          Pressman Ciocca Smith LLP

Hatboro, Pennsylvania
February 26, 1998

                         MICRONET, INC. AND AFFILIATES

                     COMBINED STATEMENTS OF NET ASSETS SOLD

                     December 31, 1996 and October 31, 1997

                                                     December 31,  October 31,
                                                         1996          1997
                                                     ------------  ------------
ASSETS
Current Assets
  Prepaid expenses.................................. $    301,942  $    465,611
                                                     ------------  ------------
    Total Current Assets............................      301,942       465,611
Property and Equipment..............................   39,564,758    40,329,382
  Less accumulated depreciation.....................  (22,486,975)  (24,513,888)
                                                     ------------  ------------
                                                       17,077,783    15,815,494
Goodwill, net of amortization.......................    4,120,276     3,691,081
Intangible Assets, net of amortization..............      902,227       742,047
Other Assets........................................      183,087        70,354
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============
LIABILITIES AND NET ASSETS TO BE SOLD
Current Liabilities
  Customer service prepayments...................... $    459,638  $    307,961
                                                     ------------  ------------
    Total Current Liabilities.......................      459,638       307,961
Commitments and Contingencies
Net Assets To Be Sold...............................   22,125,677    20,476,626
                                                     ------------  ------------
                                                     $ 22,585,315  $ 20,784,587
                                                     ============  ============


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

           COMBINED STATEMENTS OF INCOME DERIVED FROM NET ASSETS SOLD

      Year Ended December 31, 1996, and Ten Months Ended October 31, 1997

                                                                    Ten Months
                                                       Year Ended      Ended
                                                        December    October 31,
                                                        31, 1996       1997
                                                       -----------  -----------
Net Revenues.......................................... $15,058,305  $15,103,459
Operating Expenses
  Service.............................................   5,955,270    5,670,523
  Selling and marketing...............................     488,857      347,475
  General and administrative..........................   3,422,581    2,676,978
  Depreciation........................................   3,199,495    2,034,072
  Amortization........................................     736,025      591,775
                                                       -----------  -----------
                                                        13,802,228   11,320,823
                                                       -----------  -----------
Operating Income......................................   1,256,077    3,782,636
Other Income--Net.....................................      42,904       33,681
                                                       -----------  -----------
Net Income Derived from Net Assets To Be Sold.........   1,298,981    3,816,317
Net Assets To Be Sold, Beginning of Period............  22,563,349   22,125,677
Distributions To Parent...............................  (1,736,653)  (5,465,368)
                                                       -----------  -----------
Net Assets To Be Sold, End of Period.................. $22,125,677  $20,476,626
                                                       ===========  ===========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

         COMBINED STATEMENTS OF CASH FLOWS DERIVED FROM NET ASSETS SOLD

      Year Ended December 31, 1996, and Ten Months Ended October 31, 1997

                                                                   Ten Months
                                                                     Ended
                                                      Year Ended    October
                                                       December       31,
                                                       31, 1996       1997
                                                      -----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES
Income derived from net assets sold.................. $ 1,298,981  $3,816,317
Adjustments to reconcile income derived from net
 assets sold to cash provided by operating
 activities:
  Depreciation and amortization......................   3,935,520   2,625,847
  Loss (gain) on disposal of property and equipment..        (400)      9,062
  Write off assets to net realizable value...........      65,313         --
  Change in assets and liabilities:
    Prepaid expenses.................................     (49,781)   (163,669)
    Other assets.....................................      15,396     112,733
    Customer service prepayments.....................     149,642    (151,677)
                                                      -----------  ----------
CASH PROVIDED BY OPERATING ACTIVITIES................   5,414,671   6,248,613
                                                      -----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment...................  (3,678,418)   (783,845)
Increase in intangible assets........................         --       (2,400)
Proceeds from sale of property and equipment.........         400       3,000
                                                      -----------  ----------
CASH USED FOR INVESTING ACTIVITIES...................  (3,678,018)   (783,245)
                                                      -----------  ----------
INCREASE IN CASH AND CASH EQUIVALENTS BEFORE
 ADJUSTMENT..........................................   1,736,653   5,465,368
ADJUSTMENT FOR NET ASSETS NOT SOLD...................  (1,736,653) (5,465,368)
                                                      -----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS......................................... $       --   $      --
                                                      ===========  ==========


                            See accompanying notes.

                         MICRONET, INC. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                     December 31, 1996 and October 31, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of MicroNet, Inc. and affiliates (the "Company") is presented to assist in understanding its combined financial statements. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the combined financial statements.

Basis of Presentation and Combination

The accompanying combined statements of net assets sold to American Tower Systems, Inc. ("ATS") are intended to present the assets and liabilities of the Company sold to ATS (the "Net Assets") pursuant to an asset purchase agreement between ATS and Suburban Cable TV Co. Inc. ("Suburban") and the income and cash flows derived from such assets and liabilities. MicroNet is a wholly owned subsidiary of Suburban (the "Company's Parent"), which is a wholly owned subsidiary of Lenfest Communications, Inc. ("LCI"). As of July 8, 1997, the Company agreed to sell substantially all of the operating assets of its communication towers, satellite transmission and microwave video and data signal transmission businesses to ATS for approximately $70.25 million. The accompanying combined statements include 128 operating tower sites of the Company, including 28 tower sites operated by Suburban and other cable TV operating subsidiaries of LCI. The transaction closed as of October 31, 1997.

The combined financial statements include the accounts of MicroNet, Inc. and those of all wholly owned subsidiaries, excluding the assets, liabilities and results of operations of assets not sold to ATS. The combined financial statements also include the assets, liabilities and results of operations of the 28 tower sites included in the sale that are operated by Suburban and other cable TV operating subsidiaries of LCI.

Business Activity and Concentrations of Credit Risk

The Company provides satellite and microwave transmission of video, voice and data communications and tower site rental throughout the United States. The Company grants credit to broadcast and cable networks and cellular and paging companies throughout the nation. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in these industries.

Use of Estimates

The preparation of the combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates, and such differences could be material to the combined financial statements.

Property and Equipment

Property and equipment are stated at cost. For acquired communication networks and facilities, the purchase price has been allocated to net assets on the basis of appraisal reports issued by an independent appraiser. Depreciation is provided using the accelerated and straight-line methods of depreciation for financial reporting purposes at rates based on estimated useful lives ranging from 3 to 33 years.

Expenditures for renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

                         MICRONET, INC. AND AFFILIATES

Capitalization of Costs

All costs properly attributable to capital items, including that portion of employees' compensation allocable to installation, engineering, design, construction and various other capital projects are capitalized.

Goodwill and Intangible Assets

Goodwill and intangible assets acquired in connection with the purchases of communications networks and facilities have been valued at acquisition cost on the basis of the allocation of the purchase price on a fair market value basis to net assets as determined by an independent appraiser. Additions to these assets are stated at cost. Intangible assets consist of FCC licenses, organization costs and covenants not to compete. The intangible assets are being amortized on the straight-line method over their legal or estimated useful lives to a maximum of forty (40) years. Goodwill represents the cost of an acquired partnership interest in excess of amounts allocated to specific assets based on their fair market values. Goodwill is amortized on the straight-line method over ten years. In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the Company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of October 31, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

Revenue Recognition

The Company bills certain customers in advance; however, revenue is recognized as services are provided. Credit risk is managed by discontinuing services to customers who are delinquent.

Income Taxes

The Company, as a participating subsidiary, joins in the filing of a consolidated Federal tax return with LCI. Current and deferred Federal income taxes are allocated among LCI and its consolidated subsidiaries based upon the respective net income (loss) and timing differences of each company. The Company files separate state tax returns. No provision for income taxes has been made in the combined financial statements. Deferred tax assets and liabilities are excluded from net assets sold.

Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.

Fair Value of Financial Instruments

The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value at December 31, 1996 and October 31, 1997.

NOTE B--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

ATS did not assume any debt of the Company. There is no interest expense paid reflected in the accompanying financial statements. The Company did not make any income tax payments to LCI.

In 1996, the Company wrote down $65,313 of property and equipment to net realizable value. (See Note C).

                         MICRONET, INC. AND AFFILIATES

NOTE C--PROPERTY AND EQUIPMENT

The schedule of property and equipment at December 31, 1996 and October 31, 1997, is as follows:

                                                                   Estimated
                                        December 31, October 31,  Useful Lives
                                            1996         1997       In Years
                                        ------------ ------------ ------------
   Land................................ $  3,027,303 $  3,027,303
   Building and improvements...........    1,799,553    1,814,012    15-33
   Computer equipment..................      291,002      299,976      5
   Furniture, fixtures and office
    equipment..........................      616,678      619,028      7
   Tower, head-end equipment and
    microwave equipment................   32,289,707   33,025,202     7-15
   Land improvements...................      188,195      206,337     7-15
   Leasehold improvements..............      278,430      278,430     5-15
   Radio equipment.....................        9,360        9,360     5-7
   Test equipment......................      584,458      588,305      7
   Vehicles............................      480,072      461,429     3-5
                                        ------------ ------------
                                        $ 39,564,758 $ 40,329,382
                                        ============ ============

During 1996, the Company recognized an impairment loss in connection with a failed project to rebuild a tower. The township denied the Company's request to tear-down and rebuild a larger tower on an existing tower site. Legal and engineering costs associated with the project in the amount of $65,313, previously capitalized, were written off. This impairment loss is included in general and administrative expenses in the 1996 combined statement of income.

NOTE D--GOODWILL

The excess of the purchase price paid over the acquired net assets has been allocated to goodwill. Accumulated amortization at December 31, 1996 and October 31, 1997, was $1,030,069 and $1,459,264, respectively.

NOTE E--INTANGIBLE ASSETS

A schedule of intangible assets and accumulated amortization at December 31, 1996 and October 31, 1997, is as follows:

                                                    December 31, 1996
                                            ----------------------------------
                                                        Accumulated
   Description                                Amount    Amortization    Net
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  49,238   $ 276,925
   Organization costs and covenants not to
    compete................................   1,201,174    575,872     625,302
                                            -----------  ---------   ---------
                                            $ 1,527,337  $ 625,110   $ 902,227
                                            ===========  =========   =========
                                                     October 31, 1997
                                            ----------------------------------
                                                        Accumulated
   Description                                Amount    Amortization    Net
   -----------                              ----------- ------------ ---------
   FCC licenses............................ $   326,163  $  56,033   $ 270,130
   Organization costs and covenants not to
    compete................................   1,203,574    731,657     471,917
                                            -----------  ---------   ---------
                                            $ 1,529,737  $ 787,690   $ 742,047
                                            ===========  =========   =========

                         MICRONET, INC. AND AFFILIATES

NOTE F--LEASES

The Company leases office space from an individual who is a shareholder, chairman of the board and chief executive officer of LCI. The lease began on May 24, 1990, and is classified as an operating lease. The initial lease term assumed by ATS expires October 31, 1998.

Future minimum lease payments under all non-cancelable operating leases with initial terms of one year or more consisted of the following at October 31, 1997:

                                                            Related
      Year Ending December 31,                               Party     Other
      ------------------------                              ------- -----------
        1998............................................... $81,874 $   997,956
        1999...............................................     --      833,947
        2000...............................................     --      784,922
        2001...............................................     --      750,748
        2002...............................................     --      548,683
       Thereafter..........................................     --    1,535,365
                                                            ------- -----------
      Total minimum lease payments......................... $81,874 $ 5,451,621
                                                            ======= ===========

Rental expense for all operating leases, principally head-end land and building facilities, amounted to $1,149,855 for the year ended December 31, 1996, and $982,484 for the ten months ended October 31, 1997. In addition, the Company made total payments to the related party for office space of $81,874 for the year ended December 31, 1996, and $68,228 for the ten month period ended October 31, 1997.

In addition to fixed rentals, certain leases require payment of maintenance and real estate taxes and contain escalation provisions based on future adjustments in price indices. It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum operating lease commitments will not be less than the annualized amount shown for the ten months ended October 31, 1997.

NOTE G--LESSOR OPERATING LEASES

The Company is the lessor of tower and head-end equipment and microwave equipment under operating leases expiring in various years through 2005. Rental income from operating leases amounted to $5,909,260 for the year ended December 31, 1996, and $7,624,515 for the ten months ended October 31, 1997.

Following is a summary of property held for lease at December 31, 1996 and October 31, 1997:

                                                  December 31,  October 31,
                                                      1996          1997
                                                  ------------  ------------
      Tower, head-end equipment and microwave
       equipment................................. $ 32,289,707  $ 33,025,202
      Less accumulated depreciation..............  (20,271,612)  (22,049,480)
                                                  ------------  ------------
                                                  $ 12,018,095  $ 10,975,722
                                                  ============  ============

                         MICRONET, INC. AND AFFILIATES

Minimum future rentals to be received on non-cancelable leases consisted of the following as of October 31, 1997:

      Year Ending October 31,
      -----------------------
        1998....................................................... $  7,778,174
        1999.......................................................    5,481,722
        2000.......................................................    4,671,884
        2001.......................................................    3,327,044
        2002.......................................................      831,607
       Thereafter..................................................      299,311
                                                                    ------------
                                                                    $ 22,389,742
                                                                    ============

NOTE H--OTHER INCOME

The schedules of other income for the year ended December 31, 1996, and ten months ended October 31, 1997, are as follows:

                                                  Year Ended  Ten Months Ended
                                                 December 31,   October 31,
                                                     1996           1997
                                                 ------------ ----------------
   Interest income..............................   $ 42,504       $ 42,743
   Gain (loss) on disposal of property and
    equipment...................................        400         (9,062)
                                                   --------       --------
                                                   $ 42,904       $ 33,681
                                                   ========       ========

NOTE I--EMPLOYEE HEALTH BENEFIT PLAN

As a subsidiary of LCI, the Company participates in the Lenfest Group Employee Health Plan (a trust) in order to provide health insurance for its employees. This trust is organized under Internal Revenue Code Section 501(c)(9)-- Voluntary Employee Beneficiary Association (VEBA). Benefits are prefunded by contributions from the Company and all other participating LCI subsidiaries. Insurance expense is recognized as incurred. The Company does not provide postretirement benefits to its employees. Therefore, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions", does not have an impact on the Company's financial statements.

NOTE J--401(k) PLAN

LCI provides a 401(k) retirement plan to the employees of its subsidiaries. The Company, as an indirect wholly owned subsidiary, is entitled to participate. The Company matches the entire amount contributed by an eligible employee up to 5% of their salary, subject to regulatory limitations. For the year ended December 31, 1996, the Company matched $112,033 of contributions. For the ten months ended October 31, 1997, the Company matched $90,616.

NOTE K--RELATED PARTY TRANSACTIONS

The Company does business and generates revenue with subsidiaries of Tele-Communications, Inc. ("TCI"), (a stockholder of LCI, through an indirect, wholly owned subsidiary). The amount of revenues generated was $1,225,000 for the year ended December 31, 1996, and $1,477,000 for the ten months ended October 31, 1997. An additional $69,000 received from TCI was included in customer service prepayments as of December 31, 1996 and October 31, 1997.

                         MICRONET, INC. AND AFFILIATES

All services provided to related parties were at standard billing rates.

Certain management services are provided to the Company by Suburban. Such services include legal, tax, treasury, risk management, benefits administration and other support services. Included in selling, general and administrative expenses for the year ended December 31, 1996, and the ten months ended October 31, 1997, were allocated expenses of $108,000 and $90,000, respectively, related to these services. Allocated expenses are based on Suburban's estimate of expenses related to the services provided to the Company in relation to those provided to other affiliates of Suburban. Management believes that these allocations were made on a reasonable basis. However, the allocations are not necessarily indicative of the level of expenses that might have been incurred had the Company contracted directly with third parties. Management has not made a study or any attempt to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been. The fees and expenses charged by Suburban are subject to change.

The Company entered into a lease agreement with a principal stockholder of LCI (See Note F).

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
 Stockholders of Diablo
 Communications, Inc. (A California
 S Corporation):

We have audited the accompanying balance sheets of Diablo Communications, Inc. (the "Company"), as of December 31, 1995 and 1996, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
San Francisco, California
November 4, 1997

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                                 BALANCE SHEETS

                                             December 31,
                                        ------------------------  September 30,
                                           1995         1996          1997
                                        -----------  -----------  -------------
                                                                   (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash................................. $   515,896  $   708,434   $  554,201
  Accounts receivable:
    Trade, net of allowance for doubt-
     ful accounts of $10,000 at each
     date..............................     292,971      334,926      398,844
    Affiliates.........................     440,532      560,813    1,231,952
  Prepaid and other current assets.....     242,436      160,678      199,702
                                        -----------  -----------   ----------
      Total current assets.............   1,491,835    1,764,851    2,384,699
PROPERTY AND EQUIPMENT, net............   1,720,423    2,952,926    2,992,593
INVESTMENT IN AFFILIATE................       4,158       10,053        7,757
DEPOSITS AND OTHER ASSETS..............     224,338      182,984      293,617
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................... $   191,258  $   246,579   $  188,624
  Accrued expenses.....................     164,211      232,691      178,000
  Deferred revenue.....................     340,556      364,865      250,056
  Current portion of long-term debt....     303,045      420,875      505,129
                                        -----------  -----------   ----------
      Total current liabilities........     999,070    1,265,010    1,121,809
                                        -----------  -----------   ----------
LONG-TERM DEBT.........................     925,002    1,786,410    1,732,390
                                        -----------  -----------   ----------
COMMITMENTS AND CONTINGENCIES (Note 4)
STOCKHOLDERS' EQUITY:
  Common stock, no par value,
   10,000,000 shares authorized,
   202,000 shares issued and outstand-
   ing.................................   3,465,242    3,465,242    3,465,242
  Accumulated deficit..................  (1,948,560)  (1,605,848)    (640,775)
                                        -----------  -----------   ----------
      Total stockholders' equity.......   1,516,682    1,859,394    2,824,467
                                        -----------  -----------   ----------
TOTAL.................................. $ 3,440,754  $ 4,910,814   $5,678,666
                                        ===========  ===========   ==========

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                              STATEMENTS OF INCOME

                                      Years Ended          Nine Months Ended
                                     December 31,            September 30,
                                 ----------------------  ----------------------
                                    1995        1996        1996        1997
                                 ----------  ----------  ----------  ----------
                                                              (unaudited)
REVENUES:
  Tower revenues................ $5,925,022  $6,337,292  $4,778,569  $5,878,022
  Sublease revenues--related
   party........................    414,000     365,500     253,500     337,940
  Management fees--related par-
   ty...........................     96,968      97,513      70,531      80,621
  Insurance proceeds............        --      213,000         --          --
                                 ----------  ----------  ----------  ----------
    Total revenues..............  6,435,990   7,013,305   5,102,600   6,296,583
                                 ----------  ----------  ----------  ----------
OPERATING EXPENSES:
  General and administrative....  1,229,313   1,414,136   1,036,774     968,071
  Depreciation and amortiza-
   tion.........................    283,023     416,883     359,184     359,856
  Rent expense..................  1,875,527   2,039,302   1,512,615   1,829,720
  Technical.....................  1,422,267   1,618,722   1,144,103   1,244,912
  Sales and promotional.........    433,443     530,447     393,685     430,846
                                 ----------  ----------  ----------  ----------
    Total operating expenses....  5,243,573   6,019,490   4,446,361   4,833,405
                                 ----------  ----------  ----------  ----------
INCOME FROM OPERATIONS..........  1,192,417     993,815     656,239   1,463,178
OTHER INCOME (EXPENSE), NET.....   (120,388)   (144,257)    (90,335)    133,704
                                 ----------  ----------  ----------  ----------
NET INCOME...................... $1,072,029  $  849,558  $  565,904  $1,596,882
                                 ==========  ==========  ==========  ==========


                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                    Common Stock
                               ----------------------
                               Outstanding            Accumulated
                                 Shares      Amount     Deficit       Total
                               ----------- ---------- -----------  -----------
BALANCE, DECEMBER 31, 1994....   202,000   $3,465,242 $(1,689,475) $ 1,775,767
  Cash and noncash
   distributions to
   stockholders...............                         (1,331,114)  (1,331,114)
  Net income..................                          1,072,029    1,072,029
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1995....   202,000    3,465,242  (1,948,560)   1,516,682
  Cash distributions to stock-
   holders....................                           (506,846)    (506,846)
  Net income..................                            849,558      849,558
                                 -------   ---------- -----------  -----------
BALANCE, DECEMBER 31, 1996....   202,000    3,465,242  (1,605,848)   1,859,394
  Cash distributions to stock-
   holders (unaudited)........                           (631,809)    (631,809)
  Net income (unaudited)......       --           --    1,596,882    1,596,882
                                 -------   ---------- -----------  -----------
BALANCE, SEPTEMBER 30, 1997
 (unaudited)..................   202,000   $3,465,242 $  (640,775) $ 2,824,467
                                 =======   ========== ===========  ===========



                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                            STATEMENTS OF CASH FLOWS

                                    Years Ended           Nine Months Ended
                                    December 31,            September 30,
                               -----------------------  ----------------------
                                  1995        1996         1996        1997
                               ----------  -----------  ----------  ----------
                                                             (unaudited)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income................... $1,072,029  $   849,558  $  565,904  $1,596,882
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and amortiza-
   tion.......................    283,023      416,883     359,184     359,856
  Changes in assets and lia-
   bilities:
   Accounts receivable--
    trade.....................   (163,273)     (30,000)   (213,355)    (63,918)
   Accounts receivable--Affil-
    iates.....................   (244,175)    (132,236)    (74,543)   (671,139)
   Prepaid and other current
    assets....................   (178,370)      81,758     (16,395)    (39,024)
   Deposits and other assets..    (37,181)      22,778      65,703    (108,337)
   Accounts payable and ac-
    crued expenses............    115,175      123,801    (265,136)   (112,646)
   Deferred revenue...........     67,287       24,309      69,329    (114,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by oper-
     ating activities.........    914,515    1,356,851     490,691     846,865
                               ----------  -----------  ----------  ----------
CASH FLOW FROM INVESTING
 ACTIVITIES--Purchases of
 property and equipment.......   (948,781)  (1,636,705) (1,219,152)   (399,523)
                               ----------  -----------  ----------  ----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
  Long-term borrowings........    500,000    1,250,000   1,250,000     217,075
  Repayments of long-term
   debt.......................    (50,469)    (270,762)   (192,775)   (186,841)
  Cash distributions to stock-
   holders....................   (880,193)    (506,846)   (362,171)   (631,809)
                               ----------  -----------  ----------  ----------
    Net cash provided by (used
     in) financing
     activities...............   (430,662)     472,392     695,054    (601,575)
                               ----------  -----------  ----------  ----------
NET INCREASE (DECREASE) IN
 CASH.........................   (464,928)     192,538     (33,407)   (154,233)
CASH, BEGINNING OF PERIOD.....    980,824      515,896     515,896     708,434
                               ----------  -----------  ----------  ----------
CASH, END OF PERIOD........... $  515,896  $   708,434  $  482,489  $  554,201
                               ==========  ===========  ==========  ==========
SUPPLEMENTAL INFORMATION:
  Cash paid for interest...... $   92,384  $   140,970  $   91,988  $   90,335
  Noncash distribution to
   stockholders...............    450,921          --          --          --

                       See notes to financial statements.

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                         NOTES TO FINANCIAL STATEMENTS
(Information as of and for the Nine Months Ended September 30, 1996 and 1997 is
                                   Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business and Corporate Structure--Diablo Communications, Inc. (the "Company") is engaged in acquiring, developing and operating communications towers, for use by radio operators as well as other communication related businesses. As of December 31, 1996, the Company owned and/or operated 81 towers and rooftops throughout Northern California.

Sale of the Company--On October 9, 1997, substantially all of the Company's assets were sold to American Tower Systems, Inc. ("ATS"). ATS also assumed the Company's operating lease agreements and certain of the Company's liabilities on that date. The sale price was approximately $40,000,000. Subsequent to the sale, the Company changed its name and will pursue other business opportunities as Tyris Corporation.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

Unaudited Interim Information--The financial information with respect to the nine-month periods ended September 30, 1996 and 1997 is unaudited. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of such periods. The results of operations for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year.

Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ("FAS 121"). FAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided using the double-declining method over estimated useful lives ranging from 3 to 15 years.

Investment in Affiliate--The Company owns a 25% interest in New Loma Communications, Inc. which is accounted for using the equity method of accounting.

Revenue Recognition--Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts. Deferred revenue represents advance payments by customers where related revenue is recognized when services are provided.

S Corporation Election--The accompanying financial statements do not include any provision for federal or state income taxes since the Company is treated as a partnership under Subchapter S of the Internal Revenue Code and under similar state income tax provisions. Accordingly, income or loss is allocated to the shareholders and included in their tax returns.

Retirement Plan--Employees of the Company are eligible for participation in a 401-K plan managed by the Company, subject to certain minimum age and length-of-employment requirements. Under the plan, the Company does not match the participants' contributions.

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
(Information as of and for the Nine Months Ended September 30, 1996 and 1997 is
                                   Unaudited)


2. PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

                                              December 31,
                                          ----------------------  September 30,
                                             1995        1996         1997
                                          ----------  ----------  -------------
                                                                   (Unaudited)
   Land and improvements................  $  674,574  $1,017,949   $1,135,034
   Towers...............................     533,175   1,342,178    1,543,206
   Technical equipment..................     387,451     508,212      510,097
   Office equipment, furniture, fixtures
    and other equipment.................     378,290     478,285      506,172
   Construction in progress.............     209,592     473,163      631,241
                                          ----------  ----------   ----------
     Total..............................   2,183,082   3,819,787    4,325,750
   Less accumulated depreciation and am-
    ortization..........................    (462,659)   (866,861)  (1,333,157)
                                          ----------  ----------   ----------
   Property and equipment, net..........  $1,720,423  $2,952,926   $2,992,593
                                          ==========  ==========   ==========

Technical and office equipment include assets under capital leases of $285,749, $285,749 and $288,698 at September 30, 1997, December 31, 1996 and 1995,
respectively with related accumulated depreciation of $223,980, $199,588 and $167,065, respectively.

3. LONG-TERM DEBT

Outstanding amounts under the Company's financing arrangements consisted of the following:

                                               December 31,
                                           ----------------------  September 30,
                                              1995        1996         1997
                                           ----------  ----------  -------------
                                                                    (Unaudited)
   Advances on bank term loan approved up
    to $1,500,000, varying interest rates
    at 9.44% to 9.85%....................              $1,250,000   $1,250,000
   Notes payable to banks at interest
    rates of prime plus 1.5%.............  $  858,333     658,333      525,000
   Other notes payable to banks..........     212,107     202,302      419,377
   Capital lease obligations.............     157,607      96,650       43,142
                                           ----------  ----------   ----------
     Total...............................   1,228,047   2,207,285    2,237,519
   Less scheduled current maturities.....    (303,045)   (420,875)    (505,129)
                                           ----------  ----------   ----------
   Long-term debt........................  $  925,002  $1,786,410   $1,732,390
                                           ==========  ==========   ==========

In October 1997, the Company's long-term debt was either assumed by ATS or repaid by the Company with proceeds from the sale of assets to ATS (see Note 1--"Sale of the Company").

4. COMMITMENTS AND CONTINGENCIES

The Company leases various technical and office equipment under capital leases and certain office space and other real property under noncancelable operating leases. Future minimum lease payments under these operating and capital leases are as follows:

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
(Information as of and for the Nine Months Ended September 30, 1996 and 1997 is
                                   Unaudited)

                                                            Operating  Capital
                                                              Leases    Leases
                                                            ---------- --------
   Year ending December 31:
       1997................................................ $  662,260 $ 73,529
       1998................................................    613,607   31,161
       1999................................................    608,642
       2000................................................    567,817
       2001................................................    510,557
       Thereafter..........................................  2,808,872
                                                            ---------- --------
         Total............................................. $5,771,755  104,690
                                                            ==========
   Less interest portion...................................              (8,040)
                                                                       --------
   Present value of minimum lease payments.................            $ 96,650
                                                                       ========

5. RELATED PARTY TRANSACTIONS

New Loma Communications, Inc., is a corporation in which the Company owns 25% of the outstanding capital stock.

Drake Industrial Park, Inc. and Diablo Communications of Southern California, Inc. are corporations under common ownership as that of the Company.

During the nine months ended September 30, 1996 and 1997 and the years ended December 31, 1995 and 1996, the Company received income from New Loma Communications, Inc., as follows:

                                                Years Ended    Nine Months Ended
                                               December 31,      September 30,
                                             ----------------- -----------------
                                               1995     1996     1996     1997
                                             -------- -------- -------- --------
                                                                  (Unaudited)
   Sublease revenues........................ $414,000 $365,500 $253,500 $337,940
   Management services......................   96,968   97,513   70,531   80,621
                                             -------- -------- -------- --------
     Total.................................. $510,968 $463,013 $324,031 $418,561
                                             ======== ======== ======== ========

The Company had the following accounts receivable from affiliates:

                                                 December 31,
                                               ----------------- September 30,
                                                 1995     1996       1997
                                               -------- -------- -------------
                                                                  (Unaudited)
   Diablo Communications of Southern Califor-
    nia, Inc.................................  $391,872 $517,400  $1,214,622
   New Loma Communications...................    48,660   27,859         176
   Drake Industrial Park, Inc................             15,554      17,154
                                               -------- --------  ----------
     Total...................................  $440,532 $560,813  $1,231,952
                                               ======== ========  ==========

                          DIABLO COMMUNICATIONS, INC.
                          (A California S Corporation)

                   NOTES TO FINANCIAL STATEMENTS--(Continued)
(Information as of and for the Nine Months Ended September 30, 1996 and 1997 is
                                   Unaudited)


6. SPIN-OFF OF SOUTHERN CALIFORNIA OPERATION--NONCASH DISTRIBUTION TO
   STOCKHOLDERS

In order to establish a separate company under which to conduct Southern California business, on September 1, 1995, all of the Company's Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment were distributed to the Company's stockholders at net book value according to their pro rata ownership. The net book value of such distribution was $450,921.

The Company's 1995 statement of income includes a net loss from the Southern California operations of $318,291 for the eight months ended August 31, 1995.

7. MT. DIABLO COMMUNICATION SITE DAMAGE

On December 12, 1995, a severe wind destroyed the tower at the Company's Mt. Diablo communication facility. The Company received insurance proceeds totalling approximately $434,000 in 1996. Of these proceeds, $126,000 was capitalized in property and equipment, $213,000 was recorded as revenue and $95,000 was recorded as a reduction of operating expenses.

8. FUTURE LEASE INCOME

The Company has long-term, non-cancelable agreements under operating leases for license fee income. Future minimum annual lease income at December 31, 1996 is as follows:

       Year ending December 31:
           1997..................................................... $ 3,263,693
           1998.....................................................   2,786,793
           1999.....................................................   1,935,638
           2000.....................................................   1,493,622
           2001.....................................................     964,394
           Thereafter...............................................     593,206
                                                                     -----------
             Total.................................................. $11,037,346
                                                                     ===========

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Diablo Communications of Southern California, Inc.

We have audited the balance sheets of Diablo Communications of Southern California, Inc. (a California S Corporation) (the "Company") as of December 31, 1995 and December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Diablo Communications of Southern California, Inc. as of December 31, 1995 and December 31, 1996, and the results of its operations and its cash flows for the period from September 1, 1995 (inception) to December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

As emphasized in Note 9 to the financial statements, during October 1997, the Company sold substantially all of its assets to an outside party.

                                          Rooney, Ida, Nolt & Ahern
                                          Certified Public Accountants

Oakland, California
February 7, 1997
October 9, 1997 as to note 9
to the financial statements

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                                 BALANCE SHEETS

                                              December 31,
                                          ----------------------  September 30,
                                            1995        1996          1997
                                          ---------  -----------  -------------
                                                                   (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash................................... $ 204,781  $    61,043   $    15,094
  Accounts receivable, trade.............     7,591       27,245        12,914
  Prepaid expenses.......................     1,272        2,462        24,990
                                          ---------  -----------   -----------
    Total current assets.................   213,644       90,750        52,998
                                          ---------  -----------   -----------
PROPERTY AND EQUIPMENT--net..............   441,105    1,013,434     1,667,418
                                          ---------  -----------   -----------
OTHER ASSETS:
  Prepaid expenses--net..................     2,348        7,970         6,468
  Deposits...............................     6,976       10,776        11,146
                                          ---------  -----------   -----------
    Total other assets...................     9,324       18,746        17,614
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
 (DEFICIENCY)
CURRENT LIABILITIES:
  Notes and contracts payable............ $ 283,544  $   310,522   $   382,494
  Accounts payable.......................   148,438      447,232     1,242,179
  Customer fees advanced.................     1,707       12,839        17,426
  Accrued liabilities....................     5,419       16,023        11,634
                                          ---------  -----------   -----------
    Total current liabilities............   439,108      786,616     1,653,733
                                          ---------  -----------   -----------
LONG-TERM DEBT...........................    21,139      930,617     1,065,417
                                          ---------  -----------   -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock, no par value, 10,000,000
   shares authorized, 1,000,000 issued
   and outstanding.......................   450,921      450,921       450,921
  Accumulated deficit....................  (247,095)  (1,045,224)   (1,432,041)
                                          ---------  -----------   -----------
    Total stockholders' equity
     (deficiency)........................   203,826     (594,303)     (981,120)
                                          ---------  -----------   -----------
TOTAL.................................... $ 664,073  $ 1,122,930   $ 1,738,030
                                          =========  ===========   ===========

                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF OPERATIONS

                              September 1,                  Nine Months Ended
                             (Inception) to  Year Ended       September 30,
                              December 31,  December 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (Unaudited) (Unaudited)
NET REVENUES...............    $  45,445     $  408,555   $ 251,733   $ 660,195
OPERATING EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization and
   corporate general and
   administrative
   expenses................       49,488        319,011     196,377     402,945
  Depreciation and
   amortization............        8,459         29,405      22,123      32,886
  Corporate general and
   administrative..........      226,528        776,063     604,853     500,014
                               ---------     ----------   ---------   ---------
    Total operating
     expenses..............      284,475      1,124,479     823,353     935,845
                               ---------     ----------   ---------   ---------
OPERATING LOSS.............     (239,030)      (715,924)   (571,620)   (275,650)
                               ---------     ----------   ---------   ---------
OTHER INCOME (EXPENSES):
  Interest expense.........       (8,656)       (85,911)    (54,096)   (113,643)
  Interest income..........        1,391          4,506       3,461       3,276
                               ---------     ----------   ---------   ---------
    Total other income
     (expenses)............       (7,265)       (81,405)    (50,635)   (110,367)
                               ---------     ----------   ---------   ---------
LOSS FROM OPERATIONS BEFORE
 INCOME TAXES..............     (246,295)      (797,329)   (622,255)   (386,017)
INCOME TAX PROVISION.......          800            800         800         800
                               ---------     ----------   ---------   ---------
NET LOSS...................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               =========     ==========   =========   =========


                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                        Accumulated
                                           Common Stock   Deficit      Total
                                           ------------ -----------  ---------
BALANCES, SEPTEMBER 1, 1995 (inception)...   $450,921   $       -0-  $ 450,921
  Net loss................................                 (247,095)  (247,095)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1995...............    450,921      (247,095)   203,826
  Net loss................................                 (798,129)  (798,129)
                                             --------   -----------  ---------
BALANCES, DECEMBER 31, 1996...............    450,921    (1,045,224)  (594,303)
  Net loss (unaudited)....................                 (386,817)  (386,817)
                                             --------   -----------  ---------
BALANCES, SEPTEMBER 30, 1997..............   $450,921   $(1,432,041) $(981,120)
                                             ========   ===========  =========



                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                            STATEMENT OF CASH FLOWS

                              September 1                   Nine Months Ended
                             (Inception) to  Year Ended       September 30,
                              December 31,  December 31, -----------------------
                                  1995          1996        1996        1997
                             -------------- ------------ ----------- -----------
                                                         (Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net loss..................    $(247,095)    $ (798,129)  $(623,055)  $(386,817)
                               ---------     ----------   ---------   ---------
 Adjustments to reconcile
  net loss to cash used by
  operating activities:
  Depreciation and
   amortization............        8,459         29,405      21,517      32,886
  Changes in assets and
   liabilities:
    Accounts receivable....       (7,591)       (19,654)    (23,386)     14,331
    Prepaid expenses.......       (1,151)        (1,190)     (4,129)    (22,528)
    Deposits...............       (4,096)        (3,800)     (3,800)       (370)
    Accounts payable and
     accrued expenses......      153,857        309,398     119,535     790,558
    Customer fees
     advanced..............        1,707         11,132      (1,707)      4,587
                               ---------     ----------   ---------   ---------
  Total adjustments........      151,185        325,291     108,030     819,464
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 operating activities......      (95,910)      (472,838)   (515,025)    432,647
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM INVESTING
 ACTIVITIES:
  Collection on note
   receivable..............       81,310
  Purchase of property and
   equipment...............      (50,449)      (599,856)   (371,191)   (685,368)
  Organization costs.......       (2,516)
  Loan fees................                      (7,500)     (7,500)
                               ---------     ----------   ---------   ---------
Cash provided (used) by
 investing activities......       28,345       (607,356)   (378,691)   (685,368)
                               ---------     ----------   ---------   ---------
CASH FLOWS FROM FINANCING
 ACTIVITIES:
  Proceeds from debt.......      275,000      1,000,000     750,000     248,751
  Repayment of debt........       (2,654)       (63,544)    (47,523)    (41,979)
                               ---------     ----------   ---------   ---------
Cash provided by financing
 activities................      272,346        936,456     702,477     206,772
                               ---------     ----------   ---------   ---------
INCREASE (DECREASE) IN
 CASH......................      204,781       (143,738)   (191,239)    (45,949)
CASH, BEGINNING OF PERIOD..          -0-        204,781     204,781      61,043
                               ---------     ----------   ---------   ---------
CASH, END OF PERIOD........    $ 204,781     $   61,043   $  13,542   $  15,094
                               =========     ==========   =========   =========

                       See notes to financial statements.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Nature of business:

The Company develops and operates telecommunications sites in Southern California. The Company has a broad customer base which includes specialized mobile radio companies, paging companies, cellular telephone providers, broadcasters, emergency services, various private and governmental two-way radio users, and other entities with wireless communications needs.

Revenues are generated primarily from individual license agreements which entitle a customer to use an antenna system or antenna tower space, and to use on-site space in a climate controlled building for their transmitters, receivers, and related equipment.

For most of its sites, the Company holds a long-term lease interest. As a recognized full service site manager, the Company also manages sites for outside site owners.

Allowances for doubtful accounts:

The Company uses the allowance method for accounting for bad debts. An allowance for bad debts has not been provided currently since the Company's bad debt experience indicates that the amount would not be material.

Leases:

Leases meeting certain criteria are treated as capital leases requiring related assets and lease obligations to be recorded at their present value in the financial statements. Other leases, not qualifying under these criteria, are treated as operating leases for which rentals are charged to expense.

S Corporation election:

The Company has elected, by unanimous consent of its stockholders, to have its income taxed directly to the stockholders. Accordingly, provision for income taxes, except for an $800 minimum state franchise taxes, has not been made. Deferred income taxes have not been recorded because such amounts are immaterial.

Property and equipment:

Property and equipment are recorded at cost and depreciation is computed using a combination of straight-line and accelerated methods of accounting over useful lives of 5 to 15 years.

Organization costs and loan fees:

Organization costs and loan fees are amortized using the straight-line method of accounting over 5 years.

Unaudited interim financial information:

In the opinion of management, the financial statements for the unaudited periods presented include all adjustments necessary for a fair presentation in accordance with generally accepted accounting principles, consisting solely of normal recurring accruals and adjustments. The results of operations and cash flows for the nine months ended September 30, 1996 and September 30, 1997 are not necessarily indicative of results which would be expected for a full year.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of disclosures. Accordingly, actual results could differ from those estimates.

Concentration of Credit Risk:

The Company extends credit to customers on an unsecured basis in the normal course of business. No individual customer is significant to the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

Recognition of Revenues:

Tower and sublease revenues are recognized when earned over the lease terms. Management fee revenues are recognized when earned over the terms of the management contracts.

Corporate general and administrative expenses:

Corporate general and administrative expenses consists of corporate overhead costs not specifically allocable to any of the Company's direct operating profit centers.

Impairment of long-lived assets:

In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of ", the company assesses on an on-going basis the recoverability of intangible assets based on estimates of future undiscounted cash flows for the applicable business acquired compared to net book value. If the future undiscounted cash flow estimate is less than net book value, net book value is then reduced to the undiscounted cash flow estimate. The Company also evaluates the amortization periods of intangible assets to determine whether events or circumstances warrant revised estimates of useful lives. As of September 30, 1997, management believes that no revisions to the remaining useful lives or writedowns of deferred charges are required.

Fair value of financial instruments:

The Company believes that the carrying value of all financial instruments is a reasonable estimate of fair value as of December 31, 1996 and September 30, 1997.

Retirement plan:

Employees of the Company, through its affiliate Diablo Communications, Inc., are eligible for participation in a 401(k) plan, subject to certain minimum age and length-of-employment requirements. The plan does not provide for any Company contributions.

Supplemental cash flow information:

For financial statement purposes of the statements of cash flows, the Company issued capital stock in exchange for $450,921 in net assets, primarily property and equipment on September 1, 1995.

Cash payments for interest approximated $8,656, $71,256, $50,653 and $116,663 for period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

Cash payments for income taxes was $800 for the period September 1, 1995 to December 31, 1995, for the year ended December 31, 1996 and the nine months ended September 30, 1996 and 1997, respectively.

NOTE 2. COMPANY ORGANIZATION:

In order to establish a separate company under which to conduct business in Southern California, on September 1, 1995, Diablo Communications, Inc. distributed all of its Southern California communication site leases, customer contracts, affiliated receivables, communication site equipment, vehicles, vehicle obligations, office lease and contracts, and office equipment to its stockholders according to their pro rata ownership. The stockholders then contributed these assets in exchange for 1,000,000 shares of capital stock. The net value of this contribution was $450,921.

NOTE 3. PROPERTY AND EQUIPMENT:

Property and equipment consist of the following:

                                                  December 31,
                                               ------------------- September 30,
                                                 1995      1996        1997
                                               -------- ---------- -------------
                                                                    (Unaudited)
   Land improvements.......................... $  8,276 $   48,770  $   48,770
   Towers and wiring..........................    6,261     31,815     205,269
   Equipment..................................   19,190     26,477      26,477
   Office furniture and equipment.............   27,729     27,729      27,729
   Computers and software.....................   23,718     24,746      24,746
   Vehicles...................................   27,546     27,546      27,546
   Construction in progress...................  355,276    880,769   1,392,684
                                               -------- ----------  ----------
     Total....................................  467,996  1,067,852   1,753,221
                                               -------- ----------  ----------
     Less accumulated depreciation............   26,891     54,418      85,803
                                               -------- ----------  ----------
     Property and equipment, net.............. $441,105 $1,013,434  $1,667,418
                                               ======== ==========  ==========

NOTE 4. RELATED PARTY TRANSACTIONS:

Richard D. Spight and the Mary C. Spight Family Trust are the majority stockholders of Diablo Communications of Southern California, Inc. and Diablo Communications, Inc.

At the end of each period, the Company owed the following amounts to Diablo Communications, Inc:

                                                  December 31,
                                                ----------------- September 30,
                                                  1995     1996       1997
                                                -------- -------- -------------
                                                                   (Unaudited)
   Note payable at 8.68%....................... $275,000 $220,000  $  183,333
   Accounts payable............................  116,872  297,400   1,214,622

After the sale of the Company's assets on October 9, 1997, these related note and accounts payable were paid in full.

Interest expense on this related party note payable was $4,776, $22,424, $17,335 and $13,290 for the period September 30, 1995 (inception) to December 31, 1995, year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

NOTE 5. NOTES PAYABLE:

The Company has taken advances against a bank term loan approved for $1,500,000. The Company pays interest only on the advances at rates ranging from 9.44% to 9.85%. The line of credit requires that certain financial covenants be maintained. The note is secured by a blanket lien on all of the Company's assets.

During March 1997, the Company entered into an unsecured credit agreement with American Tower Systems, Inc., that provides the Company with a $650,000 unsecured loan commitment of which $248,751 was outstanding at September 30, 1997. The Company pays interest only on the advances at prime, currently 8.5%. The note matures at the earlier of consummation of the sale or June 30, 2000.

The Company repaid all advances on both of these notes after the sale of substantially all its assets.

NOTE 6. LONG-TERM DEBT:

Maturities of long-term debt for the years subsequent to December 31, 1996, are as follows:

      Year Ending
      December 31,
      ------------
       1997.......................................................... $   87,689
       1998..........................................................    204,759
       1999..........................................................    205,199
       2000..........................................................    201,841
       2001..........................................................    200,000
      Thereafter.....................................................    116,666
                                                                      ----------
       Totals........................................................ $1,016,154
                                                                      ==========

NOTE 7. COMMITMENTS:

Capital leases:

The future minimum lease payments under capital leases for communications equipment and certain office equipment in effect at December 31, 1996 are as follows:

      Year Ending
      December 31,
      ------------
       1997............................................................ $ 3,422
       1998............................................................   2,282
                                                                        -------
       Total...........................................................   5,704
       Less interest portion...........................................     719
                                                                        -------
       Present value of minimum lease payments.........................   4,985
       Less current installments.......................................   2,833
                                                                        -------
       Long-term obligations under capital leases...................... $ 2,152
                                                                        =======
       Cost of equipment under capital leases.......................... $12,946
       Less accumulated depreciation to December 31, 1996..............   7,625
                                                                        -------
       Net............................................................. $ 5,321
                                                                        =======
       Current depreciation expense.................................... $ 2,129
                                                                        =======

               DIABLO COMMUNICATIONS OF SOUTHERN CALIFORNIA, INC.

Operating leases:

At December 31, 1996, the Company was liable for various leases of office space and other real and personal property which require future minimum annual rental payments as follows:

            Year Ending
            December 31,
            ------------
             1997............................... $231,937
             1998...............................  211,661
             1999...............................  216,298
             2000...............................  193,998
             2001...............................   62,950
            Thereafter..........................      -0-
                                                 --------
             Total.............................. $916,844
                                                 ========

In addition, the Company is liable for various real property leases based on percentages of gross income ranging from 25% to 70%.

Rental expenses for these operating leases were $35,611, $271,419, $173,407 and $344,987, for the period September 1, 1995 (inception) to December 31, 1995, the year ended December 31, 1996 and for the nine month periods ended September 30, 1996 and September 30, 1997, respectively.

NOTE 8. FUTURE LEASE INCOME:

At December 31, 1996, the Company has long-term, non-cancelable agreements under operating-type leases for license fee income. Future minimum annual lease income is as follows:

            Year Ending
            December 31,
            ------------
             1997............................. $  659,445
             1998.............................    585,155
             1999.............................    434,161
             2000.............................    287,430
             2001.............................    193,657
            Thereafter........................        -0-
                                               ----------
             Total............................ $2,159,848
                                               ==========

NOTE 9. SUBSEQUENT EVENT:

On October 9, 1997 the Company, along with Diablo Communications, Inc., a related company, sold substantially all of its assets to American Tower Systems, Inc. (ATS) for a combined purchase price of approximately $46.5 million. DCSC's allocable share of the purchase price is approximately $5.4 million. Some of DCSC's liabilities were included in the transaction.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors, Stockholders and Partners of
Meridian Communications
Calabasas, California:

We have audited the accompanying combined balance sheets of Meridian Communications (the "Company") as of December 31, 1995 and 1996, and the related combined statements of income, partners' capital and stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such combined financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Long Beach, California
October 31, 1997

                            MERIDIAN COMMUNICATIONS

                            COMBINED BALANCE SHEETS

                  December 31, 1995 and 1996 and June 30, 1997

                                                  December 31,
                                              ---------------------  June 30,
                                                 1995       1996       1997
                                              ---------- ---------- -----------
                                                                    (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................. $   30,897 $   63,665 $   21,168
  Accounts receivable:
  Trade, net of allowance for doubtful ac-
   counts of $1,244 and $10,118 in 1995 and
   1996, respectively, and $17,720 (unau-
   dited) at June 30, 1997...................     60,961     80,190    103,709
  Other accounts receivable (Note 8).........     19,461     25,889  2,260,295
  Prepaid expenses and other current assets..     79,044     77,108    122,366
                                              ---------- ---------- ----------
    Total current assets.....................    190,363    246,852  2,507,538
PROPERTY AND EQUIPMENT, Net (Note 2).........  2,523,929  2,917,751  3,147,692
INTANGIBLES, Net.............................     22,000    141,948    112,292
OTHER ASSETS.................................      1,859      2,259      6,299
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========
LIABILITIES AND PARTNERS' CAPITAL AND
 STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
  Current maturities of long-term loans pay-
   able to shareholder and partner (Note 7).. $  119,121 $  234,607 $  477,388
  Accounts payable and accrued expenses......    175,627    182,441    286,803
  Security and other deposits................    128,208    231,154    131,611
                                              ---------- ---------- ----------
    Total current liabilities................    422,956    648,202    895,802
                                              ---------- ---------- ----------
LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND
 PARTNER (Note 7)............................    553,533  1,012,681    918,808
DEFERRED REVENUE.............................    214,918    279,641    186,413
COMMITMENTS AND CONTINGENCIES (Note 3)
PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY:
  Common stock; $1.00 par value; 75,000
   shares authorized; 4,000 shares issued and
   outstanding...............................      4,000      4,000      4,000
  Additional paid-in capital.................     16,632     16,632     16,632
  Partners' capital..........................    631,690    507,245  2,734,202
  Retained earnings..........................    894,422    840,409  1,017,964
                                              ---------- ---------- ----------
    Total partners' capital and stockholders'
     equity..................................  1,546,744  1,368,286  3,772,798
                                              ---------- ---------- ----------
TOTAL........................................ $2,738,151 $3,308,810 $5,773,821
                                              ========== ========== ==========

            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                         COMBINED STATEMENTS OF INCOME
 Years Ended December 31, 1995 and 1996 and Six Months Ended June 30, 1996 and
                                      1997

                                 Years Ended
                                December 31,        Six Months Ended June 30,
                            ----------------------  --------------------------
                               1995        1996         1996          1997
                            ----------  ----------  ------------  ------------
                                                           (Unaudited)
REVENUES:
  Site use................. $3,918,420  $4,165,919  $  2,103,614  $  2,278,612
  Site management..........     72,337     125,348        51,355        52,178
  Repeater service.........    140,945     206,556        67,319        54,087
                            ----------  ----------  ------------  ------------
    Total revenues.........  4,131,702   4,497,823     2,222,288     2,384,877
EXPENSES:
  Operating expenses,
   excluding depreciation
   and amortization........  3,034,285   3,217,369     1,543,333     1,730,211
  Depreciation and
   amortization............    303,197     416,369       202,154       210,983
                            ----------  ----------  ------------  ------------
OPERATING INCOME...........    794,220     864,085       476,801       443,683
OTHER INCOME (EXPENSE):
  Interest and other income
   (expense)...............      5,155       3,581        23,311       (17,741)
  Interest expense to
   shareholder and
   partner (Note 6)........    (36,111)    (73,126)      (36,712)      (61,968)
  Gain on sale of business
   (Note 8)................                                          3,080,563
                            ----------  ----------  ------------  ------------
    Total other income (ex-
     pense)................    (30,956)    (69,545)      (13,401)    3,000,854
                            ----------  ----------  ------------  ------------
INCOME BEFORE INCOME TAX-
 ES........................    763,264     794,540       463,400     3,444,537
INCOME TAXES...............        800         800         3,145         2,526
                            ----------  ----------  ------------  ------------
NET INCOME................. $  762,464  $  793,740  $    460,255  $  3,442,011
                            ==========  ==========  ============  ============


            See accompanying notes to combined financial statements.

                             MERIDAN COMMUNICATIONS

       COMBINED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY

   Years Ended December 31, 1995 and 1996 and Six Months Ended June 30, 1997

                                 Additional
                          Common  Paid-In    Partners'    Retained
                          Stock   Capital     Capital     Earnings      Total
                          ------ ---------- -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1994...................  $4,000  $16,632   $   630,902  $  987,093  $ 1,638,627
Net income (loss).......                        855,135     (92,671)     762,464
Cash distributions......                       (854,347)                (854,347)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1995...................   4,000   16,632       631,690     894,422    1,546,744
Net income (loss).......                        847,753     (54,013)     793,740
Cash distributions......                       (972,198)                (972,198)
                          ------  -------   -----------  ----------  -----------
BALANCE, DECEMBER 31,
 1996...................   4,000   16,632       507,245     840,409    1,368,286
Net income (Unaudited)..                      3,264,456     177,555    3,442,011
Cash distributions (Un-
 audited)...............                     (1,037,499)              (1,037,499)
                          ------  -------   -----------  ----------  -----------
BALANCE, JUNE 30, 1997
 (Unaudited)............  $4,000  $16,632   $ 2,734,202  $1,017,964  $ 3,772,798
                          ======  =======   ===========  ==========  ===========



            See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                       COMBINED STATEMENTS OF CASH FLOWS

 Years Ended December 31, 1995 and 1996 and Six Months Ended June 30, 1996 and
                                     1997

                                      Years Ended          Six Months Ended
                                     December 31,              June 30,
                                 ----------------------  ----------------------
                                    1995        1996       1996        1997
                                 ----------  ----------  ---------  -----------
                                                              (Unaudited)
CASH FLOWS FROM OPERATING AC-
 TIVITIES:
 Net income....................  $  762,464  $  793,740  $ 460,255  $ 3,442,011
 Adjustments to reconcile net
  income to net cash
  provided by operating activi-
  ties:
 Depreciation and amortiza-
  tion.........................     303,197     416,369    202,154      210,983
 Provision for doubtful ac-
  counts.......................        (907)      8,874      1,955        7,748
 Loss (gain) on disposal of
  property and equipment.......                   7,315      8,954   (2,922,335)
 Changes in operating assets
  and liabilities:
  Accounts receivable--trade...      45,358     (28,108)    (5,500)     (31,266)
  Accounts receivable--other...      10,136      (6,428)    11,962       15,594
  Prepaid expenses and other
   current assets..............     (23,359)      1,936    (76,357)     (45,258)
  Other assets.................         (59)       (400)    (4,200)      (4,040)
  Accounts payable and accrued
   expenses....................      47,801     (23,185)   255,826      153,552
  Security and other depos-
   its.........................       9,679       2,946       (400)         457
  Deferred revenue.............      28,628      64,723      5,500      (93,228)
                                 ----------  ----------  ---------  -----------
   Net cash provided by operat-
    ing activities.............   1,182,938   1,237,782    860,149      734,218
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM INVESTING AC-
 TIVITIES:
 Purchase of property and
  equipment....................    (716,932)   (857,562)  (312,264)    (508,699)
 Proceeds from sale of property
  and equipment................                  42,609     29,175      750,575
 Purchase of intangibles.......                (122,500)
 Receipt of deposits for re-
  peater services..............                 130,000
 Application of deposits for
  repeater services............                                        (130,000)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) investing activities...    (716,932)   (807,453)  (283,089)     111,876
                                 ----------  ----------  ---------  -----------
CASH FLOWS FROM FINANCING AC-
 TIVITIES:
 Borrowings from shareholder
  and partner..................     400,000     655,000    100,000      219,000
 Repayments on loans from
  shareholder and partner......     (37,346)    (80,366)   (26,432)     (70,092)
 Cash distributions............    (854,347)   (972,195)  (486,101)  (1,037,499)
                                 ----------  ----------  ---------  -----------
   Net cash provided by (used
    in) financing activities...    (491,693)   (397,561)  (412,533)    (888,591)
                                 ----------  ----------  ---------  -----------
INCREASE (DECREASE) IN CASH AND
 CASH EQUIVALENTS..............     (25,687)     32,768    164,527      (42,497)
CASH AND CASH EQUIVALENTS, BE-
 GINNING OF PERIOD.............      56,584      30,897     30,897       63,665
                                 ----------  ----------  ---------  -----------
CASH AND CASH EQUIVALENTS, END
 OF PERIOD.....................  $   30,897  $   63,665  $ 195,424  $    21,168
                                 ==========  ==========  =========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION--
 Cash paid during the period
  for:
 Interest......................  $   36,111  $   72,673  $  13,087  $    33,168
 Income taxes..................  $        0  $      900  $     900  $       800

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  -- During December 1996, the Company acquired equipment by incurring accrued expenses in the amount of $19,191.
  -- During February 1997, the Company received a non-trade account receivable in the amount of $2,250,000 from the sale of a repeater system.

           See accompanying notes to combined financial statements.

                            MERIDIAN COMMUNICATIONS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

 Years Ended December 31, 1995 and 1996 and Six Months Ended June 30, 1996 and
                                      1997
   (Information Pertaining to the Six Months Ended June 30, 1996 and 1997 is
                                   Unaudited)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General--The combined financial statements include the accounts of Meridian Sales and Services Company ("MSSC"), a California S corporation, Meridian Communications North ("MCN"), a general partnership, and Meridian Radio Sites ("MRS"), a general partnership (referred to collectively as Meridian Communications or the "Company") which share common ownership and management. All significant intercompany balances and transactions have been eliminated in combination.

Meridian Communications develops and manages telecommunication antenna site facilities and repeater (mobile relay) equipment throughout Southern California.

Cash and Cash Equivalents--Cash and cash equivalents include cash in the bank as well as short-term investments with an original maturity of three months or less.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment--Property and equipment are stated at cost less accumulated depreciation. Major renewals or betterments are capitalized and depreciated over their estimated useful lives. Repairs and maintenance are charged to expense in the period incurred.

Depreciation for financial statements purposes is computed using the straight-line method over the estimated useful lives of the assets. Buildings and leasehold improvements are depreciated over a period of 20 years, antenna site equipment over a period of 7 years, and office furniture, equipment, and automobiles over a period of 5 years.

Intangibles--Intangible assets are primarily comprised of the rights to a site lease acquired in 1996 and, to a lesser extent, an FCC license. The FCC license was sold in February 1997 with the sale of the assets used in connection with the repeater business for $3,000,000 (see Note 8). The site lease rights are amortized on a straightline basis over the remainder of the lease term of 8 years.

Long-Lived Assets--The Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition and generally requires a one-month security deposit from its customers. As of December 31, 1996, the Company had no significant concentrations of credit risk.

                            MERIDIAN COMMUNICATIONS

   (Information Pertaining to the Six Months Ended June 30, 1996 and 1997 is
                                   Unaudited)

Revenue Recognition and Deferred Revenue--Revenue is recorded when services are provided, according to rates set forth in customer contracts. Deferred revenue is recorded when services are paid in advance of performance.

Income Taxes--The Company is comprised of an S corporation and two partnerships for federal and state income tax purposes. The stockholders and partners report any income or loss of the Company directly on their personal tax returns. State income tax expense is computed using statutory tax rates applicable to S corporations.

Interim Financial Statements--The accompanying combined balance sheet as of June 30, 1997 and the combined statements of income, partners' capital and stockholders' equity, and cashflows for the six months ended June 30, 1997 and 1996 are unaudited. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist of normal recurring adjustments. The results of operations for such interim periods are not necessarily indicative of results for the full year.

2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                              December 31,
                                         -----------------------   June 30,
                                            1995         1996        1997
                                         -----------  ----------  -----------
                                                                  (Unaudited)
      Land.............................. $    28,839  $   28,839  $    28,839
      Antenna site equipment............   2,258,476   2,518,713    2,315,813
      Buildings and leasehold improve-
       ments............................   1,767,261   1,793,290    1,793,290
      Office furniture, equipment and
       automobiles......................     259,586     247,260      248,342
      Construction in progress..........     195,787     687,006    1,167,466
                                         -----------  ----------  -----------
                                           4,509,949   5,275,108    5,553,750
      Less accumulated depreciation and
       amortization.....................  (1,986,020) (2,357,357)  (2,406,058)
                                         -----------  ----------  -----------
                                         $ 2,523,929  $2,917,751  $ 3,147,692
                                         ===========  ==========  ===========

3. LEASE COMMITMENTS

The Company leases office and antenna site facilities under operating lease agreements through the year 2009. One of the facilities is leased from a shareholder of MSSC for $28,800 annually. This lease expires December 31, 1997. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1996, as follows:

    Years Ended December 31:

     1997............................................................ $  512,706
     1998............................................................    495,449
     1999............................................................    441,866
     2000............................................................    319,169
     2001............................................................    275,987
     Thereafter......................................................  2,100,576
                                                                      ----------
                                                                      $4,145,753
                                                                      ==========

                            MERIDIAN COMMUNICATIONS

   (Information Pertaining to the Six Months Ended June 30, 1996 and 1997 is
                                   Unaudited)

Rent expense charged to operations for the years ended December 31, 1995 and 1996 amounted to $629,242 and $727,427, respectively, of which $20,400 and $28,800, respectively, was paid to the shareholder. Rent expense charged to operations for the six months ended June 30, 1996 and 1997 amounted to $311,266 and $414,990, respectively, of which $14,400 was paid to the shareholder in both periods.

4. INCOME TAXES

The Company's provision for income taxes for the years ended December 31, 1995 and 1996 consists of a minimum state liability of $800 for each year which is assessed to MSSC.

The Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders and partners are liable for individual federal and state income taxes on their respective shares of the Company's taxable income. The Corporation continues to pay a California surtax of 1.5% of taxable income or the minimum state tax, whichever is greater.

5. PROFIT SHARING PLAN

MSSC has a profit sharing plan (the "Plan") which covers all employees who have accumulated a minimum amount of hours of service during a year. MSSC's contribution to the Plan is determined annually by the Board of Directors. Provisions for contributions to the profit sharing plan of $22,578 and $21,457, respectively, were made for the years ended December 31, 1995 and 1996.

Effective July 1, 1997, there will be no additional contributions to the Plan. Additionally, the Plan will be terminated and all assets distributed to the participants as defined in the Plan.

6. RELATED PARTY TRANSACTIONS

The Company engages in transactions with a shareholder and partner whereby working capital funds are loaned to the Company and repaid over terms agreed to by both parties (see Note 7). Interest expense incurred on these loans amount to $36,111 and $73,126 for the years ended December 31, 1995 and 1996, respectively, and $36,712 and $61,968 for the six months ended June 30, 1996 and 1997, respectively.

Certain of the Company's buildings and equipment are regularly repaired and maintained by Lee's Two-Way Radio, a California corporation owned and controlled by Norman Kramer, a general partner. Payments to Lee's Two-Way Radio for the years ended December 31, 1995 and 1996 were $31,369 and $34,765, respectively.

Payments for administrative services in the amount of $16,194 and $14,466 for the years ended December 31, 1995 and 1996, respectively, were paid to Norman Kramer, a general partner.

                            MERIDIAN COMMUNICATIONS

   (Information Pertaining to the Six Months Ended June 30, 1996 and 1997 is
                                   Unaudited)


7. LONG-TERM LOANS PAYABLE TO SHAREHOLDER AND PARTNER

                                                   December 31,
                                                -------------------  June 30,
                                                  1995      1996       1997
                                                -------- ---------- -----------
                                                                    (Unaudited)
Unsecured loan payable to shareholder in the
 original amount of $310,000, payable in sixty
 monthly installments of $6,857, including
 interest at the rate of 10% per annum. Final
 installment is due March 31, 2000............  $272,654 $  218,440 $  189,240
Unsecured loan payable to shareholder in the
 original amount of $400,000 at December 31,
 1995 and increased to $500,000 during 1996,
 payable in sixty monthly installments of
 $10,624 per month, including interest at the
 rate of 10% per annum. Final installment due
 August 31, 2001..............................   400,000    473,848    432,956
Unsecured loan payable to shareholder in the
 original amount of $55,000, interest payable
 at the rate of 10% per annum, due November
 27, 2001.....................................               55,000     55,000
Unsecured loan payable to shareholder in the
 original amount of $500,000, interest payable
 at the rate of 10% per annum, due December
 31, 2001.....................................              500,000    500,000
Unsecured temporary loans payable to share-
 holder and partner, at the rate of 10% per
 annum, payable upon demand...................                         219,000
                                                -------- ---------- ----------
                                                 672,654  1,247,288  1,396,196
Less current maturities.......................   119,121    234,607    477,388
                                                -------- ---------- ----------
                                                $553,533 $1,012,681 $  918,808
                                                ======== ========== ==========

All loans to the shareholder and partner were paid in full following the sale of the Company's assets and business to ATS (see Note 9).

8. SALE OF THE REPEATER BUSINESS

Effective December 1, 1996, the Company entered into a ten-year agreement with an unrelated party granting the party the right to manage a repeater system and granting the party an option to purchase the system. Under the agreement, the Company received a non-refundable $300,000 option fee in the first quarter of 1997 from the party. In addition, the Company receives repeater service fees quarterly from the party. As of June 30, 1997, the system is still being managed by the party and the purchase option has not been exercised.

Effective February 19, 1997, the Company sold a repeater system to an unrelated party for $3,000,000. As of June 30, 1997, the uncollected portion of the purchase price, $2,250,000, was included in non-trade accounts receivable. This amount was received during August 1997.

Effective February 28, 1997, the balance of the repeater business was sold to a separate buyer for the assumption of certain liabilities regarding the business.

Revenues for the repeater business which were transferred as a result of these transactions are $140,945, $206,556 and $54,087 for the years and period ended December 31, 1995 and 1996, and June 30, 1997, respectively.

                            MERIDIAN COMMUNICATIONS

   (Information Pertaining to the Six Months Ended June 30, 1996 and 1997 is
                                   Unaudited)


9. SUBSEQUENT EVENT (Unaudited)

Effective July 1, 1997, the Company sold substantially all of its assets and the business related to these assets to American Tower Systems, Inc. ("ATS"). The combined purchase price was $32,121,638 plus construction adjustments of $581,042 for the acquisition and construction of certain new sites from June 14, 1996 through the date of the sale. Assets which were not sold to ATS include cash, accounts receivable, and assets related to the repeater business which were sold to unrelated buyers (see Note 8).

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
Gearon & Co., Inc.:

We have audited the accompanying balance sheets of Gearon & Co., Inc. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Atlanta, Georgia
February 27, 1998

                               GEARON & CO., INC.

                                 BALANCE SHEETS

                                                      December 31, December 31,
                                                          1997         1996
                                                      ------------ ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.......................... $ 4,285,940   $  813,182
  Accounts receivable--trade, net of allowance for
   doubtful accounts of $309,164 and $129,650 in 1997
   and 1996, respectively............................   6,516,370    7,132,363
  Unbilled receivables...............................   4,741,198      515,688
  Accounts receivable--other.........................     286,751        6,390
  Receivable from related party......................         --       200,000
                                                      -----------   ----------
    Total current assets.............................  15,830,259    8,667,623
PROPERTY AND EQUIPMENT, net..........................   3,793,881      561,028
OTHER ASSETS.........................................     138,800       27,530
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable................................... $ 2,653,403   $   27,587
  Accrued expenses...................................     239,350       39,693
  Accrued merger related expenses....................   6,225,205
  Note payable.......................................   5,000,000
                                                      -----------   ----------
    Total current liabilities........................  14,117,958       67,280
COMMITMENTS AND CONTINGENCIES (Note 3)
STOCKHOLDERS' EQUITY
  Common stock, no par value, 10,000 shares
   authorized;
   7,500 issued and outstanding in 1996..............                      750
  Class A voting common stock, no par value, 10,000
   shares authorized, 7,500 issued and outstanding in
   1997..............................................           8
  Class B nonvoting common stock, no par value,
   1,000,000 shares authorized, 798,335 issued and
   outstanding in 1997...............................         798
  Additional paid-in capital.........................   5,549,944
  Retained earnings..................................      94,232    9,188,151
                                                      -----------   ----------
    Total stockholder's equity.......................   5,644,982    9,188,901
                                                      -----------   ----------
TOTAL................................................ $19,762,940   $9,256,181
                                                      ===========   ==========


                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF OPERATIONS

                              Year Ended    Year Ended
                             December 31,  December 31,
                                 1997          1996
                             ------------  ------------
REVENUES:
  Fees and bonuses.......... $25,052,348   $15,613,655
  Pass-through revenues.....   4,376,070     5,349,795
  Tower rentals.............     172,868        53,200
  Other.....................     328,467       467,785
                             -----------   -----------
    Total revenues..........  29,929,753    21,484,435
OPERATING EXPENSES:
  Operating expenses........  12,835,263     6,619,029
  Tower expenses............     165,887        41,926
  Pass-through expenses.....   4,376,070     5,349,795
                             -----------   -----------
    Total operating ex-
     penses.................  17,377,220    12,010,750
                             -----------   -----------
GROSS PROFIT................  12,552,533     9,473,685
General and administrative
 expenses...................   2,496,749     1,394,757
Merger related expenses.....  13,796,434
                             -----------   -----------
INCOME (LOSS) FROM OPERA-
 TIONS......................  (3,740,650)    8,078,928
OTHER INCOME AND EXPENSES,
 NET........................      73,310        94,822
                             -----------   -----------
NET INCOME (LOSS)........... $(3,667,340)  $ 8,173,750
                             ===========   ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                               Common Stock
                         ------------------------- Additional
                         Common  Class A  Class B   Paid-in    Retained
                         Stock   Voting  Nonvoting  Capital    Earnings       Total
                         ------  ------- --------- ---------- -----------  -----------
BALANCE--January 1,
 1996................... $ 750    $--      $--     $      --  $ 8,783,131  $ 8,783,881
  Distributions to
   shareholder..........                                       (7,768,730)  (7,768,730)
  Net income............                                        8,173,750    8,173,750
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1996...................   750                                  9,188,151    9,188,901
  Exchange of 7,500
   shares of original
   common stock for
   7,500 shares of Class
   A voting stock and
   742,500 shares of
   Class B nonvoting
   common stock.........  (750)      8      742
  Issuance of 55,835
   shares of Class B
   nonvoting stock to
   certain employees....                     56     5,549,944                5,550,000
  Distributions to
   shareholder..........                                       (5,426,579)  (5,426,579)
  Net loss..............                                       (3,667,340)  (3,667,340)
                         -----    ----     ----    ---------- -----------  -----------
BALANCE--December 31,
 1997................... $  --    $  8     $798    $5,549,944 $    94,232  $ 5,644,982
                         =====    ====     ====    ========== ===========  ===========




                       See notes to financial statements.

                               GEARON & CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                      Year Ended    Year Ended
                                                     December 31,  December 31,
                                                         1997          1996
                                                     ------------  ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)................................. $(3,667,340)  $ 8,173,750
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Provision for doubtful accounts.................      383,167      129,650
    Depreciation....................................      185,670      103,283
    Noncash merger related expense..................    5,550,000
    Changes in assets and liabilities;
      Decrease (increase) in accounts receivable
       trade........................................      232,826   (3,434,228)
      Decrease (increase) in unbilled receivables...   (4,225,510)     782,867
      Decrease (increase) in accounts receivable
       other........................................     (280,361)      20,307
      Increase in other assets......................     (111,270)     (21,748)
      Increase (decrease) in accounts payable.......    1,779,560      (35,463)
      Increase (decrease) in accrued expenses.......      199,657      (22,523)
      Increase in accrued merger related expense....    6,225,205
                                                     ------------  -----------
  Net cash provided by operating activities.........    6,271,604    5,695,895
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES;
  Acquisition of property and equipment.............     (329,998)    (134,910)
  Construction of towers, net of accounts payable...   (2,242,269)    (336,242)
                                                     ------------  -----------
        Net cash used in investing activities.......   (2,572,267)    (471,152)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to stockholder......................   (5,426,579)  (7,768,730)
  Repayments from (loans to) related party..........      200,000     (170,000)
  Proceeds from note payable........................    5,000,000
  Loan from stockholder.............................      500,000
  Repayment to stockholder..........................     (500,000)
                                                     ------------  -----------
        Net cash used in financing activities.......     (226,579)  (7,938,730)
                                                     ------------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS........................................    3,472,758   (2,713,987)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR .......      813,182    3,527,169
                                                     ------------  -----------
CASH AND CASH EQUIVALENTS, END OF YEAR.............. $  4,285,940  $   813,182
                                                     ============  ===========

                       See notes to financial statements.

                               GEARON & CO., INC.

                         NOTES TO FINANCIAL STATEMENTS
           (As of and for the Years Ended December 31, 1997 and 1996)

1. Summary of Significant Accounting Policies

Business and Corporate Structure--Gearon & Co., Inc. (the "Company"), a Georgia corporation, was incorporated on September 6, 1991 and is engaged in the site acquisition, development, construction and facility management of wireless network communication facilities on behalf of its customers. The Company operates in markets throughout the United States. In addition, as of December 31, 1997, the Company owned and operated 16 communications towers with an additional 20 towers in varying stages of development. The towers are located in Georgia, Florida, and Tennessee.

On January 22, 1998, the Company merged into and became a part of American Tower Systems, Inc. (ATSI) a subsidiary of American Radio Systems Corporation
(ARS), pursuant to an Agreement and Plan of Merger ("the Merger Agreement") executed on November 21, 1997. Under the Merger Agreement, the holders of the Company's common stock at the effective date of the merger received a total of $32,000,000 in cash and liabilities assumed by ATSI and 5,333,333 shares of ATSI stock with an agreed-upon fair value of $48,000,000.

On December 30, 1997, the Company awarded a total of 55,835 shares of Class B common stock valued at $5,550,000 (based on the share price paid by ATSI in the merger) to certain key employees, awarded cash bonuses totaling approximately $7,667,000 to certain employees, and incurred approximately $580,000 in other merger related expenses. On January 20, 1998, the Company awarded an additional 503 shares of Class B common stock valued at $50,000 (based on the share price paid by ATSI in the merger) to a key employee. In addition, on January 20, 1998, accounts receivable of approximately $11,000,000 and two automobiles with a net book value of $16,247 were distributed to the majority stockholder.

Pursuant to the Merger Agreement, the Company borrowed a total of $10,000,000 from ATSI in two $5,000,000 installments on December 24, 1997 and January 20, 1998, respectively, to fund working capital and merger related expenses. Such borrowings bore interest at 7.5% and were repaid at closing.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk--The Company extends credit to customers on an unsecured basis in the normal course of business. Credit risk is limited due to the financial reputation of the customers comprising the Company's customer base. The Company has policies governing the extension of credit and collection of amounts due from customers.

The following represents a summary of fees and bonuses earned from individual customers in excess of 10% of total fees and bonuses for the year ended:

                                                              1997       1996
                                                           ---------- ----------
     Customer A........................................... $7,705,000 $4,773,000
     Customer B...........................................  5,462,000
     Customer C...........................................  5,660,000

Impairment of Long-Lived Assets--In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets

                               GEARON & CO., INC.

and for Long-Lived Assets to be Disposed Of. SFAS 121 addresses the accounting for the impairment of long-lived assets, certain intangibles and goodwill when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company adopted this statement during 1996 and the impact on the Company's results of operations, liquidity or financial position was not material.

Cash and Cash Equivalents--Cash and cash equivalents includes cash on hand, demand deposits and short-term investments with original maturities of three months or less.

Property and Equipment--Property and equipment are recorded at cost. Ordinary repairs and maintenance are expensed as incurred; major replacements and improvements are capitalized and depreciated over their estimated useful lives. Depreciation is provided using the straight-line method over the estimated useful lives of the assets as follows:

      Leasehold improvements...................................... Life of lease
      Furniture and fixtures......................................     3-7 years
      Machinery and equipment.....................................     3-7 years
      Communications towers.......................................      15 years

Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. When the assets are placed in service, they are transferred to the appropriate property and equipment category and depreciated. The Company also capitalizes subcontractor and employee labor and overhead costs incurred in connection with the construction of towers.

Revenue Recognition--Revenues from fees and bonuses are recognized based upon the completion of certain activities as defined by the respective contracts with individual customers. Several of the contracts provide for reimbursement by customers of certain costs in addition to fees earned. Such costs are recognized on the accrual basis and are reflected as pass-through revenues and expenses in the statements of operations. Tower and sublease revenues are recognized when earned over the terms of the related leases.

Income Taxes--At inception, the Company elected to be treated as a Subchapter S Corporation ("S Corporation") for income tax purposes. Accordingly, no recognition has been given to income taxes in the financial statements since the income is reportable on the individual tax return of the stockholders. Two states in which the Company does business do not recognize S Corporations for tax purposes and therefore the Company is liable for income taxes in those states. The amounts paid or accrued for income taxes were not material in relation to the financial statements.

New Accounting Pronouncement--In June 1997, the Financial Accounting Standards Board issued SFAS 131, "Disclosure About Segments of an Enterprise and Related Information" which the Company will adopt in 1998. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis of the impact of this statement.

Reclassifications--Certain 1996 amounts have been reclassified to conform to the 1997 presentation.

                               GEARON & CO., INC.

2. Property and Equipment

Property and equipment consist of the following:

                                                       December 31, December 31,
                                                           1997         1996
                                                       ------------ ------------
      Land............................................  $   82,198   $     --
      Leasehold improvements..........................      73,180      60,902
      Furniture and fixtures..........................     138,111      81,694
      Machinery and equipment.........................     564,404     306,705
      Communications towers...........................   2,542,922     336,242
      Construction in progress........................     801,060         --
                                                        ----------   ---------
      Property and equipment, at cost.................   4,201,875     785,543
      Accumulated depreciation........................   (407,994)    (224,515)
                                                        ----------   ---------
      Property and equipment--net.....................   3,793,881   $ 561,028
                                                        ==========   =========

3. Commitments and Contingencies

Lease Obligations--The Company currently leases office space, office equipment and land for communications towers under operating leases that expire at varying dates through 2002. The tower ground leases contain options for the Company to renew, at its discretion, for five-year periods up to a maximum term of twenty-five years. The leases require the Company to maintain certain insurance coverage and provide for maintenance and repairs. Future minimum lease payments for noncancelable office, equipment and ground leases are as follows for the periods ending December 31:

      1998...........................................................    400,794
      1999...........................................................    374,501
      2000...........................................................    351,755
      2001...........................................................    234,971
      2002...........................................................    179,705
                                                                      ----------
      Total.......................................................... $1,541,726
                                                                      ==========

Customer Leases--The Company owns communications towers which it leases to third parties. The leases which are noncancelable and expire at various dates through 2006, contain options for the lessees to renew, at their discretion, for 5-year periods up to a maximum term of 25 years.

Future minimum rental receipts expected to be received from customers under noncancelable leases are as follows for the periods ending December 31:

      1998........................................................... $  731,511
      1999...........................................................    794,812
      2000...........................................................    803,334
      2001...........................................................    766,185
      2002...........................................................    654,154
      Thereafter.....................................................    159,016
                                                                      ----------
      Total.......................................................... $3,909,012
                                                                      ==========

                               GEARON & CO., INC.

Purchase Commitments--At December 31, 1997, the Company had entered into an agreement to acquire land for a communications tower for a purchase price of $100,000. The purchase closed on February 11, 1998. In addition, at December 31, 1997, the Company had a verbal agreement with a customer to purchase seven communications towers for an aggregate purchase price of approximately $1,000,000. This purchase is expected to be consummated in March 1998.

Employment Agreement--In August 1997, the Company entered into an employment agreement with an officer of the Company. The Agreement is for a term of one year and is renewable for successive one-year terms. The agreement contains provisions for compensation in the event of termination or a change in control of the Company. The compensation due to this officer as a result of the merger discussed in Note 1 has been included in accrued merger related expenses as of December 31, 1997. In November and December 1997, the Company entered into employment agreements with two officers of the Company. These agreements are for a term of two years, renewable for successive two-year terms and contain provisions for compensation in the event of termination other than for cause.

Legal Matters--The Company is a party to certain legal matters arising in the ordinary course of business. In the opinion of management, none of these matters are expected to have a material effect on the financial position, results of operations, or cash flows of the Company.

4. Retirement Plan

On September 1, 1996, the Company established the Gearon & Co., Inc. Employee Savings and Retirement Plan (the "Plan"), a 401(k) plan. Employees of the Company are eligible for participation in the Plan subject to certain minimum age and length of employment requirements. Plan participants can contribute from 2% to 15% of their compensation, as defined. The Company matches 25% of the participants' contributions up to 10% of compensation. The Plan's assets are invested in equity, bond, balanced, and money market mutual funds. The Company contributed approximately $79,000 and $24,000 for the years ended December 31, 1997 and 1996, respectively.

5. Common Stock

Effective October 23, 1997, the Company authorized the issuance of 10,000 shares of Class A common stock and 1,000,000 shares of Class B common stock. Class A has voting privileges while Class B common stock is nonvoting. On October 23, 1997, all 7,500 shares of common stock previously outstanding were exchanged for 7,500 shares of Class A common stock and 742,500 shares of Class B common stock which were transferred to the original stockholder and a trust related to the original stockholder.

6. Related Party Transactions

The receivable from a related party totaling $200,000 at December 31, 1996 was repaid in full in January 1997.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
American Tower Corporation:

We have audited the accompanying consolidated balance sheets of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Tower Corporation and subsidiaries as of December 31, 1996 and 1997 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          KPMG LLP

Houston, Texas
January 23, 1998

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (In thousands, except share data)

                                     ASSETS

                                         December 31, December 31,  March 31,
                                             1996         1997        1998
                                         ------------ ------------ -----------
                                                                   (unaudited)
Current assets:
 Cash and cash equivalents..............   $    92      $    996    $  1,111
 Accounts receivable, net of allowance
  for doubtful accounts of $104, $175
  and $174 respectively.................       816         1,021       1,084
 Prepaid expenses and other current
  assets................................       793           719         984
 Assets held for sale...................       700           --          --
                                           -------      --------    --------
  Total current assets..................     2,401         2,736       3,179
Land....................................     5,301         6,234       6,239
Rental towers and related fee based as-
 sets, net of accumulated depreciation
 of $3,984, $8,362 and $9,730, respec-
 tively.................................    61,556       112,412     125,788
Other assets, net of accumulated
 amortization of $836, $951 and $1,268,
 respectively...........................     6,269         7,432       7,785
                                           -------      --------    --------
  Total assets..........................   $75,527      $128,814    $142,991
                                           =======      ========    ========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
 Accounts payable.......................   $   720      $  2,810    $    688
 Accrued interest payable...............       598         1,061           4
 Deferred revenues and other current
  liabilities...........................       978         2,125       3,277
 Current portion of long-term debt......     1,075         1,000       1,000
                                           -------      --------    --------
  Total current liabilities.............     3,371         6,996       4,969
Long-term debt, less current portion....    49,771        74,478      90,139
Other liabilities.......................       450           190         184
Deferred income taxes...................     6,337         6,767       6,957
                                           -------      --------    --------
  Total liabilities.....................    59,929        88,431     102,249
Commitments and contingencies
Redeemable preferred stock $.01 par
 value.
 Authorized 5,000,000 shares; 22,500
  shares issued and outstanding.........     4,000         4,052       4,067
Stockholders' equity:
 Common stock, $.01 par value.
  Authorized 250,000 shares; 75,331,
  149,549 and 149,549 shares issued and
  outstanding, respectively.............         1             2           2
 Additional paid-in capital.............    12,051        36,426      36,426
 Retained earnings (accumulated
  deficit)..............................      (454)          (97)        247
                                           -------      --------    --------
  Total stockholders' equity............    11,598        36,331      36,675
                                           -------      --------    --------
  Total liabilities and stockholders'
   equity...............................   $75,527      $128,814    $142,991
                                           =======      ========    ========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (In thousands)

                                      Year Ended          Three Months Ended
                                     December 31,              March 31,
                                ------------------------  --------------------
                                 1995    1996     1997      1997       1998
                                ------  -------  -------  ---------  ---------
                                                              (unaudited)
Total revenues................  $8,277  $12,366  $20,006  $   4,581  $   6,260
Operating expenses:
 Direct tower costs...........   1,868    2,849    4,138        856      1,305
 Selling, general and
  administrative..............   1,601    2,049    3,183        723        862
 Depreciation and
  amortization................   1,908    2,709    4,903      1,027      1,755
                                ------  -------  -------  ---------  ---------
  Total operating expenses....   5,377    7,607   12,224      2,606      3,922
                                ------  -------  -------  ---------  ---------
Operating income..............   2,900    4,759    7,782      1,975      2,338
Interest expense..............   3,068    3,808    5,439      1,285      1,791
Other expenses................     414      150      514         33        --
                                ------  -------  -------  ---------  ---------
Income (loss) before income
 taxes and extraordinary
 item.........................    (582)     801    1,829        657        547
Income tax (expense) benefit..     217     (303)    (801)      (288)      (188)
                                ------  -------  -------  ---------  ---------
Income (loss) before
 extraordinary item...........    (365)     498    1,028        369        359
Extraordinary loss, net of tax
 benefit of $117, $272, and
 $371, respectively...........     207      451      619        --         --
                                ------  -------  -------  ---------  ---------
Net income (loss).............    (572)      47      409        369        359
Accretion of preferred stock..     --       --        52        --          15
                                ------  -------  -------  ---------  ---------
Net income (loss) available to
 common stockholders..........  $ (572) $    47  $    35  $     369  $     344
                                ======  =======  =======  =========  =========



          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                      (In thousands, except share amounts)

                          Common Stock
                          -------------
                                                                        Total
                                          Additional    Accumulated stockholders'
                          Shares  Value paid-in capital   deficit      equity
                          ------- ----- --------------- ----------- -------------
Balances at December 31,
 1994...................   67,500  $ 1      $ 7,424        $ 71        $ 7,496
Allocation of redeemable
 preferred stock
 proceeds to warrants...      --   --           500         --             500
Net loss................      --   --           --         (572)          (572)
                          -------  ---      -------        ----        -------
Balances at December 31,
 1995...................   67,500    1        7,924        (501)         7,424
Shares of common stock
 issued in acquisition..    6,481  --         4,127         --           4,127
Conversion of warrants
 to common stock........    1,350  --           --          --             --
Net income..............      --   --           --           47             47
                          -------  ---      -------        ----        -------
Balances at December 31,
 1996...................   75,331    1       12,051        (454)        11,598
Conversion of warrants
 to common stock........   24,265  --           --          --             --
Conversion of warrants
 with put feature to
 common stock...........   12,462  --           174         --             174
Sale of common stock,
 net of issuance costs..   36,049    1       23,201         --          23,202
Common stock issued in
 connection with tower
 acquisition............    1,442  --         1,000         --           1,000
Net income..............      --   --           --          409            409
Accretion of redeemable
 preferred stock........      --   --           --          (52)           (52)
                          -------  ---      -------        ----        -------
Balances at December 31,
 1997...................  149,549  $ 2       36,426         (97)        36,331
Net income (unaudited)
 .......................      --   --           --          359            359
Accretion of redeemable
 preferred stock
 (unaudited) ...........      --   --           --          (15)           (15)
                          -------  ---      -------        ----        -------
Balances at March 31,
 1998 (unaudited) ......  149,549  $ 2      $36,426        $247        $36,675
                          =======  ===      =======        ====        =======


          See accompanying notes to consolidated financial statements

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                     Year Ended          Three Months Ended
                                    December 31,              March 31,
                               ------------------------  --------------------
                                1995    1996     1997      1997       1998
                               ------  -------  -------  ---------  ---------
                                                             (unaudited)
Cash flows from operating
 activities:
 Net income (loss)............ $ (572) $    47  $   409  $     369  $     359
 Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities:
  Depreciation and
   amortization...............  1,908    2,709    4,903      1,027      1,755
  Accretion of debt
   discounts..................    202      808      121        109        111
  Deferred income taxes.......   (334)      31      430        288        190
  Deferred loan costs written-
   off........................    324      --       990        --         --
 Changes in assets and
  liabilities:
  Increase in accounts
   receivable, net............   (203)    (218)    (205)      (709)       (63)
  (Increase) decrease in
   prepaid expenses and other
   current assets.............   (109)    (111)      74       (239)      (265)
  Increase (decrease) in
   accounts payable...........     59      231    2,090        194     (2,122)
  Increase (decrease) in
   accrued interest payable...     14       59      463         67     (1,057)
  Increase (decrease) in
   deferred revenues and
   other......................    332     (417)   1,061        143      1,152
                               ------  -------  -------  ---------  ---------
   Total adjustments..........  2,193    3,092    9,927        880       (299)
                               ------  -------  -------  ---------  ---------
   Net cash provided by
    operating activities......  1,621    3,139   10,336      1,249         60
                               ------  -------  -------  ---------  ---------
Cash flows from investing
 activities:
 Payments for purchases of
  towers and related assets... (7,351) (14,249) (56,075)   (11,795)   (15,484)
 Proceeds from the sale of
  land........................     24      --       --         --         --
 Payments for purchases of
  land........................   (500)  (1,124)   (933)       (100)        (5)
                               ------  -------  -------  ---------  ---------
   Net cash used in investing
    activities................ (7,827) (15,373) (57,008)   (11,895)   (15,489)
                               ------  -------  -------  ---------  ---------
Cash flows from financing
 activities:
 Proceeds from borrowings on
  long-term debt..............  4,646   39,850   70,800     11,262     15,544
 Proceeds from issuance of
  common stock................    --       --    23,202        --         --
 Proceeds from issuance of
  preferred stock.............  4,133      367      --         --         --
 Payments of long-term debt... (1,680) (28,736) (45,633)       --         --
 Payments of deferred loan
  costs and interest rate
  cap.........................    (98)  (1,060)    (793)       --         --
                               ------  -------  -------  ---------  ---------
   Net cash provided by (used
    in) financing activities..  7,001   10,421   47,576     11,262     15,544
                               ------  -------  -------  ---------  ---------
   Net increase (decrease) in
    cash and cash
    equivalents...............    795   (1,813)     904        616        115
Cash and cash equivalents at
 beginning of period..........  1,110    1,905       92         92        996
                               ------  -------  -------  ---------  ---------
Cash and cash equivalents at
 end of period................ $1,905  $    92  $   996  $     708  $   1,111
                               ======  =======  =======  =========  =========
Supplemental disclosure of
 cash flow information--cash
 paid during the period for
 interest..................... $2,915  $ 2,925  $ 3,902  $     656  $   1,919
                               ======  =======  =======  =========  =========

          See accompanying notes to consolidated financial statements.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    December 31, 1995, 1996 and 1997 and March 31, 1997 and 1998 (unaudited)

(1)Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying consolidated financial statements reflect the financial position, results of operations, and cash flows of American Tower Corporation and its wholly-owned subsidiaries, collectively referred to as ATC or the Company. All significant intercompany transactions and balances have been eliminated.

(b) Description of Business

The primary business of the Company is the leasing of antenna and transmitter space on communication towers to companies using or providing cellular telephone, paging, microwave and specialized mobile radio services. The Company currently owns and operates communication tower sites located primarily in the western, eastern and southern United States.

(c) Interim Financial Information

The unaudited financial statements for the three months ended March 31, 1997 and 1998 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation. Operating results for the three-month periods ended March 31, 1997 and 1998 are not necessarily indicative of the results that may be expected for a full year.

(d) Cash Equivalents

Cash equivalents consist of short-term investments with an original maturity of three months or less.

(e) Rental Towers and Related Fee Based Assets

Rental towers and related fee based assets are stated at cost. Depreciation on rental towers and related fee based assets is calculated on the straight-line method over the estimated useful lives of the assets which range from 3 to 25 years.

(f) Other Assets

Other assets include licenses and permits which are amortized on a straight-line basis over their expected period of benefit, 25 years, and a noncompete agreement with a stockholder which is being amortized on a straight-line basis over its seven year term. Also included are deferred loan costs associated with various debt issuances which are amortized over the terms of the related debt based on the amount of outstanding debt using the interest method.

(g) Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

The Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs of disposal. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

(h) Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(i) Fair Value of Financial Instruments

SFAS No. 107, Disclosure about Fair Value of Financial Instruments requires the Company to disclose estimated fair values for its financial instruments. Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore, cannot be determined with precision.

The Company believes that the carrying amounts of its financial instrument current assets and current liabilities approximate the fair value of such items due to their short-term nature. The carrying amount of long-term debt approximates its fair value because the interest rates approximate market.

(j) Revenue Recognition

Revenues are recognized as tower services are provided. Amounts billed or received prior to services being performed are deferred until such time as the revenue is earned.

(k) Stock Option Plan

On January 1, 1996, the Company adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion No. 25 and provide pro forma net income disclosures as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure requirements of SFAS No. 123.

(l) Interest Rate Cap Agreements

The Company was party to a financial instrument to reduce its exposure to fluctuations in interest rates. The purchase price of the interest rate cap agreements was capitalized and included in prepaid expenses in the accompanying consolidated balance sheets and amortized over the life of the agreements using the straight-line method. The interest rate cap agreements expired in December 1997.

(m) Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(n) Reclassifications

Certain reclassifications have been made to prior period amounts in order to conform to the current presentation.

(2)Rental Towers and Related Fee Based Assets

Asset Acquisitions

In December 1995, the Company acquired in a single transaction substantially all of the tower sites and locations of CSX Realty Development Corporation
(CSX) for $9,750,000 which was funded through cash and

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES seller financed debt. In addition during 1995, the Company acquired 81 other tower sites in several unrelated transactions.

In October 1996, the Company acquired in a single transaction substantially all of the tower sites and locations of Prime Communications Sites Holdings LLC and its subsidiary (Prime) for approximately $15.3 million which was funded through borrowings under the Company's credit facility, seller financed debt and the issuance of common stock of the Company to the seller. In addition, during 1996 the Company acquired four other tower sites in two unrelated transactions.

In July 1997, the Company acquired in a single transaction 32 tower sites for approximately $11.8 million which was funded through borrowings under the Company's credit facility. In addition, during 1997 the Company acquired 89 tower sites in several unrelated transactions totaling $25.2 million. The purchase price for all acquisitions has been allocated to the land, towers and related fee based assets and licenses and permits based on their respective estimated fair values.

The following unaudited pro forma information represents the consolidated results of operations of the Company as if the 1997 acquisitions had occurred on January 1, 1996, and the 1996 acquisitions had occurred on January 1, 1995 (in thousands):

                                                       1995     1996     1997
                                                      -------  -------  -------
   Rental revenue.................................... $10,575  $17,290  $21,578
   Operating income.................................. $ 3,737  $ 7,835  $ 9,039
   Net loss.......................................... $(1,442) $(2,002) $  (326)

The pro forma information is not necessarily indicative of operating results that would have occurred if each acquisition had been consummated as of the respective dates, nor is it necessarily indicative of future operating results. The actual results of operations of the acquired assets are included in the Company's consolidated financial statements only from the date of acquisition.

Tower Disposal

On January 13, 1997, the Company entered into a binding letter agreement with a related shareholder and director to sell 45 communication towers for a purchase price of $700,000. The closing of this transaction occurred during March 1997. At the closing, the Company sold the communication towers to the shareholder in exchange for a $700,000 reduction in payments owed under the subordinated note payable to the shareholder issued in October 1994. See note 6 for further discussion. Due to the agreement, the related assets have been reflected as assets held for resale on the December 31, 1996 balance sheet.

(3)Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

                                                       December
                                                          31,
                                                       ---------  March 31,  ---
                                                       1996 1997    1998
                                                       ---- ---- -----------
                                                                 (unaudited)
Prepaid land leases................................... $619 $637    $727
Other current assets..................................  174   82     257
                                                       ---- ----    ----
                                                       $793 $719    $984
                                                       ==== ====    ====

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

(4)Other Assets

Other assets consisted of the following (in thousands):

                                                       December 31,
                                                       -------------  March 31,
                                                        1996   1997     1998
                                                       ------ ------ -----------
                                                                     (unaudited)
Deferred loan costs, net.............................. $1,009 $  751     $719
Licenses and permits, net.............................  4,428  5,898    6,289
Noncompete costs, net.................................    623    538      502
Other assets..........................................    209    245      275
                                                       ------ ------   ------
                                                       $6,269 $7,432   $7,785
                                                       ====== ======   ======

(5)Deferred Revenues and Other Current Liabilities

Deferred revenues and other current liabilities consisted of the following (in thousands):

                                                   December
                                                      31,
                                                  ----------- March
                                                  1996  1997   31,
                                                  ---- ------  1998
                                                              ------ (unaudited)
Deferred revenues................................ $201 $1,125 $1,799
Deferred compensation contracts..................  300    150    150
Accrued expenses and other.......................  477    850  1,328
                                                  ---- ------ ------
                                                  $978 $2,125 $3,277
                                                  ==== ====== ======

(6)Long-term Debt

On October 11, 1996, the Company entered into a senior credit facility (the Credit Facility) in connection with the acquisition of the communication towers from Prime as discussed in note 2. The Credit Facility was extinguished during 1997 in connection with the Company entering into a new Senior Credit Agreement, discussed in further detail below.

The Credit Facility included a $23 million revolving line of credit, which included a sub-allotment for letters of credit, and a $37 million term loan facility. The Company utilized the proceeds of the term loan to (i) repay $21.6 million of principal and interest to its existing senior lenders, (ii) prepay in full $6.1 million of principal and interest to its senior subordinated lender, and (iii) to fund $8.6 million of the purchase price for the Prime acquisition.

The Credit Facility incurred interest at LIBOR plus 275 basis points for interest periods ranging up to five months; thereafter, the credit facility incurred interest at LIBOR plus an applicable margin, not to exceed 275 basis points, based upon a defined leverage ratio, for interest periods of one, three or six months. The term loan and the revolving Credit Facility required principal amortization with quarterly payments totaling $5.6 million in 1999. The Credit Facility contained restrictions on payment of dividends, and set forth minimum operating cash flows, as defined, to be attained by the Company.

Immediately prior to entering into the Credit Facility in October 1996, the Company owed its senior lenders $21.5 million under a term loan, revolving line of credit and acquisition line of credit facilities which had been amended and extended in December 1995. The outstanding balance of the prior senior agreement bore interest at LIBOR plus 275 basis points. In conjunction with entering into the Credit Facility, the Company expensed $451,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. In conjunction with the amendment of the Company's senior credit agreement in December 1995, the Company expensed $207,000, net of taxes, of deferred loan and other financing costs associated with prior credit facilities. Such deferred loan and other financing costs written off in 1995 have been reflected as extraordinary losses in the consolidated statements of operations.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

On June 30, 1997, the Company entered into a new senior credit agreement (the Credit Agreement). The Credit Agreement includes a $100 million revolving line of credit, which includes a sub-allotment for letters of credit and a $25 million term loan facility. In connection with entering into the Credit Agreement, the Company expensed $619,000, net of taxes, of deferred loan and other financing costs associated with the prior credit facility. These deferred loan and other financing costs written off in 1997 have been reflected as extraordinary loss in the consolidated statements of operations.

Seller Acquisition Financing

In connection with the acquisition of the towers and related sites in October 1996 as more fully discussed in note 2 and above, the Company issued an aggregate of $2.5 million of subordinated term notes to certain sellers. Payment terms required (i) a single installment on October 11, 2004 or (ii) immediate payment upon an initial public offering. The subordinated term notes incurred interest at 11% payable quarterly commencing January 1997. During 1997 these notes were fully repaid.

Long-term debt consists of the following (in thousands):

                                                   December 31,
                                                  ----------------   March 31,
                                                   1996     1997       1998
                                                  -------  -------  -----------
                                                                    (unaudited)
Term note payable, due in quarterly payments
 beginning in September 1999, interest at a base
 rate, as defined................................ $   --   $70,800    $86,350
Term note payable, due in quarterly payments
 beginning in January 1999, interest at 8.38%
 until May 1997 at which time interest is LIBOR
 plus a maximum of 2.75%. Balance repaid during
 1997............................................  39,850      --         --
Seller financing, noninterest-bearing secured
 note payable, due in annual installments
 commencing December 20, 1996 through December
 20, 2000........................................   6,313    5,313      5,313
Subordinated note payable to shareholder,
 interest payable in quarterly installments at
 10.5% per annum; payment of principal due in
 annual installments beginning November 15, 2001;
 original principal reduced by value of stock
 warrant (see note 9). Balance repaid during
 1997............................................   3,000      --         --
Subordinated notes payable, interest payable in
 quarterly installments at 11.0% per annum;
 single installment due October 2004. Balance
 repaid during 1997..............................   2,561      --         --
Noninterest-bearing unsecured note payable,
 maturing in 1999................................     500      500        500
Note payable, due in quarterly installments
 commencing January 1, 1995 bearing interest at
 10%. Balance repaid during 1997.................     300      --         --
Other............................................      43       34         34
Discounts associated with noninterest-bearing
 obligations.....................................  (1,671)  (1,169)    (1,058)
Discount assigned to stock warrants (see note
 9)..............................................     (50)     --         --
                                                  -------  -------    -------
  Total long-term debt...........................  50,846   75,478     91,139
Less current portion.............................   1,075    1,000      1,000
                                                  -------  -------    -------
  Long-term debt excluding current portion....... $49,771  $74,478    $90,139
                                                  =======  =======    =======

The Company was party to a financial instrument in order to reduce its exposure to fluctuations in interest rates. The agreement provided for the third parties to make payments to the Company whenever a defined floating interest rate exceeded 10 percent per annum. No such payments were made in 1995 or 1996. Payments on the interest rate cap agreements were based on the notional principal amount of the agreements; no funds were actually borrowed or are to be repaid as of December 31, 1996. The unamortized portion of the purchase price was approximately $107,000 and $50,000 at December 31, 1995 and 1996, respectively. $5,000,000 under this interest rate cap agreement expired in 1995 and the remaining $9,000,000 agreement expired in December 1997.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

The aggregate annual maturities of long-term debt (not reduced for discount rates on noninterest-bearing obligations) for each of the five years subsequent to December 31, 1997 are as follows (in thousands):

            Year ending
            December 31,
            ------------
            1998................................. $ 1,000
            1999.................................   2,250
            2000.................................   6,457
            2001.................................   5,000
            2002.................................   8,300
            Thereafter...........................  53,640
                                                  -------
                                                  $76,647
                                                  =======

(7)Federal Income Taxes

Income tax expense for the years ended December 31, 1995, 1996, and 1997 consisted of the following (in thousands):

                                                                1995   1996 1997
                                                               ------  ---- ----
   Current.................................................... $  --   $--  $--
   Deferred...................................................   (217)  303  801
                                                               ------  ---- ----
                                                               $(217)  $303 $801
                                                               ======  ==== ====

Income tax expense at December 31, 1995, 1996 and 1997 differed from the amounts computed by applying the U.S. federal income tax rate of 34% to income before taxes and extraordinary items as follows (in thousands):

                                                               1995   1996 1997
                                                               -----  ---- ----
   Computed "expected" tax expense (benefit).................. $(198) $272 $622
   State taxes................................................    29    28   30
   Adjustment of prior taxes..................................   --    --   112
   Other......................................................   (48)    3   37
                                                               -----  ---- ----
     Total.................................................... $(217) $303 $801
                                                               =====  ==== ====

At December 31, 1997, the Company had net operating loss carryforwards (NOLs) of approximately $14,285,000 for U.S. Federal income tax purposes. The NOLs, if unused, will expire between 2008 and 2012. The portion of the NOLs which existed prior to October 15, 1994 are subject to annual limitations imposed by the Internal Revenue Code under Section 382. The current NOL balance is subject to limitations should a change in ownership occur.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996 and 1997 are as follows (in thousands):

                                                                    1996   1997
                                                                   ------ ------
   Deferred tax assets:
    Net operating loss carryforward..............................  $3,472 $5,357
    Accrued liabilities..........................................      64     92
    Other........................................................      72     67
                                                                   ------ ------
     Net deferred tax assets.....................................   3,608  5,516
                                                                   ------ ------
   Deferred tax liability--rental towers and related fee based assets, principally due to differences in basis for financial
    reporting purposes and tax purposes..........................   9,945 12,283
                                                                   ------ ------
     Net deferred tax liability..................................  $6,337 $6,767
                                                                   ====== ======

There is no valuation allowance at December 31, 1996 and 1997 recorded against the deferred tax assets. It is the opinion of management that the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies will more likely than not result in the realization of the deferred tax assets.

(8)Redeemable Preferred Stock

In December 1995, the Company completed a private placement offering to its existing security holders to sell up to 22,500 newly created shares of Series A Redeemable Preferred Stock, $0.01 par value (Series A Preferred Stock), at $200 per share. Net proceeds to the Company were approximately $4,500,000.

The shares of Series A Preferred Stock were sold together with 10-year warrants to purchase a total of 22,500 shares of common stock at a nominal exercise price. The Company determined the warrants to have an estimated fair value of $500,000 at the offering date which was recorded as additional paid-in capital and a reduction of the outstanding Series A Preferred Stock. As of December 31, 1997, all of these warrants had been exercised.

Each share of Series A Preferred Stock has a liquidation preference of $200 per share. The Company at its option can redeem any or all the outstanding shares of preferred stock for $200 per share. The Company is required to redeem all such shares at a price of $200 per share upon the occurrence of (i) a public offering or (ii) a change of control. The preferred shares have no voting or dividend rights.

(9)Stockholders' Equity

In conjunction with the acquisition of Bowen-Smith Holdings, Inc., the Company issued warrants to the senior subordinated debt holder for 12,462 shares of common stock with an exercise price of $.01 per share. This warrant was immediately exercisable into common stock of the Company. The Company determined this warrant to have an estimated market value of $600,000 at the acquisition date which was recorded as additional paid-in capital and a reduction of the outstanding principal of the senior subordinated note payable. The Company recorded accretion of the debt discount of $75,000 and $59,000 for the years ended December 31, 1995 and 1996, respectively. As discussed further in note 6, the Company prepaid the senior subordinated debt holder in connection with the October 1996 amendment and extension of the Company's senior credit facility. The remaining unamortized debt discount of $450,000 was included as an extraordinary loss on the consolidated statement of operations for the year ended December 31, 1996. The senior subordinated warrant holder could require the Company to purchase the stock warrants beginning in October 2002. The put amount was defined in the warrant agreement with the senior subordinated lender. At December 31, 1996, the accompanying consolidated financial statements include an accrual for $174,000 related to the put feature of the warrants granted to the senior subordinated lender. These warrants were exercised and the put retired on June 30, 1997.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

During 1994, a warrant was also issued to a stockholder for 3,115 shares of common stock with a nominal exercise price. Due to certain restrictions as to the exercisability of this warrant, it was determined to have a value of $75,000. This amount is reduced against the principal amount of the subordinated note payable to stockholder. The Company recorded accretion of the debt discount of $12,000 for each of the years ended December 31, 1995 and 1996. This warrant was exercised in 1997 in connection with the retirement of the subordinated note payable to stockholder.

In June 1997, the Company completed a private placement offering of 36,049 shares of common stock with Clear Channel Communications, Inc. whereby the Company raised proceeds of $23 million, net of issuance costs of approximately $2 million.

(10)Stock Option Plan

In 1995, the Company adopted a stock option plan (the Plan) pursuant to which the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 9,231 shares of common stock. Stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. All stock options have 10-year terms and vest and become fully exercisable after a range of 3 to 4 years from the date of grant.

At December 31, 1997, there were 2,731 additional shares available for grant under the Plan. The per share weighted-average value of stock options granted during 1995, 1996, and 1997 was $37, $192, and $233, respectively, on the date of grant, using the Black Scholes model with the following assumptions: risk-free interest rate of 5.71% for the 1995 options, 6.58% for the 1996 options, and 6.50% for the 1997 options, expected life of 8 years, expected volatility of 0%, and an expected dividend yield of 0%.

The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below (in thousands):

                                                               1995   1996  1997
                                                               -----  ----  ----
   Net income (loss)
   As reported................................................ $(572) $ 47  $377
   Pro forma..................................................  (579) (231)   73

At December 31, 1996, the range of exercise prices and weighted average remaining contractual life of outstanding options was $100-$475, and 3.7 years, respectively. At December 31, 1997, the range of exercise prices and weighted-average remaining contractual life of outstanding options was $100--$475, and 7 years, respectively. Stock option activity during the periods indicated is as follows:

                                                                Weighted average
                                               Number of shares  exercise price
                                               ---------------- ----------------
   Balance at December 31, 1994                        --             $--
    Granted...................................      1,100              100
                                                    -----             ----
   Balance at December 31, 1995...............      1,100              100
    Granted...................................      4,600              475
    Forfeited.................................       (500)             100
                                                    -----             ----
   Balance at December 31, 1996...............      5,200              432
    Granted...................................      1,300              475
    Forfeited.................................         --              --
                                                    -----             ----
   Balance at December 31, 1997...............      6,500             $440
                                                    =====             ====

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

At December 31, 1996 and 1997, the number of options exercisable was 116 and 1,805, respectively, and the weighted-average exercise price of these options was $100 and $392 per share respectively.

(11)Related Party Transactions and Commitments

Leases

In the ordinary course of business the Company leases land and buildings under long-term (ranging from one to ten years) operating leases. Total rent expense relating to land and building leases was approximately $459,000, $665,000, $1,285,000, $307,000 and $457,000 for the years ending December 31, 1995, 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively.

Minimum future lease payments for the years ending December 31, are as follows (in thousands):

   1998................................................................ $ 1,517
   1999................................................................   1,363
   2000................................................................   1,223
   2001................................................................   1,271
   2002................................................................     829
   Thereafter..........................................................   4,237
                                                                        -------
     Total minimum lease payments...................................... $10,440
                                                                        =======

Related Party Transactions

The Company has entered into consulting agreements with three shareholders. The total management payments under these agreements was $300,000 for each of the years ended December 31, 1996 and 1997, respectively, and future minimum payments required by these management agreements are $300,000 and $262,500 for the years ended December 31, 1998 and 1999, respectively.

The Company was subject to a management agreement, which was terminated during 1997, with a private investment firm which is a significant shareholder of the Company. The Company paid $127,000 and $342,725 to this investment firm during the years ended December 31, 1996 and 1997, respectively. The Company's president and chairman, as well as another director are the principal executive officers in the private investment firm.

The Company leases land for certain of its tower sites from an entity owned by a shareholder. During the years ended December 31, 1996 and 1997, rental expense relating to these land leases totaled $35,000 and $63,000, respectively. Additionally, prior to 1997, the Company leased its office facility from the same entity. Annual expense for the office facility approximated $48,000 per year. The same shareholder is President of a tower fabrication and construction company. The Company has acquired the majority of its new towers from this entity, and during the years ended December 31, 1996 and 1997, the Company made payments of $1,710,000 and $3,057,000 respectively, to this entity.

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

(12)Supplemental Disclosure of Noncash Activities

The Company had the following noncash financing and investing activities (in thousands):

                                                              1995  1996  1997
                                                             ------ ----- -----
   Notes payable issued for tower acquisitions.............  $8,164 2,361   --
   Common stock issued for acquisitions....................     --  4,127 1,000
   Reduction of note payable in connection with disposal of
    towers.................................................     --    --    700
   Put accrual written-off.................................     --    --    174
   Notes payable issued for noncompete agreements..........     160   --    --
   Accrued acquisition costs...............................     150   --    --
   Accrued debt refinancing costs..........................     100    --   --

(13)Merger Agreement

In December 1997, the Company entered into a Merger Agreement with American Tower Systems Corporation (ATS) which, subject to certain conditions, will result in the merger of the Company into ATS. The merger is scheduled to be completed during the first half of 1998.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
OPM-USA-INC.
Sarasota, Florida

We have audited the accompanying balance sheets of OPM-USA-INC. (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity (deficiency), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
March 2, 1998

                                  OPM-USA-INC.

                                 BALANCE SHEETS

                           December 31, 1997 and 1996

                                                          1997         1996
                                                       -----------  ----------
ASSETS
CURRENT ASSETS:
  Cash................................................ $   790,267  $   28,673
  Accounts receivable.................................     349,628         --
  Prepaid expenses and other current assets...........     268,236      60,830
                                                       -----------  ----------
    Total current assets..............................   1,408,131      89,503
PROPERTY AND EQUIPMENT, Net...........................  15,333,257   2,694,349
OTHER ASSETS..........................................      93,776      91,049
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
  Accounts payable.................................... $ 2,104,929  $  708,003
  Accrued compensation................................     177,210         --
  Accrued expenses....................................     189,233       2,384
  Deferred revenue....................................     804,705      18,932
  Current maturities of long-term debt................       1,744       1,587
                                                       -----------  ----------
    Total current liabilities.........................   3,277,821     730,906
                                                       -----------  ----------
LONG-TERM DEBT........................................  16,333,310   1,600,853
                                                       -----------  ----------
COMMITMENTS AND CONTINGENCIES.........................         --          --
                                                       -----------  ----------
STOCKHOLDERS' EQUITY (DEFICIENCY):
  Common stock: $1.00 par value; 100 shares
   authorized; 100 shares issued and outstanding
   (including treasury shares)........................         100         100
  Additional paid-in capital..........................     999,956     999,956
  Accumulated deficit.................................  (2,276,023)   (456,914)
  Treasury stock, at cost, 10 shares at December 31,
   1997...............................................  (1,500,000)        --
                                                       -----------  ----------
    Total stockholders' equity (deficiency)...........  (2,775,967)    543,142
                                                       -----------  ----------
TOTAL................................................. $16,835,164  $2,874,901
                                                       ===========  ==========


                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF OPERATIONS

                     Years Ended December 31, 1997 and 1996

                                                           1997        1996
                                                        -----------  ---------
REVENUES--Tower revenue................................ $   863,258  $  60,402
EXPENSES:
  Operating expenses, excluding depreciation and amor-
   tization............................................   1,145,699    280,868
  Depreciation and amortization........................     428,499     43,230
  General and administrative expenses..................     488,496    138,967
                                                        -----------  ---------
OPERATING LOSS.........................................  (1,199,436)  (402,663)
                                                        -----------  ---------
OTHER INCOME (EXPENSE):
  Interest expense.....................................    (635,956)   (17,625)
  Other income.........................................      16,283      7,621
                                                        -----------  ---------
    Total other expense................................    (619,673)   (10,004)
                                                        -----------  ---------
NET LOSS............................................... $(1,819,109) $(412,667)
                                                        ===========  =========



                       See notes to financial statements.

                                  OPM-USA-INC.

                STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

                     Years Ended December 31, 1997 and 1996

                                Additional
                         Common  Paid-in   Accumulated   Treasury
                         Stock   Capital     Deficit       Stock        Total
                         ------ ---------- -----------  -----------  -----------
BALANCE, JANUARY 1,
 1996...................  $100   $  3,281  $   (44,247) $       --   $   (40,866)
  Net loss..............   --         --      (412,667)         --      (412,667)
  Contributed capital...   --     996,675          --           --       996,675
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1996...................   100    999,956     (456,914)         --       543,142
  Net loss..............   --         --    (1,819,109)         --    (1,819,109)
  Acquisition of trea-
   sury stock...........   --         --           --    (1,500,000)  (1,500,000)
                          ----   --------  -----------  -----------  -----------
BALANCE, DECEMBER 31,
 1997...................  $100   $999,956  $(2,276,023) $(1,500,000) $(2,775,967)
                          ====   ========  ===========  ===========  ===========



                       See notes to financial statements.

                                  OPM-USA-INC.

                            STATEMENTS OF CASH FLOWS

                     Years Ended December 31, 1997 AND 1996

                                                         1997         1996
                                                     ------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss........................................... $ (1,819,109) $  (412,667)
 Adjustments to reconcile net loss to net cash pro-
  vided by operating activities:
  Depreciation and amortization.....................      428,499       43,230
  Interest expense added to loan principal..........        2,400          900
  Changes in operating assets and liabilities:
    Prepaid expenses and other current assets.......     (207,406)     (60,830)
    Accounts receivable.............................     (349,628)         --
    Loan origination costs..........................      (35,000)     (88,167)
    Accounts payable and accrued expenses...........    1,760,985      655,049
    Deferred revenue................................      785,773       18,932
                                                     ------------  -----------
  Net cash provided by operating activities.........      566,514      156,447
                                                     ------------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES--
 Purchase of property and equipment.................  (13,034,977)  (2,736,879)
                                                     ------------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Capital contributions..............................          --       996,675
 Purchase of treasury stock.........................   (1,500,000)         --
 Proceeds from long-term debt.......................   14,731,638    1,602,556
 Repayment of long-term debt........................       (1,581)        (126)
                                                     ------------  -----------
 Net cash provided by financing activities..........   13,230,057    2,599,105
                                                     ------------  -----------
INCREASE IN CASH....................................      761,594       18,673
CASH, BEGINNING OF YEAR.............................       28,673       10,000
                                                     ------------  -----------
CASH, END OF YEAR................................... $    790,267  $    28,673
                                                     ============  ===========


                       See notes to financial statements.

                                  OPM-USA-INC.

                         NOTES TO FINANCIAL STATEMENTS

                     Years Ended December 31, 1997 and 1996

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General--OPM-USA-INC. (the "Company") develops and manages telecommunication antenna site facilities in the Southeastern United States.

Sale of Company--In September 1997, the Company's stockholders entered into an agreement to sell their common stock to American Tower Systems, Inc. ("ATSI") for a maximum purchase price of $105,000,000. The purchase price is contingent upon the actual number of towers to be built on sites identified by OPM and the cash flows generated from those towers. Approximately $21,300,000 was paid at closing. The sale closed on January 8, 1998. ATSI also agreed to provide financing on identified sites which are in various stages of receiving site permits to enable an additional 190 towers to be constructed. The aggregate amount of this financing is limited to $37,000,000, of which $5,784,156 was outstanding at December 31, 1997.

Concentration of Credit Risk--The Company performs ongoing credit evaluation of its customers' financial condition. As of December 31, 1997, there are three customers which individually comprise approximately 47%, 17% and 16% of the Company's total revenue.

Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment--Property and equipment is stated at cost, less accumulated depreciation. Repairs and maintenance are charged to expense in the year incurred. Depreciation for financial statement purposes is computed using the straight-line method over the estimated useful lives of the assets. Telecommunication towers and antenna site equipment are depreciated over a period of 15 years, and office furniture, equipment, and automobiles are depreciated over the useful lives of the assets ranging from 5 to 7 years.

Construction in Progress--The Company's tower construction expenditures are recorded as construction in progress until the assets are placed in service. The Company capitalizes subcontractor employee labor and overhead costs incurred in connection with the construction of towers. As assets are placed in service, they are transferred to the appropriate property and equipment category and depreciation commences.

Other Assets--Other assets consist principally of deferred financing costs which are being amortized over a three-year period. Accumulated amortization aggregated $35,500 and $3,200 at December 31, 1997 and 1996, respectively.

Long-Lived Assets--The Company records impairment losses on long-lived assets if events and circumstances indicate that the assets might be impaired. Recoverability of long-lived assets is determined by periodically comparing the forecasted, undiscounted net cash flows of the operations to which the assets relate to the carrying amount. Through December 31, 1997, no impairments requiring adjustments have occurred.

Revenue Recognition and Deferred Revenue--Tower revenues are recognized as earned. Deferred revenue is recorded when tower rents are paid in advance of performance.

Income Taxes--The Company is an S corporation for federal and state income tax purposes. The stockholders report any income or loss of the Company directly on their personal tax returns.

                                  OPM-USA-INC.

                     Years Ended December 31, 1997 and 1996


2. PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:

                                                         1997         1996
                                                      -----------  ----------
   Land.............................................. $   575,102  $  110,000
   Telecommunication towers and antenna site equip-
    ment.............................................  11,525,984   1,559,302
   Office furniture, equipment and automobiles.......     326,439     109,893
   Construction in progress..........................   3,342,056     955,243
                                                      -----------  ----------
     Total...........................................  15,769,581   2,734,438
   Less accumulated depreciation.....................    (436,324)    (40,089)
                                                      -----------  ----------
   Property and equipment, net....................... $15,333,257  $2,694,349
                                                      ===========  ==========

3. COMMITMENTS AND CONTINGENCIES

Lease Obligations--The Company leases office and antenna site facilities under various operating lease agreements expiring through the year 2016. The Company is committed to minimum rental payments under leases (exclusive of real estate taxes, maintenance and other related charges) at December 31, 1997, as follows:

   Years Ending December 31:
   -------------------------
   1998.......................................................... $   715,623
   1999..........................................................     737,092
   2000..........................................................     759,205
   2001..........................................................     781,981
   2002..........................................................     805,440
   Thereafter....................................................  14,176,317
                                                                  -----------
   Total......................................................... $17,975,658
                                                                  ===========

Rent expense charged to operations for the years ended December 31, 1997 and 1996 amounted to $277,600 and $43,500, respectively.

Contract Obligations--The Company has contract obligations for the erection of tower sites of $4,531,000 at December 31, 1997.

Litigation--The Company periodically becomes involved in various claims and lawsuits that are incidental to its business. In the opinion of management, there are no matters currently pending which would, in the event of adverse outcome, have a material impact on the Company's financial position, the results of operations or liquidity.

4. CUSTOMER LEASES

The Company leases space on its tower properties to customers for set periods of time. Long-term leases typically contain provisions for renewals and specified rent increases over the lease terms. The Company has minimum lease commitments from its customers under these leases at December 31, 1997, as follows:

                                  OPM-USA-INC.

                     Years Ended December 31, 1997 and 1996

   Years Ending December 31:
   -------------------------
   1998.......................................................... $ 1,375,980
   1999..........................................................   1,384,847
   2000..........................................................   1,394,065
   2001..........................................................   1,403,636
   2002..........................................................   1,582,977
   Thereafter....................................................  10,171,488
                                                                  -----------
                                                                  $17,312,993
                                                                  ===========

5. RELATED-PARTY TRANSACTIONS

The Corporation has engaged with Atlantic Tower Construction, Inc. ("ATC"), a corporation 100% owned by the Company's existing stockholder, to construct certain telecommunication antenna site facilities. Payments to ATC aggregated $922,700 and $617,000 for the years ended December 31, 1997 and 1996, respectively.

In January 1998, the Company's stockholder paid bonuses aggregating $600,000 to certain employees of the Company in connection with the sale of the Company. Such amounts will be expensed by the Company in 1998.

6. LONG-TERM DEBT

                                                         1997         1996
                                                      -----------  ----------
   Unsecured loan payable to stockholder, Owen P.
    Mills, in the original amount of $937,786, with
    no repayment terms, including interest at the
    rate of 8% per annum............................. $ 1,144,249  $  972,110
   Secured loan payable to Suntrust Bank in the
    original amount of $575,000. Suntrust Bank has
    made available a nonrevolving credit facility in
    an amount not to exceed $10,000,000 for sites and
    fully constructed antenna towers located thereon.
    The loan matures in three years, at which time
    the principal balance and accrued interest are
    payable in full. The rate of interest accrues on
    the outstanding principal balance of the loan
    based on a floating rate equal to 3% above the
    LIBOR rates......................................   9,350,500     575,000
   Secured loan payable to ATSI for financing con-
    struction of antenna towers and sites, including
    interest at a rate of 11.5% per annum............   5,784,156         --
   Unsecured mortgage loan payable to
    Goodwin/Woodhouse in the original amount of
    $25,000; interest payable at the rate of 9.5% per
    annum, due November 30, 2006.....................      23,293      24,874
   Secured loan payable to Huntington Bank in the
    original amount of $30,000, interest accrued at
    the rate of 8% per annum, principal and interest
    due March 31, 2013...............................      32,856      30,456
                                                      -----------  ----------
   Total.............................................  16,335,054   1,602,440
   Less current maturities...........................      (1,744)     (1,587)
                                                      -----------  ----------
   Long-term debt--net............................... $16,333,310  $1,600,853
                                                      ===========  ==========

In connection with the sale of the Company, the loans to the stockholder, Suntrust Bank and ATS were paid in full (see Note 1).

                                  * * * * * *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wauka Communications, Inc.:

We have audited the accompanying consolidated balance sheet of Wauka Communications, Inc. (a Georgia corporation) and subsidiary as of December 31, 1997 and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wauka Communications, Inc. and subsidiary as of December 31, 1997 and the results of their operations and their cash flows for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
Atlanta, Georgia
November 25, 1998

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                        December     September
                                                           31,          30,
                                                          1997         1998
                                                       -----------  -----------
                                                                    (Unaudited)
ASSETS
CURRENT ASSETS:
  Cash...............................................  $   387,514  $   196,015
  Accounts receivable................................      148,003       94,383
  Due from affiliates (current)......................       23,416            0
  Prepaids and other current assets..................       47,418       21,990
                                                       -----------  -----------
    Total current assets.............................      606,351      312,388
                                                       -----------  -----------
PROPERTY AND EQUIPMENT, net (Note 2).................   10,287,523   16,560,247
INTANGIBLE ASSETS, net of accumulated amortization of
 $196,752 and $284,791 in 1997 and 1998, respectively
 (Note 2)............................................    1,170,395    1,152,356
DUE FROM AFFILIATES..................................      756,735            0
NOTES RECEIVABLE.....................................            0      434,050
OTHER ASSETS.........................................        3,400        4,196
                                                       -----------  -----------
    Total assets.....................................  $12,824,404  $18,463,237
                                                       ===========  ===========
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current maturities of long-term debt...............  $    83,964  $    50,398
  Margin loan payable (Note 3).......................    1,279,270            0
  Accounts payable...................................      287,423      215,282
  Accrued expenses...................................      374,204      150,964
  Deferred revenue...................................      178,729      269,748
  Due to affiliates (current)........................            0       54,162
                                                       -----------  -----------
    Total current liabilities........................    2,203,590      740,554
                                                       -----------  -----------
LONG-TERM DEBT, excluding current portion............    7,083,120    9,497,769
DUE TO SHAREHOLDERS..................................    2,593,105    2,460,308
DUE TO AFFILIATES....................................    1,498,928    3,918,918
COMMITMENTS AND CONTINGENCIES (Note 6 and 7)
SHAREHOLDERS' EQUITY (DEFICIT) (Note 5):
  Common stock, $1 par value; 1,000 shares
   authorized, issued, and outstanding in 1997 and
   1998..............................................        1,000        1,000
  Paid-in capital....................................      800,000    3,600,000
  Accumulated deficit................................   (1,355,339)  (1,755,312)
                                                       -----------  -----------
    Total shareholders' equity (deficit).............     (554,339)   1,845,688
                                                       -----------  -----------
    Total liabilities and shareholders' equity
     (deficit).......................................  $12,824,404  $18,463,237
                                                       ===========  ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                           Nine Months Ended
                                             Year Ended      September 30,
                                            December 31, ----------------------
                                                1997        1997        1998
                                            ------------ ----------  ----------
                                                              (Unaudited)
REVENUES:
  Tower rental.............................  $3,031,832  $1,948,299  $3,971,335
  Construction income......................   2,644,059   2,282,435     204,702
  Land rental income.......................     166,593     122,804     103,049
  Other....................................     370,718     257,720     194,022
                                             ----------  ----------  ----------
    Total revenues.........................   6,213,202   4,611,258   4,473,108
                                             ----------  ----------  ----------
OPERATING EXPENSES:
  Direct...................................   1,695,417   1,153,623   1,870,431
  Construction costs.......................   2,378,151   2,022,009      88,083
  Corporate, general and administrative....   1,208,936     806,763   1,169,724
  Depreciation and amortization............     571,310     363,569     860,486
                                             ----------  ----------  ----------
    Total operating expenses...............   5,853,814   4,345,964   3,988,724
                                             ----------  ----------  ----------
OPERATING INCOME...........................     359,388     265,294     484,384
                                             ----------  ----------  ----------
OTHER (EXPENSE) INCOME:
  Interest expense, net....................    (741,556)   (489,682)   (897,947)
  Other....................................        (131)     (7,443)     13,590
                                             ----------  ----------  ----------
                                              (741,687)    (497,125)   (884,357)
                                             ----------  ----------  ----------
NET LOSS...................................  $ (382,299) $ (231,831) $ (399,973)
                                             ==========  ==========  ==========


 The accompanying notes are an integral part of these consolidated statements.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)

              For the Period Ended September 30, 1998 (Unaudited)
                      and the Year Ended December 31, 1997

                                                                     Total
                                         Additional              Shareholders'
                                  Common  Paid-In   Accumulated     Equity
                                  Stock   Capital     Deficit      (Deficit)
                                  ------ ---------- -----------  -------------
BALANCE, DECEMBER 31, 1996....... $1,000 $  800,000 $  (973,040)  $ (172,040)
Net loss.........................      0          0    (382,299)    (382,299)
                                  ------ ---------- -----------   ----------
BALANCE, DECEMBER 31, 1997.......  1,000    800,000  (1,355,339)    (554,339)
Conversion of affiliate payables
 to additional paid-in capital
 (unaudited).....................      0  2,800,000           0    2,800,000
Net loss (unaudited).............      0          0    (399,973)    (399,973)
                                  ------ ---------- -----------   ----------
BALANCE, SEPTEMBER 30, 1998
 (unaudited)..................... $1,000 $3,600,000 $(1,755,312)  $1,845,688
                                  ====== ========== ===========   ==========



 The accompanying notes are an integral part of these consolidated statements.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          Nine Months Ended
                                          Year Ended        September 30,
                                         December 31,  ------------------------
                                             1997         1997         1998
                                         ------------  -----------  -----------
                                                             (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................. $  (382,299)  $  (231,831) $  (399,973)
  Adjustments to reconcile net loss to
   net cash used by operating
   activities:
    Depreciation and amortization
     expense............................     571,310       363,569      860,486
    Gain on disposal of land, property,
     and equipment......................      (7,313)       (7,313)     (16,590)
    Changes in assets and liabilities:
    Accounts receivable and due from
     affiliate..........................      13,394      (487,347)      77,036
      Prepaids and other current
       assets...........................     (38,049)      (58,680)      25,428
      Accounts payable and accrued
       expenses.........................     482,797       471,494     (295,381)
      Deferred revenue..................      47,120       (89,056)      91,024
                                         -----------   -----------  -----------
      Total adjustments.................   1,069,259       192,667      742,003
                                         -----------   -----------  -----------
      Net cash provided by (used in)
       operating activities.............     686,960       (39,164)     342,030
                                         -----------   -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment,
   net..................................  (6,853,829)   (5,308,801)  (7,219,581)
  Proceeds from sale of property and
   equipment............................      20,800        20,800      191,000
  Additions to other assets and
   intangibles..........................     (53,872)      (53,872)     (70,796)
  (Increase) decrease in due from
   affiliates...........................    (468,054)      288,681      756,735
  Issuance of notes receivable..........           0             0     (434,050)
                                         -----------   -----------  -----------
      Net cash used in investing
       activities.......................  (7,354,955)   (5,053,192)  (6,776,692)
                                         -----------   -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings under margin loan......     192,632       167,492   (1,279,270)
  Net borrowings under line of credit...   6,477,250     5,336,313    2,522,750
  Payments on long-term debt............    (113,155)      (89,625)    (141,668)
  Advances from (repayments to)
   shareholders.........................     223,270       178,748     (132,801)
  Advances from (repayments to)
   affiliates...........................     255,438      (520,646)   5,274,152
                                         -----------   -----------  -----------
      Net cash provided by financing
       activities.......................   7,035,435     5,072,282    6,243,163
                                         -----------   -----------  -----------
NET INCREASE (DECREASE) IN CASH.........     367,440       (20,074)    (191,499)
CASH, beginning of period...............      20,074        20,074      387,514
                                         -----------   -----------  -----------
CASH, end of period..................... $   387,514   $         0  $   196,015
                                         -----------   -----------  -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid for interest................ $   394,900   $   296,200  $   621,000
                                         -----------   -----------  -----------
  Noncash transfer of property and
   equipment to affiliates, net......... $   458,796   $   458,796  $         0
                                         -----------   -----------  -----------
  Noncash conversion of due to affiliate
   to additional paid-in capital........ $         0   $         0  $ 2,800,000
                                         ===========   ===========  ===========

 The accompanying notes are an integral part of these consolidated statements.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               December 31, 1997

1. ORGANIZATION AND NATURE OF OPERATIONS

On June 17, 1996, the shareholders acquired all the assets of Wauka Communications, Inc. (a Georgia corporation) (the "Company") under the terms of a stock purchase and sale agreement. The Company is headquartered in Roswell, Georgia, and owns real property. The acquired assets consisted primarily of separate tracts of land. The purchase price was approximately $800,000 and was funded by the shareholders based on their ownership percentage. The transaction was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16 and accordingly the purchase price has been allocated to the assets based on their estimated fair value as of the acquisition dates. The excess of the cost over the estimated fair value of the net tangible assets acquired has been allocated to goodwill.

On June 30, 1998, shareholders of the Company contributed their 100% ownership interest of Grid Towers LLC ("Grid") to the Company. The transaction has been accounted for in a manner similar to a pooling of interests. Grid owns communications towers throughout Georgia on which customers lease space for radio transmitters and antennas. The Company's primary customers are national and multiregional cellular, personal communication services, specialized mobile radio, and pager companies; local radio stations; two-way radio users; and VHS and UHF television stations. As a result of the contribution of interest, Grid is a wholly owned subsidiary of the Company.

The Company has experienced net losses as a result of management's focus on acquiring property and towers, obtaining new customer license agreements, and generally increasing business. The Company plans to continue these efforts in the coming year. Accordingly, the Company expects that its cost of capital will have a negative impact on short-term results, but expects a profit in the near future. During the year ended December 31, 1997, the Company entered into an agreement for a $9,000,000 line of credit (Note 4) to fund operations and expand operating base. Additionally, during the year ended December 31, 1997, the Company received approximately $215,000 in additional funding from its shareholders (Note 5) and approximately $282,000 in additional funding from affiliates. In addition, the Company's shareholders currently have no plans to discontinue financial support of the Company. Based on the above, management believes sufficient funds will be available to support the Company's operations throughout fiscal year 1998.

Additionally, effective October 26, 1998, the Company sold substantially all of its assets and the business related to these assets to American Tower Corporation (Note 8).

Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The consolidated financial statements reflect the assignment of the member's interest in Grid in a manner similar to a pooling of interest and include the accounts of the company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

Usage fees, rental income, and management fees are recognized monthly as earned. Construction income is recognized using the percentage-of-completion method. All construction projects had been completed and the related revenue recognized by December 31, 1997. Deferred revenue represents prepayments of usage fees relating to periods subsequent to December 31, 1997 and September 30, 1998.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed at December 31, 1997 and September 30, 1998 using the straight-line method over the following useful lives:

                                                        December     September
                                              Lives     31, 1997     30, 1998
                                           ----------- -----------  -----------
                                                                    (Unaudited)
   Land...................................             $   579,913  $   172,000
   Buildings and improvements............. 15-30 years   2,324,398    4,016,409
   Towers and equipment...................    10 years   7,323,024   13,233,711
   Machinery and equipment................  3-10 years     127,604      304,131
   Construction in progress...............                 600,818      274,200
                                                       -----------  -----------
                                                        10,955,757   18,000,451
   Accumulated depreciation...............                (668,234)  (1,440,204)
                                                       -----------  -----------
                                                       $10,287,523  $16,560,247
                                                       ===========  ===========

Depreciation expense was $468,219 for the year ended December 31, 1997 and $772,447 for the nine months ended September 30, 1998 (unaudited).

Maintenance and repairs are charged to expense as incurred. Major additions and improvements of existing facilities are capitalized. For retirements or sales of property, the Company removes the original cost and the related accumulated depreciation from the accounts and the resulting gain or loss is reflected in other income.

Fair Value of Financial Instruments

The fair value of financial instruments classified as current assets or liabilities, including cash, accounts receivable, and accounts payable, approximate carrying value due to the short-term maturity of the instruments. The fair value of short-term and long-term debt amounts approximate carrying value and are based on their effective interest rates compared to current market rates.

Income Taxes

The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under the liability method, deferred taxes are determined based on the difference between the financial and tax bases of assets and liabilities using enacted tax rates in effect in the year in which the differences are expected to reverse. The Company does not have any significant temporary differences to create deferred tax assets or liabilities.

The Company recorded no federal or state income tax benefit for the year ended December 31, 1997 and the period ended September 30, 1998 (unaudited).

Through June 1998, Grid, as a limited liability company, was treated as a partnership for income tax purposes. Accordingly, federal income taxes or net earnings of Grid are payable by its members (unaudited).

At December 31, 1997, the Company had no net operating loss carryforwards ("NOLs") due to nearly all of the net loss incurred by Grid and generated NOLs of Wauka being carried back to prior years.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Intangible Assets

Intangible assets at December 31, 1997 and September 30, 1998 consist of the following:

                                                      December 31, September 30,
                                                          1997         1998
                                                      ------------ -------------
                                                                    (Unaudited)
   Goodwill..........................................  $  990,933   $  990,933
   Customer base.....................................     316,320      386,320
   Organizational costs..............................       7,671        7,671
   Deferred loan costs...............................      52,223       52,223
                                                       ----------   ----------
                                                        1,367,147    1,437,147
   Accumulated amortization..........................    (196,752)    (284,791)
                                                       ----------   ----------
                                                       $1,170,395   $1,152,356
                                                       ==========   ==========

These assets are being amortized on a straight-line basis over the expected periods to be benefited, 15 years for goodwill, 10 years for customer base, and 5 years for organizational costs. Loan costs associated with the establishment of the Company's line of credit are amortized over seven years, the term of agreement. The Company assesses the recoverability of these intangible assets by determining whether the amortization of the balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired assets. The amount of impairment, if any, is measured based on projected undiscounted future operating cash flows.

3. MARGIN LOAN PAYABLE

At December 31, 1997, the Company had $1,279,270 outstanding on a margin loan payable to an investment bank. The outstanding balance is secured by 140,000 shares of NexTel Communications, Inc. stock which is owned by a shareholder of the Company. The loan bears interest at the investment bank's margin interest call rate, less .625% (7.125% at December 31, 1997). Interest is payable monthly. Interest expense recognized on this loan was approximately $83,000 for the year ended December 31, 1997.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

4. LONG-TERM DEBT

Long-term debt at December 31, 1997 and September 30, 1998 consists of the following:

                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (Unaudited)
Term note payable to an individual bearing interest
 at 12%, monthly principal and interest payments of
 $9,828, maturing July 1, 2005, secured by a tower
 located in Macon, Georgia, and all of the related
 customer contracts................................   $  585,393   $  548,167
Mortgage note payable to an individual bearing
 interest at 10.5%, monthly principal and interest
 payments of $1,147, maturing September 1, 2001,
 secured by land purchased.........................       41,737            0
Mortgage note payable to an individual bearing
 interest at 10.5%, monthly principal and interest
 payments of $518, maturing September 1, 2001,
 secured by land purchased.........................       19,211            0
Various mortgage notes payable to individuals,
 including a related party, bearing interest from
 8% to 10.5%, monthly and quarterly principal and
 interest payments totaling $900 and $6,000,
 respectively, maturing June 1, 1998 through August
 1, 2001, secured by land purchased................       43,493            0
Borrowings under line of credit with a bank,
 bearing interest at 9.375%, payable in monthly
 installments commencing July 1, 1999, secured by
 all assets of the Company as well as an assignment
 of license agreements and guarantees of members
 and affiliates of the Company.....................    6,477,250    9,000,000
                                                      ----------   ----------
                                                       7,167,084    9,548,167
Less current maturities............................      (83,964)     (50,398)
                                                      ----------   ----------
                                                      $7,083,120   $9,497,769
                                                      ==========   ==========

Interest expense recognized on long-term debt was approximately $395,000 and the year ended December 31, 1997 and approximately $703,000 for the nine months ended September 30, 1998 (unaudited).

Aggregate maturities of long-term debt during the years subsequent to December 31, 1997 are as follows:

   1998.............................................................. $   83,964
   1999..............................................................     80,620
   2000..............................................................     90,447
   2001..............................................................     92,698
   2002..............................................................     81,253
   Thereafter........................................................  6,738,102
                                                                      ----------
     Total........................................................... $7,167,084
                                                                      ==========

During 1997, the Company entered into a line-of-credit agreement with a bank for capital expenditure purposes. Interest is fixed at a rate of 9.375% until May 31, 1999, at which time the rate becomes variable. Interest is payable monthly. The principal balance will be due in 60 equal monthly installments commencing on July 1, 1999 through June 1, 2004 and is secured by all assets of the Company as well as an assignment of license agreements and guarantees of members and affiliates of the Company. At December 31, 1997, the company had $2,522,750 availability to borrow under the agreement.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

5. RELATED-PARTY TRANSACTIONS

Due to Shareholders

At December 31, 1997, the Company had advances payable to shareholders totaling approximately $2,075,000, which are included in due to shareholders on the accompanying balance sheets. The principal balances accrue interest at 9% and are due on demand. Accrued interest on these advances payable is approximately $518,000 at December 31, 1997 and is also included in due to shareholders on the accompanying balance sheet. Interest expense recognized on these advances was approximately $189,000 for the year ended December 31, 1997. The shareholders have agreed to defer collection on these advances and accrued interest indefinitely until such time that the Company's cash flow enables it to repay the outstanding balances. The advances payable and related accrued interest have been classified as long-term liabilities at December 31, 1997.

Grid-Site Services, Inc.

The members of the Company are shareholders in Grid-Site Services, Inc. ("Grid-Site"), an S corporation. Grid-Site owns several tower sites which the Company manages. Under a management agreement, the Company remits 70% of the revenues earned from those sites to Grid-Site. During the year ended December 31, 1997, the Company remitted approximately $594,000 to Grid-Site. At December 31, 1997, the Company had amounts due from and due to Grid-Site of approximately $22,000. These amounts are included in due from affiliates (current) and accounts payable on the respective accompanying balance sheets.

Grid Properties, LLC

The shareholders of the Company are members in Grid Properties, LLC ("Grid Properties") a limited liability company. Grid Properties owns the land on which a number of the Company's towers are located. The Company leases this land from Grid Properties. During the year ended December 31, 1997, the Company recognized approximately $158,000 in site rental expense related to these leases. At December 31, 1997, future minimum payments under these leases totaled approximately $2,067,000. Management believes that the agreements are at market rates based on similar transactions entered into with third parties.

Due to Affiliates

At December 31, 1997, the Company had advances payable to various related parties totaling $1,354,000, which are included in due to affiliates in the accompanying balance sheets. The principal balances accrue interest at 9% and are due on demand. Accrued interest on these advances payable is $145,000 at December 31, 1997 and is also included in due to affiliates on the accompanying balance sheets. Interest expense recognized on these advances was $103,000 for the year ended December 31, 1997. The related parties have agreed to defer collection on these advances and accrued interest indefinitely until such time that the Company's cash flow enables it to repay the outstanding balances. The advances payable and related accrued interest have been classified as long-term liabilities at December 31, 1997.

Transfers of Property, Equipment, and Intangibles Between Affiliates

During the year ended December 31, 1997, the Company transferred approximately $459,000 worth of land to Grid Properties as partial payment on amounts due to the Company's members. This property was transferred at the Company's recorded value; no gain or loss was recognized on the transfer.

At December 31, 1997, the Company had amounts due from Grid Properties of approximately $757,000 included in due from affiliates on the accompanying balance sheets.

                   WAUKA COMMUNICATIONS, INC. AND SUBSIDIARY

6. COMMITMENTS AND CONTINGENCIES

The Company leases land for tower sites and corporate office space under various noncancelable operating leases. Lease and rental costs charged to expense during the year ended December 31, 1997 were approximately $527,000.

At December 31, 1997, future minimum payments under operating leases were as follows:

   1998.............................................................. $  825,681
   1999..............................................................    818,701
   2000..............................................................    800,662
   2001..............................................................    744,289
   2002..............................................................    605,357
   Thereafter........................................................  3,729,011
                                                                      ----------
     Total........................................................... $7,523,701
                                                                      ==========

7. LEASES

The Company has operating leases on certain parcels of land. Lease terms range from 1 to 99 years. At December 31, 1997, future minimum revenues under these leases are as follows:

   1998................................................................ $ 64,538
   1999................................................................   64,583
   2000................................................................   61,538
   2001................................................................   57,938
   2002................................................................   28,469
   Thereafter..........................................................   58,050
                                                                        --------
     Total............................................................. $335,116
                                                                        ========

8. SUBSEQUENT EVENTS (Unaudited)

Effective October 26, 1998, the Company sold substantially all of its assets and the business related to these assets under the terms of an asset purchase and merger agreement with American Tower Corporation, which included the assets of Grid Site Services, Inc., an affiliated company. The combined consideration was approximately $83.0 million.

                             [LOGO APPEARS HERE]

                           AMERICAN TOWER CORPORATION
                       REGISTRATION STATEMENT ON FORM S-1

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

       Securities and Exchange Commission fee......................... $162,304
       New York Stock Exchange annual fee.............................   25,000
       New York Stock Exchange listing fee............................   25,000
       NASD Review fee................................................   30,500
       Printing and engraving fees....................................  150,000
       Accountants' fees and expenses.................................  150,000
       Legal fees and expenses........................................  150,000
       Miscellaneous..................................................   57,196
                                                                       --------
       Total.......................................................... $750,000
                                                                       ========

  No portion of the expenses shall be borne by the Selling Stockholders.

Item 14. Indemnification of Directors and Officers.

  Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of ATC may and, in certain cases, must be indemnified by ATC against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of ATC and, in a non-derivative action, which involves a criminal proceeding, in which such person had no reasonable cause to believe his conduct was unlawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to ATC, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses.

  Article XII of ATC's By-Laws provides that ATC shall indemnify each person who is or was an officer or director of ATC to the fullest extent permitted by
Section 145 of the DGCL.

  Article Sixth of ATC's Restated Certificate states than no director of ATC shall be personally liable to ATC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) breach of the director's duty of loyalty to ATC or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law,
(iii) liability under Section 174 of the DGCL relating to certain unlawful dividends and stock repurchases, or (iv) any transaction from which the director derived an improper personal benefit.

  In the Underwriting Agreement to be filed as Exhibit 1.1, the Underwriters have agreed to indemnify ATC, its directors, its officers and its controlling persons signing this registration statement against certain liabilities, including civil liabilities under the Securities Act, or contribute to payments which ATC, its directors, those officers or its controlling persons may be required to make in respect thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities.

  Pursuant to that certain American Tower Systems Corporation Stock Purchase Agreement, dated as of January 8, 1998, by and among ATC and the Purchasers thereto, ATC consummated an equity financing involving the issuance of an aggregate of 1,350,050 shares of Class A Common Stock, 4,649,950 shares of Class B Common Stock and 2,000,000 shares of Class C Common Stock, each at $10.00 per share, in exchange for $30.6 million in cash and $49.4 million of notes secured by common stock of American Radio Systems Corporation having a market value of not less than 175% of the principal amount and accrued and unpaid interest on such notes.

  Pursuant to that certain Agreement and Plan of Merger, dated as of November 21, 1997, as amended, by and among ATC, American Tower Systems, Inc., a Delaware corporation (now known as American Towers, Inc., "ATI"), Gearon & Co., Inc., a Georgia corporation ("Gearon") and J. Michael Gearon, Jr., pursuant to which Gearon was merged with and into ATI, with ATI as the surviving corporation, in January 1998 ATC issued an aggregate of 5,333,333 shares of Class A Common Stock and paid approximately $32.0 million in cash or assumed liabilities for an aggregate agreed upon consideration of approximately $80.0 million.

  On June 4, 1998, ATC issued in a private placement to institutional investors 300,000 shares of Series A Pay-In-Kind Preferred Stock, $1,000 liquidation preference per share, ("Interim Preferred Stock") pursuant to the Interim Financing Agreement.

  Pursuant to the certain Agreement and Plan of Merger, dated as of April 14, 1998, by and among ATC, ATI, Intracoastal Broadcasting, Inc. ("Intracoastal") and the stockholders of Intracoastal, pursuant to which Intracoastal was merged with and into ATI, with ATI as the surviving corporation, in June 1998, ATC issued an aggregate of 720,000 shares of Class A Common Stock and issued its non-recourse note in the principal amount of approximately $12.0 million in exchange for a broadcasting tower and notes in an aggregate principal amount equal to the principal amount of the ATC note.

  Pursuant to the certain agreement and Plan of Merger, dated as of October 16, 1998, by and among ATC, ATI and Wauka Communications, Inc. ("Wauka"), pursuant to which Wauka was merged with and into ATI, with ATI as the surviving corporation, in October 1998, ATC issued an aggregate of 1,430,881 shares of Class A Common Stock as part of the consideration in the merger.

  All of the shares referred to in the foregoing paragraphs were issued by ATC in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"). Each holder represented that it was acquiring its shares for investment purposes and not with a view to distribution within the meaning of the Securities Act. The stock certificates issued to all such holders bore restrictive legends. No commission or other remuneration will be paid or given by ATC directly or indirectly in connection with any of the foregoing transactions.

Item 16. Exhibits and Financial Statement Schedules.

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (*) is incorporated by reference to ATC's Registration Statement on Form S-4 (File No. 333-46025) filed on February 10, 1998. Each exhibit marked by a (+) is incorporated by reference to ATC's Registration Statement on Form S-1 (File No. 333-50111) filed on May 8, 1998. Each exhibit marked by a (++) is incorporated by reference to the filing of

Amendment No. 2 to ATC's Registration Statement on Form S-1 (No. 333-52481) filed on June 30, 1998. Each exhibit marked by a (**) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on November 30, 1998. Each exhibit marked by a (***) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on January 8, 1999. Exhibit numbers in parenthesis refer to the exhibit number in the applicable filing. Each exhibit marked by a (+++) is incorporated by reference to ATC's Registration Statement on Form S-4 (File No. 333-76083) filed on January 15, 1999.

 Exhibit                                                         Exhibit  File
   No.                   Description of Document                      No.
 -------                 -----------------------                 --------------
  1.1     Form of Underwriting Agreement, by and among ATC and
           the Representatives of the Underwriters dated     ,   To be filed by
           1999...............................................   Amendment
  2.1     Agreement and Plan of Merger, dated as of November
           21, 1997, by and among American Tower Systems
           Corporation ("ATS"), American Tower Systems, Inc.,
           a Delaware corporation ("ATSI"), Gearon & Co.,
           Inc., a Georgia corporation ("Gearon") and J.
           Michael Gearon, Jr. (the "Gearon Stockholder").
           (Schedules and Exhibits omitted)...................   (*2.1)
  2.2     Amendment No. 1 to Agreement and Plan of Merger,
           dated as of January 22, 1998, among ATS, American
           Tower Systems (Delaware), Inc., a Delaware
           corporation (formerly known as American Tower
           Systems, Inc.), Gearon and the Gearon Stockholder..   (*2.2)
  2.3     Agreement and Plan of Merger, dated as of December
           12, 1997, by and among ATS and American Tower
           Corporation, a Delaware corporation. (Schedules and
           Exhibits omitted)..................................   (*2.3)
  2.4     Agreement and Plan of Merger, dated as of November
           16, 1998, by and among ATC, American Towers, Inc.,
           a wholly owned subsidiary of ATC and a Delaware
           corporation ("ATI"), and OmniAmerica, Inc., a
           Delaware corporation (Schedules and Exhibits
           omitted)...........................................   (**2.1)
  2.5     Agreement and Plan of Merger, dated as of November
           16, 1998, by and among ATC, ATI and TeleCom Towers,
           L.L.C., a Delaware limited liability company
           ("TeleCom") (Schedules and Exhibits omitted).......   (**2.2)
  2.6     Amended and Restated Agreement and Plan of Merger,
           dated as of December 18, 1998, by and among ATC,
           ATI, ATC Merger Corporation, a Delaware corporation
           ("ATMC"), and TeleCom (Schedules and Exhibits
           omitted) ..........................................   (***2.1)
  2.7     Amendment to the Amended and Restated Agreement and
           Plan of Merger, dated as of December 23, 1998, by
           and among ATC, ATI, ATMC, and TeleCom..............   (***2.2)
  3(i).1  Restated Certificate of Incorporation of ATC, as
           filed with the Secretary of State of the State of
           Delaware on June 5, 1998...........................   (++3(i).1)
  3(i).2  Certificate of Designation relating to Exchange Pay-
           In-Kind Preferred Stock as filed with the Secretary
           of State of the State of Delaware on June 4, 1998..   (++3(i).2)
  3(i).3  Certificate of Designation relating to Series A
           Redeemable Pay-In-Kind Preferred Stock, as filed
           with the Secretary of State of the State of
           Delaware on June 4, 1998...........................   (++3(i).3)
  3(ii).1 By-Laws of ATC......................................   (++3(ii).1)
  5       Opinion of Sullivan & Worcester LLP.................   To be filed by
                                                                 Amendment
 10.1     Parent Loan Agreement, dated as of June 16, 1998, by
           and among ATC, Toronto Dominion (Texas), Inc., as
           Administrative Agent, and the Lenders parties
           thereto (the "Parent Loan Agreement")..............   (++10.1)

 Exhibit
   No.                 Description of Document                 Exhibit File No.
 -------               -----------------------                 ----------------
 10.1A   First Amendment to the Parent Loan Agreement, dated
          as of October 30, 1998, by and among ATC, Toronto
          Dominion (Texas), Inc., as Administrative Agent,
          and the Lenders Parties thereo....................   (+++10.1A)
 10.2A   ATS Facility A Loan Agreement, dated as of June 16,
          1998 among American Tower Systems, L.P. ("ATSLP")
          and ATSI, as borrowers, and Toronto Dominion
          (Texas), Inc., as Administrative Agent, and the
          Banks parties thereto (the "Facility A Loan
          Agreement").......................................   (++10.2A)
 10.2B   ATS Facility B Loan Agreement, dated as of June 16,
          1998, by and among ATSLP and ATSI, as borrowers,
          and Toronto Dominion (Texas), Inc., and the Banks
          parties thereto (the "Facility B Loan
          Agreement").......................................   (++10.2B)
 10.3    First Amendment to the ATS Facility A Loan
          Agreement, dated as of October 30, 1998 among
          ATSLP and ATI, as borrowers, and Toronto Dominion
          (Texas), Inc., as Administrative Agent, and the
          Banks parties thereto.............................   (+++10.3)
 10.4    First Amendment to the ATS Facility B Loan
          Agreement, dated as of October 30, 1998 among
          ATSLP and ATI, as borrowers, and Toronto Dominion
          (Texas), Inc., as Administrative Agent, and the
          Banks parties thereto.............................   (+++10.4)
 10.5    Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian Radio
          Sites, a California general partnership ("Meridian
          Radio"). (Schedules and Exhibits omitted).........   (*10.5)
 10.6    First Amendment to Asset Purchase Agreement, dated
          as of February 10, 1997, by and between ATSI and
          Meridian Radio....................................   (*10.6)
 10.7    Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian Radio....................................   (*10.7)
 10.8    Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian Sales and
          Services Company, a California corporation
          ("Meridian Sales"). (Schedules and Exhibits
          omitted)..........................................   (*10.8)
 10.9    First Amendment to Asset Purchase Agreement, dated
          as of February 10, 1997, by and between ATSI and
          Meridian Sales....................................   (*10.9)
 10.10   Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian Sales....................................   (*10.10)
 10.11   Asset Purchase Agreement, dated as of February 5,
          1997, by and between ATSI and Meridian
          Communications North, a California general
          partnership ("Meridian North"). (Schedules and
          Exhibits omitted).................................   (*10.11)
 10.12   First Amendment to Asset Purchase Agreement, dated
          as of February 10, 1997, by and between ATSI and
          Meridian North....................................   (*10.12)
 10.13   Second Amendment to Asset Purchase Agreement, dated
          as of June 24, 1997, by and between ATSI and
          Meridian North....................................   (*10.13)
 10.14   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications,
          Inc., a California corporation. (Schedules and
          Exhibits omitted).................................   (*10.20)
 10.15   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications of
          Southern California, Inc., a California
          corporation. (Schedules and Exhibits omitted).....   (*10.21)
 10.16   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATS and Suburban Cable T.V. Co.....   (*10.22)

 Exhibit
   No.                 Description of Document                 Exhibit File No.
 -------               -----------------------                 ----------------
 10.17   Stock Purchase Agreement, date as of September 30,
          1997, by and between ATSI, OPM-USA-INC., a Florida
          corporation ("OPM"), and the Stockholders of OPM.
          (Schedules and Exhibits omitted)..................   (*10.24)
 10.18   Asset Purchase Agreement, dated as of October 4,
          1997, by and between ATSI and Tucson
          Communications Company, L.P., a California limited
          partnership. (Schedules and Exhibits omitted).....   (*10.25)
 10.19   American Tower Systems Corporation 1997 Stock
          Option Plan, dated as of November 5, 1997, as
          amended and restated on April 28, 1998............   (+10.26)
 10.20   American Tower Systems Corporation Stock Purchase
          Agreement, dated as of January 8, 1998, by and
          among ATS and the Purchasers......................   (*10.27)
 10.21   Employment Agreement, dated as of January 22, 1988,
          by and between ATSI and J. Michael Gearon, Jr.....   (*10.28)
 10.22   Letter of Agreement, dated as of April 13, 1998, by
          and between ATC and Douglas Wiest.................   (+++10.22)
 10.23   ARS-ATS Separation Agreement, dated as of June 4,
          1998 by and among American Radio Systems
          Corporation, a Delaware Corporation, ATS, and CBS
          Corporation.......................................   (++10.30)
 10.24   Registration Rights Agreement, dated as of January
          22, 1998, by and among ATC and each of the Parties   Incorporated
          named therein.....................................   by reference
                                                               to Exhibit
                                                               10.3 from the
                                                               Company's
                                                               Quarterly
                                                               Report on Form
                                                               10-Q (File No.
                                                               001-14194)
                                                               dated August
                                                               14, 1998
 21      Subsidiaries of ATC................................   (+++21)
 23.0    Consents of Sullivan & Worcester LLP...............   Contained in
                                                               the opinion of
                                                               Sullivan &
                                                               Worcester LLP
                                                               to be filed as
                                                               part of
                                                               Exhibit 5
 23.1    Independent Auditors' Consent--Deloitte & Touche      Filed herewith
          LLP...............................................   as Exhibit
                                                               23.1
 23.2    Consent of Pressman Ciocca Smith LLP...............   Filed herewith
                                                               as Exhibit
                                                               23.2
 23.3    Consent of Rooney, Ida, Nolt & Ahern...............   Filed herewith
                                                               as Exhibit
                                                               23.3
 23.4    Consent of Ernst & Young LLP.......................   Filed herewith
                                                               as Exhibit
                                                               23.4
 23.5    Consent of KPMG LLP ...............................   Filed herewith
                                                               as Exhibit
                                                               23.5

 Exhibit
   No.                  Description of Document                 Exhibit File No.
 -------                -----------------------                 ----------------
 23.6    Consent of Bill Mitts, Inc...........................  Filed herewith as Exhibit
                                                                23.6
 23.7    Consent of Arthur Andersen LLP.......................  Filed herewith as Exhibit
                                                                23.7
 23.8    Consent of Gollob, Morgan, Peddy & Co., P.C..........  Filed herewith as Exhibit
                                                                23.8
 23.9    Consent of KPMG LLP..................................  Filed herewith as Exhibit
                                                                23.9
 23.10   Consent of Ernst & Young LLP.........................  Filed herewith as Exhibit
                                                                23.10
 23.11   Consent of KPMG LLP..................................  Filed herewith as Exhibit
                                                                23.11
 24      Power of Attorney....................................  Filed as page
                                                                II-7 of the
                                                                Registration
                                                                Statement
 99.1    Consent of Director Nominee, Jack D. Furst...........  Filed herewith as Exhibit
                                                                99.1
 99.2    Consent of Director Nominee, Dean H. Eisner..........  Filed herewith as Exhibit
                                                                99.2

Item 17. Undertakings.

  The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 20th day of January, 1999.

                                          AMERICAN TOWER CORPORATION

                                          By: /s/ Steven B. Dodge
                                          -------------------------------------
                                                     Steven B. Dodge
                                                   Chairman of the Board,
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 relating to Class A Common Stock ("this Registration Statement") has been signed by the following persons in the capacities and on the dates indicated; and each of the undersigned officers and directors of American Tower Corporation, hereby severally constitute and appoint Steven B. Dodge, Joseph L. Winn, Michael B. Milsom, Justin Benincasa and Norman A. Bikales, and each of them, to sign for him, and in his name in the capacity indicated below, this Registration Statement for the purpose of registering such securities under the Securities Act of 1933, as amended, and any and all amendments thereto, and any other Registration Statement filed by American Tower Corporation pursuant to Rule 462(b) which registers additional amounts of such securities for the offering contemplated by this Registration Statement (a "462(b) Registration Statement") hereby ratifying and confirming our signatures as they may be signed by our attorneys to this Registration Statement, any 462(b) Registration Statement and any and all amendments to either thereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----
        /s/ Steven B. Dodge          Chairman, President, Chief    January 20, 1999
____________________________________  Executive Officer and
          Steven B. Dodge             Director
         /s/ Joseph L. Winn          Chief Financial Officer and   January 20, 1999
____________________________________  Treasurer
           Joseph L. Winn
      /s/ Justin D. Benincasa        Vice President and Corporate  January 20, 1999
____________________________________  Controller
        Justin D. Benincasa

          /s/ Alan L. Box            Executive Vice President and  January 20, 1999
____________________________________  Director
            Alan L. Box

       /s/ Arnold L. Chavkin         Director                      January 20, 1999
____________________________________
         Arnold L. Chavkin

             Signature                           Title                   Date
             ---------                           -----                   ----

     /s/ J. Michael Gearon, Jr.      Executive Vice President and  January 20, 1999
____________________________________  Director
       J. Michael Gearon Jr.

          /s/ Randall Mays           Director                      January 20, 1999
____________________________________
            Randall Mays


          /s/ Fred Lummis            Director                      January 20, 1999
____________________________________
            Fred Lummis

        /s/ Thomas H. Stoner         Director                      January 20, 1999
____________________________________
          Thomas H. Stoner

       /s/ Maggie Wilderotter        Director                      January 20, 1999
____________________________________
         Maggie Wilderotter

                                                                     SCHEDULE II

                  AMERICAN TOWER CORPORATION AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS

       Period from July 17, 1995 (Incorporation) to December 31, 1995 and the Years Ended December 31, 1996 and 1997

                            Column A   Column B  Column C  Column D   Column E
                           ---------- ---------- -------- ---------- ----------
                           Balance at Charged to Charged             Balance at
                           Beginning   Cost and  to Other              End of
       Description         of Period   Expenses  Accounts Deductions   Period
       -----------         ---------- ---------- -------- ---------- ----------
Allowance for Doubtful
 Accounts:
 Period from July 17,
  1995 to December 31,
  1995...................   $   --     $    --     $--     $   --     $    --
 Year Ended December 31,
  1996...................   $   --     $ 47,044    $--     $   --     $ 47,044
 Year Ended December 31,
  1997...................   $47,044    $124,350    $--     $46,310    $125,084

                                 EXHIBIT INDEX

  Listed below are the exhibits which are filed as part of this registration statement (according to the number assigned to them in Item 601 of Regulation S-K). Each exhibit marked by a (*) is incorporated by reference to ATC's Registration Statement on Form S-4 (File No. 333-46025) filed on February 10, 1998. Each exhibit marked by a (+) is incorporated by reference to ATC's Registration Statement on Form S-1 (File No. 333- 50111) filed on May 8, 1998. Each exhibit marked by a (++) is incorporated by reference to the filing of Amendment No. 2 to ATC's Registration Statement on Form S-1 (No. 333-52481) filed on June 30, 1998. Each exhibit marked by a (**) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on November 30, 1998. Exhibit numbers in parenthesis refer to the exhibit number in the applicable filing. Each exhibit marked by a (***) is incorporated by reference to the filing of ATC's Current Report on Form 8-K filed on January 8, 1999. Exhibit numbers in parenthesis refer to exhibit number in the applicable filing. Each exhibit marked by a (***) is incorporated by reference to ATC's Registration Statement on Form S-4 (File No. 333-76083).

 Exhibit                                                         Exhibit  File
   No.                  Description of Document                       No.
 -------                -----------------------                  --------------
  1.1    Form of Underwriting Agreement, by and among ATC and
          the Representatives of the Underwriters dated     ,    To be filed by
          1999................................................   Amendment
  2.1    Agreement and Plan of Merger, dated as of November
          21, 1997, by and among American Tower Systems
          Corporation ("ATS"), American Tower Systems, Inc., a
          Delaware corporation ("ATSI"), Gearon & Co., Inc., a
          Georgia corporation ("Gearon") and J. Michael
          Gearon, Jr. (the "Gearon Stockholder"). (Schedules
          and Exhibits omitted)...............................   (*2.1)
  2.2    Amendment No. 1 to Agreement and Plan of Merger,
          dated as of January 22, 1998, among ATS, American
          Tower Systems (Delaware), Inc., a Delaware
          corporation (formerly known as American Tower
          Systems, Inc.), Gearon and the Gearon Stockholder...   (*2.2)
  2.3    Agreement and Plan of Merger, dated as of December
          12, 1997, by and among ATS and American Tower
          Corporation, a Delaware corporation. (Schedules and
          Exhibits omitted)...................................   (*2.3)
  2.4    Agreement and Plan of Merger, dated as of November
          16, 1998, by and among ATC, American Towers, Inc., a
          wholly owned subsidiary of ATC and a Delaware
          corporation ("ATI"), and OmniAmerica, Inc., a
          Delaware corporation (Schedules and Exhibits
          omitted)............................................   (**2.1)
  2.5    Agreement and Plan of Merger, dated as of November
          16, 1998, by and among ATC, ATI and TeleCom Towers,
          L.L.C., a Delaware limited liability company
          ("TeleCom") (Schedules and Exhibits omitted)........   (**2.2)
  2.6    Amended and Restated Agreement and Plan of Merger,
          dated as of December 18, 1998, by and among ATC,
          ATI, ATC Merger Corporation, a Delaware corporation
          ("ATMC"), and TeleCom (Schedules and Exhibits
          omitted)............................................   (***2.1)
  2.7    Amendment to the Amended and Restated Agreement and
          Plan of Merger, dated as of December 23, 1998, by
          and among ATC, ATI, ATMC, and TeleCom...............   (***2.2)
  3(i).1 Restated Certificate of Incorporation of ATC, as
          filed with the Secretary of State of the State of
          Delaware on June 5, 1998............................   (++3(i).1)
  3(i).2 Certificate of Designation relating to Exchange Pay-
          In-Kind Preferred Stock as filed with the Secretary
          of State of the State of Delaware on June 4, 1998...   (++3(i).2)
  3(i).3 Certificate of Designation relating to Series A
          Redeemable Pay-In-Kind Preferred Stock, as filed
          with the Secretary of State of the State of Delaware
          on June 4, 1998.....................................   (++3(i).3)

 Exhibit                                                         Exhibit  File
   No.                   Description of Document                      No.
 -------                 -----------------------                 --------------
  3(ii).1 By-Laws of ATC......................................   (++3(ii).1)
  5       Opinion of Sullivan & Worcester LLP.................   To be filed by
                                                                 Amendment
 10.1     Parent Loan Agreement, dated as of June 16, 1998, by
           and among ATC, Toronto Dominion (Texas), Inc., as
           Administrative Agent, and the Lenders parties
           thereto (the "Parent Loan Agreement")..............   (++10.1)
 10.1A    First Amendment to the Parent Loan Agreement, dated
           as of October 30, 1998, by and among ATC, Toronto
           Dominion (Texas), Inc., as Administrative Agent,
           and the Lenders Parties thereo.....................   (+++10.1A)
 10.2A    ATS Facility A Loan Agreement, dated as of June 16,
           1998 among American Tower Systems, L.P. ("ATSLP")
           and ATSI, as borrowers, and Toronto Dominion
           (Texas), Inc., as Administrative Agent, and the
           Banks parties thereto (the "Facility A Loan
           Agreement")........................................   (++10.2A)
 10.2B    ATS Facility B Loan Agreement, dated as of June 16,
           1998, by and among ATSLP and ATSI, as borrowers,
           and Toronto Dominion (Texas), Inc., and the Banks
           parties thereto (the "Facility B Loan Agreement")..   (++10.2B)
 10.3     First Amendment to the ATS Facility A Loan
           Agreement, dated as of October 30, 1998 among ATSLP
           and ATI, as borrowers, and Toronto Dominion
           (Texas), Inc., as Administrative Agent, and the
           Banks parties thereto..............................   (+++10.3)
          First Amendment to the ATS Facility B Loan
           Agreement, dated as of October 30, 1998 among ATSLP
           and ATI, as borrowers, and Toronto Dominion
           (Texas), Inc., as Administrative Agent, and the
 10.4      Banks parties thereto..............................   (+++10.4)
 10.5     Asset Purchase Agreement, dated as of February 5,
           1997, by and between ATSI and Meridian Radio Sites,
           a California general partnership ("Meridian
           Radio"). (Schedules and Exhibits omitted)..........   (*10.5)
 10.6     First Amendment to Asset Purchase Agreement, dated
           as of February 10, 1997, by and between ATSI and
           Meridian Radio.....................................   (*10.6)
 10.7     Second Amendment to Asset Purchase Agreement, dated
           as of June 24, 1997, by and between ATSI and
           Meridian Radio.....................................   (*10.7)
 10.8     Asset Purchase Agreement, dated as of February 5,
           1997, by and between ATSI and Meridian Sales and
           Services Company, a California corporation
           ("Meridian Sales"). (Schedules and Exhibits
           omitted)...........................................   (*10.8)
 10.9     First Amendment to Asset Purchase Agreement, dated
           as of February 10, 1997, by and between ATSI and
           Meridian Sales.....................................   (*10.9)
 10.10    Second Amendment to Asset Purchase Agreement, dated
           as of June 24, 1997, by and between ATSI and
           Meridian Sales.....................................   (*10.10)
 10.11    Asset Purchase Agreement, dated as of February 5,
           1997, by and between ATSI and Meridian
           Communications North, a California general
           partnership ("Meridian North"). (Schedules and
           Exhibits omitted)..................................   (*10.11)
 10.12    First Amendment to Asset Purchase Agreement, dated
           as of February 10, 1997, by and between ATSI and
           Meridian North.....................................   (*10.12)
 10.13    Second Amendment to Asset Purchase Agreement, dated
           as of June 24, 1997, by and between ATSI and
           Meridian North.....................................   (*10.13)

 Exhibit                                                         Exhibit  File
   No.                  Description of Document                       No.
 -------                -----------------------                  --------------
 10.14   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications, Inc.,
          a California corporation. (Schedules and Exhibits
          omitted)............................................   (*10.20)
 10.15   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATSI and Diablo Communications of
          Southern California, Inc., a California corporation.
          (Schedules and Exhibits omitted)....................   (*10.21)
 10.16   Asset Purchase Agreement, dated as of July 8, 1997,
          by and between ATS and Suburban Cable T.V. Co.......   (*10.22)
 10.17   Stock Purchase Agreement, date as of September 30,
          1997, by and between ATSI, OPM-USA-INC., a Florida
          corporation ("OPM"), and the Stockholders of OPM.
          (Schedules and Exhibits omitted)....................   (*10.24)
 10.18   Asset Purchase Agreement, dated as of October 4,
          1997, by and between ATSI and Tucson Communications
          Company, L.P., a California limited partnership.
          (Schedules and Exhibits omitted)....................   (*10.25)
 10.19   American Tower Systems Corporation 1997 Stock Option
          Plan, dated as of November 5, 1997, as amended and
          restated on April 28, 1998..........................   (+10.26)
 10.20   American Tower Systems Corporation Stock Purchase
          Agreement, dated as of January 8, 1998, by and among
          ATS and the Purchasers..............................   (*10.27)
 10.21   Employment Agreement, dated as of January 22, 1988,
          by and between ATSI and J. Michael Gearon, Jr.......   (*10.28)
 10.22   Letter of Agreement, dated as of April 13, 1998, by
          and between ATC and Douglas Wiest...................   (+++10.22)
 10.23   ARS-ATS Separation Agreement, dated as of June 4,
          1998 by and among American Radio Systems
          Corporation, a Delaware Corporation ("ARS"), ATS,
          and CBS Corporation.................................   (++10.30)
 10.24   Registration Rights Agreement, dated as of January
          22, 1998, by and among ATC and each of the Parties     Incorporated
          named therein.......................................   by reference
                                                                 to Exhibit
                                                                 10.3 from the
                                                                 Company's
                                                                 Quarterly
                                                                 Report on Form
                                                                 10-Q (File No.
                                                                 001-14194)
                                                                 dated August
                                                                 14, 1998
 21      Subsidiaries of ATC..................................   (+++21)
 23.0    Consents of Sullivan & Worcester LLP.................   Contained in
                                                                 the opinion of
                                                                 Sullivan &
                                                                 Worcester LLP
                                                                 to be filed as
                                                                 part of
                                                                 Exhibit 5
 23.1    Independent Auditors' Consent--Deloitte & Touche        Filed herewith
          LLP.................................................   as Exhibit
                                                                 23.1

 Exhibit                                                          Exhibit  File
   No.                   Description of Document                       No.
 -------                 -----------------------                  --------------

 23.2    Consent of Pressman Ciocca Smith LLP...................  Filed herewith as Exhibit
                                                                  23.2
 23.3    Consent of Rooney, Ida, Nolt & Ahern...................  Filed herewith as Exhibit
                                                                  23.3
 23.4    Consent of Ernst & Young LLP...........................  Filed herewith as Exhibit
                                                                  23.4
 23.5    Consent of KPMG LLP....................................  Filed herewith as Exhibit
                                                                  23.5
 23.6    Consent of Bill Mitts, Inc. ...........................  Filed herewith as Exhibit
                                                                  23.6
 23.7    Consent of Arthur Andersen LLP.........................  Filed herewith as Exhibit
                                                                  23.7
 23.8    Consent of Gollob, Morgan, Peddy & Co., P.C............  Filed herewith as Exhibit
                                                                  23.8
 23.9    Consent of KPMG LLP ...................................  Filed herewith as Exhibit
                                                                  23.9
 23.10   Consent of Ernst & Young LLP ..........................  Filed herewith as Exhibit
                                                                  23.10
 23.11   Consent of KPMG LLP....................................  Filed herewith as Exhibit
                                                                  23.11
 24      Power of Attorney......................................  Filed as page
                                                                  II-7 of the
                                                                  Registration
                                                                  Statement
 99.1    Consent of Director Nominee, Jack D. Furst.............  Filed herewith as Exhibit
                                                                  99.1
 99.2    Consent of Director Nominee, Dean H. Eisner............  Filed herewith as Exhibit
                                                                  99.2